UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

FIRST POTOMAC REALTY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Shares of beneficial interest, par value $0.001 per share, of First Potomac Realty Trust (the “Common Shares”)
(2)

Aggregate number of securities to which transaction applies:

(i) 58,740,986 Common Shares; (ii) 79,236 Common Shares issuable upon exercise of stock options; (iii) 452,900 Common Shares issuable upon exercise of, or in connection with, other equity awards; (iv) 2,545,602 Common Shares issuable upon conversion of 2,545,602 outstanding units of limited partnership (other than units held by First Potomac Realty Trust) in First Potomac Realty Investment Limited Partnership.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based on the sum of (a) 61,739,488 Common Shares (listed in (i),(iii) and (iv) above) (all of which are directly or indirectly exchangeable for cash in the merger) multiplied by (ii) the $11.15 per share merger consideration, (b) 18,877 Common Shares underlying stock options multiplied by (ii) $1.85, which is the weighted average exercise price less the per share merger consideration, (c) 60,359 Common Shares underlying stock options multiplied by (ii) $0.12, which is the weighted average exercise price less the per share merger consideration (the sum of (a), (b) and (c), the “Total Consideration”). The filing fee equals the product of 0.0001159 multiplied by the Total Consideration.

	(4)	Proposed maximum aggregate value of transaction: $688,437,457
	(5)	Total fee paid: $79,790

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUBJECT TO COMPLETION—DATED JULY 31, 2017

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

                    , 2017

Dear Fellow Shareholders:

You are cordially invited to attend the special meeting of shareholders (the “Special Meeting”) of First Potomac Realty Trust (the “Company”) on                     , 2017 at                     , Eastern Time, at the Company’s offices at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814.

At the Special Meeting, you will be asked to consider and vote on the merger of the Company with and into GOV NEW OPPTY REIT (“REIT Merger Sub”), a Maryland real estate investment trust and wholly-owned subsidiary of Government Properties Income Trust, a Maryland real estate investment trust (“GOV”), pursuant to the definitive Agreement and Plan of Merger, dated as of June 27, 2017 (the “Merger Agreement”), among the Company, First Potomac Realty Investment Limited Partnership, a Delaware limited partnership, and GOV, REIT Merger Sub and GOV NEW OPPTY LP, a Delaware limited partnership and majority-owned subsidiary of REIT Merger Sub and wholly-owned subsidiary of GOV. If the merger of the Company with and into REIT Merger Sub (the “REIT Merger”) is completed, you, as a holder of common shares of beneficial interest of the Company, par value $0.001 per share (the “Common Shares”), will be entitled to receive $11.15 in cash, without interest, less any applicable tax withholding, in exchange for each Common Share you own, as more fully described in the enclosed Proxy Statement.

After careful consideration, our board of trustees (“Board of Trustees”) has unanimously approved the REIT Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, and has declared the REIT Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement advisable and in the best interests of the Company and its shareholders. Our Board of Trustees recommends that you vote “FOR” the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement.

The REIT Merger must be approved by the affirmative vote of the holders of a majority of the Common Shares outstanding as of the close of business on the record date for the Special Meeting. The Proxy Statement accompanying this letter provides you with more specific information about the Special Meeting, the REIT Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement. We encourage you to read carefully the enclosed Proxy Statement, including the exhibits thereto. You may also obtain more information about the Company from us or from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of Common Shares that you own. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against approval of the REIT Merger and the other transactions contemplated by the Merger Agreement. Therefore, whether or not you plan to attend the Special Meeting, we request that you authorize your proxy by either completing and returning the enclosed proxy card in the postage-paid envelope as promptly as possible or submitting your proxy or voting instructions by telephone or Internet. The enclosed proxy card contains instructions regarding voting. If you are a shareholder of record or the holder of a valid proxy and attend the Special Meeting, you may continue to have your Common Shares voted as instructed in the proxy, or you may withdraw your proxy at the Special Meeting and vote your Common Shares in person.

If you have any questions or need assistance voting your Common Shares, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com.

On behalf of our Board of Trustees and our employees, we thank you for your continued interest in and support of our company.

Sincerely,

Robert Milkovich

President and Chief Executive Officer

This Proxy Statement is dated                     , 2017 and is first being mailed to our shareholders on or about                     , 2017.

Phone: 301-986-9200	7600 Wisconsin Avenue, 11th Floor, Bethesda, MD 20814	www.firstpotomac.com

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2017

To the Shareholders of First Potomac Realty Trust:

You are cordially invited to attend a special meeting of shareholders (the “Special Meeting”) of First Potomac Realty Trust (the “Company”), to be held on                     , 2017 at                     , Eastern Time, at the offices of the Company at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814. The Special Meeting is being held in order for the Company’s shareholders to consider and vote on the following matters:

1.	a proposal to approve the merger of the Company with and into GOV NEW OPPTY REIT (“REIT Merger Sub”), a Maryland real estate investment trust and wholly-owned subsidiary of Government Properties Income Trust (“GOV”), a Maryland real estate investment trust (we refer to the merger of the Company with and into REIT Merger Sub as the “REIT Merger”), pursuant to the definitive Agreement and Plan of Merger, dated as of June 27, 2017, among the Company, First Potomac Realty Investment Limited Partnership, a Delaware limited partnership, GOV, REIT Merger Sub and GOV NEW OPPTY LP, a Delaware limited partnership and majority-owned subsidiary of REIT Merger Sub and wholly-owned subsidiary of GOV (the “Merger Agreement”), and the other transactions contemplated by the Merger Agreement, all as more fully described in the attached Proxy Statement.

2.	a non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the REIT Merger (the “merger-related compensation proposal”); and

3.	a proposal to approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the REIT Merger and the other transactions contemplated by the Merger Agreement (the “adjournment proposal”).

The foregoing items of business are more fully described in the attached Proxy Statement, which forms a part of this notice and is incorporated herein by reference.

Our board of trustees (“Board of Trustees”) has unanimously approved the REIT Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, and has declared the REIT Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement advisable and in the best interests of the Company and its shareholders. Our Board of Trustees recommends that you vote “FOR” the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement, “FOR” the non-binding, advisory merger-related compensation proposal and “FOR” the adjournment proposal.

All holders of record of common shares of beneficial interest of the Company, par value $0.001 per share (the “Common Shares”), as of the record date for the Special Meeting, which was the close of business on                     , 2017, are entitled to receive notice of and attend the Special Meeting or any postponements or adjournments of the Special Meeting and are entitled to vote at the Special Meeting or any postponements or adjournments of the Special Meeting. If you hold your Common Shares in the name of a brokerage firm, bank or other nominee, only that entity can vote such Common Shares. Please give instructions as to how you wish your Common Shares to be voted to the person responsible for your account.

The REIT Merger and the other transactions contemplated by the Merger Agreement must be approved by the affirmative vote of the holders of a majority of the Common Shares outstanding as of the record date for the Special Meeting. If you fail to vote in person or by proxy, it will have the same effect as a vote against the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement. The merger-related compensation proposal (on a non-binding, advisory basis) and the adjournment proposal both must be approved by the affirmative vote of the holders of a majority of the votes cast on each such proposal. If you fail to vote in person or by proxy, such failure will have no effect on either of these proposals, although abstentions will be considered present for the purpose of determining the presence of a quorum.

The result of the vote on the merger-related compensation proposal is non-binding and advisory and, as a result, will not be binding on us, our Board of Trustees or the compensation committee of our Board of Trustees. Therefore, if the REIT Merger and the other transactions contemplated by the Merger Agreement are approved by our shareholders and the REIT Merger is completed, this compensation, including amounts that we may be contractually obligated to pay, would still be payable to our named executive officers regardless of whether our shareholders approve the merger-related compensation proposal.

Your vote is important. Whether or not you expect to attend the Special Meeting in person, we urge you to vote your Common Shares as promptly as possible by: (1) marking, signing and returning the enclosed proxy card in the postage paid envelope provided, so that your Common Shares may be represented and voted at the Special Meeting; (2) calling the toll-free number specified on your proxy card; or (3) accessing the Internet website specified on your proxy card. If your Common Shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder. Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by submitting your proxy or voting instructions by telephone or Internet at a later date than your previously authorized proxy, by submitting a written revocation of your proxy to our corporate secretary at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814 or by voting in person at the Special Meeting.

Under Maryland law, because the Common Shares were listed on the New York Stock Exchange at the close of business on the record date for the Special Meeting, you do not have any appraisal rights, dissenters’ rights or similar rights of an objecting shareholder in connection with the REIT Merger or any of the other transactions contemplated by the Merger Agreement.

We encourage you to read the accompanying Proxy Statement in its entirety and to submit a proxy or voting instructions so that your Common Shares will be represented and voted even if you do not attend the Special Meeting. If you have any questions or need assistance in submitting a proxy or voting instructions, please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com.

By order of the Board of Trustees,

Samantha Sacks Gallagher

Executive Vice President,

General Counsel and Secretary

Bethesda, Maryland

                    , 2017

i

ii

SUMMARY

This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. You should carefully read this entire Proxy Statement, including the attached exhibits (together, the “Proxy Statement”), and the other documents to which we have referred you.

The Mergers and the Merger Agreement (pages 29 and 62)

On June 27, 2017, First Potomac Realty Trust, a Maryland real estate investment trust (the “Company” or “First Potomac”), First Potomac Realty Investment Limited Partnership, a Delaware limited partnership (the “Company LP” and, together with the Company, the “First Potomac Parties”) and Government Properties Income Trust, a Maryland real estate investment trust (“GOV”), GOV NEW OPPTY REIT, a Maryland real estate investment trust and wholly-owned subsidiary of GOV (“REIT Merger Sub”), and GOV NEW OPPTY LP, a Delaware limited partnership and majority-owned subsidiary of REIT Merger Sub and wholly-owned subsidiary of GOV (“Partnership Merger Sub” and, together with GOV and REIT Merger Sub, the “GOV Parties”), entered into the definitive Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, subject to the satisfaction or waiver of certain customary conditions, the Company will merge with and into REIT Merger Sub (the “REIT Merger”), and each of the common shares of beneficial interest of the Company, par value $0.001 per share (the “Common Shares”), will be converted into the right to receive an amount in cash equal to $11.15, without interest, less any applicable tax withholding (the “merger consideration”). Immediately prior to the REIT Merger, pursuant to the Merger Agreement, Partnership Merger Sub will merge with and into the Company LP (the “Partnership Merger” and, together with the REIT Merger, the “mergers”). Upon completion of the Partnership Merger, the Company LP will survive as a majority-owned subsidiary of the Company and the separate existence of Partnership Merger Sub will cease. Upon completion of the REIT Merger, REIT Merger Sub will survive and the separate corporate existence of the Company will cease and REIT Merger Sub will be a direct and wholly-owned subsidiary of GOV and the Company LP will be an indirect and majority-owned subsidiary of GOV.

The REIT Merger will become effective (the “REIT Merger effective time”) on the same date as and immediately after the time that the Partnership Merger becomes effective (the “Partnership Merger effective time”). Prior to the date of this Proxy Statement, the Partnership Merger was approved by the Company, in its capacities as the sole general partner and the majority limited partner of the Company LP.

The Parties to the Mergers (page 23)

First Potomac Parties

First Potomac Realty Trust, a Maryland real estate investment trust formed in 2003, is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and business park properties in the greater Washington, D.C. region. The Common Shares are publicly traded on the New York Stock Exchange (NYSE: FPO). We conduct our business through our operating partnership, the Company LP. At June 30, 2017, we wholly owned properties totaling 6.0 million square feet and had a noncontrolling ownership interest in properties totaling an additional 0.4 million square feet through two unconsolidated joint ventures. The Company and the Company LP are collectively referred to as the “First Potomac Parties.”

The address of the First Potomac Parties is 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814. The telephone number of the First Potomac Parties is (301) 986-9200.

GOV Parties

Government Properties Income Trust, referred to herein as “GOV”, is a Maryland real estate investment trust. GOV NEW OPPTY REIT, referred to herein as “REIT Merger Sub,” is a newly formed Maryland real estate investment trust and wholly-owned subsidiary of GOV. GOV NEW OPPTY LP, referred to herein as “Partnership Merger Sub,” is a newly formed Delaware limited partnership and majority-owned subsidiary of REIT Merger Sub and wholly-owned subsidiary of GOV. GOV, REIT Merger Sub and Partnership Merger Sub are collectively referred to as the “GOV Parties.”

As of March 31, 2017, GOV owned 74 properties (96 buildings), excluding one property (one building) classified as discontinued operations. GOV’s properties are located in 31 states and the District of Columbia and contain approximately 11.5 million rentable square feet.

REIT Merger Sub and Partnership Merger Sub were created solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Neither REIT Merger Sub nor Partnership Merger Sub has carried on any activities to date other than activities incidental to their formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Subject to the terms of the Merger Agreement, upon completion of the Partnership Merger, the Company LP will survive as a majority-owned subsidiary of the Company and the separate existence of Partnership Merger Sub will cease to exist, and upon completion of the REIT Merger, REIT Merger Sub will survive and the separate corporate existence of the Company will cease and REIT Merger Sub and the Company LP will be indirect, majority-owned subsidiaries of GOV.

The address of the GOV Parties is Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634. The telephone number of the GOV Parties is (617) 219-1440.

The Special Meeting (page 25)

We are furnishing this Proxy Statement to our shareholders as part of the solicitation of proxies by our Board of Trustees (“Board of Trustees”) for exercise at the special meeting of shareholders of the Company in connection with the REIT Merger (the “Special Meeting”).

Date, Time and Purpose of the Special Meeting (page 25)

The Special Meeting will be held on                 , 2017 at                 , Eastern Time, at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, unless adjourned or postponed to a later date. At the Special Meeting, you will be asked to consider and vote upon three separate proposals.

First, you will be asked to vote on a proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement. If the REIT Merger and the other transactions contemplated by the Merger Agreement are approved by our shareholders and completed as contemplated by the Merger Agreement, each Common Share you own at the REIT Merger effective time will automatically be cancelled and converted into the right to receive $11.15 per share in cash, without interest, less any applicable tax withholding.

Second, you will be asked to vote to approve, on a non-binding, advisory basis, the compensation that may become payable to the Company’s named executive officers in connection with the REIT Merger and the other transactions contemplated by the Merger Agreement. We refer to this proposal as the “merger-related compensation proposal.” As a non-binding, advisory vote, the result of this proposal will not be binding on us, our Board of Trustees or the compensation committee of our Board of Trustees (“compensation committee”). Therefore, if the REIT Merger is approved by our shareholders and completed, this compensation, including amounts that we may be contractually obligated to pay, would still be payable to our named executive officers regardless of whether the shareholders approve this proposal.

Third, you will be asked to vote on a proposal to approve adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the REIT Merger and the other transactions contemplated by the Merger Agreement. We refer to this proposal as the “adjournment proposal.”

Record Date; Notice and Quorum (page 25)

You are entitled to vote at the Special Meeting if you owned Common Shares as of the close of business on                 , 2017, the record date for the Special Meeting. At the close of business on the record date, there were approximately                  Common Shares outstanding and entitled to vote at the Special Meeting, held by approximately                  holders of record. You will have one vote on each matter submitted to a vote at the Special Meeting for each Common Share you owned as of the close of business on the record date.

A quorum of shareholders is necessary to hold a valid meeting. Under our Third Amended and Restated Bylaws, as amended (the “Bylaws”), the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting constitutes a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your Common Shares will be counted for purposes of determining whether a quorum is present at the Special Meeting. In the event a quorum is not present at the Special Meeting or additional votes must be solicited to approve the REIT Merger and the other transactions contemplated by the Merger Agreement, it is expected that the Special Meeting will be adjourned without notice (other than by announcement at the meeting if the adjourned meeting will be held on a date not more than 120 days after the original record date) to solicit additional proxies.

Required Vote (page 25)

Approval of the REIT Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of the holders of a majority of Common Shares outstanding and entitled to vote at the Special Meeting. The approval, on a non-binding, advisory basis, of the merger-related compensation proposal requires the affirmative vote of the holders of a majority of the votes cast on the proposal. The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast on the proposal (regardless of whether there is a quorum present).

As of the record date for the Special Meeting, there were approximately                  Common Shares outstanding.

The failure by the holders of Common Shares to attend the Special Meeting and vote or authorize a proxy to vote their Common Shares at the Special Meeting will have the same effect as a vote “against” the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement, as will abstentions. Abstentions are not considered votes cast and therefore will have no effect on the merger-related compensation proposal or the adjournment proposal. Brokers, banks or other nominees holding Common Shares in “street name” may not vote such Common Shares on any of the three proposals, absent instruction from you. Therefore, unless you attend the Special Meeting in person with a properly executed legal proxy from your broker or other nominee, your failure to provide instructions will result in your Common Shares not being present at the Special Meeting and not being voted on these proposals, with the same result as a vote against the REIT Merger and the Merger Agreement and no effect on the other proposals.

It is very important that ALL of our shareholders vote their Common Shares, so please promptly complete and return the enclosed proxy card or otherwise authorize a proxy to vote your Common Shares.

How to Authorize a Proxy (page 26)

Shareholders may vote their Common Shares at the Special Meeting in one of four ways: (i) by mail via the enclosed proxy card; (ii) by telephone at the toll-free number provided on the enclosed proxy card; (iii) over the Internet, at the website provided on the enclosed proxy card; or (iv) in person at the Special Meeting. See and read carefully “The Special Meeting” beginning on page 25.

Proxies and Revocation (page 27)

You may revoke your proxy at any time prior to the vote at the Special Meeting by delivering to the Company’s Secretary a signed notice of revocation or submitting a later-dated, signed proxy card. You also may revoke your proxy by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, in and of itself, result in the revocation of a proxy or cause your Common Shares to be voted. If your Common Shares are held in “street name” by a broker or other nominee, you should instruct your broker how to vote your Common Shares on each proposal in accordance with your voting instruction form. In addition, if your Common Shares are held in street name by a broker or other nominee, if you attend the Special Meeting in person, you will not be able to vote your Common Shares in person at the meeting unless you obtain a “legal proxy” from your broker or other nominee, giving you the right to vote your Common Shares at the meeting.

Solicitation of Proxies (page 27)

Our trustees, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for these services. Brokers, banks or other nominees will be reimbursed by us for expenses they incur in forwarding proxy material to obtain voting instructions from beneficial shareholders. We have also hired MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of approximately $15,000, plus reimbursement of related expenses. The total cost of solicitation of proxies will be borne by us. For a description of the costs and expenses to us of soliciting proxies, see “The Special Meeting—Solicitation of Proxies” on page 27.

Exchange of Common Share Certificates (page 27)

Shareholders should not send in their Common Share certificates, if any, with their proxies. A transmittal letter with instructions for the surrender of Common Share certificates, among other things, will be mailed to shareholders if the REIT Merger is completed.

Recommendations and Reasons for the Mergers (page 42)

Our Board of Trustees has determined that the REIT Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its shareholders, has unanimously approved the REIT Merger, the Merger Agreement and the other transactions contemplated thereby and unanimously recommends that our shareholders vote “FOR” the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement.

Our Board of Trustees also unanimously recommends that you vote “FOR” the non-binding, advisory merger-related compensation proposal.

Our Board of Trustees also unanimously recommends that you vote “FOR” the adjournment proposal.

For additional information regarding certain factors our Board of Trustees considered in making its recommendations, please see “The Mergers—Recommendations and Reasons for the Mergers” beginning on page 42.

Opinion of the Company’s Financial Advisor (page 45)

The Company has engaged Wells Fargo Securities, LLC (“Wells Fargo Securities”) as its financial advisor in connection with the mergers. In connection with the mergers, Wells Fargo Securities rendered an opinion, dated June 27, 2017, to the Board of Trustees as to the fairness, from a financial point of view and as of such date, of the consideration to be received in the REIT Merger by holders of Common Shares (other than the GOV Parties and their respective affiliates) pursuant to the Merger Agreement. The full text of Wells Fargo Securities’ written opinion is attached as Exhibit B to this Proxy Statement and is incorporated in this Proxy Statement by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in rendering its opinion. The opinion was addressed to the Board of Trustees (in its capacity as such) for its information and use in connection with its evaluation of the consideration to be received in the REIT Merger from a financial point of view and did not address any other terms, aspects or implications of the mergers. Wells Fargo Securities’ opinion did not address the merits of the underlying decision by the Company to enter into the Merger Agreement or the relative merits of the mergers compared with other business strategies or transactions available or that have been or might be considered by the Company or the Board of Trustees or in which the Company might engage. Wells Fargo Securities’ opinion does not constitute a recommendation to the Board of Trustees or any other person or entity in respect of the mergers, including as to how any holder of any of the Company’s securities should vote or act in connection with the mergers or any other matters.

Financing (page 54)

The consummation of the mergers is not subject to any financing condition. GOV expects to finance the amounts needed to pay the merger consideration to the Company’s shareholders and certain limited partners of the Company LP and to pay the amounts due to holders of the Company’s equity-based awards, as well as the fees and expenses related to the mergers and other transactions contemplated by the Merger Agreement, with cash on hand, including the approximately $737 million in net proceeds that GOV received from its July 2017 underwritten public offerings of GOV’s common shares and senior unsecured notes, and borrowings under GOV’s existing $750 million unsecured revolving credit facility.

Concurrently with the execution of the Merger Agreement, GOV entered a commitment letter with a group of institutional lenders for an unsecured bridge loan facility in an initial aggregate principal amount of up to $750 million. The commitment letter for this bridge loan facility was terminated on July 20, 2017 following GOV’s July 2017 underwritten public offerings of common shares and senior unsecured notes, the proceeds of which GOV will use to finance the mergers and the other transactions contemplated by the Merger Agreement.

Interests of Our Trustees and Executive Officers in the Mergers (page 54)

Our trustees and executive officers have certain interests in the mergers that may be different from, or in addition to, the interests of our shareholders generally. These interests may create potential conflicts of interest. These interests include the following:

•	Immediately prior to the REIT Merger effective time, each restricted Common Share (“Company Restricted Share”) outstanding immediately prior to the REIT Merger effective time (including converted Look-Back LTI Awards (as defined herein) and Company Restricted Shares held by our named executive officers and trustees) will vest in full, will be treated as an outstanding Common Share and will be cancelled and converted into the right of the holder to receive the merger consideration, without interest, less any applicable tax withholding.

•	Immediately prior to the REIT Merger effective time, each Look-Back LTI Award that is outstanding immediately prior to the REIT Merger effective time shall automatically become earned (with the portion thereof that is subject to the achievement of performance-based metrics becoming earned at the greater of the target award or actual performance, measured as of immediately prior to the REIT Merger effective time) and will be converted into a number of fully vested Company Restricted Shares, equal to the dollar amount of such earned Look-Back LTI Award divided by the merger consideration. At the REIT Merger effective time, each such fully vested Company Restricted Share will be converted into the right to receive the merger consideration as described in the foregoing bullet.

•	As of the REIT Merger effective time, each holder of Company Restricted Shares that become fully vested, or issued and vested, will be entitled to receive a cash lump sum payment equal to the sum of any cash dividends and other distributions paid from the applicable date of grant of such Company Restricted Shares to immediately prior to the REIT Merger effective time with respect to such Company Restricted Shares (except for distributions previously paid with respect to such Company Restricted Shares).

•	As a result of the change of control that would result from the mergers, each of the Company’s executive officers would be entitled to certain severance benefits.

Our Board of Trustees was aware of these interests and considered them, among other matters, in reaching its decision to approve the REIT Merger, the Merger Agreement and the other transactions contemplated thereby.

Regulatory Matters (page 58)

We are unaware of any material U.S. federal, state or foreign regulatory requirements or approvals that are required for the execution of the Merger Agreement or the completion of either the REIT Merger or the Partnership Merger, other than the filing of the Articles of Merger with respect to the REIT Merger with, and the acceptance of such Articles of Merger for record by, the State Department of Assessments and Taxation of Maryland, and the filing of a Certificate of Merger with respect to the Partnership Merger by the Company LP with, and the acceptance of such Certificate of Merger for record by, the Secretary of State of the State of Delaware.

Treatment of Common Shares and Restricted Shares (page 63)

The Merger Agreement provides that, at the REIT Merger effective time, each Common Share (excluding Common Shares then held by any wholly-owned subsidiary of the Company, which will automatically be cancelled and retired and will cease to exist with no consideration being delivered in exchange therefor) shall no longer be outstanding and shall be automatically cancelled and retired and converted into the right to receive the merger consideration, without interest, less any applicable tax withholding.

Treatment of Equity Awards (page 64)

The following payments with respect to equity awards are collectively referred to as the “share award payments”:

•	Immediately prior to the REIT Merger effective time, each option outstanding immediately prior to the REIT Merger effective time will become fully vested and exercisable, and will automatically be cancelled in exchange for the right of the holder to receive an amount per Common Share subject to an option equal to the excess, if any, of the merger consideration of $11.15 over the exercise price (or no payment if the per share exercise price is equal to or greater than the merger consideration of $11.15).

•

Immediately prior to the REIT Merger effective time, each Company Restricted Share outstanding immediately prior to the REIT Merger effective time (whether or not then vested or subject to any performance condition that has not been satisfied or performance period that has not lapsed) (including

Common Shares issued upon conversion of the Look-Back LTI Awards), will vest in full (which, for Company Restricted Shares subject to performance conditions, shall mean fully vested in accordance with, and shall include any additional Company Restricted Shares issued upon performance in excess of “target” level in accordance with, the terms of the applicable award agreement or equity incentive plan governing such awards), will be treated as an outstanding Common Share and will be cancelled and converted into the right of the holder to receive the merger consideration, without interest, less any applicable tax withholding.

•	Immediately prior to the REIT Merger effective time, each Look-Back LTI Award that is outstanding immediately prior to the REIT Merger effective time shall automatically become earned (with the portion thereof that is subject to the achievement of performance-based metrics becoming earned at the greater of the target award or actual performance, measured as of immediately prior to the REIT Merger effective time) and shall be converted into a number of fully vested Company Restricted Shares, equal to the dollar amount of such earned Look-Back LTI Award divided by the merger consideration. Each such fully vested Company Restricted Share shall be considered an outstanding Company Restricted Share for all purposes of the Merger Agreement, including the right to receive the merger consideration as described in the foregoing bullet.

•	As of the REIT Merger effective time, each holder of Company Restricted Shares that become fully vested, or issued and vested, shall be entitled to receive a cash lump sum payment equal to the sum of any cash dividends and other distributions paid from the applicable date of grant of such Company Restricted Shares to immediately prior to the REIT Merger effective time with respect to such total number of Company Restricted Shares (except for distributions previously paid with respect to such Company Restricted Shares).

Treatment of Partnership Units (page 65)

In connection with the Partnership Merger, each unit of limited partnership interest in the Company LP (each a “partnership unit”) issued and outstanding immediately prior to the Partnership Merger effective time (other than any Company LP limited partnership units held by the Company, which partnership units will be unaffected by the Partnership Merger and will remain outstanding as partnership units of the Company LP as the surviving partnership) (the “outside partnership units”) will be converted into the right to receive the merger consideration of $11.15 in cash per partnership unit, without interest, less any applicable tax withholding.

Alternatively, in lieu of this cash consideration, each holder of outside partnership units (an “outside limited partner”) that is an “accredited investor” as defined under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and that has satisfied certain other requirements, will be offered the opportunity, subject to certain conditions, to elect to convert all, but not less than all, of its partnership units into 5.5% Series A Cumulative Preferred Units in the Company LP as the surviving partnership (“Series A preferred units”) on a one-for-one basis. Separate materials will be sent to holders of such partnership units regarding this election. This Proxy Statement does not constitute any solicitation of consents in respect of the Partnership Merger, and does not constitute an offer to exchange or convert the partnership units that you may own for or into Series A preferred units of the surviving partnership.

No Further Dividends (page 70)

As a general matter, under the terms of the Merger Agreement, the Company may not declare, set aside for payment or pay any dividend or other distribution to holders of Common Shares from the date of the Merger Agreement to the earlier of the REIT Merger effective time or the termination of the Merger Agreement (the “interim period”) without the prior written consent of GOV. However, if, as permitted under the Merger Agreement, the Company pays any dividend or other distribution to holders of Common Shares, partnership units or equity interests in the Company’s REIT subsidiary (i) to maintain the Company’s status or the status of its REIT subsidiary as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) to avoid or reduce the imposition of any entity level income or excise tax under the Code, the merger consideration will be reduced by an amount equal to the per share or per unit amount of such dividend or distribution.

No Solicitation of Acquisition Proposals (page 74)

Pursuant to the terms of the Merger Agreement, during the interim period, we may not solicit, initiate or enter into any acquisition proposal (subject to limited exceptions). With respect to any written, bona fide acquisition proposal received by us, GOV generally has an opportunity to offer to modify the terms of the Merger Agreement in response to such proposal before our Board of Trustees may withdraw or modify its recommendation to shareholders in response to such acquisition proposal or terminate the Merger Agreement to enter into a definitive agreement with respect to such acquisition proposal. Upon termination of the Merger Agreement under circumstances relating to an acquisition proposal, we may be required to pay a termination fee to GOV of $25 million.

Conditions to the Mergers (page 81)

The completion of the mergers is subject to certain conditions, including receipt of the approval of the REIT Merger and the other transactions contemplated by the Merger Agreement by the affirmative vote of the holders of a majority of Common Shares outstanding and entitled to vote at the Special Meeting (which approval is being sought at the Special Meeting) and other customary closing conditions set forth in the Merger Agreement. The mergers will take place on the third business day after the satisfaction of all applicable conditions. While it is currently anticipated that the mergers will be completed prior to the end of 2017, there can be no assurance that such conditions will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied. There may be a substantial amount of time between the Special Meeting and the completion of the mergers.

Termination of the Merger Agreement (page 83)

The Merger Agreement may be terminated and the mergers and other transactions contemplated thereby may be abandoned at any time prior to closing of the mergers as follows:

•	by mutual written consent of GOV and the Company;

•	by either GOV or the Company if:

•	the mergers shall not have been consummated on or before December 31, 2017, provided that a breach of the Merger Agreement by the party terminating the Merger Agreement is not the cause for the failure of the merger to be consummated by such date;

•	any governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining or otherwise prohibiting the mergers, and such order or other action shall have become final and non-appealable, provided that the issuance of such order or other action is not primarily due to the failure of the terminating party to comply with any provision of the Merger Agreement; or

•	the shareholders of the Company have not approved the REIT Merger and the other transactions contemplated by the Merger Agreement at the Special Meeting.

•	by GOV if:

•	we have breached any of our representations, warranties, covenants or agreements set forth in the Merger Agreement, and such breach results in the applicable closing condition regarding representations and warranties or covenants and agreements being incapable of being satisfied by the earlier of December 31, 2017 and 45 days after the receipt by the Company of written notice of such breach, violation or failure from GOV, provided that GOV is not in breach of its obligations under the Merger Agreement; or

•	prior to obtaining approval of the Company’s shareholders, our Board of Trustees or any committee thereof (i) shall have effected an adverse recommendation change (as defined herein), (ii) fails to publicly reaffirm the board recommendation within the required timeframe following the public announcement of an acquisition proposal or an intention to make such proposal, (iii) fails to include the board recommendation in the proxy statement, (iv) approves, adopts, publicly recommends, or enters into an alternative acquisition agreement relating to any acquisition proposal or (v) the Company or our Board of Trustees publicly announces its intention to do any of the foregoing.

•	by the Company if:

•	the GOV Parties have breached any of their representations, warranties, covenants or agreements set forth in the Merger Agreement, and such breach results in the applicable closing condition regarding representations and warranties or covenants and agreements being incapable of being satisfied by the earlier of December 31, 2017 and 45 days after the receipt by GOV of written notice of such breach, violation or failure from the Company, provided that the Company is not in breach of its obligations under the Merger Agreement; or

•	prior to obtaining approval of the Company’s shareholders, our Board of Trustees determines to enter into an alternative acquisition agreement with respect to a superior proposal and the Company pays the termination fee due in connection therewith.

Termination Fees (page 84)

Upon a termination of the Merger Agreement, under certain circumstances, we will be required to pay GOV a termination fee of $25 million, and under other circumstances, we will be required to reimburse GOV up to $5 million for expenses incurred by GOV in connection with the Merger Agreement; provided that if the termination fee is or becomes payable, the termination fee will be reduced on a dollar-for-dollar basis by the amount of any expense reimbursement previously paid to GOV.

No Dissenters’ Rights of Appraisal (page 90)

The Company is organized as a real estate investment trust under Maryland law. Under Maryland law, because the Common Shares were listed on the New York Stock Exchange on the record date for determining shareholders entitled to vote at the Special Meeting, our shareholders who object to the REIT Merger do not have any appraisal rights, dissenters’ rights or similar rights of an objecting shareholder in connection with the REIT Merger. However, our shareholders can vote against the REIT Merger and the Merger Agreement.

Material U.S. Federal Income Tax Consequences (page 58)

Assuming that the mergers are completed as currently contemplated, the Company expects that the receipt of the merger consideration by the holders of the Common Shares in exchange for their Common Shares pursuant to the REIT Merger will be a taxable transaction for federal income tax purposes. Generally, for U.S. federal income tax purposes, the holders of the Common Shares will recognize gain or loss as a result of the REIT Merger measured by the difference, if any, between the cash received in the REIT Merger and the holder’s adjusted tax basis in the Common Shares exchanged.

The tax consequences to you of the mergers will depend on your own situation. You should consult your own tax advisor for a full understanding of the tax consequences to you of the mergers. For more information regarding the tax consequences of the mergers to holders of the Common Shares, please see “Material U.S. Federal Income Tax Consequences” beginning on page 58.

Delisting and Deregistration of Common Shares (page 61)

If the REIT Merger is completed and upon such completion, the Common Shares will no longer be traded on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS

Q:	What is the proposed transaction?

A:	The proposed transaction is a merger, pursuant to the Merger Agreement, of the Company and the Company LP with wholly-owned subsidiaries of GOV in exchange for cash in the amount of $11.15 for each Common Share or outside partnership unit, except that each outside limited partner may elect, in lieu of cash and subject to certain conditions, to have its partnership units converted into Series A preferred units. The Partnership Merger, which will occur prior to the REIT Merger, was approved by the Company, in its capacities as the sole general partner and the majority limited partner of the Company LP. Immediately following the Partnership Merger effective time, the Company will be merged with and into REIT Merger Sub, and the separate existence of the Company will cease, with REIT Merger Sub continuing as the surviving company. For additional information about the mergers, please review the Merger Agreement attached to this Proxy Statement as Exhibit A and incorporated by reference into this Proxy Statement. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the principal document governing the mergers.

Q:	Why am I receiving this Proxy Statement?

A:	You are being asked to (1) approve the REIT Merger and the other transactions contemplated by the Merger Agreement, (2) approve, on a non-binding, advisory basis, the merger-related compensation proposal and (3) approve the adjournment proposal.

Our Board of Trustees is delivering this Proxy Statement to solicit proxies from shareholders in connection with the Special Meeting to approve the REIT Merger and the other transactions contemplated by the Merger Agreement. In order to complete the REIT Merger, it must be approved by an affirmative vote of the holders of a majority of Common Shares outstanding and entitled to vote at the Special Meeting.

Your vote is very important. Not voting is the same as a vote against the REIT Merger and the Merger Agreement. We encourage you to vote as soon as possible.

Q:	What am I being asked to approve?

A:	At the Special Meeting, shareholders will be asked to consider and vote on the following matters:

•	approval of the REIT Merger and the other transactions contemplated by the Merger Agreement;

•	approval, on a non-binding, advisory basis, of the merger-related compensation proposal; and

•	approval of the adjournment proposal.

Q:	What vote is required to approve the REIT Merger?

A:	Approval of the REIT Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of the holders of a majority of Common Shares outstanding and entitled to vote at the Special Meeting.

Q:	What vote is required to approve the merger-related compensation proposal?

A:	Approval, on a non-binding, advisory basis, of the merger-related compensation proposal requires the affirmative vote of a majority of the votes cast by holders of Common Shares present or represented by proxy at the Special Meeting entitled to vote on the proposal.

Q:	What vote is required to approve the adjournment proposal?

A:	Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Common Shares present or represented by proxy at the Special Meeting entitled to vote on the proposal.

Q:	How do the Company’s trustees and executive officers intend to vote their Common Shares in respect of the proposal to approve the REIT Merger?

A:	All of our trustees and all of our executive officers have informed us that they currently intend to vote all of their Common Shares “FOR” the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement.

Q:	When is the REIT Merger expected to be completed?

A:	We are working toward completing the mergers, including the REIT Merger, as quickly as possible. If the Company’s shareholders approve the REIT Merger and the other transactions contemplated by the Merger Agreement, it is anticipated that the mergers will become effective prior to the end of 2017; provided that if the conditions to closing have not been satisfied or waived on or before such date, the closing of the REIT Merger may occur on a later date. However, there is no assurance that the conditions to the mergers will be satisfied or that the mergers will close on the anticipated timeline or at all.

Q:	What happens if the mergers are not completed?

A:	If the Company’s shareholders do not approve the REIT Merger and the other transactions contemplated by the Merger Agreement or if the mergers are not completed for any other reason, you will not receive any payment for your Common Shares and the Company may be required to reimburse GOV for its expenses in connection with the Merger Agreement (up to a maximum of $5 million). Instead, the Company will remain a public company, and the Common Shares will continue to be registered under the Exchange Act and listed on the New York Stock Exchange. Upon a termination of the Merger Agreement, under certain circumstances, the Company will be required to pay GOV a termination fee of $25 million. See “The Merger Agreement—Termination Fees” beginning on page 84 for a description of the circumstances of when these payments would become payable.

Q:	As a common shareholder, what will I receive in the REIT Merger?

A:	Each Common Share you own at the REIT Merger effective time will automatically be cancelled and converted into the right to receive $11.15 per share in cash, without interest, less any applicable tax withholding.

Q:	How does the merger consideration compare to the market price of the Common Shares?

A:	The merger consideration of $11.15 per share represents a premium of approximately 9.3% to the Company’s 30-trading day volume weighted average price ended April 24, 2017, the last trading day before media reports and speculation regarding the potential sale of the Company, and a premium of approximately 11.4% over the unaffected closing price for a Common Share on March 24, 2017, the last trading day prior to commencement of the strategic process.

Q:	If the REIT Merger is completed, when can I expect to receive the merger consideration for my Common Shares?

A:	Promptly after the REIT Merger closing date (but in any event within three business days thereof), the paying agent will mail you a letter of transmittal describing how you may exchange your Common Shares for the merger consideration of $11.15 per share in cash, without interest, less any applicable tax withholding.

Q:	What are the anticipated U.S. federal income tax consequences to me of the REIT Merger?

A:

Assuming that the mergers are completed as currently contemplated, the Company expects that the receipt of the merger consideration by the holders of the Common Shares in exchange for their Common Shares pursuant to the REIT Merger will be a taxable transaction for federal income tax purposes. Generally, for U.S. federal income tax purposes, the holders of the Common Shares will recognize gain or loss as a result of the REIT Merger measured by the difference, if any, between the cash received in the REIT Merger and the holder’s adjusted tax basis in the Common Shares exchanged.

The tax consequences to you of the mergers will depend on your own situation. You should consult your own tax advisor for a full understanding of the tax consequences to you of the mergers. For more information regarding the tax consequences of the mergers to holders of the Common Shares, please see “Material U.S. Federal Income Tax Consequences” beginning on page 58.

Q:	Will I receive any more regular quarterly dividends with respect to the Common Shares that I own?

A:	No. Under the terms of the Merger Agreement, we may not declare, set aside for payment or pay any dividend to holders of Common Shares during the term of the Merger Agreement, subject to certain exceptions, without the prior written consent of GOV, other than dividends necessary to maintain our status as a REIT under the Code and to avoid or reduce the imposition of any entity level income or excise tax under the Code. If we do pay such dividends, there will be a corresponding decrease to the merger consideration payable per Common Share on a dollar-for-dollar basis.

Q:	Should I send in my Common Share certificates now?

A:	No. If the REIT Merger is completed, you will receive a letter of transmittal with instructions for the surrender of Common Share certificates, among other things. Please do not send in your Common Share certificates with your proxy.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held on , 2017 at , Eastern Time, at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814.

Q:	Who can vote and attend the Special Meeting?

A:	All holders of record of Common Shares as of the record date for the Special Meeting, which was the close of business on , 2017, are entitled to receive notice of, attend and vote at the Special Meeting or any postponements or adjournments of the Special Meeting. Each of our shareholders will be entitled to cast one vote on each matter presented at the Special Meeting for each Common Share that such holder owned as of the record date. If you hold your Common Shares through a broker, bank or other nominee (i.e., in “street name”) and wish to vote in person at the Special Meeting, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days).

Q:	What constitutes a quorum?

A:	Under our Bylaws, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting constitutes a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your Common Shares will be counted for purposes of determining whether a quorum is present at the Special Meeting. In the event a quorum is not present at the Special Meeting or, subject to approval of the adjournment proposal, additional votes must be solicited to approve the REIT Merger and the other transactions contemplated by the Merger Agreement, it is expected that the Special Meeting will be adjourned without notice (other than by announcement at the Special Meeting if the adjourned meeting will be held on a date not more than 120 days after the original record date) to solicit additional proxies.

Q:	What happens if I sell my Common Shares before the Special Meeting?

A:	If you held Common Shares on the record date but transfer them prior to the REIT Merger effective time, you will retain your right to vote at the Special Meeting, but not the right to receive the merger consideration for such Common Shares. The right to receive such consideration when the REIT Merger becomes effective will pass to the person who owns, as of the REIT Merger effective time, the Common Shares that you previously owned.

Q:	What will happen if I abstain from voting or fail to vote?

A:	Approval of the REIT Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Common Shares as of the record date for the Special Meeting. Because the required vote for this proposal is based on the number of outstanding Common Shares that are entitled to be cast rather than on the number of votes actually cast, failure to vote Common Shares and abstentions will have the same effect as voting “against” the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement.

Approval, on a non-binding, advisory basis, of the merger-related compensation proposal and approval of the adjournment proposal each requires the affirmative vote of the holders of a majority of the votes cast by holders of Common Shares present or represented by proxy at the Special Meeting entitled to vote on the proposal. Because the required vote for these proposals is based on the number of votes actually cast by holders of outstanding Common Shares that are entitled to vote, rather than on the number of votes entitled to be cast, and because abstentions are not treated as votes cast, failure to vote Common Shares and abstentions will have no effect on the outcome of the merger-related compensation proposal and the adjournment proposal.

In order for your Common Shares to be voted, you must either return the enclosed proxy card, authorize your proxy or voting instructions by telephone or Internet or vote in person at the Special Meeting.

Q:	Why is my vote important?

A:	If you do not submit a proxy or voting instructions or vote in person at the Special Meeting, it will be more difficult for us to obtain the necessary quorum to hold the Special Meeting. In addition, because the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement must be approved by the affirmative vote of holders of a majority of the outstanding Common Shares as of the record date for the Special Meeting, failure to vote your Common Shares will have the same effect as a vote “against” the approval of the REIT Merger and the other transactions contemplated by the Merger Agreement.

Q:	What is the position of our Board of Trustees regarding the proposals being presented at the Special Meeting?

A:	Our Board of Trustees unanimously recommends that you vote “FOR” the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement, “FOR” the non-binding, advisory, merger-related compensation proposal and “FOR” the adjournment proposal.

Q:	Why am I being asked to consider and cast a vote on the non-binding proposal to approve the merger-related compensation?

A:	In July 2010, the Securities and Exchange Commission adopted rules that require companies to seek a non-binding, advisory vote to approve certain compensation that may become payable to their named executive officers in connection with a merger.

Q:	What will happen if shareholders do not approve the non-binding, advisory proposal to approve the merger-related compensation?

A:	The vote to approve the non-binding, advisory merger-related compensation proposal is a vote separate and apart from the vote to approve the REIT Merger and the other transactions contemplated by the Merger Agreement. Approval of this proposal is a not a condition to the completion of the mergers. The vote on this proposal is a non-binding, advisory vote only, and it is not binding on us, our Board of Trustees or our compensation committee. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to approval of the Company’s shareholders. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the mergers are completed, our named executive officers will be eligible to receive the compensation that may become payable to them in connection with the mergers, in accordance with the terms and conditions applicable to such compensation.

Q:	Do any of the Company’s trustees and executive officers have any interest in the REIT Merger that is different than mine?

A:	Yes. Our Board of Trustees and executive officers have certain interests in the REIT Merger that may be different from, or in addition to, the interests of our shareholders, including the consideration that they would receive with respect to their outstanding options and Company Restricted Shares in connection with the REIT Merger. Additionally, our executive officers may become entitled to receive certain severance payments and benefits following the closing of the REIT Merger. See “The Mergers—Interests of Our Trustees and Executive Officers in the Mergers” for additional information about possible interests that our trustees and executive officers may have in the REIT Merger that are different than yours.

Q:	How do I cast my vote?

A:	Shareholders may vote their Common Shares at the Special Meeting in one of four ways:

•	by mail via the enclosed proxy card;

•	by telephone at the toll-free number provided on the enclosed proxy card;

•	over the Internet at the website provided on the enclosed proxy card; or

•	in person at the Special Meeting.

If you hold Common Shares in the name of a broker, bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your Common Shares are voted at the Special Meeting.

Q:	If my Common Shares are held in “street name” by my broker or bank, will my broker or bank vote my Common Shares for me?

A:	If you own Common Shares through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, since brokers, banks and other nominees do not have discretionary voting authority with respect to any of the three proposals described in this Proxy Statement. If you fail to instruct your broker, bank or other nominee to vote your Common Shares, your broker may not vote your Common Shares, which will have the same effect as a vote “against” the approval of the REIT Merger and the other transactions contemplated by the Merger Agreement and will have no impact on the merger-related compensation or adjournment proposals.

If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your Common Shares. If you hold your Common Shares through a broker, bank or other nominee and wish to vote in person at the Special Meeting, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days). If you do not obtain a legal proxy from your broker, bank or other nominee, you can still attend the Special Meeting, but you will not be able to vote your Common Shares at the Special Meeting.

Q:	Do I need identification to attend the Special Meeting in person?

A:	Yes. Please bring proper identification. Anyone without proper identification will not be admitted to the Special Meeting.

Q:	If I am going to attend the Special Meeting, should I return my proxy card(s)?

A:	Yes. Returning your signed and dated proxy card(s) ensures that your Common Shares will be represented and voted at the Special Meeting. You may revoke your proxy at any time prior to the vote at the Special Meeting by filing with our Secretary a written revocation of your proxy or by delivering an authorized proxy bearing a later date or by attending the meeting and voting in person. If you hold your Common Shares through a broker, bank or other nominee and wish to vote in person at the Special Meeting, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days).

Q:	Can I participate if I am unable to attend the Special Meeting?

A:	Yes. If you are unable to attend the Special Meeting in person, we encourage you to complete, sign, date and return your proxy card, or authorize your proxy.

Q:	How will my proxy be voted?

A:	All Common Shares held by shareholders entitled to vote and represented by properly completed proxies received prior to the Special Meeting, and not revoked, will be voted at the Special Meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your Common Shares should be voted on a matter, the Common Shares represented by your proxy will be voted as our Board of Trustees recommends, i.e., “FOR” the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement, “FOR” the non-binding, advisory merger-related compensation proposal and “FOR” the adjournment proposal.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes, you may revoke a previously authorized proxy at any time before the Special Meeting by filing with our Secretary a written revocation of your proxy or by delivering an authorized proxy bearing a later date or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, in itself, constitute revocation of a previously authorized proxy. If your Common Shares are held by a bank, broker or other nominee, you should follow the instructions provided by the bank, broker or other nominee.

Q:	What rights do I have if I oppose the REIT Merger?

A:	If you are a holder of record of Common Shares on the record date, you can vote against the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement. You are not, however, entitled to appraisal rights, dissenters’ rights or similar rights of an objecting shareholder under Maryland law. See “The Merger Agreement—Dissenters’ Rights” and “No Dissenters’ Rights of Appraisal.”

Q:	What will happen to my Common Shares after the REIT Merger?

A:	Following the completion of the REIT Merger, your Common Shares will be cancelled pursuant to the Merger Agreement in exchange for the right to receive the merger consideration of $11.15 for each

Common Share you own. Trading in the Common Shares on the New York Stock Exchange will cease. Price quotations for the Common Shares will no longer be available and we will cease filing reports with the Securities and Exchange Commission.

Q:	Have any shareholders already agreed to approve the REIT Merger?

A:	To our knowledge, there are no agreements between any shareholders who are entitled to vote at the Special Meeting in which a shareholder has agreed to vote in favor of approval of the REIT Merger and the other transactions contemplated by the Merger Agreement.

Q:	Where can I find more information about the Company?

A:	The Company files certain information with the Securities and Exchange Commission. You may read and copy this information at the Securities and Exchange Commission’s public reference facilities. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for information about these facilities. This information is also available on the Securities and Exchange Commission’s website at www.sec.gov and on our website at www.first-potomac.com. Except as provided in “Where You Can Find More Information”, the information found on, or otherwise accessible through, these websites is not incorporated into, and does not form a part of, this Proxy Statement or any other report or document the Company files with or furnishes to the Securities and Exchange Commission. You can also request copies of these documents from us. See “Where You Can Find More Information.”

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	The Company will bear the cost of solicitation of proxies for the Special Meeting. Our Board of Trustees is soliciting your proxy on the Company’s behalf. In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by the trustees, officers and other employees of the Company. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of approximately $15,000, plus reimbursement of related expenses. We will also request persons, firms and corporations holding Common Shares in their names or in the names of their nominees, that are beneficially owned by others, to send or cause to be sent proxy materials to and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

Q:	Who can help answer my questions about the REIT Merger?

A:	If you have any questions about the Merger Agreement, the REIT Merger, how to submit your proxy or the enclosed proxy card or voting instructions, or need additional copies of this Proxy Statement, the enclosed proxy card or voting instructions, you should contact, MacKenzie Partners, Inc., our proxy solicitor, as follows:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Toll-free at (800) 322-2885

E-mail at proxy@mackenziepartners.com

If your broker holds your Common Shares, you should also contact your broker for additional information.

Q:	Where can I find the voting results of the Special Meeting?

A:	We intend to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission following the Special Meeting. All reports that we file with the Securities and Exchange Commission are publicly available on the Securities and Exchange Commission’s website at www.sec.gov when filed.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although we believe that the expectations reflected in those forward-looking statements are based upon reasonable assumptions, we can give no assurance that expectations will be achieved. Any statements contained in or incorporated by reference into this Proxy Statement that are not statements of historical fact should be considered to be forward-looking statements. Some of the words used to identify forward-looking statements include “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends,” and any other similar expressions. Readers should exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and could materially affect our actual results, performance or achievements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	failure to complete the mergers, which could negatively affect the value of the Common Shares, future business and financial results;

•	the pendency of the mergers, which could adversely affect our business and operations;

•	incurrence of substantial costs in connection with the mergers and related transactions, such as legal, accounting, financial advisory, filing, printing and mailing fees;

•	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the mergers;

•	the effect of restrictions on our operations in the Merger Agreement;

•	our limited ability to pay dividends to holders of the Common Shares pursuant to the Merger Agreement;

•	Merger Agreement provisions that could discourage a potential competing acquirer or could result in any competing acquisition proposal being at a lower price than it might otherwise be;

•	the outcome of the legal proceedings that may be instituted against us and others following announcement of our entering into the Merger Agreement;

•	the failure to satisfy conditions to the completion of the mergers, including receipt of approval of the Company’s shareholders, which, if not satisfied or waived in a timely manner, would delay the mergers or adversely impact the companies’ ability to complete the transactions;

•	the failure of GOV to have funds available to consummate the mergers;

•	termination of the Merger Agreement by us or GOV if the mergers are not consummated by December 31, 2017;

•	our obligation to pay a termination fee to GOV if we terminate the Merger Agreement;

•	the amount of the costs, fees, expenses and charges related to the mergers;

•	the cost and time required to pursue remedies against the counterparties to the Merger Agreement with respect to any breach of the Merger Agreement;

•	the risk that operating costs and business disruption pending the consummation of the mergers may be greater than expected;

•	the ability of the Company to retain and hire key personnel and maintain relationships with providers or other business partners pending the consummation of the mergers;

•	changes in general or regional economic conditions;

•	the impact of legislative, regulatory and competitive changes;

•	the effect of the announcement of the mergers on our relationships with tenants, lenders, shareholders, joint venture partners, employees and other business associates, and on our operating results and business generally;

•	risks incident to owning real estate, including illiquidity of real estate assets;

•	our dependence on rental income for cash flow;

•	weather and other conditions that might affect operating expenses, including real estate taxes;

•	limitations by competition on our ability to increase or maintain rents;

•	exposure to general economic and local real estate conditions;

•	risks of uninsured property or liability losses and insurance costs;

•	continued access to capital, at favorable rates or at all, to fund growth;

•	provisions of our declaration of trust (the “Declaration of Trust”) as well as Maryland law limiting the ability of our shareholders to effect a change of control; and

•	our ability to continue to qualify as a REIT.

The risks set forth above are not exhaustive. Many of these factors are beyond our ability to control or predict. These risks and uncertainties, along with the risk factors discussed under “Item 1A.—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 should be considered in evaluating any forward-looking statements contained in this Proxy Statement. Forward-looking statements are not guarantees of performance. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. The Company does not intend to, and expressly disclaims any duty to, update or revise the forward-looking statements in this discussion to reflect changes in underlying assumptions or factors, new information, future events, or otherwise, after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should not rely upon these forward-looking statements after the date of this communication and should keep in mind that any forward-looking statement made in this discussion, or elsewhere, might not occur.

PROPOSAL 1—PROPOSAL TO APPROVE THE REIT MERGER

We are asking our shareholders to vote on a proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement.

For detailed information regarding this proposal, see the information about the REIT Merger and the Merger Agreement throughout this Proxy Statement, including the information set forth in the sections entitled “The Mergers” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Exhibit A to this Proxy Statement.

Approval of the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of the holders of a majority of Common Shares outstanding as of the record date for the Special Meeting. Because the required vote for this proposal is based on the number of votes our shareholders are entitled to cast rather than on the number of votes actually cast, failure to vote your Common Shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “against” the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement.

Approval of this proposal is a condition to the completion of the mergers. In the event this proposal is not approved, the mergers cannot be completed.

Recommendation of our Board of Trustees:

Our Board of Trustees unanimously recommends that our shareholders vote “FOR” the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement.

PROPOSAL 2—PROPOSAL TO APPROVE CERTAIN MERGER-RELATED COMPENSATION

Pursuant to Rule 14a-21(c) under the Exchange Act, we are asking our shareholders to vote at the Special Meeting, on a non-binding, advisory basis, on a proposal to approve the compensation that may become payable to our named executive officers in connection with the mergers. Information intended to comply with Item 402(t) of Regulation S-K concerning this compensation, subject to certain assumptions described therein, is presented in the section entitled “The Mergers—Interests of Our Trustees and Executive Officers in the Mergers.”

In order to approve this Proposal 2, we are asking our shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on a non-binding, advisory basis, the compensation that may become payable to the Company’s named executive officers in connection with the mergers.”

The shareholder vote on merger-related compensation is a non-binding, advisory vote only, and it is not binding on us or our Board of Trustees. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to approval of the Company’s shareholders. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the mergers are completed, our named executive officers will be eligible to receive the compensation that may become payable to our named executive officers in connection with the mergers, in accordance with the terms and conditions applicable to such compensation.

Approval of this proposal, which includes adoption of the above resolution, on a non-binding, advisory basis, requires the affirmative vote of the holders of a majority of the votes cast on the proposal. Abstentions are not considered votes cast and therefore will have no effect on the outcome of this proposal. Approval of this proposal is a not a condition to the completion of the mergers.

Recommendation of our Board of Trustees:

Our Board of Trustees unanimously recommends that our shareholders vote “FOR” the proposal to approve, on a non-binding, advisory basis, the merger-related compensation proposal.

PROPOSAL 3—PROPOSAL TO APPROVE ADJOURNMENTS OF THE SPECIAL MEETING

We are asking our shareholders to vote on a proposal to approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the REIT Merger and the other transactions contemplated by the Merger Agreement.

If the number of Common Shares voting in favor of Proposal 1 to approve the REIT Merger and the other transactions contemplated by the Merger Agreement is insufficient to approve Proposal 1 at the time of the Special Meeting, then the Company may move to adjourn the Special Meeting in order to enable the Board of Trustees to solicit additional proxies in favor of such proposal. In that event, shareholders will be asked to vote only upon the adjournment proposal, and not on any other proposal, including Proposal 1. If the Company’s shareholders approve the adjournment proposal, the Company may adjourn the Special Meeting one or more times and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies or authorized a proxy by using the Internet or telephone. Among other things, approval of the adjournment proposal could mean that, even if the Company has received proxies representing a sufficient number of votes against the approval of Proposal 1 such that the proposal would be defeated, the Company may adjourn the Special Meeting without a vote on Proposal 1 and seek to obtain sufficient votes in favor of approval of Proposal 1 to obtain approval of that proposal.

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast on the proposal (regardless of whether there is a quorum present). Abstentions are not considered votes cast and therefore will have no effect on the outcome of this proposal. Approval of this proposal is a not a condition to the completion of the mergers.

Recommendation of our Board of Trustees:

Our Board of Trustees unanimously recommends that our shareholders vote “FOR” the adjournment proposal.

THE PARTIES TO THE MERGERS

First Potomac Parties

First Potomac Realty Trust, referred to herein as “First Potomac” or the “Company”, a Maryland real estate investment trust formed in 2003, is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and business park properties in the greater Washington, D.C. region. The Common Shares are publicly traded on the New York Stock Exchange (NYSE: FPO).

We conduct our business through First Potomac Realty Investment Limited Partnership, our operating partnership, referred to herein as the “Company LP”. We are the sole general partner of, and, as of June 30, 2017, owned 95.8% of the common interest in, the Company LP. The remaining common interests in the Company LP are limited partnership interests that are owned by unrelated parties. The Company and the Company LP are collectively referred to as the “First Potomac Parties.”

At June 30, 2017, we wholly owned properties totaling 6.0 million square feet and had a noncontrolling ownership interest in properties totaling an additional 0.4 million square feet through two unconsolidated joint ventures. We also owned land that can support 0.4 million square feet of additional development. Our consolidated properties were 92.6% occupied by 378 tenants at June 30, 2017. We do not include the square footage of properties in development or redevelopment, which totaled 0.1 million square feet at June 30, 2017, in our occupancy calculation. We derive substantially all of our revenue from leases of space within our properties. As of June 30, 2017, our largest tenant was the U.S. government, which accounted for 13.8% of our total annualized cash basis rent, and the U.S. government combined with government contractors accounted for 20.8% of our total annualized cash basis rent as of June 30, 2017. We operate so as to qualify as a REIT for federal income tax purposes.

The address of the First Potomac Parties is 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814. The telephone number of the First Potomac Parties is (301) 986-9200.

GOV Parties

Government Properties Income Trust, referred to herein as “GOV”, is a Maryland real estate investment trust. GOV NEW OPPTY REIT, referred to herein as “REIT Merger Sub,” is a newly formed Maryland real estate investment trust and wholly-owned subsidiary of GOV. GOV NEW OPPTY LP, referred to herein as “Partnership Merger Sub,” is a newly formed Delaware limited partnership and majority-owned subsidiary of REIT Merger Sub and wholly-owned subsidiary of GOV. GOV, REIT Merger Sub and Partnership Merger Sub are collectively referred to as the “GOV Parties.”

As of March 31, 2017, GOV owned 74 properties (96 buildings), excluding one property (one building) classified as discontinued operations. GOV’s properties are located in 31 states and the District of Columbia and contain approximately 11.5 million rentable square feet, of which 58.2% was leased to the U.S. government, 21.7% was leased to 13 state governments, 3.2% was leased to four other government tenants, 3.6% was leased to government contractor tenants, 8.4% was leased to various other non-governmental organizations and 4.9% was available for lease as of March 31, 2017 . The U.S. government, 13 state governments and four other government tenants combined were responsible for 87.9% of GOV’s annualized rental income as of March 31, 2017. The term annualized rental income as used in this paragraph is defined as the annualized contractual base rents from GOV’s tenants pursuant to its lease agreements as of the measurement date, plus straight line rent adjustments and estimated recurring expense reimbursements to be paid to GOV, and excluding lease value amortization.

REIT Merger Sub and Partnership Merger Sub were created solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Neither REIT Merger Sub nor Partnership Merger Sub has

carried on any activities to date other than activities incidental to their formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Subject to the terms of the Merger Agreement, upon completion of the Partnership Merger, the Company LP will survive as a majority-owned subsidiary of the Company and the separate existence of Partnership Merger Sub will cease. Upon completion of the REIT Merger, REIT Merger Sub will survive and the separate corporate existence of the Company will cease and REIT Merger Sub and the Company LP, under the name “GOV NEW OPPTY LP,” will be indirect, majority-owned subsidiaries of GOV.

The address of the GOV Parties is Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. The telephone number of the GOV Parties is (617) 219-1440.

THE SPECIAL MEETING

We are furnishing this Proxy Statement to our shareholders as part of the solicitation of proxies by our Board of Trustees for use at the Special Meeting in connection with the mergers. This Proxy Statement provides our shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Purpose of the Special Meeting

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Trustees to be exercised at the Special Meeting to be held on                 , 2017 at                 , Eastern Time, at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814. The purpose of the Special Meeting is for you to consider and vote on the following matters:

1.	a proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement;

2.	a proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to the Company’s named executive officers in connection with the mergers; and

3.	a proposal to approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the REIT Merger and the other transactions contemplated by the Merger Agreement.

We are not aware of any other business to be acted upon at the Special Meeting or any postponements or adjournments thereof. If, however, other matters are properly brought before the Special Meeting or any postponements or adjournments thereof, the persons named as proxies will vote on those matters in their discretion. Holders of a majority of the outstanding Common Shares as of the record date for the Special Meeting must approve the REIT Merger and the other transactions contemplated by the Merger Agreement for the REIT Merger to occur. A copy of the Merger Agreement is attached as Exhibit  A to this Proxy Statement, which we encourage you to read carefully in its entirety.

Record Date, Notice and Quorum

The record date for the Special Meeting is                 , 2017. Holders of Common Shares at the close of business on the record date are entitled to vote or have their votes cast at the Special Meeting. At the close of business on the record date, there were approximately              Common Shares outstanding and entitled to vote at the Special Meeting, held by approximately              holders of record. Shareholders will have one vote for each of the REIT Merger and the other transactions contemplated by the Merger Agreement, the merger-related compensation proposal, the adjournment proposal and any other matter properly brought before the Special Meeting for each Common Share they owned as of the close of business on the record date.

Under our Bylaws, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting constitutes a quorum.

Required Vote

Completion of the REIT Merger requires approval of the REIT Merger and the other transactions contemplated by the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Common Shares as of the record date for the Special Meeting. Each of our shareholders is entitled to cast one vote on each matter presented at the Special Meeting for each Common Share owned by such shareholder on the record date. Because the required vote for this proposal is based on the number of votes our shareholders are entitled to cast rather than on the number of votes cast, failure to vote your Common Shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “against” the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement.

Approval of the non-binding, advisory merger-related compensation proposal and the adjournment proposal each requires the affirmative vote of the holders of a majority of the votes cast on the proposal. Approval of these proposals is not a condition to the completion of the mergers. For the purpose of these proposals, if a shareholder fails to cast a vote on either of these proposals, in person or by authorizing a proxy, such failure will not have any effect on the outcome of such proposal. In addition, abstentions are not considered votes cast and therefore will have no effect on the outcome of the merger-related compensation proposal or the adjournment proposal.

Brokers, banks or other nominees holding Common Shares in “street name” may vote your Common Shares on the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement, the non-binding, advisory merger-related compensation proposal, or the adjournment proposal, if necessary, only if you provide instructions on how to vote, and your failure to provide instructions will result in your Common Shares not being present at the meeting and not being voted on those proposals, with the same result as a vote against the REIT Merger and no effect on the other proposals. It is very important that ALL of our shareholders vote their Common Shares, so please promptly complete and return the enclosed proxy card.

As of the record date for the Special Meeting, our trustees and executive officers owned and are entitled to vote an aggregate of approximately              Common Shares, entitling them to exercise approximately     % of the voting power of Common Shares entitled to vote at the Special Meeting. Our trustees and executive officers have informed us that they intend to vote the Common Shares that they own in favor of the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement, in favor of the non-binding, advisory merger-related compensation proposal and in favor of the adjournment proposal.

Votes cast by proxy or in person at the Special Meeting will be counted by the person appointed by us to act as inspector of election for the Special Meeting. The inspector of election will also determine whether a quorum is present at the Special Meeting.

How to Authorize a Proxy

Holders of record of Common Shares may vote or cause their Common Shares to be voted by proxy using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail;

•	authorize your proxy or voting instructions by telephone at the toll-free number provided on the enclosed proxy card;

•	authorize your proxy or voting instructions by Internet at the website provided on the enclosed proxy card; or

•	appear and vote in person by ballot at the Special Meeting.

Regardless of whether you plan to attend the Special Meeting, we request that you authorize a proxy to vote your Common Shares as described above as promptly as possible.

If you vote by Internet or telephone, your vote must be received before 11:59 p.m. Eastern Time on                 , 2017, the day before the Special Meeting.

If you own Common Shares through a broker, bank or other nominee, you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, as brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this Proxy Statement. You should instruct your broker, bank or other nominee as to how to vote your Common Shares following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your Common Shares. If you hold your Common Shares through a broker, bank or other nominee and wish to vote in person at the Special Meeting, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days).

Proxies and Revocation

If you authorize a proxy, your Common Shares will be voted at the Special Meeting as you indicate on your proxy. If no instructions are indicated when you authorize your proxy, your Common Shares will be voted in accordance with the recommendations of our Board of Trustees. Our Board of Trustees recommends that you vote “FOR” the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement, “FOR” the approval, on a non-binding advisory basis, of the merger-related compensation proposal and “FOR” the adjournment proposal.

You may revoke your proxy at any time, but only before the proxy is voted at the Special Meeting, in any of three ways:

•	by delivering, prior to the date of the Special Meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to our Secretary at First Potomac Realty Trust, at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814;

•	by delivering to our Secretary a later-dated, duly executed proxy or by authorizing your proxy by telephone or by Internet at a date after the date of the previously authorized proxy relating to the same Common Shares; or

•	by attending the Special Meeting and voting in person by ballot.

Attendance at the Special Meeting will not, in itself, constitute revocation of a previously granted proxy. If you own Common Shares in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the broker, bank or other nominee that is the registered owner of the Common Shares.

We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting. If, however, such a matter is properly presented at the Special Meeting or any postponements or adjournments of the Special Meeting, the persons appointed as proxies will have discretionary authority to vote the Common Shares represented by duly executed proxies.

Solicitation of Proxies

We will bear the cost of solicitation of proxies for the Special Meeting. In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our trustees, officers and other employees without additional compensation for such activities. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of approximately $15,000, plus reimbursement of related expenses. We will also request persons, firms and corporations holding Common Shares in their names or in the names of their nominees, that are beneficially owned by others, to send or cause to be sent proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses in doing so.

Exchange of Common Share Certificates

Our shareholders should not send Common Share certificates with their proxies. A letter of transmittal with instructions for the surrender of Common Share certificates, among other things, will be mailed to our shareholders as soon as practicable following completion of the REIT Merger. See “The Merger Agreement—Exchange and Payment Procedures” beginning on page 66.

Adjournments

Although it is not currently expected, subject to approval of the adjournment proposal, the Special Meeting may be adjourned for the purpose of soliciting additional proxies if we believe it is reasonably likely that the REIT Merger and the other transactions contemplated by the Merger Agreement will not be approved at the Special Meeting when convened on                 , 2017, or when reconvened following any adjournment. Any adjournments may be made to a date not more than 120 days after the original record date without notice (other than by an announcement at the Special Meeting), by the affirmative vote of the holders of a majority of the votes cast on the adjournment proposal, whether or not a quorum exists.

Postponements

If a quorum is not present, our Board of Trustees may postpone the Special Meeting without the approval of our shareholders to a date not more than 120 days after the original record date (subject to certain restrictions in the Merger Agreement).

THE MERGERS

General Description of the Mergers

The REIT Merger is one of two separate mergers contemplated by the Merger Agreement. The other, the Partnership Merger, was approved by the Company, in its capacities as the sole general partner and the majority limited partner of the Company LP. Subject to the terms of the Merger Agreement, (i) upon completion of the Partnership Merger, the Company LP will survive as a majority-owned subsidiary of the Company and the separate existence of Partnership Merger Sub will cease and (ii) upon completion of the REIT Merger, REIT Merger Sub will survive and the separate corporate existence of the Company will cease and REIT Merger Sub and the Company LP will be indirect, majority-owned subsidiaries of GOV.

In connection with the REIT Merger, holders of Common Shares will receive an amount of cash per Common Share equal to $11.15, without interest, less any applicable tax withholding. In connection with the Partnership Merger, outside limited partners will receive an amount of cash per partnership unit equal to $11.15, without interest, less any applicable tax withholding, except that each outside limited partner may elect, in lieu of cash consideration, to have such holder’s partnership units exchanged into an equal number of Series A preferred units, subject to certain conditions.

Our Board of Trustees has approved the mergers, the Merger Agreement and the other transactions contemplated thereby and has declared the REIT Merger, the Merger Agreement and the other transactions contemplated thereby advisable and in the best interests of the Company and its shareholders. Our Board of Trustees unanimously recommends that you vote “FOR” the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement.

Background of the Mergers

Our Board of Trustees and management team periodically, and in the ordinary course of business, review and assess the performance, business, strategic direction and prospects of the Company in light of the current business and economic environment, as well as developments in the office REIT sector, the broader commercial real estate market and conditions of the capital markets in connection with our long-term business strategy to enhance value for our shareholders. From time to time, our Board of Trustees and management team have evaluated and considered various potential financial and strategic options in light of industry developments, changing economic and market conditions and challenges facing participants in the commercial real estate industry. Wells Fargo Securities historically has acted as financial advisor to the Company in connection with past strategic alternative assignments and from time to time has met with our Board of Trustees to assist in evaluating market conditions and potential strategic alternatives.

In November 2015, the Company undertook a leadership transition, and Robert Milkovich was promoted to President and Chief Executive Officer (while retaining the chief operating officer role and assuming the role of leading investment activities for the Company) and appointed as a trustee of the Company. In connection with this leadership transition and at the direction of the Board of Trustees, the Company’s management team, with input from outside advisors, conducted a thorough review of the Company’s business, portfolio and property-level operations over the next few months and formulated a strategic business plan for the Company, with a view toward enhancing shareholder value. During this period, the Company’s management regularly updated the trustees on the status of these efforts.

Several times in February 2016, the Company’s trustees and management held formal and informal meetings to discuss the draft strategic business plan for the Company prepared by management. During the course of these meetings, the Company’s trustees and management engaged in discussions regarding, among other things, the Washington, D.C. office market, property-level valuations, balance sheet initiatives, the

Company’s dividend policy, potential asset dispositions, potential redevelopment opportunities and various strategic initiatives in connection with each of the foregoing. After an extensive review of, and discussions regarding, the business and the portfolio, the Board of Trustees authorized the Company’s management team to present the plan to investors in a public release dated February 22, 2016. Also on February 22, 2016, the Company published presentation materials outlining its strategic business plan, the focus of which was to de-risk the portfolio, de-lever the balance sheet and maximize asset values (the “Business Plan”), and held a conference call with investors to discuss the details of the Business Plan.

Following the announcement of the Business Plan, from time to time, the Company has received unsolicited inquiries regarding potential strategic transactions. In particular, between March 2016 and December 2016, the Company received three formal unsolicited inquiries to acquire the Company.

In March 2016, the Company received an unsolicited letter from a financial advisor representing a joint venture between a China-based private equity firm and a U.S. private investment firm. The letter presented a non-binding indication of interest from the joint venture to engage in discussions with the Company regarding a potential acquisition of the Company at what appeared to be an attractive price range from a credible capital source. The Board of Trustees met to discuss the unsolicited indication of interest, and directed the Company’s management, with the assistance of financial and legal advisors, to review such potential transaction, to enter into a nondisclosure agreement with the joint venture in order to continue discussions with such party and to formally begin the process of evaluating the potential transaction. Following the negotiation and execution of the nondisclosure agreement, the Company provided confidential due diligence materials to the joint venture and its financial advisor.

In May 2016, the joint venture submitted a revised, non-binding indication of interest proposing to acquire 100% of the Company’s outstanding equity for a cash purchase price of $10.50 per share, which was significantly below the purchase price range proposed in the original letter. The Board of Trustees held meetings in May 2016 to discuss the revised proposal, and concluded that the revised proposal did not represent a compelling opportunity that merited further consideration at such time.

Also at one of the May 2016 meetings of the Board of Trustees, which Wells Fargo Securities attended at the invitation of the Company, Wells Fargo Securities provided an overview, and the trustees engaged in discussion regarding, among other things, the global macroeconomic outlook, recent mergers and acquisitions activity, market performance of the REIT sector generally and performance of the Washington, D.C. office market relative to other national gateway markets, as well as potential strategic alternatives for unlocking the Company’s net asset value, including portfolio transactions, joint venture transactions and other strategic transactions. After full discussion, the Board of Trustees directed the Company’s management team, with the assistance of Wells Fargo Securities, to continue exploring whether alternatives to the Company’s Business Plan might merit further consideration by the Board of Trustees, while management continued to implement the Company’s Business Plan.

Also in May 2016, the Company received an unsolicited letter from a real estate private equity firm jointly owned by U.S. investors and a large, China-based real estate developer, which expressed interest in acquiring 100% of the Company’s outstanding equity, but contained no specific price or terms. In June 2016, this party submitted a revised, non-binding indication of interest, dated June 16, 2016, to acquire 100% of the Company’s outstanding equity for a cash purchase price of $10.50 per share, but contained no additional information regarding transaction structure or financing sources. The Board of Trustees met to discuss the revised proposal, and concluded that the revised proposal lacked any meaningful detail that would be necessary in order for the Board of Trustees to properly evaluate both the credibility and the merits of the proposal, and did not represent a compelling opportunity that merited further consideration at such time.

In July 2016, the Board of Trustees met, together with the Company’s management team and representatives from Wells Fargo Securities, to discuss, among other things, a review of potential strategic alternatives.

Following this discussion, the Board of Trustees expressed a view that the Company’s management team, with the assistance of Wells Fargo Securities, should continue to review potential strategic alternatives that reasonably could be expected to present a compelling opportunity and merit further consideration by the Board of Trustees, while management continued to implement the Company’s Business Plan.

In October 2016, the Company received an unsolicited, non-binding indication of interest from a partnership between a value-oriented investment manager (“Party A”) and its co-investor. The letter presented a non-binding indication of interest for the partnership to engage in discussions regarding a potential acquisition of the Company with a proposed cash purchase price range of $11.00 to $12.00 per share. The Board of Trustees met in October 2016 with the Company’s management team and representatives from Wells Fargo Securities and directed the Company, with the assistance of the Company’s financial and legal advisors, to review such expression of interest, to enter into nondisclosure agreements with Party A and its co-investor in order to continue discussions with such parties and to formally begin the process of evaluating the potential transaction. Following the negotiation and execution of the nondisclosure agreements with Party A and its co-investor, the Company provided confidential due diligence materials to Party A, its co-investor and their representatives.

From October 2016 through early January 2017, in accordance with the directives of the Board of Trustees, the Company’s management team and representatives from Wells Fargo Securities had discussions with Party A and its representatives regarding the initial indication of interest, and the Company’s management provided additional information to Party A about the Company, including during a meeting between the Company’s management and Party A in December 2016. During this period, Party A continually communicated its need for additional time in order to complete due diligence and finalize its underwriting before it could submit a specific proposal for a transaction with the Company. Members of the Company’s management team periodically updated the Board of Trustees regarding these discussions. In conversations with representatives from Wells Fargo Securities, Party A informally communicated that it was analyzing a potential transaction with the Company at a cash purchase price around $11.00 per share. Party A also indicated it did not have its equity financing in place for a potential transaction with the Company. Ultimately, Party A and its co-investor did not submit a more detailed proposal following their due diligence efforts.

In December 2016, representatives of a joint venture sponsored by a private equity firm (“Party B”) called a member of the Company’s management team, and orally communicated Party B’s interest in a potential transaction with the Company. The Company’s management team had follow-up conversations with Party B and its representatives regarding Party B’s interest in the Company, but Party B did not submit a written indication of interest during this period.

As the Company was near completion of the key action items under the Business Plan, throughout January and February 2017, the Company’s trustees and management held formal and informal meetings and discussions on an individual and/or group basis regarding the next phase of the Company’s independent business plan. In particular, the Company’s management team and trustees evaluated the Company’s near-term and long-term independent business plan and possible future performance under various scenarios, including on a stand-alone basis and through growth-oriented acquisition scenarios over a five-year period, with a view toward enhancing shareholder value. During the course of these meetings and discussions, the Company’s management team and trustees evaluated the challenges and execution risks associated with implementing the next phase of the independent business plan, whether on a stand-alone basis or through the various growth-oriented acquisition scenarios.

On February 16, 2017, the Finance and Investment Committee of the Board of Trustees (the “Finance and Investment Committee”) held a meeting, together with members of the Company’s management team, to consider, among other things, the next phase of the independent business plan and possible future performance under various scenarios, including growth-oriented acquisition scenarios over a five-year period, and potential strategic alternatives available to the Company, with a view toward enhancing shareholder value. During this meeting, and in light of the extensive review previously undertaken with respect to implementing the next phase of the independent business plan and related challenges and execution risks, a discussion ensued regarding the various options available to the Company in pursuing a formal process to evaluate potential strategic alternatives. Following this discussion, the Finance and Investment Committee recommended that the Board of Trustees approve a comprehensive review and pursuit of various potential strategic alternatives that may be available to the Company.

On February 21, 2017, the Board of Trustees held a meeting, together with members of the Company’s management team and representatives from Wells Fargo Securities and Hogan Lovells US LLP, the Company’s outside legal counsel (“Hogan Lovells”), to discuss, among other things, the Company’s exploration of potential strategic alternatives. The trustees recapped their discussions with management from the previous months, which included reviewing the next phase of the Company’s independent business plan and possible future performance under various scenarios, and the challenges and execution risks associated with continuing to implement the independent business plan. The Board of Trustees then discussed the Finance and Investment Committee’s recommendation that the Company explore various potential strategic alternatives, including a possible sale of the Company. Wells Fargo Securities discussed with the Board of Trustees, among other things, certain financial matters pertaining to the Company, including the Company’s independent business plan and certain financial information that had been prepared by management focused on a growth-oriented strategy. At this meeting, the Board of Trustees considered three primary options: (i) a limited process that would involve approaching a handful of likely qualified buyers; (ii) a broad canvassing of potential qualified buyers in a confidential process; and (iii) a broad canvassing of potential qualified buyers in a public process announced via press release at the time of commencement of the process. Wells Fargo Securities shared its perspectives with the Board of Trustees regarding these options, noting that, based on its understanding regarding the Company’s prior experience with inbound inquiries, a limited process was not as likely to yield an attractive result for the Company and its shareholders as compared to a broadly marketed process. Following this discussion, representatives from Hogan Lovells provided a review of the duties of the trustees under Maryland law with respect to considering possible sale or business combination transactions in order to enhance shareholder value, including through a potential third-party solicitation process. After full discussion, the Board of Trustees unanimously approved the Company undertaking a comprehensive pursuit of various strategic alternatives, including soliciting third-party indications of interest for a merger, business combination or other sale of the Company or some or substantially all of its assets. In taking this action, the Board of Trustees took into consideration, among other things, its knowledge of the business, operations, financial condition, earnings and prospects of the Company, as well as its knowledge of the current and prospective environment in which the Company operates, including economic and market conditions, and its review of the Company’s near-term and long-term independent business plan, including the Company’s possible future performance under various scenarios (in particular, including growth-oriented acquisition scenarios over a five-year period). At the meeting, the Board of Trustees also authorized engaging Wells Fargo Securities as a financial advisor to the Company and engaging Hogan Lovells as the Company’s legal counsel, each specifically in connection with the Company’s strategic alternatives process, and approved the Company entering into retention bonus agreements with certain non-executive officer employees of the Company, as deemed necessary by the executive officers of the Company, to assist with the process. The trustees directed the Company’s management, with the assistance of Wells Fargo Securities, to contact a range of potential investors, including publicly traded REITs, private investment firms and institutional investors (including domestic and foreign investors), for proposals for a possible acquisition of, or business combination transaction with, the Company.

On March 21, 2017, the Board of Trustees held a meeting, together with the Company’s management. During the meeting, among other things, management provided an update on the Company’s process to review potential strategic alternatives, including a proposed initial list of more than 70 potential investors, the planned process for executing nondisclosure agreements with such potential investors, and a potential timeline for officially launching the process. After full discussion, the Board of Trustees expressed consensus that the Company proceed with the process to pursue strategic alternatives.

Beginning on March 27, 2017, in accordance with the directives of the Board of Trustees, Wells Fargo Securities began contacting potential investors, including publicly traded REITs, private investment firms and institutional investors (including domestic and foreign investors), regarding the Company’s strategic alternatives process. These potential investors were identified based on their perceived interest in a possible acquisition of, or business combination transaction with, the Company, as well as their expected capacity to consummate such a transaction. In the course of discussions with various potential investors during this period, the level of interest of each potential investor in continuing to participate in the Company’s process was assessed, particularly with respect to each investor’s interest in a potential Company-level transaction, and the Company entered into nondisclosure agreements with potential primary investors and their affiliates, co-investors and advisors. The nondisclosure agreements generally provided for restrictions on the use and disclosure of confidential due diligence materials shared by the Company and included customary “standstill” restrictions, which automatically would “fall away” upon the Company entering into a definitive agreement with another party for an acquisition of, or business combination transaction with, the Company. During this period, potential investors and their representatives that entered into nondisclosure agreements with the Company were granted access to the Company’s electronic data room containing detailed property-level, financial and corporate due diligence materials of the Company. Also during this period, the Company’s management regularly updated the trustees on the status of the process to review potential strategic alternatives, and the trustees expressed support for continuing the process.

Beginning on April 20, 2017, the Company’s process letter was sent to the potential investors that had entered into nondisclosure agreements with the Company. The process letter requested that investors submit non-binding indications of interest by May 10, 2017.

On April 24, 2017, certain media outlets published reports that the Company was working with an advisor to explore a potential sale of the Company. In addition, on April 27, 2017, one of the participants in the Company’s process, which had entered into a nondisclosure agreement with the Company, confirmed in its public earnings call that the Company was engaged in such a process and that such party had been formally contacted regarding such process, which confirmation was subsequently reported in various analysts’ reports. Following these reports, additional potential investors contacted Wells Fargo Securities to inquire about participating in the Company’s process.

During the period from March 27, 2017 to May 12, 2017, in accordance with the directives of the Board of Trustees, Wells Fargo Securities contacted 99 potential primary investors on behalf of the Company, other potential investors submitted inquiries to the Company, and the Company ultimately entered into nondisclosure agreements with 39 potential primary investors, including GOV on May 2, 2017. Potential investors that entered into nondisclosure agreements with the Company and their representatives were granted access to the Company’s electronic data room. During this period, the Company’s management regularly updated the trustees on the status of the process to review potential strategic alternatives, both individually and at regularly scheduled meetings of the Board of Trustees, and the trustees expressed support for continuing the process.

On May 10, 11 and 12, 2017, the Company received 10 non-binding indications of interest with respect to a potential Company-level transaction, including four indications confirmed in writing (including from GOV, Party A and Party B), and six communicated orally. In addition, two oral indications of interest in specific Company assets were received, as well as one written indication of interest regarding a structured asset contribution transaction.

On May 15, 2017, the Board of Trustees held a meeting, together with members of the Company’s management team and representatives from Wells Fargo Securities and Hogan Lovells, to discuss the status of the Company’s process to review potential strategic alternatives. Wells Fargo Securities provided an overview of the process to date and a summary of the 10 non-binding indications of interest that had been received for a potential Company-level transaction, as well as the written and oral indications of interest regarding asset transactions, and relayed investor feedback received during the process. Of the four written indications of interest for a Company-level transaction, one (Party A) proposed a cash purchase price range of $11.00 to $11.25 per share, two (GOV and Party B) proposed cash purchase prices of $11.00 per share, and one proposed a cash purchase price of $10.00 per share. Of the six oral indications of interest for a Company-level transaction, one proposed a cash purchase price of $9.25 per share, two proposed cash purchase prices of $9.00 per share, and three had not yet proposed a purchase price.

As part of the discussion, Wells Fargo Securities noted that a Company-level transaction likely would have lower execution risk and greater potential to enhance shareholder value than sub-portfolio and individual asset sales. With respect to the six oral indications of interest, Wells Fargo Securities indicated that it was unclear whether those parties would refine or provide additional details regarding their interest. Wells Fargo Securities also noted for the Board of Trustees that the Company’s share price had appreciated since the strategic alternatives process officially launched on March 27, 2017 (noting that the price of the Common Shares was up 5% as of May 12, 2017 versus its peers (which were down 0.2%) and the RMZ REIT Index (which was down 1.3%)), as certain media outlets began to report on April 24, 2017 that the Company was engaged in a process for a potential sale of the Company). After full discussion regarding the indications of interest received, including their relative benefits and risks, and potential next steps for the process, the trustees determined to invite three parties (GOV, Party A and Party B) to participate in “Round II” of the Company’s process, each of which had submitted written proposals with the highest price ranges among the group of potential investors and meaningful detail as to a proposed transaction structure to merit further consideration. Representatives from Hogan Lovells also provided a review of the duties of the trustees under Maryland law with respect to considering a possible change-of-control transaction.

During this period, at the direction of and with input from the Company’s management team, representatives from Hogan Lovells prepared a bid draft merger agreement, which contemplated that the transaction would be structured as a merger of the Company with the acquiring entity for cash and a merger of Company LP with a subsidiary of the acquiring entity for cash or new preferred units in the surviving partnership, at the election of the unitholders. The draft included the election for unitholders so that the transaction would not trigger certain tax indemnity obligations of the Company, which otherwise could have an adverse effect on the purchase price per share obtained in any strategic transaction.

On May 16, 2017, access to the Company’s electronic data room for all parties other than GOV, Party A, Party B and their respective representatives was terminated.

On May 22, 2017, in accordance with the directives of the Board of Trustees, a new process letter was sent to each of the three parties that had submitted the highest offers in Round I of the Company’s process: (i) GOV, which submitted a proposal to acquire 100% of the Company’s outstanding equity for a cash purchase price of $11.00 per share; (ii) Party A, which, with an additional co-investor, submitted a proposal to acquire 100% of the Company’s outstanding equity for a cash purchase price of $11.00 to $11.25 per share based on due diligence materials obtained during 2016 under the nondisclosure agreements entered into with the Company in November 2016, as amended in May 2017, after having declined to execute new nondisclosure agreements to participate in the Company’s formal process or receive access to the electronic data room; and (iii) Party B, which in December 2016 had orally communicated to the Company’s management its interest in a potential transaction, submitted a proposal to acquire 100% of the Company’s outstanding equity for a cash purchase price of $11.00 per share. The process letter set forth the Company’s expectations for a Company-level transaction and requested from each party: (i) the submission of a definitive proposal by June 13, 2017, including the transaction consideration and structure for the transaction; (ii) the submission of a mark-up of the bid draft merger agreement by June 8, 2017 (and specifically stated that bidders should not merely submit an issues list in lieu of a mark-up of the bid draft merger agreement); (iii) information regarding any debt and equity financing, including any commitment letters; (iv) completion of all due diligence regarding the Company; and (v) additional information regarding the proposed transaction, including with respect to the expected timing for entering into and closing under a definitive agreement and any required approvals, including confirmation that any internal approvals had been obtained prior to submitting the definitive proposal.

On May 24 and 25, 2017, members of the Company’s management team met with principals and representatives of GOV to discuss the Company’s business, portfolio and property-level operations.

On May 25, 2017, the Company posted a bid draft merger agreement to the Company’s electronic data room for review by GOV, Party A, Party B and their respective representatives (each of these parties received the same form of the bid draft merger agreement).

On June 1, 2017, members of the Company’s management team met with principals and representatives of Party A to discuss the Company’s business, portfolio and property-level operations.

On June 7, 2017, legal counsel for Party B provided an issues list regarding the Company’s bid draft merger agreement. In this issues list, certain provisions of the bid draft merger agreement were not addressed or were noted as to be determined or subject to due diligence, including the amount of the reverse termination fee to be paid by Party B if it did not proceed to closing. In addition, the issues list contemplated proposals more customary for an asset transaction than a Company-level transaction, including the requirement for a net working capital adjustment and the concept of a “property material adverse effect.”

Also on June 7, 2017, during a meeting between members of the Company’s management team and representatives of Party A, as well as during a telephone call between representatives of Party A and Wells Fargo Securities, Party A indicated that it would need an additional two to three weeks to submit a specific proposal for a transaction with the Company. Representatives for Party A subsequently submitted a mark-up of the bid draft merger agreement on June 8, 2017. Among other things, the mark-up proposed a closing condition with respect to CFIUS clearance for Party A and omitted certain information, including the price per share merger consideration.

On June 8, 2017, members of the Company’s management team met with principals and representatives of Party B to discuss the Company’s business, portfolio and property-level operations.

Also on June 8, 2017, at the direction of the Company, representatives from Wells Fargo Securities had a status update call with members of GOV’s management team. GOV’s management indicated that GOV and its representatives were working diligently to complete a definitive proposal for Round II, including completing their mark-up of the bid draft merger agreement.

On June 13, 2017, the Company received a submission from GOV, which included: (i) a letter, dated June 13, 2017 and signed by Mr. David M. Blackman, president and chief operating officer of GOV, setting forth a proposal for GOV to acquire 100% of the Company’s outstanding equity for a cash purchase price of $11.00 per share; (ii) a detailed mark-up of the bid draft merger agreement; and (iii) a commitment letter from Citigroup Global Markets Inc. (“Citigroup”), which also serves as GOV’s financial advisor with respect to the mergers, for an unsecured $750 million bridge loan facility to be made to GOV. In its proposal letter, GOV indicated that it had substantially completed its due diligence of the Company, had or would have sufficient cash to fund the transaction (through the bridge loan facility together with capacity under its existing revolving credit facility and the planned assumption of certain mortgage debt of the Company), had substantially completed the prospectus supplement for an equity offering contemplated in connection with the transaction and was willing to negotiate and enter into a definitive agreement with respect to the proposal expeditiously. The proposal letter also indicated that the proposal had been approved by GOV’s board of trustees and that the proposed transaction would not require approval of GOV’s shareholders and would not include a financing contingency.

Also on June 13, 2017, the Company received a submission from Party B, which included: (i) a letter, dated June 13, 2017, setting forth a proposal for Party B to acquire 100% of the Company’s outstanding equity for a cash purchase price of $11.15 per share; (ii) an issues list regarding the bid draft merger agreement, including updates to the issues list previously provided on June 7, 2017 (although still noting that certain items were to be determined or subject to the completion of due diligence, including the amount of the reverse termination fee to be paid by Party B if it did not proceed to closing); and (iii) a commitment letter from a major lender for debt financing through two first-priority mortgage loans, a short-term loan of up to $320 million and long-term loan of up to $640 million to be made to Party B. In its proposal letter, Party B indicated that it expected to continue conducting due diligence of the Company for an additional two to three weeks (during which period Party B indicated the need to perform physical inspections of the Company’s Washington, D.C. properties and certain other properties, to commission third-party reports, including property condition reports and environmental reports, and to investigate the possibility of selling certain of the Company’s D.C. properties), and requested that the Company enter into an exclusivity agreement with Party B for that two-to-three week period. Party B also proposed a reverse termination fee construct in lieu of full specific performance, but did not propose an amount for the reverse termination fee. Party B’s submission did not provide a mark-up of the bid draft merger agreement, nor any commitment letter for the equity component of financing or sponsor guaranty.

On June 14, 2017, the Company also received a short letter from Party A, which reiterated its need for additional time in order to complete due diligence and finalize its underwriting and debt financing commitment, and which indicated that Party A believed it would be prepared to provide a specific proposal for a transaction with the Company by June 30, 2017. In conversations with representatives from Wells Fargo Securities, Party A had communicated that additional time was needed for underwriting and internal approvals by its foreign investment partners.

Also on June 14, 2017, members of the Company’s management team held a conference call with representatives from Wells Fargo Securities and Hogan Lovells to discuss the recent communications from GOV, Party A and Party B. The Company’s management and its representatives discussed the potential benefits and risks of each proposal, including the greater execution risk presented by Party B given the optional nature of its proposed transaction structure, whereby Party B could terminate the merger agreement for any reason and the Company’s only recourse for Party B’s failure to close would be receipt of the reverse termination fee, as well as Party B’s mortgage-based debt financing, compared to the fully committed proposal by GOV, an investment-grade, publicly traded REIT. Also discussed was a potential timeline for continuing the strategic alternatives process.

On June 16, 2017, the Board of Trustees held a meeting, together with members of the Company’s management team and representatives from Wells Fargo Securities and Hogan Lovells, to discuss updates regarding Round II of the Company’s process. Following a report from the Company’s management, Wells Fargo Securities summarized the terms of the respective proposals by GOV and Party B, and relayed the notice from Party A that it would not be in a position to provide a specific proposal until June 30, 2017. Wells Fargo Securities also summarized its communications with each of the parties since the last meeting of the Board of Trustees, and provided a comparison of each of GOV’s proposal and Party B’s proposal. The Company’s trustees, management and representatives discussed the greater execution risk presented by Party B’s proposal due to the “option-type” reverse termination fee construct of its proposed transaction structure (whereby Party B could terminate the merger agreement for any reason and the Company’s only recourse for Party B’s failure to close would be receipt of the reverse termination fee) and its mortgage-based debt financing, compared to the fully committed proposal by GOV. It was noted that, although GOV’s mark-up of the bid draft merger agreement included a reverse termination fee construct in lieu of full specific performance, Wells Fargo Securities believed, based on its discussions with representatives of GOV and given GOV’s fully financed proposal as a strategic buyer, that GOV would agree to a full specific performance construct, meaning that the Company would be entitled to pursue specific performance to require GOV to consummate the transaction and that GOV would be generally liable on an uncapped basis if it failed to close the transaction. A full discussion ensued among the Board of Trustees, management, Wells Fargo Securities and Hogan Lovells regarding the potential benefits and risks associated with GOV’s and Party B’s respective proposals. The Board of Trustees considered that, although Party B’s proposal included a slightly higher price than GOV’s proposal, pursuing a transaction with GOV would allow the Company to more quickly enter into a favorable definitive merger agreement with GOV on terms providing better certainty that a transaction would be consummated. This decision was based in part on Party B continuing to require two to three weeks of additional time to complete its diligence (during which period

Party B indicated the need to perform physical inspections of the Company’s Washington, D.C. properties and certain other properties, to commission third-party reports, including property condition reports and environmental reports, and to investigate the possibility of selling certain of the Company’s D.C. properties), while GOV indicated it had substantially completed its due diligence and was prepared to sign a definitive merger agreement within a matter of days.

During this meeting, the trustees also considered the risks associated with engaging in extended exclusive negotiations with Party B, including the fact that the Company, if it were restricted from negotiating with other parties, would continue to face market risk for a longer period while Party B completed its due diligence (including the risk of a reduction in Party B’s offer price given the extensive scope of this proposed additional due diligence), potentially placing the Company in a disadvantaged position to negotiate an agreement that would be fair to the Company and its shareholders. The Company also considered the risk of losing the more certain proposal from GOV while subject to exclusivity with Party B. The Company’s trustees, management and representatives discussed whether granting Party B’s request for two to three weeks, or even a shorter period of seven to 10 days, of additional due diligence would enable more certainty with respect to the parties’ ability to execute on Party B’s proposal. There also was discussion of the termination fees proposed by each of GOV and Party B. The Company’s representatives indicated that both the 4% of equity value proposed by Party B and $30 million fee proposed by GOV were at the higher end of the range of market fees, and that they would seek to negotiate with both parties for a lower termination fee. During the discussion, the Board of Trustees determined that both parties should be encouraged to improve their proposed purchase price and other terms of their proposals (including with respect to conditions and deal certainty) and the importance of submitting a mark-up of the bid draft merger agreement and otherwise solidifying its proposal should be emphasized to Party B. The trustees and the Company’s representatives also discussed the risk of waiting for the parties to improve their proposals, in that one or both of the parties could choose to disengage from the Company’s process, and the Company’s representatives were instructed to move quickly in discussing matters with GOV and Party B while continuing to wait for feedback from Party A. Following this discussion, representatives from Hogan Lovells reviewed with the Board of Trustees again the duties of the trustees under Maryland law with respect to considering a possible change-of-control transaction. A full discussion ensued. The Board of Trustees also discussed Wells Fargo Securities’ disclosures to the Board of Trustees regarding its material relationships with GOV, Party A, Party B and certain related entities.

Following this meeting, in accordance with the directives of the Board of Trustees, on June 17, 2017, representatives from Wells Fargo Securities had telephone calls with representatives of Party B to encourage Party B to provide a mark-up of the bid draft merger agreement in order to fully assess Party B’s proposal and to seek clarification on various matters, including the timeline for, and contingencies regarding, Party B’s due diligence review, specific steps to closing and associated timing for execution of a definitive agreement and announcement of a transaction, as well as an indication of Party B’s ability to improve the economic terms of its proposal. Also on June 17, 2017, as instructed, representatives from Wells Fargo Securities held a telephone call with Mr. Blackman of GOV and GOV’s financial advisor, Citigroup, to communicate the need for GOV to refine its proposed purchase price and agree to provide full specific performance and uncapped damages for failure to close the transaction in lieu of a reverse termination fee construct. A request was also made for clarification regarding specifics steps to closing and associated timing for execution of a definitive agreement and announcement of a transaction. In addition, representatives from Hogan Lovells and the Company’s management team prepared a revised draft merger agreement in response to GOV’s mark-up, which, among other things, rejected GOV’s proposed reverse termination fee construct and instead provided for full specific performance and uncapped damages for failure to close the transaction. Representatives of the Company provided the revised draft merger agreement to GOV on June 19, 2017.

On June 20, 2017, GOV submitted a letter signed by Mr. Blackman setting forth a revised proposal for GOV to acquire 100% of the Company’s outstanding equity for a cash purchase price of $11.15 per share, and indicating that GOV would agree with the Company’s request for an express right to seek full specific performance in lieu of a reverse termination fee. Attached to the letter was an exclusivity agreement signed by

Mr. Blackman, which provided for exclusivity through July 1, 2017. The letter indicated that the purchase price of $11.15 per share was GOV’s “best and final offer” and further provided that, in the absence of the Company entering into an exclusivity agreement with GOV by noon on June 22, 2017, GOV’s offer would be deemed withdrawn and GOV would cease any further work on a potential transaction with the Company. During the business hours of June 20, 2017, members of the Company’s management team updated the trustees, provided a copy of GOV’s letter and scheduled a meeting of the Board of Trustees for June 21, 2017 to discuss GOV’s revised proposal, as well as discussions with representatives of Party B.

Also on June 20, 2017, at the direction of the Company, representatives from Wells Fargo Securities informed representatives of Party B that the Board of Trustees was in the process of scheduling a meeting for the morning of June 21, 2017 in order to give Party B an opportunity to respond prior to such meeting. In response, on the evening of June 20, 2017, representatives of Party B contacted representatives from Wells Fargo Securities to discuss the terms of Party B’s proposal and engaged in a series of telephone calls with representatives from Wells Fargo Securities that evening. Over the course of these discussions, a representative of Party B orally communicated that Party B would be willing to increase its proposed purchase price to up to $11.25 per share but would continue to require a reverse termination fee structure in the leveraged private-equity model, with the specific terms and the fee amount to be determined. Representatives from Wells Fargo Securities requested clarification as to whether Party B was proposing an “option-type” reverse termination fee (meaning that Party B could terminate the merger agreement for any reason and the Company’s only recourse for Party B’s failure to close would be receipt of the reverse termination fee). Party B’s representatives confirmed and specifically stated that Party B would only agree to an “option-type” reverse termination fee. Party B’s representatives also indicated that Party B would not be in a position to provide a mark-up of the bid draft merger agreement at such time. As directed by the Company, representatives from Wells Fargo Securities reminded Party B’s representatives of the upcoming meeting of the Board of Trustees scheduled for the morning of June 21, 2017, and specifically requested that Party B provide its revised offer in writing, together with a mark-up of the bid draft merger agreement, prior to the scheduled meeting of the Board of Trustees. Party B’s representatives indicated that it was unlikely that Party B would be able to submit an offer in writing before the scheduled meeting of the Board of Trustees and also indicated that, before entering into a definitive agreement with respect to a transaction, Party B needed to undertake the following prior to entering into a definitive agreement: (i) physically inspect the Company’s Washington, D.C. properties and certain other properties, (ii) complete its due diligence review of all materials in the electronic data room, (iii) complete all due diligence with respect to tax matters and (iv) commence certain third-party reports (property condition reports and environmental reports).

On June 21, 2017, the Board of Trustees held a meeting, together with members of the Company’s management team and representatives from Wells Fargo Securities and Hogan Lovells, to discuss updates regarding the representatives’ discussions with GOV and Party B. Wells Fargo Securities summarized its discussions with GOV and Party B since the last meeting of the Board of Trustees and provided an overview of GOV’s letter, a copy of which was previously provided to the trustees in advance of the meeting. Representatives from Wells Fargo Securities indicated that, based on their discussions with Party B’s representatives the prior evening, it was uncertain whether Party B would submit a revised offer in writing reflecting their latest oral communications. It was also noted that the Company had not received any further meaningful updates from Party A. The trustees and the Company’s representatives discussed the price difference between GOV’s final written proposal and the oral communications of Party B’s representatives, and also discussed the expected timing of signing and closing a transaction with each of the parties and execution risks associated with pursuing a transaction with Party B, especially in light of its repeated request for additional due diligence, continued demand for an “option-type” reverse termination fee and the lack of clarity regarding Party B’s proposal in the absence of a mark-up of the bid draft merger agreement. The trustees and the Company’s representatives further discussed that Party B’s proposal contemplated marketing for sale some or all of the Company’s Washington, D.C. properties prior to closing a merger transaction with the Company and that this simultaneous asset sales process could delay closing of a merger transaction with Party B or otherwise raise the risks that Party B might not proceed to closing the transaction at the agreed upon price, or at all. The view of the Board of Trustees was that Party B’s proposal placed significantly greater execution risk on the Company than did GOV’s proposal. Also, the trustees and the Company’s representatives discussed the fact that the proposals by both GOV and Party B contemplated a prohibition on the Company making any further dividend payments prior to closing. Finally, the trustees noted the risks of waiting for an unknown proposal to materialize from Party A, including the risk that Party A might not submit a proposal (as Party A had failed to submit a final proposal in connection with its initial discussions with the Company between October 2016 and January 2017). The trustees then discussed the June 22, 2017 deadline for responding to GOV’s final offer and its impact on the process. The trustees discussed the risks associated with not responding to GOV’s deadline, including the risk that GOV could terminate discussions with the Company, leaving the Company with diminished negotiating leverage if it decided to continue discussions with Party B or, in the event it ultimately made a proposal, with Party A. Following a full discussion, the Board of Trustees voted unanimously to authorize the Company to enter into exclusive negotiations with GOV. The trustees directed the Company’s management team to negotiate and execute the exclusivity agreement with GOV and to proceed with negotiations for a definitive agreement providing for a merger transaction. The Company’s management team and representatives noted that upon entering into an exclusivity agreement with GOV, the Company would be restricted from engaging with any third parties, including Party B and Party A, until the termination of such agreement.

Also on June 21, 2017, representatives of Party B submitted to the Company a short, unsigned letter memorializing Party B’s oral offer and proposing to purchase 100% of the equity of the Company for $11.25 per share with a reverse termination fee of approximately $40 million. The letter did not propose specific timing for entering into a definitive agreement, and no mark-up of the bid draft merger agreement was provided. Members of the Company’s management team updated the Board of Trustees and provided them with a copy of the letter. At its meeting earlier that morning, the Board of Trustees unanimously agreed that, in the event that Party B submitted a revised offer letter, no further meeting was required if Party B’s letter was consistent with its oral offer relayed to representatives of the Company the prior evening and discussed at the meeting. As the terms of the unsigned letter on behalf of Party B were consistent with the terms discussed during the meeting of the Board of Trustees earlier that morning, after updating the Board of Trustees, the Company proceeded, based on the authorization of the Board of Trustees, to enter into exclusive negotiations with GOV.

Later on June 21, 2017, in accordance with the directives of the Board of Trustees, the Company entered into an exclusivity agreement with GOV, which required the Company and its representatives to terminate and cease all discussions with all third parties with respect to any alternative acquisition proposal through 5:00 p.m. (ET) on July 1, 2017 and to notify GOV of any alternative acquisition proposal received by the Company during the exclusivity period. The Company terminated access to the electronic data room for Party A, Party B and their respective representatives.

From June 21, 2017 until the execution of the Merger Agreement on June 27, 2017, representatives of the Company and GOV participated in a series of telephone discussions and other communications in order to discuss matters related to a potential merger transaction, including, among other things, due diligence matters and the potential structure and terms of a transaction, including the treatment of unitholders of Company LP, deal protection provisions, termination rights and fees, specific performance remedies and operational matters. During this period, the Company’s management regularly updated the trustees on the status of discussions with GOV, and the trustees expressed continued support for these discussions.

Also during this period, the Company, GOV and their respective legal representatives continued to negotiate the terms of the merger agreement and related transaction documents. Hogan Lovells, on behalf of the Company, and Sullivan & Worcester LLP (“Sullivan & Worcester”), on behalf of GOV, exchanged several drafts of the merger agreement and related transaction documents and held several conference calls to discuss these drafts and identify items to be discussed among the principals of the Company and GOV. GOV and its representatives also continued to conduct confirmatory due diligence of the Company.

On the morning of Sunday, June 25, 2017, the respective general counsels of the Company and of GOV’s manager, The RMR Group LLC (“RMR LLC”), and representatives from Hogan Lovells and Sullivan &

Worcester participated in a conference call to discuss the merger agreement and related transaction documents. During this discussion, the parties negotiated the merger agreement and narrowed the outstanding issues to a short list. Shortly after the call, the respective principals of the Company and GOV scheduled a conference call for the morning of June 26, 2017 to discuss the list of outstanding issues.

Late in the evening on Sunday, June 25, 2017, the Company received an unsolicited, unsigned letter from representatives of Party B, which set forth a revised proposal for Party B to acquire 100% of the Company’s outstanding equity for a cash purchase price of $11.40 per share. Other than the revised per share offer price, the letter was not substantially different from the unsigned letter provided by representatives of Party B on June 21, 2017. Party B for the first time also provided a mark-up of the bid draft merger agreement, which had been provided to Round II bidders on May 25, 2017. This mark-up reflected the terms of Party B’s unsigned letter and the issues list it previously provided, including an “option-type” reverse termination fee construct pursuant to which the Company would have no specific performance rights and the Company’s only recourse would be the $40 million reverse termination fee if Party B failed to close when all closing conditions had been satisfied or waived (but not for breach generally). In accordance with its obligations under the exclusivity agreement, the Company promptly informed GOV of the Company’s receipt of Party B’s revised offer.

Early in the morning of June 26, 2017, members of the Company’s management team updated the Board of Trustees, provided them with a copy of the unsolicited, unsigned letter received from representatives of Party B, informed them of management’s upcoming, previously scheduled conference call with GOV and scheduled a meeting of the Board of Trustees for later that day.

Later in the morning of June 26, 2017, executive officers of the Company, a managing trustee and officers of GOV and representatives from Hogan Lovells, Sullivan & Worcester, Wells Fargo Securities and Citigroup participated in two conference calls to discuss the list of outstanding issues between the parties. During these discussions, the Company and GOV reached an agreement in principle on the remaining substantive points in the merger agreement, other than the size of the Company’s termination fee, which the Company advised GOV and its representatives that it was continuing to consider (and would have to discuss with the Board of Trustees).

In the afternoon on June 26, 2017, the Board of Trustees held a meeting, together with members of the Company’s management team and representatives from Wells Fargo Securities and Hogan Lovells, to discuss updates regarding the Company’s negotiations with GOV and Party B’s latest offer, which was previously provided to the Board of Trustees in advance of the meeting. The Company’s management and representatives summarized the discussions between the Company and GOV and indicated that the parties had made significant progress in finalizing the merger agreement and related transaction documents and completing confirmatory due diligence, noting that the principal outstanding point was the size of the Company’s termination fee. They also discussed Party B’s new unsolicited, unsigned letter and mark-up received late Sunday evening, and reviewed the Company’s obligations under its exclusivity agreement with GOV not to engage in discussions with any third party. Wells Fargo Securities summarized for the Board of Trustees its discussions with representatives of GOV regarding GOV’s expected timing for a transaction with the Company, which was to enter into a definitive merger agreement late in the day on June 27, 2017 and to launch an equity offering prior to market open on the morning of June 28, 2017. The trustees and the Company’s representatives discussed the price difference between the two proposals and the relative certainty and potential execution risks presented by each proposal at this stage in the process. It continued to be the unanimous view of the Board of Trustees that Party B’s proposal placed significantly greater execution risk on the Company than did GOV’s proposal. The trustees noted that GOV was prepared to enter into a definitive merger agreement for a fully committed, fully enforceable transaction with the Company immediately upon approval by the Board of Trustees. The trustees and the Company’s representatives also discussed some of the uncertainties still associated with Party B’s proposal, as well as the fact that it was still structured as an “option-type” transaction pursuant to which Party B could terminate the merger agreement for any reason, and a $40 million reverse termination fee would be the Company’s only recourse for Party B’s failure to close the transaction. In addition, the trustees discussed the fact that Party B’s mark-up of the bid draft merger agreement contemplated a simultaneous asset sales process for certain assets that could both delay closing and potentially impact the likelihood that Party B would fail to close (and pay the reverse termination fee) or seek revised pricing for the transaction if Party B did not obtain from the proposed asset sales the price contemplated by Party B in underwriting the portfolio (in particular when combining this asset sale concept with the “option-type” structure contemplated by Party B’s offer). In light of this discussion and the continued uncertainty posed by Party B’s proposal, the Board of Trustees indicated continued support for the GOV transaction, but instructed the Company and its representatives to seek an improved offer price and lower termination fee from GOV in light of Party B’s new unsolicited, unsigned letter.

Shortly after the meeting of the Board of Trustees, and as instructed, representatives from Wells Fargo Securities had a telephone call with representatives of Citigroup to relay the request of the Board of Trustees for an improved purchase price and lower termination fee from GOV. Citigroup communicated that GOV already had improved its proposed purchase price from $11.00 per share to $11.15 per share in the proposal submitted on June 20, 2017 and that the representatives of Citigroup believed that $11.15 per share continued to be GOV’s best and final offer. Representatives of Citigroup thereafter confirmed that they had discussed the Board of Trustees’ request with GOV and that GOV indicated that $11.15 per share was its best and final offer and that if a definitive merger agreement was not signed the following day, GOV would terminate discussions with the Company. However, Citigroup indicated that GOV would agree to reduce the Company’s termination fee from the $30 million proposed by GOV to $25 million.

In the evening on June 26, 2017, the Board of Trustees held another meeting, together with members of the Company’s management team and representatives from Wells Fargo Securities and Hogan Lovells, to discuss updates regarding the Company’s continued negotiations with GOV. Wells Fargo Securities summarized its discussions with Citigroup, including the fact that GOV had communicated it was not willing to further increase its final purchase price of $11.15 per share, but would agree to a reduced Company termination fee of $25 million. The trustees and the Company’s representatives discussed the relative certainty of a transaction with GOV, in comparison to Party B’s proposal. The Company’s trustees, management and representatives also again discussed Party B’s contemplated marketing for sale some or all of the Washington, D.C. properties, noting that in earlier communications, they had learned that Party B’s expectations regarding the values it believed could be realized in such sales transactions were, in the Company’s view, aggressive. As a result, the possibility that Party B might not be able to realize its expected proceeds from the sale of such assets, when considered alongside the proposed “option-type” reverse termination fee structure, could present significant execution risks for the Company to consummate a transaction at the agreed upon price, or at all. Also discussed was the recent closing price of the Common Shares, which, at $11.35 per share, was higher than GOV’s offer, although it was noted that GOV’s offer reflected a premium of approximately 9.3% to the Company’s 30-trading day volume weighted average price ended April 24, 2017, the last trading day before media speculation regarding a potential sale of the Company, and a premium of approximately 11.4% over the unaffected closing price for a Common Share on March 24, 2017, the last trading day prior to commencement of the Company’s strategic alternatives process. The Board of Trustees unanimously expressed consensus that the Company should continue to engage in discussions with GOV with a view toward finalizing the merger agreement and related transaction documents, and scheduled a meeting of the Board of Trustees for the following evening.

Following this meeting, in accordance with the directives of the Board of Trustees, on June 26, 2017 and on June 27, 2017, the Company, GOV and their respective representatives continued discussions and made significant progress in finalizing the merger agreement and related transaction documents.

In the evening on June 27, 2017, the Board of Trustees held a meeting, together with members of the Company’s management team and representatives from Wells Fargo Securities and Hogan Lovells, to discuss updates regarding the Company’s continued negotiations with GOV. The Company’s management team provided updates on the Company’s discussions with GOV, including that the merger agreement was substantially complete and that the parties were prepared to enter into a definitive agreement later that night if approved by each party’s board of trustees. The Board of Trustees expressed its consensus view that, as currently contemplated, the proposed transaction with GOV presented a superior transaction to Party B’s current proposal, notwithstanding the perceived difference in price, given the certainty, expected speed and contemplated terms of the transaction with GOV, as compared with the same factors in Party B’s proposed transaction. Representatives from Hogan Lovells summarized the terms of the merger agreement and related transaction documents previously provided to the trustees in advance of the meeting and responded to questions from the trustees. Representatives from Hogan Lovells also provided a review of the duties of the trustees under Maryland law with respect to considering a possible change-of-control transaction. The trustees also reviewed and discussed each of the proposed resolutions previously provided to the trustees in advance of the meeting. During an executive session, from which the Company’s management team, including Robert Milkovich, President, Chief Executive Officer and Chief Operating Officer and a trustee of the Company, was excused, the remaining trustees discussed the proposed transaction, management’s role in negotiating the proposed transaction and any potential conflicts of interest in connection therewith, and following that discussion recommended that the full Board of Trustees approve the transaction. Following this discussion, the Company’s management team, including Mr. Milkovich, returned to the meeting, and the trustees continued discussion and evaluation of the proposed transaction. Wells Fargo Securities reviewed its financial analysis of the consideration to be received in the REIT Merger with the Board of Trustees and rendered to the Board of Trustees an oral opinion, confirmed by delivery of a written opinion dated June 27, 2017, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications described in its opinion, the consideration to be received in the REIT Merger by holders of Common Shares (other than the GOV Parties and their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. After discussion, the Board of Trustees unanimously determined that the Merger Agreement and related transaction documents were advisable and fair to and in the best interests of the Company and its shareholders and approved the mergers, the Merger Agreement, the other transaction documents and the transactions contemplated thereby and further resolved to recommend to the Company’s shareholders that they vote to approve the REIT Merger and the other transactions contemplated by the Merger Agreement.

Later on June 27, 2017, representatives of the Company and GOV executed the Merger Agreement. Each of the Company and GOV issued a press release announcing the Merger Agreement prior to the opening of trading on June 28, 2017.

Following the execution of the Merger Agreement, in accordance with the terms thereof, the Company sent letters to the parties that had entered into nondisclosure agreements with the Company during its strategic alternatives process, which letters instructed such parties to return or destroy the confidential due diligence materials previously provided through the process.

Recommendations and Reasons for the Mergers

After careful consideration, our Board of Trustees has unanimously approved the REIT Merger, the Merger Agreement and the other transactions contemplated thereby and has declared the REIT Merger, the Merger Agreement and the other transactions contemplated thereby advisable and in the best interests of the Company and its shareholders. Our Board of Trustees unanimously recommends that you vote “FOR” the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement, “FOR” the non-binding, advisory merger-related compensation proposal and “FOR” the adjournment proposal.

In evaluating the REIT Merger, our Board of Trustees consulted with the Company’s executive officers and outside legal and financial advisors and, in reaching its decision to unanimously approve the transactions contemplated by the Merger Agreement, including the REIT Merger and the Partnership Merger, carefully considered numerous factors that our Board of Trustees believed supported its decision, including the following material factors:

•	our Board of Trustees’ knowledge of the business, operations, financial condition, earnings and prospects of the Company, as well as its knowledge of the current and prospective environment in which the Company operates, including economic and market conditions;

•	our Board of Trustees’ review of the Company’s near-term and long-term independent business plan, including an extensive financial review of the Company’s possible future performance under various scenarios (in particular, including growth-oriented acquisition scenarios over a five-year analysis period);

•	our Board of Trustees’ belief that the mergers are more favorable to the Company’s shareholders and the holders of partnership units than other potential strategic alternatives available to the Company, including remaining an independent public company as a result of the risks and uncertainties associated with continuing to pursue our strategic plans as an independent public company;

•	the current and historical trading prices for the Common Shares and the fact that the merger consideration of $11.15 per share represented: (a) a premium of approximately 5.1% over the unaffected closing price for a Common Share on April 24, 2017, the last trading day prior to media reports that the Company was exploring strategic alternatives, (b) a premium of approximately 11.4% over the unaffected closing price for a Common Share on March 24, 2017, the last trading day prior to commencement of the strategic process, (c) premiums of approximately 9.3% and 9.4% over the volume weighted average trading price for a Common Share for the 30 and 60 days ended April 24, 2017, respectively, and (d) premiums of approximately 1.4%, 5.9% and 9.2% over the 30-day, 90-day and 180-day volume weighted average trading prices, respectively, for a Common Share prior to June 27, 2017, the last trading day prior to the public announcement of the Merger Agreement;

•	favorable conditions for sale transactions in the real estate markets generally and the Washington, D.C. office market specifically, including prices for Washington, D.C. office real estate assets being at or near historical highs while capitalization rates are at or near historical lows, the relatively low interest rate environment and the possibility that interest rates may continue to rise in the near future;

•	general macroeconomic challenges and economic weakness in the office and business park operating markets within the greater Washington, D.C. metropolitan area, which could continue to impede rent increases and keep historically high tenant concession packages intact;

•	the breadth of the strategic process conducted under the direction of our Board of Trustees, and the extensive number of third parties solicited as potential bidders in such process, which provided our Board of Trustees with an indication of market pricing for the Company;

•	the fact that the termination fee of $25 million that would be payable by us to GOV in certain circumstances was viewed by our Board of Trustees, after consultation with the Company’s management team and outside legal and financial advisors, as reasonable and not likely to preclude other parties from making a competing acquisition proposal;

•	the fact that the up to $5 million expense reimbursement that would be payable by us to GOV if the Merger Agreement is terminated in certain circumstances was viewed by our Board of Trustees, after consultation with the Company’s management team and outside legal and financial advisors, as reasonable;

•	the high probability that the mergers would be completed based on, among other things, GOV’s size and financial liquidity, the lack of a financing condition for the mergers, the amount committed by a reputable financial institution pursuant to the commitment letter that would cover a significant portion of the aggregate consideration to be paid by GOV to fund the mergers and the other transactions contemplated by the Merger Agreement, if needed, and our right to seek specific performance if GOV breaches the Merger Agreement;

•	the terms and conditions of the Merger Agreement, which were reviewed by our Board of Trustees with the members of the Company’s management team and outside legal advisors, and the fact that such terms were the product of arm’s-length negotiations between the parties;

•

the Company’s ability to terminate the Merger Agreement in certain circumstances in order to enter into a definitive agreement providing for a superior proposal if our Board of Trustees determines, after consultation with the Company’s outside legal and financial advisors and after taking into account any changes to the terms of the Merger Agreement proposed by GOV in response to such a proposal, that the superior proposal continues to be a superior proposal, subject to payment to GOV of a termination fee of $25 million;

•	the opinion, dated June 27, 2017, of Wells Fargo Securities to the Board of Trustees as to the fairness, from a financial point of view and as of such date, of the consideration to be received in the REIT Merger by holders of Common Shares (other than the GOV Parties and their respective affiliates) pursuant to the Merger Agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as further described in “—Opinion of the Company’s Financial Advisor;”

•	the fact that the merger consideration will provide the Company’s shareholders with immediate fair value, in cash, for their Common Shares;

•	the limited number of potential purchasers with a tenant and geographic focus consistent with the Company’s portfolio, and the financial ability to acquire the Company in a single transaction; and

•	the fact that the REIT Merger would be subject to the approval of the Company’s shareholders, and the fact that the Company’s shareholders would be free to reject the REIT Merger by voting against it for any reason, including if a superior offer were to be made prior to the Special Meeting (although we may be required to pay an expense reimbursement or, if we subsequently were to enter into a definitive agreement relating to and consummate such superior proposal, a termination fee to GOV in certain circumstances).

Our Board of Trustees also considered a variety of risks and other potentially negative factors concerning the REIT Merger and the Merger Agreement, including the following:

•	the mergers would preclude the Company’s shareholders and holders of partnership units from having the opportunity to participate in the future performance of our assets, future potential earnings growth, future potential appreciation of the value of the Common Shares or future dividends that could be realized depending on our future performance;

•	the significant costs involved in connection with entering into and completing the mergers or, alternatively, failing to consummate the mergers, including the possibility that we would be required to pay up to $5 million of expense reimbursement to GOV if the Merger Agreement is terminated in certain circumstances;

•	the substantial time and effort of management required to consummate the mergers and related disruptions to the operation of our business;

•	the restrictions on the conduct of our business prior to the completion of the mergers, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the mergers;

•	the pending mergers or failure to complete the mergers may cause harm to relationships with our tenants, lenders, shareholders, joint venture partners, employees and other business associates, and may divert the attention of the Company’s management and employees away from the day-to-day operation of our business;

•	our inability to solicit competing acquisition proposals and the possibility that we would be required to pay GOV a $25 million termination fee if the Merger Agreement is terminated in certain circumstances (see “The Merger Agreement—No Solicitation of Acquisition Proposals”) could discourage other potential bidders from making a competing bid to acquire us;

•	the fact that an all cash merger consideration would be taxable to our shareholders for U.S. federal income tax purposes; and

•	the fact that some of our trustees and executive officers may have interests in the mergers and the other transactions contemplated by the Merger Agreement that are different from, or in addition to, those of our shareholders, including the interests of our trustees and executive officers discussed under “—Interests of Our Trustees and Executive Officers in the Mergers” on page 54 of this Proxy Statement.

The above discussion of the factors considered by our Board of Trustees is not intended to be exhaustive and is not provided in any specific order or ranking, but does set forth material factors considered by our Board of Trustees. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, our Board of Trustees did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative or specific weight or values to any of these factors, and individual trustees may have held varied views of the relative importance of the factors considered. Our Board of Trustees viewed its position and recommendation as being based on an overall review of the totality of the information available to it, including discussions with the Company’s management and legal and financial advisors, and considered these factors to be favorable to, and to support, its determination regarding the mergers, and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the mergers, the Merger Agreement and the other transactions contemplated thereby. This explanation of the Company’s reasons for entering into the REIT Merger and other information presented in this section is forward-looking in nature and should be read in light of the “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, our Board of Trustees has unanimously approved the REIT Merger, the Merger Agreement and the other transactions contemplated thereby and has declared the REIT Merger, the Merger Agreement and the other transactions contemplated thereby advisable and in the best interests of the Company and its shareholders. Our Board of Trustees unanimously recommends that you vote “FOR” the proposal to approve the REIT Merger and the other transactions contemplated by the Merger Agreement, “FOR” the non-binding, advisory merger-related compensation proposal and “FOR” the adjournment proposal.

Opinion of the Company’s Financial Advisor

The Company has engaged Wells Fargo Securities to act as the Company’s financial advisor in connection with the mergers. As part of Wells Fargo Securities’ engagement, the Board of Trustees requested that Wells Fargo Securities evaluate the fairness, from a financial point of view, of the consideration to be received in the REIT Merger by holders of Common Shares (other than the GOV Parties and their respective affiliates) pursuant to the Merger Agreement. On June 27, 2017, at a meeting of the Board of Trustees held to evaluate the mergers, Wells Fargo Securities rendered to the Board of Trustees an oral opinion, confirmed by delivery of a written opinion dated June 27, 2017, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken stated in its opinion, the consideration to be received in the REIT Merger by holders of Common Shares (other than the GOV Parties and their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Wells Fargo Securities’ written opinion, dated June 27, 2017, to the Board of Trustees is attached as Exhibit B to this Proxy Statement and is incorporated in this Proxy Statement by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in rendering its opinion. The following summary is qualified in its entirety by reference to the full text of the opinion. The opinion was addressed to the Board of Trustees (in its capacity as such) for its information and use in connection with its evaluation of the consideration to be received in the REIT Merger from a financial point of view and did not address any other terms, aspects or implications of the mergers. Wells Fargo Securities’ opinion did not address the merits of the underlying decision by the Company to enter into the Merger Agreement or the relative merits of the mergers compared with other business strategies or transactions available or that have been or might be considered by the Company or the Board of Trustees or in which the Company might engage. Wells Fargo Securities’ opinion does not constitute a recommendation to the Board of Trustees or any other person or entity in respect of the mergers, including as to how any holder of any of the Company’s securities should vote or act in connection with the mergers or any other matters.

The terms of the mergers were determined through negotiations between the Company and GOV, rather than by any financial advisor, and the decision to enter into the Merger Agreement was solely that of the Board of Trustees. Wells Fargo Securities did not recommend any specific form of consideration to the Board of Trustees or that any specific form of consideration constituted the only appropriate consideration for the mergers. Wells Fargo Securities’ opinion was only one of many factors considered by the Board of Trustees in its evaluation of the consideration to be received in the REIT Merger and should not be viewed as determinative of the views of the Board of Trustees, management or any other party with respect to the mergers or the consideration payable in the mergers.

In arriving at its opinion, Wells Fargo Securities, among other things:

•	reviewed a draft, dated June 27, 2017, of the Merger Agreement, including the financial terms thereof;

•	reviewed certain publicly available business, financial and other information regarding the Company, including information set forth in the Company’s annual reports on Form 10-K for the fiscal years ended December 31, 2015 and December 31, 2016 and quarterly report on Form 10-Q for the period ended March 31, 2017;

•	reviewed certain other business and financial information regarding the Company furnished to Wells Fargo Securities by and discussed with the Company’s management, including financial forecasts and estimates relating to the Company prepared by the Company’s management;

•	discussed with the Company’s management the operations and prospects of the Company, including the historical financial performance and trends in the results of operations of the Company;

•	participated in discussions and negotiations among representatives of the Company, GOV and their respective advisors regarding the mergers and considered the results of the efforts on behalf of the Company to solicit, at the direction of the Company, indications of interest and definitive proposals from third parties regarding a possible acquisition of the Company;

•	reviewed reported prices and trading activity for the Common Shares;

•	analyzed the estimated net asset value of the Company’s real estate portfolio and other assets based upon the financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the Company’s management;

•	compared certain financial data of the Company with similar data of certain publicly traded companies that Wells Fargo Securities deemed relevant in evaluating the Company;

•	analyzed the estimated present value of the future cash flows and dividends per share of the Company based upon the financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the Company’s management; and

•	considered such other information, such as financial studies and analyses, as well as financial, economic and market criteria, and made such other inquiries, as Wells Fargo Securities deemed relevant.

In connection with its review, Wells Fargo Securities assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to Wells Fargo Securities, including all accounting, tax, regulatory and legal information, and Wells Fargo Securities did not make (and did not assume any responsibility for) any independent verification of such information. Wells Fargo Securities relied upon assurances of the Company’s management and other representatives of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts, estimates and other information relating to the Company that Wells Fargo Securities was directed to utilize in its analyses, Wells Fargo Securities was advised by the Company’s management and Wells Fargo Securities assumed that they were reasonably prepared and reflected the best currently available estimates, judgments and assumptions of the Company’s management as to the future financial performance of the Company and the other matters covered thereby. Wells Fargo Securities assumed no responsibility for, and expressed no view as to, such forecasts, estimates or other information utilized in Wells Fargo Securities’ analyses or the judgments or assumptions upon which they were based. Wells Fargo Securities also assumed that there had been no meaningful changes in the condition (financial or otherwise), results of operations, businesses or prospects of the Company since the date of the most recent financial statements and other information provided to Wells Fargo Securities. Wells Fargo Securities relied, at the direction of the Company, upon the assessments of the Company’s management as to, among other things, (i) the potential impact on the Company of certain market, competitive and other trends in and prospects for the real estate industry and related credit and financial markets, including in the greater Washington D.C. and southern Virginia markets, and governmental, regulatory and legislative matters relating to or otherwise affecting the Company, and (ii) existing and future relationships, agreements and arrangements with, and the ability to attract and retain, key employees, property managers, leasing agents, tenants and other commercial relationships of the Company. Wells Fargo Securities assumed, with the Company’s consent, that there would be no developments with respect to any such matters that would be meaningful in any respect to Wells Fargo Securities’ analyses or opinion and that any alternative transaction structure to the mergers as permitted under the Merger Agreement would not impact such analyses or opinion.

In arriving at its opinion, Wells Fargo Securities did not conduct physical inspections of the properties or assets of the Company or any other entity, and Wells Fargo Securities did not make and was not provided with any evaluations or appraisals of the properties, assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company or any other entity. Wells Fargo Securities also did not evaluate the solvency or fair value of the Company or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

In rendering its opinion, Wells Fargo Securities assumed, at the direction of the Company, that the final form of the Merger Agreement, when signed by the parties thereto, would not differ from the draft Merger Agreement reviewed by Wells Fargo Securities in any respect meaningful to Wells Fargo Securities’ analyses or opinion, that the mergers would be consummated in accordance with the terms described in the Merger Agreement and related documents and in compliance with all applicable laws, documents and other requirements without amendment or waiver of any material terms or conditions and that, in the course of obtaining any necessary governmental, regulatory or third party consents, approvals or agreements for the mergers, no delay, limitation or restriction, including any divestiture or other requirements, would be imposed or occur or action would be taken that would be meaningful in any respect to Wells Fargo Securities’ analyses or opinion. Wells Fargo Securities was advised by the Company, and Wells Fargo Securities assumed, that the Company operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its election to be taxed as a REIT.

Wells Fargo Securities’ opinion was necessarily based on economic, market, financial and other conditions existing, and information made available to Wells Fargo Securities, as of the date of Wells Fargo Securities’ opinion. Although subsequent developments may affect the matters set forth in its opinion, Wells Fargo Securities does not have any obligation to update, revise, reaffirm or withdraw its opinion or otherwise comment on or consider any such events occurring or coming to Wells Fargo Securities’ attention after the date of its opinion.

Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received in the REIT Merger by holders of Common Shares

(other than the GOV Parties and their respective affiliates) to the extent expressly specified in Wells Fargo Securities’ opinion, without regard to individual circumstances of specific holders that may distinguish such holders or the securities of the Company held by such holders, and no opinion or view was expressed as to the relative fairness or otherwise of any consideration or other amounts payable in respect of any other securities of the Company, including, without limitation, in respect of units of partnership interest in Company LP or any other entity. Wells Fargo Securities’ opinion did not address any other terms, aspects or implications of the mergers, including, without limitation, the form or structure (or any alternative structure) of the mergers or any terms, aspects or implications of any arrangements, agreements or understandings entered into in connection with or contemplated by the mergers or otherwise. In addition, Wells Fargo Securities’ opinion did not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the mergers or any related entities, or class of such persons, relative to the consideration to be received in the REIT Merger or otherwise. Wells Fargo Securities’ opinion also did not address the merits of the underlying decision by the Company to enter into the Merger Agreement or the relative merits of the mergers compared with other business strategies or transactions available or that have been or might be considered by the Company or the Board of Trustees or in which the Company might engage. Wells Fargo Securities also did not express any opinion or view with respect to, and at the direction of the Company relied upon the assessments of representatives of the Company regarding, accounting, tax, regulatory, legal or similar matters as to which Wells Fargo Securities understood that the Company obtained such advice as the Company deemed necessary from qualified professionals. Except as described in this summary, the Company imposed no other instructions or limitations on Wells Fargo Securities with respect to the investigations made or procedures followed by Wells Fargo Securities in rendering its opinion.

In connection with rendering its opinion, Wells Fargo Securities performed certain financial, comparative and other analyses as summarized below. This summary is not a complete description of the financial analyses performed and factors considered in connection with such opinion. In arriving at its opinion, Wells Fargo Securities did not ascribe a specific value to the Common Shares but rather made its determinations as to the fairness, from a financial point of view, of the consideration to be received in the REIT Merger on the basis of various financial and comparative analyses taken as a whole. The preparation of a financial opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a financial opinion is not readily susceptible to summary description.

In arriving at its opinion, Wells Fargo Securities did not attribute any particular weight to any single analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses performed and factors considered in the context of the circumstances of this particular transaction. Accordingly, the analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying such opinion. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary. No company is identical to the Company and an evaluation of Wells Fargo Securities’ analyses is not entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies reviewed.

In performing its analyses, Wells Fargo Securities considered industry performance, general business and economic conditions and other matters existing as of the date of its opinion, many of which are beyond the control of the Company or any other parties to the mergers. None of the Company, Wells Fargo Securities or any other person assumes responsibility if future results are different from those described whether or not any such difference is material. Any estimates contained in these analyses and the ranges of values resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of properties, businesses or securities do not purport to be appraisals or necessarily reflect the prices at which properties, businesses or securities may actually be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, the following analyses are inherently subject to substantial uncertainty.

Financial Analyses

The following is a summary of the material financial analyses provided on June 27, 2017 to the Board of Trustees by Wells Fargo Securities in connection with its opinion. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses.

Net Asset Value Analysis. Wells Fargo Securities performed a net asset value analysis of the Company based on the Company’s balance sheet data as of March 31, 2017 and other information and data provided by the Company’s management. An estimated aggregate net asset value reference range for the Company was calculated based on the net operating income of, and capital costs related to, the Company’s assets as provided by the Company’s management utilizing an approximately ten-year projected period and market and submarket specific capitalization rates on an asset-by-asset basis taking into account, among other factors, the asset quality, tenant roster, portfolio location, current occupancy levels and lease maturity profiles of such assets. For purposes of its net asset value analysis, Wells Fargo Securities also took into account, based on the Company’s balance sheet as of March 31, 2017 and other information and data provided by the Company’s management, (i) the estimated market value of certain land owned by the Company and the total estimated value of the Company’s cash, cash equivalents and other non-real estate assets as of March 31, 2017 and (ii) the total estimated amount of the Company’s liabilities as of March 31, 2017, with total estimated debt marked to market as of May 31, 2017. This analysis indicated the following approximate implied equity value per share reference range for the Company, as compared to the consideration to be received in the REIT Merger:

Implied Equity Value Per Share Reference Range	REIT Merger Consideration
$10.55 - $11.44	$11.15

Selected Public Companies Analysis. Wells Fargo Securities reviewed and compared financial and operating data relating to the Company and the following seven selected publicly traded REITs with primarily office properties that Wells Fargo Securities deemed generally relevant (the “selected companies”):

•	Brandywine Realty Trust

•	Corporate Office Properties Trust

•	Cousins Properties Incorporated

•	Highwoods Properties, Inc.

•	Piedmont Office Realty Trust, Inc.

•	TIER REIT, Inc.

•	Washington Real Estate Investment Trust

Wells Fargo Securities reviewed, among other information, closing stock prices of the selected companies on June 26, 2017 (the last trading day prior to execution of the Merger Agreement) as multiples of calendar years 2017 and 2018 estimated funds from operations per share (“FFO per share”) and funds from operations (“FFO”) as adjusted for certain items, including primarily straight-line rent revenues, recurring capital expenditures, above market and below market lease amortization and non-cash employee compensation per share (“AFFO per share”). Estimated financial data of the selected companies were based on publicly available Wall Street research analysts’ estimates and other publicly available information. Estimated financial data of the Company were based on financial forecasts and estimates of the Company’s management.

The overall low to high calendar year 2017 estimated FFO per share and calendar year 2017 estimated AFFO per share multiples observed for the selected companies were 11.9x to 18.1x (with a mean of 14.7x and a median of 14.9x) and 16.3x to 23.7x (with a mean of 21.0x and a median of 22.1x), respectively, and the overall low to high calendar year 2018 estimated FFO per share and calendar 2018 estimated AFFO per share multiples observed for the selected companies were 11.4x to 17.5x (with a mean and median of 14.0x, each) and 16.1x to 22.1x (with a mean of 19.5x and a median of 19.8x), respectively. Wells Fargo Securities then applied selected ranges of calendar year 2017 estimated FFO per share and calendar year 2017 estimated AFFO per share multiples of 12.0x to 15.0x and 18.0x to 21.0x, respectively, and selected ranges of calendar year 2018 estimated FFO per share and calendar year 2018 estimated AFFO per share multiples of 11.0x to 14.0x and 17.0x to 20.0x, respectively, derived from the selected companies to corresponding data of the Company. This analysis indicated an overall approximate implied equity value per share reference range for the Company based on calendar years 2017 and 2018 estimated FFO per share of $9.44 to $12.59 and an overall approximate implied equity value per share reference range for the Company based on calendar years 2017 and 2018 estimated AFFO per share of $8.13 to $12.54 from which Wells Fargo Securities selected the following implied equity value per share reference range for the Company, as compared to the consideration to be received in the REIT Merger:

Implied Equity Value Per Share Reference Range	REIT Merger Consideration
$9.00 - $12.00	$11.15

Discounted Cash Flow Analysis. Wells Fargo Securities performed a discounted cash flow analysis of the Company to calculate a range of implied present values of the unlevered free cash flows that the Company was forecasted to generate during the nine months ending December 31, 2017 through the full fiscal year ending December 31, 2021 utilizing financial forecasts and estimates of the Company’s management. Wells Fargo Securities derived implied terminal values by applying to the Company’s estimated forward cash net operating income a range of exit capitalization rates of 7.40% to 7.60%. Present values (as of March 31, 2017) of cash flows and terminal values were then calculated by Wells Fargo Securities using a discount rate range of 8.25% to 9.25%. This analysis indicated the following approximate implied equity value per share reference range for the Company, as compared to the consideration to be received in the REIT Merger:

Implied Equity Value Per Share Reference Range	REIT Merger Consideration
$9.44 - $10.80	$11.15

Dividend Discount Analysis. Wells Fargo Securities performed a dividend discount analysis of the Company to calculate a range of implied present values of the dividends that the Company forecasted would be payable during the nine months ending December 31, 2017 through the full fiscal year ending December 31, 2019 utilizing financial forecasts and estimates of the Company’s management. Wells Fargo Securities then derived implied terminal values by applying to the Company’s estimated forward-year FFO for the fiscal year ending December 31, 2019 a selected range of terminal FFO multiples of 12.0x to 14.0x. Present values (as of March 31, 2017) of distributable dividends and terminal values were then calculated by Wells Fargo Securities using a selected discount rate range of 10.25% to 11.25%. This analysis indicated the following approximate implied equity value per share reference range for the Company, as compared to the consideration to be received in the REIT Merger:

Implied Equity Value Per Share Reference Range	REIT Merger Consideration
$10.02 - $11.80	$11.15

Miscellaneous

Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities. Wells Fargo Securities is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. The Company selected Wells Fargo Securities as a financial advisor in connection with the mergers because of its qualifications, reputation and experience generally and particularly in the real estate industry and its familiarity with the Company and its business. The issuance of Wells Fargo Securities’ opinion was approved by an authorized committee of Wells Fargo Securities.

The Company has agreed to pay Wells Fargo Securities for its financial advisory services in connection with the mergers an aggregate fee currently estimated to be approximately $9 million, of which a portion was payable upon delivery of its opinion and approximately $8 million is contingent upon consummation of the mergers. The Company also has agreed to reimburse certain of Wells Fargo Securities’ expenses, including fees and disbursements of Wells Fargo Securities’ counsel, and to indemnify Wells Fargo Securities and certain related parties against certain liabilities, including liabilities under the U.S. federal securities laws, that may arise out of Wells Fargo Securities’ engagement.

Wells Fargo Securities and its affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business, for which Wells Fargo Securities and such affiliates receive customary fees and, given certain policies and procedures designed to preserve the independence of Wells Fargo Securities’ research and credit analysts, the views of such analysts may differ from those reflected in Wells Fargo Securities’ analyses and opinion. In connection with unrelated matters, Wells Fargo Securities and its affiliates in the past have provided, currently are providing and in the future may provide investment banking and certain other financial services to the Company, GOV and certain of their respective affiliates for which Wells Fargo Securities and its affiliates have received and would expect to receive fees including, during the two-year period prior to the date of Wells Fargo Securities’ opinion, having acted or acting as (i) in the case of the Company, (a) agent in connection with the repurchase of certain securities of the Company, and (b) joint lead arranger and joint lead bookrunning manager for, and as a lender under, certain credit facilities of an affiliate of the Company, and (ii) in the case of GOV and certain other entities managed by GOV’s external manager, The RMR Group, LLC (“RMR LLC”), (a) joint bookrunning manager for certain debt offerings of GOV and certain other entities managed by RMR LLC, (b) joint lead arranger, joint lead bookrunner or joint bookrunner and/or administrative agent for, and as a lender under, certain credit facilities of GOV and certain other entities managed by RMR LLC, (c) broker for certain real estate sales and in identifying potential financing sources for the purchase of properties of an entity managed by RMR LLC, and (d) registrar, transfer agent and/or exchange agent for certain securities of GOV and certain other entities managed by RMR LLC. During the two-year period prior to the date of Wells Fargo Securities’ opinion, Wells Fargo Securities received for investment banking services aggregate fees of approximately $370,000 from the Company and/or certain of its affiliates and approximately $10 million from GOV and certain other entities managed by RMR LLC. In the ordinary course of business, Wells Fargo Securities and its affiliates may actively trade, hold or otherwise effect transactions in the securities or financial instruments (including bank loans or other obligations) of the Company, GOV, The RMR Group Inc. and certain of their respective affiliates for Wells Fargo Securities’ and its affiliates’ own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

Certain Unaudited Prospective Financial Information of the Company

Except with respect to our annual guidance provided and updated from time to time in the ordinary course of business, we do not as a matter of course make public long-term projections as to future revenues, net operating income, earnings, funds from operations or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. However, we are including below certain unaudited prospective financial information of the Company that was prepared by our management and made available to our Board of Trustees in connection with the evaluation of the REIT Merger. This information also was provided to the Company’s financial advisor for its use and reliance in connection with its financial analyses and opinion described under “—Opinion of the Company’s Financial Advisor.” The inclusion of this information should not be regarded as an indication that any of the Company, its affiliates, management, advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the prospective results may not be realized and actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

The unaudited prospective financial information provided below are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. You should review the Company’s Securities and Exchange Commission filings for a description of risk factors with respect to our business. See “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” in this Proxy Statement. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in the Company’s historical GAAP financial statements.

Neither the Company’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the Company’s independent registered public accounting firm contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this Proxy Statement, relates to the historical financial information of the Company and does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date on which it was prepared. The following table presents selected unaudited prospective financial data for the 12 months ending December 31, 2017 through December 31, 2020 for the Company. It does not give effect to the mergers and related transactions.

(in millions, except per share amounts)	2017E	2018E	2019E	2020E
Pro Rata Cash NOI(1)	$94,090	$95,457	$104,064	$112,044
Adjusted EBITDA(2)	$71,894	$72,984	$81,089	$88,529
Funds from Operations (FFO)(3)	$50,750	$51,966	$56,199	$61,229
Adjusted Funds from Operations (AFFO)(4)	$36,107	$28,965	$47,590	$45,368
Cash Available for Distribution (FAD)(5)	$14,709	($3,732)	$21,534	$29,371

(1)	Pro Rata Cash NOI represents the Company’s portion of total revenues, less property operating expenses, real estate taxes and insurance expenses, straight-line rents and the amortization of lease incentives, rent abatements and deferred rents. The Company also adjusts for properties that were sold or classified as held-for-sale at the end of the applicable period.
(2)	The Company believes Adjusted EBITDA is a useful measure of its operating performance. Adjusted EBITDA represents Pro Rata Cash NOI adjusted to exclude the cash and non-cash components of general and administrative expense.

(3)	Funds from operations (“FFO”), which is a non-GAAP measure used by many investors and analysts that follow the public real estate industry, represents net income (computed in accordance with GAAP), excluding gains (losses) on sales of rental property and impairments of rental property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may differ from the methodology for calculating FFO, or similarly titled measures, utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. The Company considers FFO a useful measure of performance for a REIT as it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of rental property diminishes predictably over time. However, FFO does not represent amounts available for the Company’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions. The Company’s methodology for computing FFO adds back noncontrolling interests in the income from the Company LP in determining FFO. The Company believes this is appropriate as common partnership units are presented on an as-converted, one-for-one basis for Common Shares in determining FFO per diluted share.
(4)	The Company believes Adjusted Funds from Operations (“AFFO”) is a useful measure for comparing its operating performance to other REITs. The Company computes AFFO by adding to FFO equity based compensation expense and the non-cash amortization of deferred financing costs and non-real estate depreciation, and then subtracting cash paid for any non-first generation tenant improvements, leasing commissions, and recurring capital expenditures, and eliminating the net effect of straight-line rents and associated uncollectible amounts, the amortization of rent abatements and lease incentives, deferred market rent and debt fair value amortization. Also, AFFO reflects a reduction in revenue related to the impact of accelerating tenant improvement reimbursement revenue recognized for the Company’s NOVA build-to-suit property. First generation costs include tenant improvements, leasing commissions and capital expenditures that were taken into consideration when underwriting the purchase of a property or incurred to bring the property to operating standard for its intended use. The Company also excludes development and redevelopment related expenditures.
(5)	The Company believes Cash Available for Distribution (“FAD”) provides insight into the net cash generated, or used, from the operation of its portfolio. This measure allows the Company to gauge its ability to meet dividend obligations using the cash generated from operating its portfolio. The Company computes FAD by deducting from AFFO all first generation tenant improvements, leasing commissions, recurring capital expenditures, development and redevelopment expenditures, free rent provided to tenants as part of a lease agreement, and debt principal amortization. First generation costs include tenant improvements, leasing commissions and capital expenditures that were taken into consideration when underwriting the purchase of a property or incurred to bring the property to operating standard for its intended use.

Pro Rata Cash NOI, Adjusted EBITDA, FFO, AFFO and FAD are “non-GAAP financial measures” as set forth in Item 10(e) of Regulation S-K and should not be considered as alternatives to net income (determined in accordance with GAAP) or as an indication of our performance. None of these non-GAAP measures represents cash generated from operating activities determined in accordance with GAAP, and neither is a measure of liquidity or an indicator of our ability to make cash distributions.

In preparing the foregoing unaudited prospective financial information, we made a number of assumptions and estimates regarding, among other things, interest rates, corporate financing activities, including our ability to finance our operations and investments and refinance certain of our outstanding indebtedness and the terms of any such financing or refinancing and leverage ratios, the amount and timing of our investments and the yield to be achieved on such investments, the amount and timing of capital expenditures, distribution rates, occupancy and the amount of general and administrative costs.

The assumptions made in preparing the above unaudited prospective financial information may not reflect actual future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Cautionary Statement Regarding Forward-Looking Statements,” as well as the risks described in the Company’s periodic reports filed with the SEC, all of which are difficult to predict and many of which are beyond our control. Accordingly, the projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.

You should not place undue reliance on the unaudited prospective financial information set forth above. No representation is made by the Company or any other person to any shareholder or other person regarding the ultimate performance of the Company compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this Proxy Statement should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such. You should review the description of the Company’s reported results of operations and financial condition and capital resources during 2016, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s periodic reports filed with the Securities and Exchange Commission and incorporated by reference into this Proxy Statement.

WE DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL RESULTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL RESULTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Financing

The consummation of the mergers is not subject to any financing condition. GOV expects to finance the amounts needed to pay the merger consideration to the Company’s shareholders and certain limited partners of the Company LP and to pay the amounts due to holders of the Company’s equity-based awards, as well as the fees and expenses related to the mergers and other transactions contemplated by the Merger Agreement, with cash on hand, including the approximately $737 million in net proceeds that GOV received from its July 2017 underwritten public offerings of GOV’s common shares and senior unsecured notes, and borrowings under GOV’s existing $750 million unsecured revolving credit facility.

Concurrently with the execution of the Merger Agreement, GOV entered a commitment letter with a group of institutional lenders for an unsecured bridge loan facility in an initial aggregate principal amount of up to $750 million. The commitment letter for this bridge loan facility was terminated on July 20, 2017 following GOV’s July 2017 underwritten public offerings of common shares and senior unsecured notes, the proceeds of which GOV will use to finance the mergers and the other transactions contemplated by the Merger Agreement.

Interests of Our Trustees and Executive Officers in the Mergers

In considering the recommendation of our Board of Trustees to approve the REIT Merger and the other transactions contemplated by the Merger Agreement, shareholders should be aware that certain trustees and executive officers of the Company have interests in the REIT Merger that may be different from, or in addition to, the interests of shareholders generally and which may create potential conflicts of interest. Our Board of Trustees was aware of these interests and considered them, among other matters, in approving the REIT Merger, the Merger Agreement and the other transactions contemplated thereby and making its recommendations that the shareholders of the Company approve the REIT Merger and the other transactions contemplated by the Merger Agreement. Set forth below are descriptions of these interests, including interests in equity or equity-based awards, change in control severance arrangements and other compensation and benefit arrangements that may be realized by virtue or as a result of the REIT Merger. The dates used in the discussions below to quantify certain of these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur.

Company Restricted Shares

Immediately prior to the REIT Merger effective time, each Company Restricted Share that is outstanding immediately prior to the REIT Merger effective time, whether or not vested or subject to any performance condition that has not been satisfied or performance period that has not lapsed, will vest in full (which, for Company Restricted Shares subject to performance conditions shall mean fully vested in accordance with, and shall include any additional Company Restricted Shares issued upon performance in excess of “target” level in accordance with, the terms of the applicable award agreement or equity incentive plan), will be treated as an outstanding Common Share and will be cancelled and converted into the right of the holder to receive the merger consideration of $11.15, without interest, less any applicable tax withholding.

At the REIT Merger effective time, each Company Restricted Share that will vest or become issued and vest in accordance with the terms of the applicable award agreement, equity incentive plan or the terms of the Merger Agreement (including (i) any Company Restricted Shares issued upon performance in excess of “target” level in accordance with the terms of the applicable award agreement or equity incentive plan governing such awards and (ii) any Company Restricted Shares issued upon conversion of an award outstanding under the Company historical-looking, long-term incentive program for the measurement period commencing January 1, 2015 and ending December 31, 2017 that is settled in the form of Company Restricted Shares (each, a “Look-Back LTI Award”) as described below) will vest in full, will be treated as an outstanding Common Share and will be cancelled and converted into the right of the holder to receive the merger consideration of $11.15, without interest, less any applicable tax withholding.

Immediately prior to the REIT Merger effective time, each Look-Back LTI Award that is outstanding immediately prior to the REIT Merger effective time shall automatically become earned (with the portion of such award that is subject to the achievement of performance-based metrics becoming earned at the greater of the target award and or actual performance, measured as of immediately prior to the REIT Merger effective time) and shall be converted into a number of fully vested Company Restricted Shares, equal to the dollar amount of such earned Look-Back LTI Award divided by the merger consideration. At the REIT Merger effective time, each such fully vested Company Restricted Share shall be considered an outstanding Company Restricted Share for all purposes of the Merger Agreement, including the right to receive the merger consideration of $11.15 as described above.

In addition, as of the REIT Merger effective time, each holder of Company Restricted Shares that become fully vested, or issued and vested, shall be entitled to receive a cash lump sum payment equal to the sum of any cash dividends and other distributions paid from the applicable date of grant of such Company Restricted Shares (which, with respect to any Company Restricted Shares issued immediately prior to the REIT Merger effective time, means the date of the applicable award) to immediately prior to the REIT Merger effective time with respect to the total number of Company Restricted Shares that become fully vested or issued and vested as of immediately prior to the REIT Merger effective time (but including only those dividends and other distributions which have not previously been distributed to the holder).

The following table summarizes the (i) aggregate number of outstanding Company Restricted Shares held by each of the Company’s named executive officers and trustees during the prior fiscal year, (ii) the number of Company Restricted Shares to be issued to the Company’s named executive officers upon (a) conversion of the

Look-Back LTI Awards and (b) performance in excess of “target” level in accordance with the terms of the respective award agreements or equity incentive plan governing such awards for the performance-based Company Restricted Shares for the performance period running from February 22, 2016 through December 31, 2018 (the “2016-2018 LTI Company Restricted Shares”) and the performance-based Company Restricted Shares for the performance period running from January 1, 2017 through December 31, 2019 (the “2017-2019 LTI Company Restricted Shares”)), (iii) the cash dividends payable to the Company’s named executive officers and trustees with respect to the Company Restricted Shares and (iv) the consideration that each of them may become entitled to receive in connection with the vesting and settlement of these awards, in each case, assuming continued employment or service through the REIT Merger effective time and assuming the REIT Merger effective time occurred on                 , 2017.

Executive Officer / Trustee:	No. of Company Restricted Shares Held (#)	No. of Company Restricted Shares To be Issued (#)(1)	Dividends ($)(2)	Resulting Consideration ($)
Robert Milkovich	371,866	138,799	$47,909	$5,741,824
Andrew P. Blocher	216,447	79,354	$28,759	$3,326,940
Samantha S. Gallagher	193,928	73,583	$26,667	$3,009,415
James P. Hoffmann	5,018	—	$—	$55,951
Terry L. Stevens	5,018	—	$—	$55,951
Alan G. Merten(3)	—	—	$—	$—
Richard B. Chess(3)	—	—	$—	$—
Robert H. Arnold	5,018	—	$—	$55,951
Thomas E. Robinson	5,018	—	$—	$55,951
Kati M. Penney	5,018	—	$—	$55,951

(1)	Represents (i) Company Restricted Shares issuable to such persons for performance in excess of “target” level and (ii) Company Restricted Shares issuable upon conversion of the Look-Back LTI Award.
(2)	Represents distributions payable with respect to performance-based Company Restricted Shares that become vested in connection with the mergers.
(3)	Richard B. Chess and Alan G. Merten retired from our Board of Trustees upon the expiration of their terms on May 23, 2017. These former trustees do not own any Company Restricted Shares.

Payments upon Change in Control

As a result of the change in control that would result from the mergers, each of the Company’s named executive officers would be entitled to certain severance benefits.

The Company is currently party to employment agreements (the “Employment Agreements”) with each of Robert Milkovich, Andrew P. Blocher and Samantha Sacks Gallagher, which entitles them to receive certain severance benefits from the Company based on the nature of their termination. The Employment Agreements provide that if within the period commencing on a change of control and ending two years following a change in control their employment is terminated by the Company without “cause” or by the applicable executive for “good reason,” the applicable executive will be entitled to receive all amounts and benefits that are payable to such executive under his or her applicable Employment Agreement, which amounts will include the following: (w) any accrued but unpaid compensation; (x) a single sum payment equal to three times the sum of (i) the executive’s highest annual base salary in effect for the three years prior to their termination and (ii) the average annual bonus paid to the executive during the three years prior to their termination (or the period of the executive’s employment, if less than three years); (y) (i) a pro rata short-term incentive bonus calculated at the target amount of the applicable executive’s short-term incentive and based on the number of days in the fiscal year that the applicable executive was employed through the termination date or (ii) if the termination occurs after the end of a fiscal year and prior to the payment of the annual cash incentive under the short-term incentive plan for such prior fiscal year, an amount equal to the annual cash incentive that the applicable executive would have received under the short-term incentive plan had he or she remained employed through the payment date, in either case paid as a lump sum; and (z) an additional lump sum payment of $75,000.

The table below under “—Quantification of Payments and Benefits” reflects the amount of payments and benefits that each of the Company’s named executive officers would be entitled to receive upon termination of such executive’s employment in connection with the mergers. In the event of a termination by the surviving company for cause or by the executive without good reason, including in connection with a change in control, such executive would not be entitled to any of such amounts.

Indemnification of Our Trustees and Officers

The Merger Agreement provides that for a period of six years after the REIT Merger effective time, all rights to indemnification existing in favor of our trustees and officers contained in our Declaration of Trust and Bylaws in effect as of the date of the Merger Agreement will become the obligations of the surviving company in the REIT Merger, and the surviving company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless such trustees and officers against all losses, claims, damages, liabilities, costs, expenses, judgments, fines, penalties and amounts paid in settlement arising in whole or in part out of actions or omissions by any of them in their capacity as our trustees or officers occurring at or prior to the REIT Merger effective time (including in respect of the mergers and the other transactions contemplated by the Merger Agreement) and, subject to certain conditions, shall pay related legal fees, costs and expenses incurred by them in connection therewith.

The Merger Agreement requires that GOV and the surviving companies, as applicable, maintain our trustees’ and officers’ liability insurance policies in effect on the date of the Merger Agreement for at least six years after the closing of the mergers for acts or omissions occurring prior to and through the closing date (or substitute policies with at least the same coverage and amounts as our existing policies), or the Company may obtain extended reporting period coverage or purchase a “tail” policy for a cost not in excess of three times the current annual premiums; provided that GOV and the surviving entities will not be required to pay annual premiums in excess of 300% of our current annual premiums.

The parties have agreed not to terminate or modify the obligations described above regarding trustees’ and officers’ indemnification in such a manner as to adversely affect our trustees and officers, and such obligations must be assumed by any successor entity to the surviving company in the mergers as a result of any consolidation, merger, dissolution or transfer of all or substantially all of its properties and assets.

Quantification of Payments and Benefits

The table below sets forth the estimated amounts of payments and benefits that each named executive officer of the Company could receive that are based on or otherwise relate to the mergers. These amounts have been calculated assuming:

•	the mergers were consummated on , 2017;

•	the termination of employment by the Company without “cause” or by the executive for “good reason” (each as defined in the respective Employment Agreements) effective as of the closing of the mergers;

•	the 2016-2018 LTI Company Restricted Shares vest at 150% of the target shares available under such awards;

•	the 2017-2019 LTI Company Restricted Shares vest at 112% of the target shares available under such awards; and

•	the performance-based portion of the Look-Back-LTI Awards is earned at the target award level.

Golden Parachute Compensation

Named Executive Officer	Cash ($)	Equity ($)	Benefits ($)	Total ($)
Robert Milkovich	$3,593,110	$5,693,915	$—	$9,287,025
Andrew P. Blocher	$2,596,221	$3,298,181	$—	$5,894,402
Samantha S. Gallagher	$2,237,959	$2,982,748	$—	$5,220,707

Regulatory Matters

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the Merger Agreement or the completion of either the REIT Merger or the Partnership Merger, which was approved by the Company, in its capacities as the sole general partner and the majority limited partner of the Company LP, other than the filing of the Articles of Merger with respect to the REIT Merger with, and the acceptance of such Articles of Merger for record by, the State Department of Assessments and Taxation of Maryland, and the filing of a Certificate of Merger with respect to the Partnership Merger by the Company LP with, and the acceptance of such Certificate of Merger for record by, the Secretary of State of the State of Delaware.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the mergers to holders of Common Shares whose Common Shares are surrendered in the mergers in exchange for the merger consideration pursuant to the Merger Agreement and who hold their Common Shares as a capital asset within the meaning of Section 1221 of the Code. The summary is based on the Code, Treasury regulations issued under the Code, and administrative and judicial interpretations thereof, each as in effect as of the date of this proxy statement, all of which are subject to change at any time, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (“IRS”) relating to this transaction concerning our tax treatment or the federal income tax consequences of the mergers, and the statements in this proxy statement are not binding on the IRS or any court. As a result, neither GOV nor the Company can assure you that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

For purposes of this discussion, the term “U.S. shareholder” means a beneficial owner of Common Shares that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the U.S. federal income tax laws;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source;

whose status as a U.S. shareholder is not overridden by an applicable tax treaty.

For purposes of this discussion, a “non-U.S. shareholder” means a beneficial owner of Common Shares that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. shareholder as described above.

This summary does not describe all of the tax consequences of the mergers that may be applicable to holders of Common Shares who are subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, insurance companies or tax-exempt entities, shareholders who acquired Common Shares pursuant to the exercise of an employee stock option or right or otherwise as compensation, partnerships or other pass-through entities (and persons holding Common Shares through a partnership or other pass-through entity), broker-dealers, regulated investment companies, REITs, certain expatriates, United States persons that have a functional currency other than the United States dollar, persons subject to the alternative minimum tax, persons subject to the Medicare contribution tax on net investment income, and shareholders who hold Common Shares as part of a hedge, straddle, conversion, constructive sale or other integrated transaction). In addition, this discussion does not describe the tax consequences of the mergers that may be applicable to a non-U.S. shareholder who:

•	has held more than 10% of the Common Shares at any time during the five-year period ending on the date the mergers are completed; or

•	is a “qualified shareholder” as defined in Section 897(k)(3)(A) of the Code.

Except to the extent specifically discussed below, this summary does not address the tax consequences of any transaction other than the mergers. Also, this summary does not address U.S. federal income tax considerations applicable to holders of options or warrants to purchase Common Shares. In addition, no information is provided with respect to the tax consequences of the mergers under applicable state, local or non-United States laws or U.S. federal tax laws other than federal income tax laws.

If a partnership holds Common Shares, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. With regard to a partner in a partnership holding Common Shares, the partner should consult its tax advisors.

This summary of U.S. federal income tax consequences is for general information purposes only and is not intended to constitute a complete description of all tax consequences relating to the mergers. We urge you to consult with your tax advisor regarding the applicability to you of the rules discussed above and the particular tax effects to you of the mergers, including the application of state, local and foreign tax laws.

Consequences to the Company of the Mergers

For U.S. federal income tax purposes, GOV and the Company will treat the mergers as if the Company had sold all of its assets to GOV in exchange for the merger consideration and the share award payments and the assumption of the Company’s liabilities in a fully taxable transaction and then made a liquidating distribution of such consideration (other than assumed liabilities) to the holders of the Common Shares in exchange for the outstanding Common Shares. The Company is generally entitled to receive a deduction for liquidating distributions due to its qualification for taxation as a REIT under the Code, and it anticipates that its deemed liquidating distribution will exceed its taxable income recognized as a result of the mergers (together with any other undistributed taxable income recognized in the taxable year of the mergers). Accordingly, the Company anticipates that it will not be subject to U.S. federal income tax on any gain recognized in connection with the mergers and the other transactions contemplated by the Merger Agreement.

Consequences of the Mergers to U.S. Shareholders

General. For holders of Common Shares, the mergers will be treated as a taxable sale for U.S. federal income tax purposes by you of your Common Shares in exchange for the merger consideration. As a result, U.S. shareholders will recognize gain or loss equal to the difference, if any, between the cash received in the REIT Merger and the shareholder’s adjusted tax basis in the Common Shares exchanged.

Generally, any gain or loss recognized should be capital gain or loss and will constitute long-term capital gain or loss if you have held the Common Shares for more than one year as of the effective time of the REIT Merger. An individual U.S. shareholder will be subject to tax on net capital gain at a maximum U.S. federal income tax rate of 20%. Capital gains of corporate U.S. shareholders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations. If you hold blocks of Common Shares which were acquired separately at different times or prices, you must separately calculate your gain or loss for each block of Common Shares.

Special Rule for U.S. Shareholders Who Have Held Shares Less than Six Months. A U.S. shareholder who has held Common Shares for less than six months at the effective time of the REIT Merger, taking into account certain holding period rules, and who recognizes a loss on the exchange of Common Shares for cash in the REIT Merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from the Company (including the holder’s share of any designated retained capital gains) with respect to those Common Shares.

Consequences of the Mergers to Non-U.S. Shareholders

General. A non-U.S. shareholder’s gain or loss from the mergers will be determined in the same manner as that of a U.S. shareholder. Subject to the discussion of backup withholding described below, a non-U.S. shareholder’s gain or loss recognized upon receipt of the merger consideration generally will not be subject to U.S. federal income tax unless: (1) such non-U.S. shareholder’s Common Shares are treated as being effectively connected with its U.S. trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment by the non-U.S. shareholder); or (2) such non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the calendar year and certain other conditions are met.

A non-U.S. shareholder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. shareholder. In addition, a non-U.S. shareholder may be subject to applicable alternative minimum taxes. Finally, a non-U.S. shareholder that is a corporation may be subject to the 30% branch profits tax (or lower applicable treaty rate) on such effectively connected gain.

If a non-U.S. shareholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, that shareholder will be subject to a 30% tax on the shareholder’s capital gains, which may be offset by U.S.-source capital losses.

A non-U.S. shareholder who has held more than 10% of the Common Shares at any time during the five-year period ending on the date the mergers are completed or a non-U.S. shareholder who is a “qualified shareholder” as defined in Section 897(k)(3)(A) of the Code should consult its own tax advisors concerning the tax consequences of the receipt of the merger consideration.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to payments made in connection with the mergers. Backup withholding, currently at a rate of 28%, will not apply, however, to a shareholder who (a) in the case of a U.S. shareholder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or substitute form, (b) in the case of a non-U.S. shareholder, furnishes an applicable IRS Form W-8 or substitute form, or (c) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such shareholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. The application of FATCA to the payment of the merger consideration made to a non-U.S. shareholder with respect to Common Shares pursuant to the REIT Merger is not entirely clear. We urge you to consult your tax advisor regarding FATCA and the application of these rules to such payment.

The foregoing discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to constitute a complete description of all tax consequences relating to the mergers. Tax matters are very complicated, and the tax consequences of the mergers to you will depend upon the facts of your particular situation. Because individual circumstances may differ, we urge you to consult with your tax advisor regarding the applicability to you of the rules discussed above and the particular tax effects to you of the mergers, including the application of state, local and foreign tax laws.

Delisting and Deregistration of Common Shares

If the REIT Merger is completed, the Common Shares will no longer be traded on the New York Stock Exchange and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following summarizes the material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this Proxy Statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement as Exhibit A and which we incorporate by reference into this Proxy Statement. We urge you to read the copy of the Merger Agreement attached to this Proxy Statement as Exhibit A carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this Proxy Statement.

The Merger Agreement contains representations and warranties made by the Company, the Company LP, GOV, REIT Merger Sub and Partnership Merger Sub. These representations and warranties, which are set forth in the copy of the Merger Agreement attached to this Proxy Statement as Exhibit A, were made for the purposes of negotiating and entering into the Merger Agreement between the parties. In addition, these representations and warranties were made as of specified dates, may be subject to standards of materiality different from what may be viewed as material to our shareholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, the representations and warranties are qualified in a number of important respects, including through the use of exceptions for certain matters disclosed by the party that made the representations and warranties to the other parties, and information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Proxy Statement. None of the representations and warranties will survive the closing of the mergers and, therefore, they will have no legal effect under the Merger Agreement after the closing of the mergers.

Structure

The Partnership Merger

The Company, in its capacities as the sole general partner and the majority limited partner of the Company LP, on behalf of the Company LP, adopted and approved the Merger Agreement and approved the mergers and the other transactions contemplated by the Merger Agreement and the consummation thereof by the parties. At the Partnership Merger effective time, Partnership Merger Sub will merge with and into the Company LP with the Company LP surviving under the name “GOV NEW OPPTY LP” as a majority-owned subsidiary of the Company and the separate existence of Partnership Merger Sub will cease.

The REIT Merger

At the REIT Merger effective time, the Company will merge with and into REIT Merger Sub with REIT Merger Sub surviving under the name “GOV NEW OPPTY REIT” and the separate corporate existence of the Company will cease. Following the completion of the REIT Merger, the Common Shares will no longer be traded on the New York Stock Exchange and will be deregistered under the Exchange Act and REIT Merger Sub and the Company LP will be indirect, majority owned subsidiaries of GOV.

Merger Consideration

In connection with the REIT Merger, holders of Common Shares will receive an amount of cash per Common Share equal to $11.15, without interest, less any applicable tax withholding. In connection with the Partnership Merger, outside limited partners will receive an amount of cash per partnership unit equal to $11.15, without interest, less any applicable tax withholding, except that each outside limited partner may elect, in lieu of cash consideration, to have such holder’s partnership units exchanged into an equal number of Series A preferred units, subject to certain conditions.

Closing; Effective Times

The closing of the mergers shall occur on a date that is the third business day after all the conditions set forth in the Merger Agreement shall have been satisfied or validly waived by the party entitled to the benefit of such condition, or on such other date and such other time as may be mutually agreed upon by the parties, unless such date is extended by mutual agreement of the parties.

On the closing date, the Company LP will file a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law to effect the Partnership Merger. The Partnership Merger will become effective upon such time as the partnership certificate of merger has been accepted for record by the Secretary of State of the State of Delaware or such later time as agreed by the parties in accordance with applicable law.

On the closing date, the Company will file articles of merger with the State Department of Assessments and Taxation of Maryland to effect the REIT Merger. The REIT Merger will be effective immediately following the Partnership Merger effective time.

Organizational Documents

At the Partnership Merger effective time, the certificate of limited partnership of the Company LP will be the certificate of limited partnership of the surviving partnership and the limited partnership agreement of Partnership Merger Sub as in effect prior to the Partnership Merger effective time will be the limited partnership agreement of the surviving partnership, as amended to reflect the change of name of the surviving partnership to “GOV NEW OPPTY LP” and the terms of the Series A preferred units in the form attached to the Merger Agreement (the “Surviving Partnership Agreement”).

At the REIT Merger effective time, the declaration of trust and bylaws of REIT Merger Sub will be the declaration of trust and bylaws of the surviving company.

Trustees and Officers; General Partner

The trustees and officers of REIT Merger Sub immediately prior to the REIT Merger effective time will be the trustees and officers of the surviving company immediately after the REIT Merger effective time. At the REIT Merger effective time, REIT Merger Sub, as the surviving company in the REIT Merger, will continue as the general partner of the Company LP as successor by merger to the Company.

Treatment of Partnership Units, Common Shares, Equity Awards

Common Shares

At the REIT Merger effective time, each Common Share (excluding Common Shares then held by any wholly-owned subsidiary of the Company) shall no longer be outstanding and shall be automatically cancelled and retired and converted into the right to receive the merger consideration of $11.15 per share in cash, without interest, less any applicable tax withholding.

Each common share of beneficial interest of REIT Merger Sub issued and outstanding immediately prior to the REIT Merger effective time shall remain as an issued and outstanding common share of beneficial interest of the REIT Merger Sub and each such share shall continue to be owned by GOV.

Under the terms of the Merger Agreement, we may not declare, set aside for payment or pay any dividend or other distribution to holders of Common Shares during the interim period without the prior written consent of GOV. However, if, as permitted under the Merger Agreement, the Company pays any dividend or other distribution to holders of Common Shares, partnership units or equity interests in the Company’s REIT subsidiary (i) to maintain the Company’s status or the status of its REIT subsidiary as a REIT under the Code, or (ii) to avoid or reduce the imposition of any entity level income or excise tax under the Code, the merger consideration will be reduced by an amount equal to the per share or per unit amount of such dividend or distribution.

Company Equity Awards

Immediately prior to the REIT Merger effective time, each option outstanding immediately prior to the REIT Merger effective time (whether or not vested and exercisable) will become fully vested and exercisable, and will automatically be cancelled in exchange for the right of the holder to receive a single lump sum cash payment, equal to the product of (i) the number of Common Shares subject to such option immediately prior to the REIT Merger effective time, whether or not vested or exercisable, and (ii) the excess, if any, of the merger consideration of $11.15 over the exercise price per share of such option. Any option that has a per share exercise price that is equal to or greater than the merger consideration of $11.15 will be cancelled without payment at the REIT Merger effective time.

Immediately prior to the REIT Merger effective time, each Company Restricted Share that is outstanding immediately prior to the REIT Merger effective time, whether or not vested or subject to any performance condition that has not been satisfied or performance period that has not lapsed, will vest in full (which, for Company Restricted Shares subject to performance conditions, shall mean fully vested in accordance with, and shall include any additional Company Restricted Shares issued upon performance in excess of “target” level in accordance with, the terms of the applicable award agreement or equity incentive plan), will be treated as an outstanding Common Share and will be cancelled and converted into the right of the holder to receive the merger consideration of $11.15, without interest, less any applicable tax withholding.

At the REIT Merger effective time, each Company Restricted Share that will vest or become issued and vest in accordance with the terms of the applicable award agreement or equity incentive plan (including (i) any Company Restricted Shares issued upon performance in excess of “target” level in accordance with the terms of the applicable award agreement or equity incentive plan governing such awards and (ii) any Look-Back LTI Award as described below) will vest in full, will be treated as an outstanding Common Share and will be cancelled and converted into the right of the holder to receive the merger consideration of $11.15, without interest, less any applicable tax withholding.

Immediately prior to the REIT Merger effective time, each Look-Back LTI Award that is outstanding immediately prior to the REIT Merger effective time shall automatically become earned (with the portion of such award that is subject to the achievement of performance-based metrics becoming earned at the greater of the target award and or actual performance, measured as of immediately prior to the REIT Merger effective time) and shall be converted into a number of fully vested Company Restricted Shares, equal to the dollar amount of such earned Look-Back LTI Award divided by the merger consideration of $11.15. At the REIT Merger effective time, each such fully vested Company Restricted Share shall be considered an outstanding Company Restricted Share for all purposes of the Merger Agreement, including the right to receive the merger consideration of $11.15 as described above.

In addition, as of the REIT Merger effective time, each holder of Company Restricted Shares that become fully vested, or issued and vested, shall be entitled to receive a cash lump sum payment equal to the sum of any cash dividends and other distributions paid from the applicable date of grant of such Company Restricted Shares (which, with respect to any Company Restricted Shares issued immediately prior to the REIT Merger effective time, means the date of the applicable award) to immediately prior to the REIT Merger effective time with respect to the total number of Company Restricted Shares that become fully vested or issued and vested as of immediately prior to the REIT Merger effective time (but including only those dividends and other distributions which have not previously been distributed to the holder).

Partnership Units

At the Partnership Merger effective time, each unit of limited partnership interest held by each of REIT Merger Sub and GOV NEW OPPTY LP REIT, a Maryland real estate investment trust (“Partnership Merger Sub Minority Limited Partner”), in Partnership Merger Sub immediately prior to the Partnership Merger effective time shall automatically be converted into one unit of limited partnership interest of the Company LP and shall continue to be held by REIT Merger Sub and Partnership Merger Sub Minority Limited Partner, and REIT Merger Sub and Partnership Merger Sub Minority Limited Partner shall be admitted as limited partners of the Company LP.

At the Partnership Merger effective time, each unit of general partnership interest held by REIT Merger Sub in Partnership Merger Sub immediately prior to the Partnership Merger effective time shall automatically be converted into one unit of general partnership interest of the Company LP and shall continue to be held by REIT Merger Sub, and REIT Merger Sub shall be admitted as a general partner of the Company LP, and each unit of general partnership interest held by the Company in the Company LP immediately prior to the Partnership Merger effective time shall be automatically converted into one unit of general partnership interest of the Company LP and each unit of limited partnership interest held by the Company in the Company LP immediately prior to the Partnership Merger effective time shall be automatically converted into one unit of limited partnership interest of the Company LP. Upon the REIT Merger effective time, the unit of general partnership interest and the units of limited partnership interest in the Company LP held by the Company shall thereafter be held by REIT Merger Sub.

At the Partnership Merger effective time, each partnership unit held by an outside limited partner issued and outstanding immediately prior to the Partnership Merger effective time shall be converted into, and shall be cancelled in exchange for, the right to receive an amount of cash per partnership unit equal to $11.15, without interest, less any applicable tax withholding, except that each outside limited partner may, subject to certain requirements and conditions, elect, in lieu of the merger consideration, to have such holder’s units of limited partnership interests in the Company LP converted into an equal number of Series A preferred units.

Holders of partnership units will only be entitled to elect to convert their partnership units into Series A preferred units if they (1) are “accredited investors” as defined under the Securities Act, (2) are not a “benefit plan investor” under ERISA or other similar laws, (3) agree to be bound by the Surviving Partnership Agreement, and (4) make a valid and timely election to receive the Series A preferred units pursuant to election materials that will be separately sent to such holders. This Proxy Statement does not constitute any solicitation of consents in respect of the Partnership Merger, and does not constitute an offer to exchange or convert the partnership units that you may own for or into Series A preferred units of the surviving partnership.

In general, Series A preferred units will have the following terms:

•	each Series A preferred unit will have a stated liquidation preference of $11.15; distributions of available cash when, as and if made by the Company LP will be payable on a quarterly basis, in preference to all holders of other classes of partnership interests in the Company LP, until each holder of Series A preferred units has received a cumulative return of 5.5% per annum on the stated liquidation preference, which we refer to as the preferred return;

•	if all distributions accrued on the Series A preferred units for all then completed quarterly periods have been made, distributions are permitted to be made on junior partnership units and junior partnership units are permitted to be redeemed by the Company LP;

•	upon liquidation of the Company LP, holders of Series A preferred units will be entitled to the liquidation preference of $11.15 plus any accrued but unpaid preferred return prior to any distributions being made on any other partnership interests;

•	at any time during the period beginning on October 1 of each year and ending on January 15 of the following year, with the first such period beginning on October 1, 2019 or at an earlier time that the amount of “Total Capital” as reflected in the Company LP’s unaudited consolidated balance sheets for a calendar quarter is less than $200 million, each holder of a Series A preferred unit shall have the right to require the Company LP to redeem all or a portion of such holder’s Series A preferred units for cash equal to the liquidation preference plus any accrued and unpaid distributions (the “redemption price”);

•	at any time during the period beginning on April 1 of each year and ending on June 30 of that year, with the first such period beginning on April 1, 2018, the Company LP shall have the right, in its sole discretion and from time to time, to redeem all or any portion of the Series A preferred units then outstanding, for a cash redemption price per Series A preferred unit equal to the redemption price;

•	holders of Series A preferred units will have no voting rights or other consent rights in the Company LP, provided that so long as Series A preferred units with at least $3.5 million in aggregate liquidation preference remain outstanding, holders of at least a majority of the outstanding Series A preferred units must approve certain material and adverse amendments to the provisions applicable to the Series A preferred units; and

•	the Series A preferred units will not be convertible into any other partnership interests or equity interests of an affiliate of the Company LP.

No Further Ownership Rights

From and after the applicable effective time of the mergers, holders of Common Shares or partnership units will cease to be, and will have no rights as, our shareholders or the Company LP’s outside partnership unitholders other than the right to receive the merger consideration, or with respect to the electing outside partnership unitholders, the Series A preferred units. The merger consideration or Series A preferred units paid or delivered, as applicable, in accordance with the Merger Agreement will be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to Common Shares, Company Restricted Shares, equity awards and partnership units, as applicable, exchanged therefor.

Exchange and Payment Procedures

At or immediately after the REIT Merger effective time, GOV shall cause to be deposited with the Company LP the share award payments (described under “—Treatment of Partnership Units, Common Shares, Equity Awards—Company Equity Awards”) for the benefit of the former holders of equity awards and the Look-Back LTI Awards and promptly after the REIT Merger effective time (but in any event within three business days after the REIT Merger effective time), the Company LP shall pay the applicable amount to each of such former holders.

In accordance with the Merger Agreement GOV will designate a paying agent to handle the payment and delivery of the merger consideration. At or before the REIT Merger effective time, GOV shall deposit, or cause to be deposited, with the paying agent cash in immediately available funds in an amount sufficient to pay the aggregate merger consideration to the holders of Common Shares and the outside limited partners who did not elect to receive Series A preferred units. GOV, REIT Merger Sub and the Company LP, as the surviving entities of the mergers, shall cause the paying agent to make, and the paying agent shall make, delivery of the merger consideration in accordance with the Merger Agreement. For the avoidance of doubt, the share award payments are not deposited with the paying agent and shall be deposited by GOV with the Company LP and paid by the Company LP, as the surviving entity in the Partnership Merger, in accordance with the Merger Agreement. The payment fund shall not be used for any other purpose.

Promptly after the REIT Merger effective time (but in any event within three business days after the REIT Merger effective time), GOV and REIT Merger Sub shall cause the paying agent to mail to each holder of record of Common Shares immediately prior to the REIT Merger effective time (other than holders of Company Restricted Shares) a customary letter of transmittal and instructions for use in effecting the surrender of such Common Shares, including any certificates evidencing such Common Shares, in exchange for the merger consideration.

Upon surrender of a share certificate (or affidavit of loss in lieu thereof) or transfer of any book-entry share for exchange and cancellation to the paying agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such share certificate or book-entry share shall be entitled to receive in exchange therefor the merger consideration, by mail or by wire transfer, for each Common Share formerly represented by such share certificate or book-entry share.

Any portion of the merger consideration that remains undistributed to the former holders of Common Shares or partnership units for 12 months after the closing date shall be delivered to REIT Merger Sub or the Company LP, as applicable, upon demand, and any former holders of Common Shares or former holders of the partnership units who have not theretofore complied with the exchange and payment procedures contained in the Merger Agreement must look only to REIT Merger Sub and the Company LP, as the surviving entities of the mergers, for payment of the applicable merger consideration.

None of GOV, the Company, REIT Merger Sub, the Company LP, the paying agent, or any employee, officer, trustee, director, agent or affiliate thereof, shall be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any share certificates or partnership unit certificates immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any governmental authority shall, to the extent permitted by applicable law, become the property of REIT Merger Sub free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Tax Withholding

All payments under the Merger Agreement, including payment of the merger consideration, are subject to applicable withholding requirements.

Representations and Warranties

The Company and the Company LP, jointly and severally, made customary representations and warranties in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure schedules delivered in connection therewith. These representations and warranties relate to, among other things:

•	organization, existence and qualification of the Company and the Company LP, and ownership of the Company’s subsidiaries;

•	the Company’s capitalization and the capitalization of the Company LP (including the names of the holders of partnership units) and the Company’s ownership in its other subsidiaries;

•	authorization to enter into the Merger Agreement and to complete the mergers and the other transactions contemplated thereby;

•	the enforceability of the Merger Agreement against the Company and the Company LP;

•	action required to be taken by the Company and the Company LP to exempt the Merger Agreement and the mergers from the requirements of any takeover laws;

•	the vote of Company shareholders required in connection with the approval of the REIT Merger and the other transactions contemplated by the Merger Agreement, and the vote of the Company, in its capacities as the sole general partner and the majority limited partner of the Company LP, in connection with the approval of the Partnership Merger and the other transactions contemplated by the Merger Agreement;

•	the absence of conflicts with, or breaches or violations of organizational documents, permits and laws applicable to them as a result of executing, delivering, performing their obligations under the Merger Agreement;

•	consents, approvals of, orders, authorizations or permits of, or filings with or notifications to, governmental authorities required as a result of executing, delivering or performing the Company and the Company LP’s obligations under the Merger Agreement;

•	possession and validity of permits;

•	existing indebtedness;

•	the completeness and accuracy of reports filed with the Securities and Exchange Commission by the Company since January 1, 2014;

•	the absence of undisclosed liabilities;

•	compliance with the applicable provisions of the Sarbanes Oxley Act of 2002, including the rules and regulations promulgated thereunder;

•	the absence of certain changes or events since March 31, 2017;

•	the absence of litigation or orders against the Company or its subsidiaries;

•	the Company and its subsidiaries’ employee benefit plans;

•	labor matters affecting the Company and its subsidiaries;

•	information relating to the Company or its subsidiaries for inclusion in this Proxy Statement or supplied by the Company for inclusion or incorporation by reference in this Proxy Statement or any other document to be filed with the Securities and Exchange Commission or any other governmental authority in connection with the transactions contemplated by the Merger Agreement;

•	the Company and its subsidiaries’ owned and leased real property;

•	rent rolls relating to the real property owned and leased by the Company and its subsidiaries;

•	intellectual property owned, used by or licensed by the Company and its subsidiaries;

•	tax matters, including the Company’s qualification and taxation as a REIT and tax liabilities of the Company and its subsidiaries;

•	environmental matters affecting the Company and its subsidiaries;

•	material contracts and the absence of any breach or violation of, or default under, any material contract;

•	undisclosed brokerage, finder’s or other similar fee or commission;

•	financial advisor’s opinion;

•	insurance policies;

•	agreements and contracts with certain related parties; and

•	status under the Investment Company Act of 1940, as amended.

The Merger Agreement also contains customary representations and warranties made, jointly and severally, by GOV Parties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	organization, existence and qualification of GOV, REIT Merger Sub and Partnership Merger Sub;

•	the ownership of REIT Merger Sub and Partnership Merger Sub and absence of prior conduct of activities or business of REIT Merger Sub and Partnership Merger Sub;

•	authorization to enter into the Merger Agreement and to complete the mergers and the other transactions contemplated thereby;

•	the absence of conflicts with, or breaches or violations of, their organization documents, agreements, permits and laws applicable to them as a result of executing, delivering, performing its obligations under the Merger Agreement;

•	consents, approvals of, orders, authorizations or permits of, or filings with or notifications to, governmental authorities required as a result of executing, delivering, performing their obligations under the Merger Agreement;

•	information relating to GOV, REIT Merger Sub or Partnership Merger Sub supplied by GOV for inclusion in this Proxy Statement or any other document to be filed with the Securities and Exchange Commission or any other governmental authority in connection with the transactions contemplated by the Merger Agreement;

•	the absence of litigation or orders against them;

•	their financial resources to consummate the mergers and the other transactions contemplated by the Merger Agreement;

•	brokerage, finder’s or other fee or commission;

•	the solvency of the surviving company, the surviving partnership and their respective subsidiaries;

•	their ownership of Common Shares or any other of the securities of the Company and its subsidiaries; and

•	the absence of any undisclosed agreement that is currently in effect or that would become effective in the future between GOV, REIT Merger Sub or Partnership Merger Sub or any of their respective affiliates and any affiliate of the Company or the Company LP or any of the employees, officers, directors or trustees of the Company, the Company LP or their affiliates.

The representations and warranties of each of the parties to the Merger Agreement will terminate at the REIT Merger effective time.

Material Adverse Effect

For the purposes of the Merger Agreement, “material adverse effect” means, when used in connection with the Company and its subsidiaries, any event, circumstance, change, effect, development, condition or occurrence that individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences is material and adverse to the business, assets (including any property), liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, other than any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from:

•	any failure of the Company or the Company LP to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period;

•	any events, circumstances, changes or effects that affect the real estate industry generally;

•	any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates;

•	any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world;

•	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage;

•	the public announcement of the mergers or the other transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors (including shareholders and unitholders), venture partners or employees;

•	the taking of any action expressly required by the Merger Agreement, the taking of any action at the written request or with the prior written consent of GOV or the failure to take any action at the request of GOV or expressly prohibited by the Merger Agreement;

•	earthquakes, hurricanes, floods or other natural disasters;

•	changes in law or GAAP (or the interpretation or enforcement thereof); or

•	any action including any derivative claims, or public action, campaign or announcement seeking representation on our Board of Trustees or to control or influence our Board of Trustees, the Company’s management, governance or policies, in each case arising out of or relating to the Merger Agreement, the mergers or the other transactions contemplated by the Merger Agreement.

The term “material adverse effect” in connection with the Company and its subsidiaries also means any event, circumstance, change, effect, development, condition or occurrence that prevents or materially impairs the ability of the Company or the Company LP to consummate the mergers or any of the other transactions contemplated by the Merger Agreement, or prevents or materially impairs the ability of the Company or the Company LP to perform their obligations under the Merger Agreement before December 31, 2017.

When the term “material adverse effect” is used in the Merger Agreement in connection with GOV, it means any event, circumstance, change, effect, development, condition or occurrence that prevents or materially impairs or delays the consummation of the mergers or any of the other transactions contemplated by the Merger Agreement or prevents or materially impairs or delays the ability of GOV, REIT Merger Sub or Partnership Merger Sub to perform their respective obligations under the Merger Agreement.

No Further Dividends

As a general matter, under the terms of the Merger Agreement, the Company may not declare, set aside for payment or pay any dividend or other distribution to holders of Common Shares during the interim period without the prior written consent of GOV. However, if, as permitted under the Merger Agreement, the Company pays any dividend or other distribution to holders of Common Shares, Company partnership units or equity interests in the Company’s REIT subsidiary (i) to maintain the Company’s status or the status of its REIT subsidiary as a REIT under the Code, or (ii) to avoid or reduce the imposition of any entity level income or excise tax under the Code, the merger consideration will be reduced by an amount equal to the per share or per unit amount of such dividend or distribution.

Conduct of Business Pending the Mergers

Under the Merger Agreement, the Company and the Company LP have agreed that, subject to certain exceptions and limitations in the Merger Agreement, between the date of the Merger Agreement and the earlier of the REIT Merger effective time or the termination of the Merger Agreement in accordance with its terms (which period we refer to as the interim period), they and their subsidiaries will:

•	conduct their business in the ordinary course and in a manner consistent with past practice in all material respects; and

•	use commercially reasonable efforts to maintain their material assets and properties in their current condition, preserve intact in all material respects their current business organization, goodwill, ongoing businesses and significant relationships with third parties, keep available the services of their then-current officers and key employees, maintain all insurance policies or substitutes therefor which are comparable with such insurance policies in all material respects, and maintain the status of the Company and its REIT subsidiary as a REIT under the Code.

The Company and the Company LP have also agreed that during the interim period, subject to certain exceptions described in the Merger Agreement or unless GOV gives its prior written consent, the Company and its subsidiaries will not, among other things:

•	amend their organizational documents;

•	split, combine, reclassify or subdivide any of their shares of beneficial interest or capital stock or other equity interests;

•	declare, set aside for payment or pay any dividend or other distribution on or make any other distributions with respect to their shares of beneficial interest or capital stock or other equity interests, except for (i) the declaration and payment of dividends or other distributions by any directly or indirectly wholly-owned subsidiary to its parent entity, (ii) distributions by any subsidiary or any other entity in which the Company owns an interest that is not wholly-owned, directly or indirectly, by the Company, to the extent required by the organizational documents of such subsidiary, (iii) the payment of accrued dividends upon the vesting of Company Restricted Shares, (iv) the payment of dividends otherwise permitted in accordance with the covenant regarding time of payment thereof in the Merger Agreement, and (v) the payment of dividends and other distributions to the extent such dividends and other distributions on the Common Shares, partnership units and equity interests in the Company’s REIT subsidiary are necessary for each of the Company and its REIT subsidiary to maintain its status as a REIT under the Code; provided, however, the authorization, declaration and payment of any such dividends or other distributions other than pursuant to (i), (ii), (iii) or (iv) shall reduce the merger consideration (on a dollar for dollar basis) by an amount equal to the per share or per unit amount of such dividend or other distribution;

•	redeem, repurchase or otherwise acquire, directly or indirectly, any of their shares of beneficial interest or capital stock or other equity interests, other than (i) the redemption or exchange of the partnership units pursuant to and in accordance with the provisions of the partnership agreement of the Company LP, (ii) the acquisition of Common Shares in connection with the surrender of Common Shares by holders of options to pay the exercise price of such option and taxes withheld in connection with the exercise of options, (iii) the withholding of Common Shares to satisfy withholding tax obligations with respect to awards granted pursuant to equity incentive plans, and (iv) the acquisition in the ordinary course of business consistent with past practice in connection with the forfeiture of awards pursuant to the terms of an equity incentive plan upon termination of employment or service of an award holder;

•	except for transactions among the Company and one or more wholly-owned subsidiaries or among one or more wholly-owned subsidiaries, issue, deliver, sell, pledge, dispose, encumber or grant any of their shares of beneficial interest or capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any of their shares of beneficial interest or capital stock or other equity interests, provided, however, that the Company may issue Common Shares (i) upon the vesting or exercise of any equity award outstanding as of the date of the Merger Agreement or as may be granted during the interim period as permitted by the Merger Agreement, (ii) pursuant to a Look-Back LTI Award or equity award outstanding as of the date of the Merger Agreement, to the extent required pursuant to the Merger Agreement or the terms of the applicable award agreement, (iii) upon the redemption or exchange of partnership units pursuant to and in accordance with the provisions of the partnership agreement of the Company LP, and (iv) pursuant to the employee share purchase plan;

•	acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any material personal property, real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;

•

sell, mortgage, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets except (i) dispositions of immaterial personal property in the ordinary course of business consistent with past practice, (ii) certain pledges or encumbrances of direct or indirect equity interests in entities from time to time under the existing revolving credit facility, (iii) any pending sales or other dispositions as agreed to by the parties, and (iv) pursuant to their existing contractual obligations as agreed to by the parties;

•	incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any of their debt securities, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person (other than a wholly-owned subsidiary) except (i) indebtedness incurred under the existing revolving credit facilities in the ordinary course of business consistent with past practice, or (ii) repayment of existing indebtedness, as agreed to by the parties, by means of a draw on the existing credit facilities;

•	make any loans, advances, investments or capital contributions to, or investments in, any other person, make any change in their existing borrowing or lending arrangements for or on behalf of such persons or enter into any “keepwell” or similar agreements to maintain the financial condition of any other person, other than (i) by the Company or a subsidiary to the Company or a subsidiary, (ii) loans, advances, investments or capital contributions required to be made under the leases, (iii) in connection with any required tenant improvements at any of the properties agreed to by the parties, and (iv) certain investments permitted pursuant to the Merger Agreement;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract, other than (i) any termination or renewal in accordance with the terms of any existing material contract that occurs automatically without any action (other than notice of renewal) by the Company or any subsidiary, (ii) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any subsidiary is a party as required or necessitated by the Merger Agreement, the mergers or the other transactions contemplated by the Merger Agreement, subject to certain conditions;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any ground lease or lease except, (i) month-to-month leases, (ii) antenna leases, (iii) leases on market terms for premises of no more than 20,000 square feet (other than a certain identified property), (iv) any entry into, renewal, modification, amendment or termination in accordance with the terms of any such lease that occurs automatically without any action (other than notice of renewal) by the Company or any subsidiary and (v) as agreed to by the parties;

•	except as agreed to by the parties, waive, release, assign, settle or compromise any claim or action made or pending against the Company or any subsidiary;

•	except as required by law, the Look-Back LTI Program, the Company’s benefit plans, award agreements with respect to any equity award, as expressly contemplated by the Merger Agreement, or as agreed to by the parties, (i) enter into, adopt or materially amend any benefit plan or award agreement with respect to any equity award or Look-Back LTI Award, (ii) increase in any respect the compensation or benefits of any officer, trustee or employee (other than certain specified base wage increases), (iii) grant, confer, award or modify the terms of any options, convertible securities, restricted shares, phantom shares, equity-based compensation or other rights to acquire, or denominated in, any shares of beneficial interest or capital stock or other equity interests of the Company or any subsidiary, (iv) enter into any new or amend any existing employment, retention, indemnification, termination or similar agreement, (v) grant to any officer, trustee or employee the right to receive any new severance, change of control or termination pay or termination benefits or any increase in the right to receive any severance, change of control or termination pay or termination benefits, (vi) hire any officer of the Company or promote or appoint any person to a position of officer of the Company, (vii) hire any employee other than employees reasonably required for the operation and management of the business of the Company and its properties, or (viii) terminate any employees if such termination would implicate the Worker Adjustment and Retraining Notification Act or any similar state or local law;

•	fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at January 1, 2017, except as required by GAAP or applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

•	(i) enter into any contract, agreement, arrangement or commitment that limits or otherwise restricts the Company, Company LP or any Company Subsidiary from engaging or competing in any line of business in which it is currently engaged or currently contemplates to be engaged or in any geographic area, or (ii) enter into any new line of business;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority;

•	enter into or modify in a manner materially adverse to the Company or the Company LP any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any material right to claim any tax refund;

•	take any action, or fail to take any action, which action or failure would reasonably be expected to (i) cause the Company or its REIT subsidiary to fail to qualify for taxation as a REIT under the Code, (ii) cause any subsidiary to cease to be treated as a taxable REIT subsidiary with respect to the Company or its REIT subsidiary or, in the case of any subsidiary other than its REIT subsidiary, cause it to cease to be treated for U.S. federal income tax purposes as a disregarded entity, partnership or qualified REIT subsidiary, as the case may be, or (iii) cause the Company or its REIT subsidiary to become liable for U.S. federal income or excise tax under the Code (or similar provision of state or local tax law);

•	adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except as otherwise permitted under the Merger Agreement;

•	authorize, make or commit to make any capital expenditures, except for certain required tenant improvements under leases, routine maintenance, emergency expenditures and as otherwise agreed by the parties;

•	form any new subsidiaries, other than wholly-owned subsidiaries, or any new joint ventures, or exercise any major decision, buy/sell, deadlock or other similar rights under any existing joint venture;

•	amend or modify the compensation terms or any other obligations of the Company contained in the engagement letter with our financial advisor in a manner adverse to the Company or any subsidiary, GOV or REIT Merger Sub or engage other financial advisors in connection with the transactions contemplated by the Merger Agreement;

•	fail to use reasonable best efforts to maintain in full force and effect current insurance policies or to replace such insurance policies with reasonably comparable insurance policies, to the extent available on commercially reasonable terms, covering the Company, its subsidiaries and their respective properties, assets and businesses;

•	initiate or consent to any material zoning reclassification of any owned or material leased properties or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any owned or material leased properties, except as required by applicable law;

•	enter into any contract, agreement, commitment or arrangement with respect to the voting or registration or any capital stock or equity interest of the Company or any subsidiary;

•	enter into any contract, agreement, commitment or arrangement between the Company or any subsidiary, on the one hand, and any affiliates (other than subsidiaries) of the Company, on the other hand; and

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Other Actions Pending the Mergers

During the interim period, no party to the Merger Agreement will, without the prior written consent of the other party, take or cause to be taken any action that would reasonably be expected to materially prevent or delay consummation of the transactions contemplated by the Merger Agreement or enter into any agreement or otherwise make a commitment to take such action.

Special Meeting

The Company has agreed to, as promptly as reasonably practicable following the date that this Proxy Statement is cleared by the Securities and Exchange Commission, duly call, give notice of, convene and hold a special meeting of the Company’s shareholders for the purpose of seeking approval of the REIT Merger and the other transactions contemplated by the Merger Agreement. The Company is required to (i) through its Board of Trustees, recommend to its shareholders that they approve the REIT Merger and the other transactions contemplated by the Merger Agreement (we refer to this recommendation as the “recommendation”) and (ii) solicit and use commercially reasonable efforts to obtain approval of the REIT Merger and the other transactions contemplated by the Merger Agreement by its shareholders, except to the extent that our Board of Trustees has effected a change in recommendation, as permitted and determined in accordance with the provisions described below under “—No Solicitation of Acquisition Proposals.”

No Solicitation of Acquisition Proposals

No Solicitation of Transactions

During the interim period, the Company and its subsidiaries may not and will not authorize or permit any trustees, directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives to:

•	solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to any acquisition proposal (as defined below), or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal;

•	enter into, continue or otherwise participate or engage in any discussions or negotiations regarding, or furnish to any person other than GOV or its representatives any non-public information or data with respect to, any acquisition proposal;

•	enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement or other similar definitive agreement (other than certain customary confidentiality agreements) in each case related to an acquisition proposal; or

•	agree to or propose publicly to do any of the foregoing (we refer to the foregoing collectively as the “no-shop provisions”).

In addition, the Company, its subsidiaries and their representatives must immediately cease any existing negotiations with any person and its representatives with respect to an acquisition proposal and request the prompt return or destruction of any confidential information previously provided to any such person. Notwithstanding anything in the Merger Agreement to the contrary, the Company by execution of the Merger

Agreement is deemed to have waived immediately prior to the date of the Merger Agreement any provision in any such agreement that prohibits the counterparty thereto from confidentially requesting the Company or a subsidiary to amend or waive the standstill provision in such agreement (i.e., a “don’t ask, don’t waive” provision) to the extent necessary (and only to such extent) to enable such counterparty to convey confidentially an acquisition proposal to our Board of Trustees.

Notwithstanding the restrictions set forth above, prior to obtaining approval of the Company’s shareholders, the Company and the Company LP may furnish, make available or provide access to non-public information to a person making an acquisition proposal and participate in discussions or negotiations regarding an acquisition proposal pursuant to an acceptable confidentiality agreement, if, (i) the Company or the Company LP receives a written acquisition proposal that our Board of Trustees believes in good faith to be bona fide, (ii) such acquisition proposal was not the result of a violation of the no-shop provisions, (iii) our Board of Trustees determines in good faith (after consultation with the Company’s legal and financial advisors) that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as defined below), and (after consultation with the Company’s legal advisors) that a failure to take action with respect to such acquisition proposal would be inconsistent with its duties under applicable law, and (iv) GOV has been provided with the same non-public information provided to the person making such acquisition proposal.

In the event the Company, any subsidiary, or any of their respective representatives receives (i) an acquisition proposal, (ii) a request for non-public information relating to the Company or its subsidiaries from a person who informs them that it is considering making or has made an acquisition proposal, or (iii) any inquiry or request for discussions or negotiations regarding any acquisition proposal, the Company shall promptly notify GOV of (but in no event more than two business days following) such receipt, identify the person making the acquisition proposal and provide a copy of the acquisition proposal, and keep GOV apprised in all material respects on a timely basis as to the status of, any such acquisition proposal, inquiry or request.

For purposes of the Merger Agreement, “acquisition proposal” means any proposal, offer, or inquiry from any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, (A) of any assets or businesses of the Company and its subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on fair market value) of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (B) of 20% or more of any class of (including any real property of the Company) any shares of beneficial interest or capital stock or other equity interests of the Company, or any subsidiary, or any resulting parent company of the Company, including any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of any of the outstanding shares of any class of voting securities of the Company or the Company LP, in each case other than the transactions contemplated by the Merger Agreement.

For purposes of the Merger Agreement, “superior proposal” means any acquisition proposal made after the date hereof (with all percentages included in the definition of “acquisition proposal” increased to 67%), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, that our Board of Trustees determines in its good faith judgment that (A) if consummated, would be more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions thereof proposed in writing by GOV in response to any such acquisition proposal), and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Adverse Recommendation Change

Except as described below, our Board of Trustees may not:

•	fail to make or withdraw (or modify or qualify in any manner adverse to GOV or publicly propose to withdraw, modify or qualify in any manner adverse to GOV) its recommendation with respect to the mergers, the Merger Agreement or the transaction contemplated thereby;

•	adopt, approve, or publicly recommend the adoption of any acquisition proposal (we refer to these described actions as an “adverse recommendation change”); or

•	cause or permit the Company or its subsidiaries to enter into an alternative acquisition agreement relating to an acquisition proposal.

Prior to obtaining approval of the Company’s shareholders, (a) our Board of Trustees may make an adverse recommendation change or authorize, cause or permit the Company or any subsidiary to, and the Company or any subsidiary may, terminate the Merger Agreement and promptly thereafter enter into an alternative acquisition agreement with respect to a superior proposal, if (i) the Company or the Company LP receives a written acquisition proposal that our Board of Trustees believes in good faith to be bona fide, (ii) such acquisition proposal was not the result of a breach of the “no shop” provisions, (iii) our Board of Trustees determines in good faith (after consultation with the Company’s legal and financial advisors) that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, and (iv) our Board of Trustees determines in good faith (after consultation with the Company’s legal advisors) that the failure to terminate the Merger Agreement or make an adverse recommendation change would be inconsistent with its duties under applicable law; and (b) in circumstances not involving an acquisition proposal, the Board of Trustees may make an adverse recommendation change if, and only if, after the date of the Merger Agreement, the Board of Trustees determines in good faith (after consultation with the Company’s legal advisors) that (1) an intervening event has occurred or arisen, and (2) the failure to do so would be inconsistent with its duties under applicable law.

The Board of Trustees shall not be entitled to terminate the Merger Agreement or effect an adverse recommendation change unless, prior to taking such action,

•	the Company has notified GOV in writing that it intends to so terminate the Merger Agreement and enter into an alternative acquisition agreement or effect an adverse recommendation change (such notice, a “change notice”);

•	during the four business day period following GOV’s receipt of a change notice, the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and if accepted, negotiated in good faith with), GOV in making adjustments to the terms and conditions of the Merger Agreement such that, (x) in circumstances involving or relating to an acquisition proposal, the superior proposal ceases to be a superior proposal, or (y) in circumstances not involving or relating to an acquisition proposal, such terms are as GOV proposes (it being agreed that any amendment to the financial or other material terms of such acquisition proposal will require a new change notice and require a three-day negotiation period); and

•	following the end of the applicable negotiation period, our Board of Trustees determines, in good faith that (x) following consultation with the Company’s legal and financial advisors in circumstances involving or relating to an acquisition proposal, the superior proposal giving rise to the change notice continues to constitute a superior proposal and (y) in any case, following consultation with the Company’s legal advisors, the failure to make such adverse recommendation change would be inconsistent with its duties under applicable law.

The Merger Agreement does not prohibit the Company or our Board of Trustees through its representatives, directly or indirectly, from:

•	issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or

•	making any disclosure to its shareholders if, in the good faith judgment of our Board of Trustees (after consultation with its legal advisors), failure to so disclose would be inconsistent with its duties under applicable law (provided that a “stop, look and listen” communication or similar communication of the type contemplated by rule 14d-9(f) under the Exchange Act will not be deemed an adverse recommendation change.

Agreement to Take Certain Actions

Subject to the terms and conditions of the Merger Agreement, each of the Company, the Company LP and GOV shall, and shall cause the Company’s subsidiaries, REIT Merger Sub, Partnership Merger Sub and GOV’s subsidiaries, respectively, and their respective affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the mergers and the other transactions contemplated by the Merger Agreement.

Financing

The consummation of the mergers is not subject to any financing condition. GOV expects to finance the amounts needed to pay the merger consideration to the Company’s shareholders and certain limited partners of the Company LP and to pay the amounts due to holders of the Company’s equity-based awards, as well as the fees and expenses related to the mergers and other transactions contemplated by the Merger Agreement, with cash on hand, including the approximately $737 million in net proceeds that GOV received from its July 2017 underwritten public offerings of GOV’s common shares and senior unsecured notes, and borrowings under GOV’s existing $750 million unsecured revolving credit facility.

Concurrently with the execution of the Merger Agreement, GOV entered a commitment letter with a group of institutional lenders for an unsecured bridge loan facility in an initial aggregate principal amount of up to $750 million. The commitment letter for this bridge loan facility was terminated on July 20, 2017 following GOV’s July 2017 underwritten public offerings of common shares and senior unsecured notes, the proceeds of which GOV will use to finance the mergers and the other transactions contemplated by the Merger Agreement.

Pursuant to the Merger Agreement, GOV, REIT Merger Sub and Partnership Merger Sub agreed to use reasonable best efforts to consummate and obtain at or prior to the closing the debt financing on the terms and conditions set forth in the debt commitment letter (which has since been terminated) or, if GOV determined that such debt financing would not be so obtained, financing from alternative sources in an amount sufficient, together with funds otherwise available to GOV, to fund the aggregate merger consideration and share award payments required at the closing on terms not materially less favorable to GOV than set forth in the debt commitment letter, including using reasonable best efforts to (i) negotiate and enter into definitive agreements with respect to the debt financing on the terms and subject only to the conditions contained in the debt commitment letter or the alternate financing, (ii) satisfy on a timely basis all conditions applicable to GOV, REIT Merger Sub or Partnership Merger set forth in the debt commitment letter (or any replacement commitment letter for an alternate financing) and the financing agreements and comply with their obligation thereunder, and (iii) prepare the necessary offering circulars, private placement memoranda, or other offering documents or marketing materials with respect to the debt financing or any alternate financing. GOV was required to promptly deliver to the Company true and complete copies of any commitment letter and similar documents relating to any alternate financing.

The Company has agreed to provide, and to cause its subsidiaries and their respective representatives to use their commercially reasonable efforts to provide, all cooperation reasonably requested by GOV and any financing sources in connection with any financing, including:

•	furnishing as promptly as practicable the required information and periodically update the required information;

•	using commercially reasonable efforts to provide information within its control that is reasonably requested for the preparation of offering materials and roadshows and other customary marketing materials to be used in connection with such financing and reasonably deemed necessary by such financing sources to complete a successful syndication or offering of such financing and participating in reasonable due diligence sessions and informational meetings with GOV, any financing sources and their respective representatives;

•	causing the Company’s and its subsidiaries’ (as applicable) independent auditors to reasonably cooperate with respect to any financing consistent with customary practice, including by providing customary “comfort letters”, and causing the Company’s and its subsidiaries’ legal counsel to provide customary assistance with the due diligence activities of GOV and any financing sources;

•	taking all reasonable actions and providing all information related to the Company that is reasonably available to it to assist GOV in the consummation of any financing, including the preparation of definitive agreements for such financing, as may be reasonably requested by GOV;

•	delivering as promptly as reasonably practicable all documentation and other information requested by GOV and any financing sources and required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001;

•	reasonably cooperating to facilitate the consummation of any financing to the extent within the control of the Company and its subsidiaries, including reasonably cooperating to satisfy any conditions precedent to any financing; and

•	using commercially reasonable efforts to obtain a rating for any debt securities offered in connection with any financing.

Prior to the closing, none of the Company or any of its subsidiaries shall have any responsibility for, or incur any liability to, any person under or in connection with the transactions contemplated by any financing, definitive financing agreement or any certificate, document or instrument relating to any financing. None of the Company or any of its subsidiaries shall be required to take any action:

•	under or in connection with the transactions contemplated by any agreement, certificate, document or instrument relating to any financing that is not contingent upon the closing date;

•	that would reasonably be expected to cause any trustee, director, officer or employee of the Company or any of its subsidiaries to incur any personal liability relating to any financing;

•	that will conflict with or violate its organizational documents or any applicable laws; or

•	that would cause any condition to the closing of the mergers to fail to be satisfied or otherwise cause any material breach of the Merger Agreement.

Access to Information; Confidentiality

The Merger Agreement requires the Company and its subsidiaries, during the interim period, to provide GOV and its representatives, upon reasonable advance notice and during normal business hours, reasonable access to its properties, offices, books, contracts, commitments, personnel and records, and the Company is required to furnish reasonably promptly to GOV a copy of each report, schedule, registration statement and other document filed during the interim period pursuant to federal or state securities laws and all other information (financial or otherwise) concerning its business, properties and personnel as GOV may reasonably request.

GOV will hold, and will cause its representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this section, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the nondisclosure agreement between GOV and the Company, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of the Merger Agreement or the termination thereof.

Public Announcement

Except with respect to an adverse recommendation change or as otherwise permitted under the section titled “—No Solicitation of Acquisition Proposals,” each of GOV, REIT Merger Sub, Partnership Merger Sub, the Company and the Company LP have agreed, subject to certain exceptions, to consult with each other before issuing any press release or otherwise making any public statements or filings with respect to the Merger Agreement or any of the transactions contemplated by the Merger Agreement and to provide the other party an opportunity to review and comment upon such press release, public statement or filing.

Appropriate Action; Consents; Filings

Each of GOV, the Company and the Company LP shall use its commercially reasonable efforts to give any notices to third parties, and each of GOV and the Company shall use, and cause each of their respective affiliates to use, its commercially reasonable efforts (unless reasonable best efforts are otherwise required) to obtain any third party consents that are necessary, proper or advisable to consummate the mergers and the other transactions contemplated by the Merger Agreement.

Notification of Certain Matters; Transaction Litigation

Each of the Company and the Company LP and their respective representatives, and GOV and its respective representatives, will give prompt notice to the other party of any notice or other communication received by such party from:

•	any governmental authority in connection with the mergers, the Merger Agreement or the other transactions contemplated thereby, or

•	any person or entity alleging that its consent is or may be required in connection with the mergers or the other transactions contemplated by the Merger Agreement.

Each of the Company and the Company LP and their respective representatives, and GOV and its respective representatives, will give prompt notice to the other party if any representation or warranty made by it in the Merger Agreement becomes untrue or inaccurate in any material respect such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by December 31, 2017, or if it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

Each of the Company and the Company LP and their respective representatives, and GOV and its respective representatives, will give prompt notice to the other of any actions, suits, claims, investigations or other legal proceedings commenced relating to or involving such party or any of its subsidiaries or affiliates that relates to the mergers, the Merger Agreement or the other transactions contemplated thereby. The Company, the Company LP and their respective representatives will allow GOV the opportunity to reasonably participate in the defense and settlement of any shareholder litigation against the Company or the Company LP and/or its trustees relating to the mergers, the Merger Agreement or the other transactions contemplated thereby, and not agree to a settlement without GOV’s prior written consent (not to be unreasonably withheld, conditioned or delayed). GOV and its representatives shall give the Company and the Company LP the opportunity to reasonably participate in the defense and settlement of any litigation against GOV and/or its directors relating to the mergers, the Merger Agreement or the other transactions contemplated thereby.

No Action Reasonably Expected to Materially Prevent or Delay Consummation

GOV, REIT Merger Sub, Partnership Merger Sub, the Company and the Company LP have agreed that, during the interim period, except as contemplated by the Merger Agreement, each shall not, directly or indirectly, without the prior written consent of the other parties, take or cause to be taken any action that would reasonably be expected to materially prevent or delay consummation of the transactions contemplated by the Merger Agreement, or enter into any agreement or to otherwise make a commitment, to take any such action.

Employee Benefits Matters

The employment of the Company’s named executive officers will be terminated upon the consummation of the mergers and such officers are entitled to the benefits set forth in their respective employment agreements. See “The Mergers—Interests of our Trustees and Executive Officers in the Mergers.” The Company and its subsidiaries will terminate the employment of their other respective employees and RMR LLC may offer comparable employment to certain of such persons. GOV has agreed to cause RMR LLC to give employees of the Company as of the closing date who are hired by RMR LLC, full credit for purposes of eligibility to participate and vesting under the employee benefit plans or arrangements of RMR LLC and any of its subsidiaries or affiliates in which such employees participate following the closing date to the same extent recognized by comparable plans of the Company immediately prior to the closing date, provided that no such credit will result in a duplication of benefits. GOV will cause each employee of the Company and its subsidiaries who does not receive an offer of comparable employment from RMR LLC to receive the severance benefits under the Company’s severance guidelines.

At or immediately after the REIT Merger effective time, GOV shall pay to each individual who, prior to the closing date, was an employee of the Company or any subsidiary, (i) if the mergers are completed before December 31, 2017, a pro rata portion of any annual cash incentive in respect of the 2017 fiscal year in an amount equal to the product of (x) the amount that such employee would have been entitled to receive under the applicable annual incentive bonus program, based on the target level of achievement under such program and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the closing date, and the denominator of which is 365; or (ii) if the closing date occurs on or after December 31, 2017, an amount equal to any unpaid annual cash incentive in respect of the 2017 fiscal year that such employee earned (i.e., is entitled to receive) under the applicable annual incentive bonus program (based on actual achievement for such fiscal year as determined by our Board of Trustees).

GOV is also required to take all action necessary to cause RMR LLC to provide continuing coverage under COBRA to each of our and our subsidiaries’ employees who do not accept an offer of employment with RMR LLC and to each of our and our subsidiaries’ former employees who have elected COBRA coverage prior to or as of the closing for the maximum coverage period available.

Certain Other Covenants

The Merger Agreement contains certain other covenants of the parties to the Merger Agreement relating to, among other things:

•	the filing of a Proxy Statement with the Securities and Exchange Commission, and cooperation in preparing the Proxy Statement and in responding to any comments received from the Securities and Exchange Commission on the Proxy Statement;

•	actions necessary so that no takeover statute becomes applicable to the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	the indemnification of the Company’s and its subsidiaries’ trustees and officers (see “The Mergers—Interests of Our Trustees and Executive Officers in the Mergers—Indemnification of Our Trustees and Officers”);

•	preparation to market assets for sales; provided, that nothing in the Merger Agreement shall require the Company or a subsidiary to enter into an agreement with respect to, execute or consummate any asset sale prior to closing of the mergers;

•	GOV agreeing to operate the Company’s REIT subsidiary in a manner to qualify as a REIT under the Code for a period of time after the closing of the mergers;

•	delisting the Common Shares from the New York Stock Exchange and deregistering the Common Shares under the Exchange Act;

•	taking all such steps to cause any dispositions of Common Shares resulting from the transactions contemplated by the Merger Agreement by each person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

•	cooperation in connection with the prepayment or modification of certain existing indebtedness of the Company and the Company LP.

Conditions to the Mergers

Mutual Conditions

The obligations of the parties to complete the mergers are subject to the satisfaction or waiver of the following mutual conditions:

•	the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the mergers or any other transactions contemplated by the Merger Agreement, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement that makes the consummation of the mergers illegal; and

•	the affirmative approval of the REIT Merger and the other transactions contemplated by the Merger Agreement by a majority of all votes entitled to be cast on the matter by the holders of all outstanding Common Shares as of the record date for the Special Meeting.

Conditions of the GOV Parties

The obligations of the GOV Parties to complete the mergers are further subject to the satisfaction or waiver of the following conditions:

•	the accuracy in all material respects as of the date of the Merger Agreement and as of closing of the mergers (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the Merger Agreement by the Company and the Company LP regarding their organization, qualification, certain aspects of its capital structure, authority, financial advisor, shareholder approval, brokers, exemption from the Investment Company Act and the takeover statutes;

•

the accuracy in all but de minimis respects as of the date of the Merger Agreement and as of the closing of the mergers (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the Merger Agreement by the Company and the Company LP regarding certain aspects of its capital structure;

•	the accuracy of all other representations and warranties made in the Merger Agreement by the Company and the Company LP (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the closing of the mergers (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company;

•	each of the Company and the Company LP shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under the Merger Agreement on or prior to the closing;

•	on the closing date, there shall not exist any event, change, or occurrence arising after the date of the Merger Agreement that, individually or in the aggregate, constitutes a material adverse effect;

•	the Company shall have delivered to GOV a certificate, dated the closing date and signed by its chief executive officer and chief financial officer on behalf of the Company and the Company LP, certifying to the effect that the conditions set forth in the foregoing bullets have been satisfied; and

•	the Company shall have received a written opinion of Arnold & Porter Kaye Scholer LLP with regard to (i) the qualification and taxation of the Company as a REIT under the Code for all taxable periods of the Company commencing with its taxable year ended December 31, 2009 and (ii) the qualification and taxation of the Company’s REIT subsidiary as a REIT under the Code for all taxable periods of such REIT subsidiary, commencing with its taxable year ended December 31, 2010 (which opinion shall be based on representations from the Company and shall be subject to customary assumptions, exceptions, limitations and qualifications, including the assumption that GOV will continue to operate the Company’s REIT subsidiary in a manner to qualify as a REIT under the Code for a period of time after the closing of the mergers).

Conditions of the First Potomac Parties

The Company’s and the Company LP’s obligations to complete the mergers are further subject to the satisfaction or waiver of the following conditions:

•	the accuracy in all material respects as of the date of the Merger Agreement and as of the closing of the mergers (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the Merger Agreement by GOV regarding its organization, qualification, authority, brokers, available funds, equityholders and ownership of Common Shares;

•	the accuracy of all other representations and warranties made in the Merger Agreement by GOV (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the closing of the mergers (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on GOV;

•	GOV shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under the Merger Agreement on or prior to the closing; and

•

GOV shall have delivered to the Company a certificate, dated the closing date and signed by its chief executive officer and chief financial officer (or equivalent officers) on behalf of GOV, REIT Merger

Sub and Partnership Merger Sub, certifying to the effect that the conditions set forth in the foregoing bullets have been satisfied.

In addition to the conditions set forth above, the obligations of the Company and REIT Merger Sub to consummate the REIT Merger are subject to the consummation of the Partnership Merger.

The Merger Agreement does not contain any financing condition.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the mergers and other transactions contemplated thereby may be abandoned at any time prior to closing of the mergers as follows:

•	by mutual written consent of GOV and the Company;

•	by either GOV or the Company if:

•	the mergers shall not have been consummated on or before December 31, 2017 (provided that this termination right will not be available to a party whose failure to comply with any provision of the Merger Agreement has been the cause of, or resulted in, the failure of the mergers to be consummated by such date);

•	any governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining or otherwise prohibiting the mergers, and such order or other action shall have become final and non-appealable (provided that this termination right will not be available to a party if the issuance of such final, non-appealable order or taking of such other action was primarily due to the failure of the terminating party to comply with any provision of the Merger Agreement); or

•	the shareholders of the Company have not approved the REIT Merger and the other transactions contemplated by the Merger Agreement at the Special Meeting.

•	by GOV if:

•	the Company or the Company LP has breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement which breach, violation or failure to perform, either individually or in the aggregate, if continuing at the closing (i) would result in the failure of any of the conditions set forth above in the first, second, third or fourth bullets under “—Conditions to the Mergers—Conditions of the GOV Parties” (a “Company terminating breach”) and (ii) cannot be cured, or, if curable, is not cured by the Company or the Company LP, or waived by GOV by the earlier of December 31, 2017 and 45 days after the receipt by the Company of written notice of such breach, violation or failure from GOV (provided that this termination right will not be available if a GOV terminating breach has occurred and is continuing at the time GOV delivers notice of its election to terminate the Merger Agreement pursuant to this termination right); or

•

prior to obtaining approval of the Company’s shareholders, our Board of Trustees or any committee thereof (i) shall have effected an adverse recommendation change (provided that GOV’s right to terminate in connection with an adverse recommendation change will expire 20 business days after the last date upon which our Board of Trustees or a committee thereof has made such adverse recommendation change), (ii) fails to publicly reaffirm the board recommendation within 10 business days of being requested to do so by GOV following the public announcement by any person of an acquisition proposal or an intention (whether or not conditional) to make an acquisition proposal, (iii) fails to include the board recommendation in the proxy statement, (iv) approves, adopts, publicly recommends, or enters into or allows the Company or any of its subsidiaries to enter into, an alternative acquisition agreement relating to any acquisition proposal (other than an acceptable confidentiality agreement) or (v) the Company or our Board of Trustees publicly announces its intention to do any of the foregoing.

•	by the Company if:

•	the GOV Parties shall have breached, violated or failed to perform any of their representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if continuing at the closing (i) would result in the failure of any of the conditions set forth in the first, second or third bullets under “—Conditions to the Mergers—Conditions of the First Potomac Parties” (a “GOV terminating breach”), and (ii) cannot be cured, or, if curable, is not cured by GOV, or waived by Company by the earlier of December 31, 2017 and 45 days after the receipt by GOV of written notice of such breach, violation or failure from the Company (provided that this termination right will not be available to the Company if a Company terminating breach has occurred and is continuing at the time the Company delivers notice of its election to terminate the Merger Agreement pursuant to this termination right); and

•	prior to obtaining approval of the Company’s shareholders, our Board of Trustees determines to enter into an alternative acquisition agreement with respect to a superior proposal and the Company pays the termination fee due in connection therewith.

The parties further agreed that no termination of the Merger Agreement shall relieve any party from any liability or damages resulting from any fraud in connection with the Merger Agreement or any willful and intentional breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement prior to such termination, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity including, in the case of a willful and intentional breach by any of the GOV Parties, liability to the Company for damages, determined taking into account all relevant factors, including damages to the Company’s shareholders to the extent awarded by the applicable court.

Termination Fees

Termination Fee and Expenses Payable by the Company

The Company has agreed to pay a $25 million termination fee (the “termination fee”) to GOV if:

•	(i) (x) the Merger Agreement is terminated by GOV due to a Company terminating breach, and after the date of the Merger Agreement and prior to the breach giving rise to such termination right, an acquisition proposal (which for purposes of this paragraph, all percentages in the definition of “acquisition proposal” are increased to 67%) has been publicly announced, disclosed or otherwise communicated to our Board of Trustees, or (y) the Merger Agreement is terminated by the Company or GOV due to the Company’s failure to obtain approval of the Company’s shareholders, and prior to the Special Meeting, an acquisition proposal has been publicly announced, disclosed or otherwise communicated to the Company’s shareholders, and (ii) within 12 months after the date of such termination, a transaction in respect of an acquisition proposal is consummated or the Company enters into an alternative acquisition agreement in respect of an acquisition proposal (other than an acceptable confidentiality agreement) that is later consummated;

•

the Merger Agreement is terminated by GOV if, prior to obtaining the approval of the Company’s shareholders, our Board of Trustees or any committee thereof (i) shall have effected an adverse recommendation change (provided that GOV’s right to terminate in connection with an adverse recommendation change will expire 20 business days after the last date upon which our Board of Trustees or a committee thereof has made such adverse recommendation change), (ii) fails to publicly reaffirm the board recommendation within 10 business days of being requested to do so by GOV following the public announcement by any person of an acquisition proposal or an intention (whether or not conditional) to make an acquisition proposal, (iii) fails to include the board recommendation in the Proxy Statement, (iv) approves, adopts, publicly recommends, or enters into or allows the Company or any of its subsidiaries to enter into, an alternative acquisition agreement relating to any acquisition proposal (other than an acceptable confidentiality agreement) or (v) the Company or our Board of Trustees publicly announces its intention to do any of the foregoing; or

•	the Merger Agreement is terminated by the Company, prior to obtaining approval of the Company’s shareholders, in order for the Company to enter into an alternative acquisition agreement with respect to a superior proposal in accordance with the terms of the Merger Agreement.

The Company has also agreed that if the Merger Agreement is terminated by either GOV or the Company following a failure to obtain our shareholders’ approval at the Special Meeting or if the Merger Agreement is terminated by GOV in connection with the Company’s or the Company LP’s breach of its obligations under the Merger Agreement, in each case under circumstances in which the termination fee is not payable under the Merger Agreement, then the Company will reimburse GOV’s reasonable, actual and documented expenses up to $5 million; provided that, in the event that the termination fee is or becomes payable, it shall be reduced on a dollar-for-dollar basis for any such expense reimbursement amount previously paid to GOV.

In the event that the $25 million termination fee later becomes payable as described above, any expense reimbursement amount previously paid will be credited against the amount of the termination fee then payable by the Company.

The parties to the Merger Agreement have agreed that the payment of the termination fee and expense reimbursement constitutes liquidated damages in a reasonable amount that will compensate GOV in the circumstances in which the termination fee is payable.

Tender Offer

The Company and the Company LP have agreed, upon written request by GOV, to cooperate and work in good faith with GOV to effectuate the transactions contemplated by the Merger Agreement by means of a tender offer for all of the outstanding Common Shares for the merger consideration and to make such reasonable and customary amendments to the Merger Agreement as the parties mutually agree are necessary to reflect such structure; provided that (i) such tender offer structure shall not delay the closing of the mergers, (ii) the inability to make or complete such a tender offer shall not relieve the obligations of the GOV Parties to consummate the mergers and (iii) the obligation of the Company and Company LP to cooperate and work in good faith with GOV in such matter shall not require our Board of Trustees to approve any action that it believes is inconsistent with its duties under applicable law.

Amendment

The Merger Agreement may be amended by mutual agreement of the parties by action taken or authorized by our Board of Trustees and GOV’s board of directors, at any time before or after receipt of approval of the Company’s shareholders and prior to closing; provided, that after the approval of the Company’s shareholders has been obtained, there shall not be any amendment of the Merger Agreement that changes the amount or the form of the consideration to be delivered to the holders of Common Shares or the partnership units, or which by applicable law requires the further approval of the shareholders of the Company without such further approval of such shareholders.

Extension; Waiver

At any time prior to the Partnership Merger effective time and the REIT Merger effective time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained in the Merger

Agreement or in any document delivered pursuant to the Merger Agreement, or (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the Merger Agreement. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of those rights.

Specific Performance

The parties to the Merger Agreement agreed that irreparable harm would occur if any provision of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which such party is entitled at law or in equity.

Governing Law

The Merger Agreement is governed by the laws of the State of Maryland, without giving effect to any choice or conflict of law principles (whether the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Share Ownership of Trustees and Executive Officers

The following table presents beneficial ownership in the Company and the Company LP held by the Company’s trustees and executive officers as of                 , 2017 and is prepared in accordance with Item 403 of Regulation S-K. A holder is deemed to be, as of any date, the beneficial owner of all securities that such holder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant, or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account, or similar arrangement, or (4) the automatic termination of a trust, discretionary account, or similar arrangement. As such, the numbers in this table include certain of the interests already detailed above under “The Mergers—Interest of Our Trustees and Executive Officers in the Mergers.” Therefore, you should not attempt to add the interests detailed above to the numbers presented in this table.

The following table sets forth certain information, as of                 , 2017, regarding Common Shares owned of record or known to the Company to be owned beneficially by (i) each trustee and each named executive officer and (ii) all trustees and executive officers as a group. At                 , 2017, there were 58,740,986 Common Shares outstanding. In preparing this table, the Company has relied on information supplied by its executive officers and trustees and upon information contained in filings with the Securities and Exchange Commission. Except as set forth in the footnotes to the table below, each of the shareholders identified in the table has sole voting and investment power over the Common Shares beneficially owned by that person. Unless otherwise indicated, the address for each individual listed below is c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814.

Beneficial Owners	# of Common Shares Beneficially Owned(1)		% of Common Shares Outstanding
Robert Milkovich	396,540	(2)		*
Andrew P. Blocher	315,096	(3)		*
Samantha S. Gallagher	221,834	(4)		*
James P. Hoffmann	100,338	(5)		*
Terry L. Stevens	51,526	(5)		*
Robert H. Arnold	39,273	(5)		*
Thomas E. Robinson	23,825	(5)		*
Kati M. Penney	8,526	(5)		*
All Trustees and Executive Officers as a group (8 persons)	1,156,958	(2)	2.0%

*	Less than 1%.
(1)	Includes the number of Common Shares that are issuable upon exercise of options that are exercisable within 60 days of , 2017 (of which there are currently none outstanding).
(2)	Includes (i) 154,103 performance-based Company Restricted Shares that will vest from 0% to 150% based upon the achievement of relative and absolute shareholder return goals and (ii) 217,763 Company Restricted Shares that vest over time.
(3)	Includes (i) 89,529 performance-based Company Restricted Shares that will vest from 0% to 150% based upon the achievement of relative and absolute shareholder return goals and (ii) 126,918 Company Restricted Shares that vest over time. Mr. Blocher shares voting and investment power with his wife on 98,649 unrestricted Common Shares.
(4)	Includes (i) 83,018 performance-based Company Restricted Shares that will vest from 0% to 150% based upon the achievement of relative and absolute shareholder return goals and (ii) 110,910 Company Restricted Shares that vest over time. Ms. Gallagher shares voting and investment power with her husband on 27,906 unrestricted Common Shares.
(5)	Includes 5,018 Company Restricted Shares that vest on the earlier of (i) May 23, 2018 or (ii) the date of the 2018 annual meeting of shareholders, assuming continued service by the trustee until that date.

Share Ownership by Certain Beneficial Owners

To the Company’s knowledge, based upon information available to the Company, the following table sets forth the beneficial owners of more than 5% of the Common Shares as of                 , 2017. At                 , 2017, there were 58,740,986 Common Shares outstanding. In preparing this table, we have relied on information contained in filings with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Shares(1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,837,492	(1)	15.0%

FMR LLC 245 Summer Street Boston, MA 02210	8,032,918	(2)	13.7%

T. Rowe Price Associates, Inc.—T. Rowe Price Small-Cap Value Fund, Inc. 100 East Pratt Street Baltimore, MD 21202	6,721,274	(3)	11.4%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,293,103	(4)	9.0%

Prudential Financial, Inc. 751 Broad Street Newark, NJ 07102	4,472,913	(5)	7.6%

Vanguard Specialized Funds—Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	4,412,411	(6)	7.5%

(1)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2017 by The Vanguard Group, Inc. The Schedule 13G/A indicates that the reporting entity is an investment adviser with sole voting power over 149,437 Common Shares, shared voting power over 70,736 Common Shares, sole dispositive power over 8,699,768 Common Shares and shared dispositive power over 137,724 Common Shares. The Schedule 13G/A further indicates that the following wholly-owned subsidiaries of The Vanguard Group, Inc. are the beneficial owners of the number and percentage of Common Shares set forth after their name: Vanguard Fiduciary Trust Company (66,988 Common Shares; 0.11%), as a result of serving as investment manager of collective trust accounts; and Vanguard Investments Australia, Ltd. (153,185 Common Shares; 0.26%), as a result of serving as investment manager of Australian investment offerings.
(2)	Information based on a Schedule 13G/A filed jointly with the Securities and Exchange Commission on February 14, 2017 by FMR LLC and Abigail P. Johnson. The Schedule 13G/A indicates that the reporting entity is a parent holding company with sole voting power over 448,063 Common Shares and sole dispositive power over 8,032,918 Common Shares. Abigail P. Johnson reported sole dispositive power with respect to the same 8,032,918 Common Shares. The Schedule 13G/A indicates that Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. The Schedule 13G/A further indicates that the following subsidiaries of FMR LLC acquired, and are beneficial owners of, the Common Shares reported on the Schedule 13G/A: Fidelity Institutional Asset Management Trust Company, FMR Co., Inc. (an investment advisor) and Strategic Advisers, Inc. (an investment advisor).
(3)	Information based on a Schedule 13G/A filed jointly with the Securities and Exchange Commission on February 7, 2017 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. The

Schedule 13G/A indicates that T. Rowe Price Associates, Inc. is an investment adviser with sole voting power over 1,700,934 Common Shares and sole dispositive power over 6,721,274 Common Shares. The Schedule 13G/A further indicates that T. Rowe Price Small-Cap Value Fund, Inc. is an investment company with sole voting power over 4,992,440 Common Shares (8.5%), which Common Shares are included in the aggregate amount of Common Shares reported as beneficially owned by T. Rowe Price Associates, Inc.
(4)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 24, 2017 by BlackRock, Inc. The Schedule 13G/A indicates that the reporting entity is a parent holding company or control person with the sole voting power over 5,129,581 Common Shares and sole dispositive power over 5,293,103 Common Shares. The Schedule 13G/A further indicated that the following subsidiaries of Blackrock, Inc. acquired, and are beneficial owners of, the Common Shares reported on the Schedule 13G/A: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and BlackRock Japan Co Ltd.
(5)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 24, 2017 by Prudential Financial, Inc. The Schedule 13G/A indicates that the reporting entity is a parent holding company with sole voting power over 706,269 Common Shares, shared voting power over 3,766,644 Common Shares, sole dispositive power over 706,269 Common Shares and shared dispositive power over 3,766,644 Common Shares. The Schedule 13G/A further indicates that Prudential Financial, Inc. is the indirect parent of the following subsidiaries (each of which are investment advisors), who are the beneficial owners of the number and percentage of Common Shares set forth after their name: PGIM, Inc. (4,241,708 Common Shares; 7.27%); and Quantitative Management Associates LLC (231,205 Common Shares; 0.40%).
(6)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2017 by Vanguard Specialized Funds—Vanguard REIT Index Fund. The Schedule 13G/A indicates that the reporting entity is an investment company with sole voting power over 4,412,411 Common Shares.

NO DISSENTERS’ RIGHTS OF APPRAISAL

We are organized as a real estate investment trust under Maryland law. Under the Maryland general corporation law, because the Common Shares were listed on the New York Stock Exchange on the record date for determining shareholders entitled to vote at the Special Meeting, our shareholders who object to the REIT Merger do not have any appraisal rights, dissenters’ rights or similar rights of an objecting shareholder in connection with the REIT Merger. However, our shareholders can vote against the REIT Merger and the Merger Agreement.

SUBMISSION OF SHAREHOLDER PROPOSALS

We intend to hold an annual meeting of shareholders in 2018 only if the mergers are not completed. If we hold such an annual meeting, any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our executive offices on or before December 7, 2017.

In addition, any shareholder who wishes to propose a nominee to our Board of Trustees or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 13 of our Bylaws. These notice provisions require that nominations of persons for election to our Board of Trustees and the proposal of business to be considered by the shareholders for the 2018 annual meeting must be received no earlier than 60 days and no more than 90 days before the first anniversary of the date of the Company’s 2017 Annual Meeting (i.e. between February 22, 2018 and March 24, 2018). Shareholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and trustee nominations. Our Bylaws are available on our website at www.first-potomac.com under the section “Investors—Corporate Governance.” Any shareholder desiring a copy of our Bylaws will be furnished one without charge upon written request to the Secretary. Information on or accessible through our website is not and should not be considered part of this Proxy Statement.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own Common Shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and Proxy Statement or notice of internet availability of proxy materials for each company in which you hold Common Shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of this Proxy Statement or notice of internet availability of proxy materials to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement, we will send a copy to you promptly if you address your written request to or call First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary, 301-986-9200. If you are receiving multiple copies of our annual report and Proxy Statement or notice of internet availability of proxy materials, you can request householding by contacting us in the same manner.

SOLICITATION

The solicitation of proxies is being made by our Board of Trustees, and the Company will bear the cost of solicitation of proxies for the Special Meeting. Our Board of Trustees is soliciting your proxy on the Company’s behalf. Our Board of Trustees has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of approximately $15,000, plus reimbursement of related expenses. We will also request persons, firms and corporations holding Common Shares in their names or in the names of their nominees, that are beneficially owned by others, to send or cause to be sent proxy materials to and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so. If necessary, officers and other employees of the Company may by telephone, facsimile or personally, request the return of proxies.

Please mark, execute and return the accompanying proxy, or vote by providing voting instructions by telephone or Internet, in accordance with the instructions set forth on the proxy form, so that your Common Shares may be voted at the Special Meeting. For information on how to obtain directions to be able to attend the Special Meeting and vote in person, please contact Investor Relations by email at rhaugh@first-potomac.com, by telephone at 240-235-5573 or by mail to First Potomac Realty Trust, Attn: Investor Relations, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814.

OTHER MATTERS

Our Board of Trustees does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Special Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements or other information at the Securities and Exchange Commission’s public reference facilities in Washington D.C., at 100 F Street, N.E., Washington D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference facilities. The Company’s Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. You can also review copies of the Company’s Securities and Exchange Commission filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You may also find copies of the Company’s Securities and Exchange Commission filings on its website at www.first-potomac.com (information on our website, however, is not part of or incorporated by reference in this Proxy Statement).

We are incorporating by reference into this Proxy Statement the documents listed below, as amended, and any filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this Proxy Statement until the date of the Special Meeting (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Securities and Exchange Commission rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on February 24, 2017;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, filed with the Securities and Exchange Commission on April 28, 2017 and July 28, 2017, respectively;

•	The portions of our definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 6, 2017 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2016); and

•	Current Reports on Form 8-K or Form 8-K/A filed on March 22, 2017, May 25, 2017, May 26, 2017 and June 28, 2017 (with respect to Items 1.01 and 5.03 only).

Information in this Proxy Statement supersedes related information in the documents listed above, and information incorporated herein from subsequently filed documents supersedes related information in this Proxy Statement and the previously incorporated documents.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this Proxy Statement.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or calling us at the following address:

First Potomac Realty Trust

Attention: Investor Relations

7600 Wisconsin Avenue, 11th Floor

Bethesda, MD 20814

Telephone number: 240-235-5573

Exhibit A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

GOVERNMENT PROPERTIES INCOME TRUST,

GOV NEW OPPTY REIT,

GOV NEW OPPTY LP,

FIRST POTOMAC REALTY TRUST,

AND

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

DATED AS OF JUNE 27, 2017

A-i

A-ii

EXHIBITS AND DISCLOSURE LETTERS

Exhibits

Exhibit A – Form of Amendment to Surviving Partnership Agreement
Exhibit B – Form of Company REIT Qualification Opinion

Disclosure Letters

Company Disclosure Letter

Parent Disclosure Letter

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 27, 2017 (this “Agreement”), is by and among GOVERNMENT PROPERTIES INCOME TRUST, a Maryland real estate investment trust (“Parent”), GOV NEW OPPTY REIT, a Maryland real estate investment trust and a wholly owned subsidiary of Parent (“REIT Merger Sub”), GOV NEW OPPTY LP, a Delaware limited partnership and a majority owned subsidiary of REIT Merger Sub and a wholly owned subsidiary of Parent (“Partnership Merger Sub”), FIRST POTOMAC REALTY TRUST, a Maryland real estate investment trust (the “Company”) and FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP, a Delaware limited partnership and a majority owned subsidiary of the Company (“Company LP”). Each of Parent, REIT Merger Sub, Partnership Merger Sub, the Company and Company LP is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, the Parties hereto wish to effect a business combination through a merger of the Company with and into REIT Merger Sub (such merger transaction, the “REIT Merger”), with REIT Merger Sub being the surviving entity (the “REIT Surviving Entity”) in the REIT Merger, upon the terms and conditions set forth in this Agreement and in accordance with the Maryland REIT Law (the “MD REIT Law”) and pursuant to which each outstanding common share of beneficial interest, $0.001 par value per share, of the Company (the “Company Common Shares”) issued and outstanding immediately prior to the REIT Merger Effective Time will be converted into the right to receive the REIT Per Share Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MD REIT Law;

WHEREAS, prior to the REIT Merger, Partnership Merger Sub shall merge with and into Company LP (such merger transaction, the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with Company LP continuing as the surviving entity and, following the REIT Merger, a subsidiary of the REIT Surviving Entity (the “Partnership Surviving Entity”), and each Company Partnership Unit held by limited partners other than the Company (the “Outside Limited Partners”) will be converted into the right to receive the Partnership Per Unit Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), provided that Outside Limited Partners may elect to receive, in lieu of the Partnership Per Unit Merger Consideration and on the terms and conditions specified herein, New Partnership Preferred Units in the Partnership Surviving Entity as described in Section 3.2(d) (each such electing Outside Limited Partner, a “Roll-Over Limited Partner,” and each other Outside Limited Partner, a “Cash-Out Limited Partner”);

WHEREAS, the Board of Trustees of the Company (the “Company Board”) has (a) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the holders of the Company Common Shares, (b) approved and adopted this Agreement, the Mergers and the other transactions contemplated by this Agreement, (c) directed that the REIT Merger and the other transactions contemplated by this Agreement be submitted to a vote for approval by the holders of the Company Common Shares, and (d) resolved to recommend that the holders of the Company Common Shares vote in favor of approval of the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Trustees of Parent (the “Parent Board”) has (a) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent, and (b) approved and adopted this Agreement, the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, (a) the Company, in its capacity as the sole general partner of Company LP and as a limited partner of Company LP, (b) Parent, in its capacity as the sole shareholder of REIT Merger Sub, and (c) REIT Merger Sub, in its capacity as the sole general partner of Partnership Merger Sub, have each taken all actions required, as applicable, (i) for the execution of this Agreement by Company LP, REIT Merger Sub and

Partnership Merger Sub, and (ii) on behalf of Company LP and REIT Merger Sub and Partnership Merger Sub, to adopt and approve this Agreement and to approve the Mergers and the other transactions contemplated by this Agreement and the consummation thereof by such Parties;

WHEREAS, for U.S. federal income Tax purposes (and, where applicable, state and local income Tax purposes), it is intended that (a) the REIT Merger will be treated as a taxable sale by the Company of all of the Company’s assets to Parent in exchange for the REIT Merger Consideration and the Share Award Payments and the assumption of all of the Company’s other liabilities (including the Company’s interests in Company LP, as determined under the applicable U.S. federal income Tax regulations), immediately followed by a distribution of such consideration (other than assumed liabilities) by the Company to the holders of equity interests in the Company in liquidation of the Company pursuant to Section 331 and Section 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for U.S. federal income Tax purposes, and (b) the Partnership Merger shall be treated as (i) the sale of the Company Partnership Units by the Cash-Out Limited Partners to the REIT Surviving Entity, and (ii) the contribution of Company Partnership Units by the Roll-Over Limited Partners in Company LP in exchange for New Partnership Preferred Units of the Partnership Surviving Entity in a tax-deferred transaction under Section 721 of the Code to the extent applicable to the exchange by each Roll-Over Limited Partner; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Mergers.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    Definitions.

(a)    For purposes of this Agreement:

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement containing terms no less favorable to the Company in any material respect than the terms set forth in the Nondisclosure Agreement; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 7.3 and shall not include any standstill provisions.

“Action” means any claim, action, suit, litigation, proceeding, arbitration, mediation, inquiry, investigation or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal) brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Book-Entry Share” means a book-entry share registered in the transfer books of the Company.

“Book-Entry Unit” means a book-entry unit of limited partnership interest registered in the transfer books of Company LP.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York or Washington, D.C. are authorized or required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the Third Amended and Restated Bylaws of the Company, as amended and in effect on the date hereof.

“Company Declaration” means the Declaration of Trust of the Company filed with the Maryland SDAT, as amended and supplemented and in effect on the date hereof.

“Company Employment Agreement” means each written agreement of the Company, Company LP or any Company Subsidiary with any individual who is rendering or has rendered services thereto as an employee or officer of the Company, Company LP or any Company Subsidiary, pursuant to which the Company, Company LP or any Company Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Company Equity Award” means any Company Option or award of Company Restricted Shares, as applicable.

“Company Equity Incentive Plan” means either the Company 2003 Equity Compensation Plan, dated as of September 17, 2003, as amended, or the Company 2009 Equity Compensation Plan, dated as of May 21, 2009, as amended, as applicable.

“Company ESPP” means the Company 2009 Employee Share Purchase Plan, as amended.

“Company Intervening Event” means a material event, development or change in circumstances with respect to Company, Company LP and the Company Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which (i) was unknown to, nor reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement and (ii) becomes known to or by the Company Board prior to the receipt of the Company Shareholder Approval; provided, however, that none of the following will constitute, or be considered in determining whether there has been, a Company Intervening Event: (A) the receipt, existence of or terms of any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal or any matter relating thereto or consequence thereof and (B) changes in the market price or trading volume of the Company Common Shares or the fact that the Company meets or exceeds internal or external projections or forecasts or any estimates of earnings, revenues, or other financial or other metrics for any period (it being understood that the underlying cause of such change or fact shall not be excluded by this clause (B) from the meaning of “Company Intervening Event” or the determination of whether there has been a Company Intervening Event).

“Company Leases” means each lease or sublease and each guarantee thereof in effect as of the date hereof and to which the Company, Company LP or any Company Subsidiary are parties as lessors or sublessors with respect to any Company Property (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).

“Company Look-Back LTI Award” means an award outstanding under the Company Look-Back LTI Program for the measurement period commencing January 1, 2015 and ending December 31, 2017 that is settled in the form of Company Restricted Shares.

“Company Look-Back LTI Program” means the legacy historical-looking, long-term incentive program adopted by the Company on April 2, 2013, as amended or supplemented as of the date hereof, under which the Company no longer makes awards.

“Company Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that (i) individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences is material and adverse to the business, assets (including any Company Property), liabilities, condition (financial or otherwise) or results of operations of the Company, Company LP and the Company Subsidiaries, taken as a whole, or (ii) prevents or materially impairs the ability of the Company or Company LP to consummate the Mergers or any of the other transactions contemplated by this Agreement, or prevents or materially impairs the ability of the Company or Company LP to perform their obligations hereunder, in each case in this clause (ii) before the Outside Date; provided, that for purposes of clause (i), “Company Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of the Company or Company LP to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may constitute or otherwise be taken into account in determining whether there has been a Company Material Adverse Effect), (B) any events, circumstances, changes or effects that affect the real estate industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (F) the public announcement of the Mergers or the other transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors (including shareholders and unitholders), venture partners or employees (provided that the exception in this clause (F) does not apply for purposes of any representations in Article 4 that address the public announcement or pendency of this Agreement), (G) the taking of any action expressly required by this Agreement, the taking of any action at the written request or with the prior written consent of Parent or the failure to take any action at the request of Parent or expressly prohibited by this Agreement, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes in Law or GAAP (or the interpretation or enforcement thereof), or (J) any (x) Action including any derivative claims, or (y) public action, campaign or announcement seeking representation on the Company Board or to control or influence the Company Board, the Company’s management, governance or policies, in each case of (x) and (y) arising out of or relating to this Agreement, the Mergers or the other transactions contemplated by this Agreement and made or initiated by any holder of Company Common Shares, any holder of Company Partnership Units or any holder of shares, capital stock, units or other equity interests in any Company Subsidiary, which in the case of each of clauses (B), (C), (D), (E) and (I) do not disproportionately affect the Company, Company LP and the Company Subsidiaries, taken as a whole, relative to other Persons in the office real estate industry in the United States, and in the case of clause (H), does not disproportionately affect the Company, Company LP and the Company Subsidiaries, taken as a whole, relative to other Persons in the office real estate industry in the geographic regions in which the Company, Company LP and the Company Subsidiaries operate, own or lease properties.

“Company Option” means any outstanding option to purchase Company Common Shares granted pursuant to a Company Equity Incentive Plan.

“Company Partnership Certificate” means the Certificate of Limited Partnership of Company LP, as amended and in effect on the date hereof.

“Company Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of Company LP, dated as of September 15, 2003, as amended and in effect on the date hereof.

“Company Partnership Unit” means a “Partnership Unit,” as defined in the Company Partnership Agreement.

“Company Permitted Liens” means any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established; (ii) Lien that is a cashier’s, landlord’s, carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established; (iii) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien that is disclosed in Section 4.18(m) of the Company Disclosure Letter; (v) Lien that is disclosed on the Company’s most recent consolidated balance sheet (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement (or securing liabilities reflected on such balance sheet); (vi) Lien arising under any Company Material Contracts or Company Leases; (vii) Lien that is disclosed on the Company Title Insurance Policies or surveys made available to Parent prior to the date hereof; or (viii) Lien, limitation, title defect, covenant, restriction or reservation of interests in title that does not interfere materially with the current use or operation of the property affected thereby (assuming its continued use and operation in the manner in which it is currently used and operated) or materially adversely affect the value or marketability of such property.

“Company Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by the Company, Company LP or any Company Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“Company Restricted Share” means a restricted Company Common Share granted pursuant to an award under a Company Equity Incentive Plan, which includes, without limitation, any Company Common Shares issued under the Company’s forward-looking, long-term incentive program, including shares issued upon performance in excess of the “target” level in accordance with the terms of any such award, and shares issued under the Company Look-Back LTI Program.

“Company Share Certificate” means any certificate evidencing the Company Common Shares (which, for the avoidance of doubt, shall not include certificates with respect to Company Restricted Shares).

“Company Shareholder Meeting” means the meeting of the holders of the Company Common Shares for the purpose of seeking the Company Shareholder Approval, including any postponement or adjournment thereof.

“Company Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) the Company directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) the Company and/or any Person that is a Company Subsidiary by reason of the application of clause (i) or clause (iii) of this definition is a general partner, manager, managing member, operating member, trustee, director or the equivalent, or (iii) the Company, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest. For the avoidance of doubt, each Unconsolidated Subsidiary is a Company Subsidiary.

“Delaware SOS” means the Secretary of State of the State of Delaware.

“Environmental Law” means any Law relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (solely as such matters relate to Hazardous Substances), including Laws relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any permit, approval, registration, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing” means any issuance of equity or convertible securities or bonds or incurrences of indebtedness for borrowed money by Parent or any Parent Subsidiary for the purpose of financing the Mergers and the other transactions contemplated by this Agreement.

“Financing Sources” means the Persons that at any time commit to provide, or otherwise arrange, any Financing, including the parties to any definitive documentation relating to any Financing, together with their Affiliates, Representatives, successors and assigns, in each case other than Parent and any of its Affiliates.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Hazardous Substances” means any substance, material, or waste that is defined, characterized, or regulated as hazardous, toxic, dangerous or words of similar import under any Environmental Law; petroleum and petroleum products, including crude oil and any fractions thereof; polychlorinated biphenyls; asbestos; toxic mold; and radon.

“Indebtedness” means, with respect to any Person and without duplication, (i) the unpaid principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets (including any potential future earn-out, purchase price adjustment or release of “holdback” or similar payment), (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) all obligations evidenced by any note, bond, debenture or other similar instrument, whether secured or unsecured, (viii) any direct or indirect guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (ix) any agreement to provide any of the foregoing; provided, that for purposes of clarity, “Indebtedness” shall not include trade payables.

“Intellectual Property” means all United States, foreign and multinational intellectual property and proprietary rights, including all (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) published and unpublished works of authorship, copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) software, (vi) all rights in the foregoing and in other similar intangible assets, and (vii) all applications and registrations for the foregoing.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge of Parent” or similar phrases mean the actual knowledge of the Persons set forth in Section 1.1 of the Parent Disclosure Letter.

“Knowledge of the Company” or similar phrases mean the actual knowledge of the Persons set forth in Section 1.1 of the Company Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws (including common law), rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, condition, covenant, lien, pledge, charge, security interest, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Maryland SDAT” means the State Department of Assessments and Taxation of Maryland.

“New Partnership Preferred Unit” means a Series A Preferred Unit of the Partnership Surviving Entity as defined in the form of Surviving Partnership Amendment attached hereto as Exhibit A, which shall be adopted and made part of the Surviving Partnership Agreement prior to the Closing Date.

“Nondisclosure Agreement” means the Nondisclosure Agreement, dated as of May 2, 2017 between Parent and the Company.

“Order” means a judgment, order, injunction, award, decree, writ or other legally enforceable requirement of any Governmental Authority.

“Parent Expenses” means all reasonable, actual and documented out-of-pocket costs and expenses, up to an aggregate maximum amount of $5,000,000, incurred prior to the termination of this Agreement by or on behalf of Parent, REIT Merger Sub and Partnership Merger Sub (or their respective Representatives or Affiliates) in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder.

“Parent Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that prevents or materially impairs or delays the consummation of the Mergers or any of the other transactions contemplated by this Agreement or prevents or materially impairs or delays the ability of Parent, REIT Merger Sub or Partnership Merger Sub to perform their respective obligations hereunder.

“Parent Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) Parent directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) Parent and/or any Person that is a Parent Subsidiary by reason of the application of clause (i) or clause (iii) of this definition is a general partner, manager, managing member, trustee, director or the equivalent, or (iii) Parent, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Partnership Merger Consideration” means the aggregate consideration that the Cash-Out Limited Partners are entitled to receive in connection with the Partnership Merger as determined pursuant to Section 3.2.

“Partnership Unit Certificate” means any certificate evidencing units of limited partnership interest of Company LP.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Proxy Statement” means a proxy statement in preliminary and definitive form relating to the Company Shareholder Meeting, together with any amendments or supplements thereto.

“Redacted Fee Letter” means a fee letter from a Financing Source redacted to only mask the fees payable to the Financing Source in respect of the Debt Financing, the rates, timing and economic amounts included in the “market flex” provisions and other economic terms; provided, that such redaction shall not mask terms that could affect the conditionality, amount (other than the fees and rates payable in connection therewith), timing, availability or termination of the Debt Financing.

“REIT Merger Consideration” means the aggregate consideration that all holders of the Company Common Shares are entitled to receive as determined pursuant to Section 3.1 (for the avoidance of doubt, excluding the Share Award Payments).

“Representative” means, with respect to any Person, one or more of such Person’s trustees, directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives.

“Required Information” means (i) the Company SEC Documents, (ii) all other financial statements regarding the Company, Company LP and the Company Subsidiaries that are (A) reasonably requested by Parent (including on behalf of any Financing Sources), (B) within the Company’s control, and (C) customarily prepared by or for the Company, Company LP or the Company Subsidiaries in the ordinary course, (iii) all other financial statements, financial data, projections, audit reports and other information regarding the Company, Company LP and the Company Subsidiaries as may be required by Rule 3-05 of Regulation S-X promulgated under the Exchange Act to be filed on a Form 8-K by Parent, regardless of the time of filing, or which would be customarily included or incorporated in any Offering Materials used in connection with the type of such Financing, or as otherwise reasonably requested by Parent or any Financing Sources in connection with any Financing or as otherwise necessary in order for Parent to receive customary “comfort” letters (including “negative assurances” and pro forma financial statement comfort) on the financial statements, information and data relating to the Company, Company LP and the Company Subsidiaries included or incorporated into any Offering Materials for any Financing from the Company’s, Company LP’s and Company Subsidiaries’ independent accountants in connection with any offering(s) of securities included in any Financing, in form and substance customary for securities offerings of such type and which such accountants are prepared to issue upon completion of customary procedures, and (iv) all financial statements necessary to update the Company SEC Documents or such other financial statements (and which updating financial statements shall be prepared on a basis consistent with the financial statements they are updating, including compliance with GAAP and the applicable accounting requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, as applicable) so that at no time will the Company SEC Documents or such other financial statements be “stale” under the rules of Regulation S-X promulgated under the Exchange Act as they would be applied to the Offering Materials as if the Offering Materials were a registration statement filed by Parent.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Award Payments” means the total of (i) the aggregate REIT Option Merger Consideration, (ii) the aggregate REIT Restricted Share Merger Consideration, and (iii) the aggregate Restricted Share Accrued Dividends.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental or any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts, in each case imposed by and payable to any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tenant Improvement(s)” means the construction or improvement of long-term real property (not including furniture, fixtures, equipment or inventory) for use in a tenant’s trade or business at the Company Properties.

“Unconsolidated Subsidiary” means either Prosperity Metro Plaza of Virginia, LLC or FP CPT 1750 Holdings, LLC.

(b)    The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition
Alternate Financing	Section 7.17(a)
Agreement	Preamble
Cash-Out Limited Partner	Recitals
Change Notice	Section 7.3(f)
Claim	Section 7.5(a)
Claim Expenses	Section 7.5(a)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Acquisition Proposal	Section 7.3(h)(i)
Company Adverse Recommendation Change	Section 7.3(d)
Company Alternative Acquisition Agreement	Section 7.3(a)
Company Benefit Plans	Section 4.13(a)
Company Board	Recitals
Company Board Recommendation	Section 4.4(b)
Company Common Shares	Recitals
Company Disclosure Letter	Article 4
Company Insurance Policies	Section 4.20
Company Letter of Transmittal	Section 3.6(e)
Company LP	Preamble
Company Material Contract	Section 4.19(b)
Company Parties	Section 9.3(b)
Company Pending Acquisitions	Section 6.1(b)(vi)
Company Permits	Section 4.6(a)
Company Preferred Shares	Section 4.3(a)
Company SEC Documents	Section 4.7(a)
Company Shareholder Approval	Section 4.22
Company Subsidiary Partnership	Section 4.12(g)
Company Superior Proposal	Section 7.3(h)(ii)
Company Tax Protection Agreements	Section 4.12(g)
Company Terminating Breach	Section 9.1(c)(i)

Company Termination Fee	Section 9.3(b)
Company Third Party	Section 4.18(h)
Company Title Insurance Policy(ies)	Section 4.18(j)
Debt Commitment Letter	Section 5.7(b)
Debt Financing	Section 5.7(b)
DRULPA	Recitals
Election Date	Section 3.2(d)(i)
ESPP Participants	Section 3.4
Existing Loans	Section 4.26(a)
Existing Loan Documents	Section 4.26(a)
FCPA	Section 4.6(c)
Financing Agreement	Section 7.17(a)
Form of Election	Section 3.2(d)(i)
Ground Leases	Section 4.18(e)
Indemnified Parties	Section 7.5(a)
Interim Period	Section 6.1(a)
Maryland Courts	Section 10.10
MD REIT Law	Recitals
Mergers	Recitals
New Plans	Section 7.15(d)
NYSE	Section 4.3(e)
Offering Materials	Section 7.17(b)
Organizational Documents	Section 4.2
Other Filings	Section 4.15
Outside Date	Section 9.1(b)(i)
Outside Limited Partners	Recitals
Parent	Preamble
Parent Board	Recitals
Parent Disclosure Letter	Article 5
Parent Terminating Breach	Section 9.1(d)(i)
Partnership Letter of Transmittal	Section 3.6(g)
Partnership Merger	Recitals
Partnership Merger Certificate of Merger	Section 2.3(a)
Partnership Merger Effective Time	Section 2.3(a)
Partnership Merger Sub	Preamble
Partnership Merger Sub Minority Limited Partner	Section 3.2(a)(ii)
Partnership Per Unit Merger Consideration	Section 3.2(b)(iii)
Partnership Surviving Entity	Recitals
Party(ies)	Preamble
Patriot Act	Section 4.6(c)
Paying Agent	Section 3.6(a)
Payment Fund	Section 3.6(c)
Payoff Letter(s)	Section 7.18(a)
Qualified REIT Subsidiary	Section 4.12(b)
Qualifying Income	Section 9.3(d)
Referenced Entity	Section 1.1(a)
REIT	Section 4.12(b)
REIT Merger	Recitals
REIT Merger Articles of Merger	Section 2.3(b)
REIT Merger Effective Time	Section 2.3(b)
REIT Merger Sub	Preamble
REIT Option Merger Consideration	Section 3.3(a)

REIT Per Share Merger Consideration	Section 3.1(a)(ii)
REIT Restricted Share Merger Consideration	Section 3.3(b)
REIT Subsidiary	Section 4.12(b)
REIT Surviving Entity	Recitals
Restricted Share Accrued Dividends	Section 3.3(d)
Reverse Merger Structure	Section 7.18(c)
Roll-Over Limited Partner	Recitals
RMR LLC	Section 7.15(a)
Severance Guidelines	Section 7.15(a)
SOX Act	Section 4.7(a)
Surviving Partnership Agreement	Section 2.4(a)
Surviving Partnership Amendment	Section 2.4(a)
Takeover Statutes	Section 4.25
Taxable REIT Subsidiary	Section 4.12(b)
Termination Payment	Section 9.3(d)
Transfer Taxes	Section 7.16
Unit Election	Section 3.2(d)
willful and intentional breach	Section 9.2

Section 1.2    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)    when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated;

(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” unless the context expressly provides otherwise;

(d)    the words “made available” in this Agreement shall mean that the item referred to has been (i) provided to Parent prior to the date of this Agreement by being posted in the electronic data room established by the Company, to which Parent and its Representatives have been provided full access, or (ii) is a Company SEC Document filed prior to the date of this Agreement;

(e)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f)    references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;

(g)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(h)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(i)    references to a Person are also to its successors and permitted assigns;

(j)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(k)    all uses of currency or the symbol “$” in this Agreement refer to U.S. dollars, unless otherwise indicated.

ARTICLE 2

THE MERGERS

Section 2.1    The Mergers.

(a)    Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, Partnership Merger Sub shall merge with and into Company LP, whereupon the separate existence of Partnership Merger Sub shall cease, and Company LP shall continue under the name “GOV NEW OPPTY LP” as the Partnership Surviving Entity. The Partnership Merger shall have the effects provided in this Agreement and as specified in the DRULPA. Without limiting the generality of the foregoing, and subject thereto, from and after the Partnership Merger Effective Time, the Partnership Surviving Entity shall possess all properties, rights, privileges, powers and franchises of Company LP and Partnership Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Company LP and Partnership Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Partnership Surviving Entity.

(b)    Upon the terms and subject to the conditions of this Agreement, and in accordance with the MD REIT Law, at the REIT Merger Effective Time, the Company shall be merged with and into REIT Merger Sub, whereupon the separate existence of the Company shall cease, and REIT Merger Sub shall continue under the name “GOV NEW OPPTY REIT” as the REIT Surviving Entity. The REIT Merger shall have the effects provided in this Agreement and as specified in the MD REIT Law. Without limiting the generality of the foregoing, and subject thereto, from and after the REIT Merger Effective Time, the REIT Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and REIT Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and REIT Merger Sub shall become the claims, obligations, liabilities, debts and duties of the REIT Surviving Entity.

Section 2.2    Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 555 13th Street NW, Washington, DC 20004 on a date that is the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or on such other date and such other time as may be mutually agreed upon by the Parties, unless such date is extended by mutual agreement of the Parties (the actual date of Closing being referred to herein, the “Closing Date”).

Section 2.3    Effective Times.

(a)    Prior to the Closing, Parent, Company LP and Partnership Merger Sub shall prepare and, on the Closing Date, Parent, Company LP and Partnership Merger Sub shall (i) cause the certificate of merger with respect to the Partnership Merger (the “Partnership Merger Certificate of Merger”) to be duly executed and filed with the Delaware SOS as provided under the DRULPA, and (ii) make any other filings, recordings or publications required to be made by Company LP or Partnership Merger Sub under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective upon such time as the Partnership Merger Certificate of Merger has been filed with the Delaware SOS, or such later time that the Parties shall have agreed upon and designated in such filings in accordance with the DRULPA as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”).

(b)    Prior to the Closing, Parent, REIT Merger Sub and the Company shall prepare and, on the Closing Date, for effectiveness immediately following the Partnership Merger Effective Time, Parent, REIT Merger Sub and the Company shall (i) cause articles of merger with respect to the REIT Merger (the “REIT Merger Articles of Merger”) to be duly executed and filed with the Maryland SDAT as provided under the MD REIT Law, and (ii) make any other filings, recordings or publications required to be made by the Company, Parent or REIT Merger Sub under the MD REIT Law in connection with the REIT Merger. The REIT Merger shall become effective upon the later of such time as the REIT Merger Articles of Merger have been accepted for record by the Maryland SDAT, or such later time which the Parties shall have agreed upon and designated in the REIT Merger Articles of Merger in accordance with the MD REIT Law as the effective time of the REIT Merger (the “REIT Merger Effective Time”), it being understood and agreed that the Parties shall cause the REIT Merger Effective Time to occur immediately following the Partnership Merger Effective Time.

Section 2.4    Governing Documents.

(a)    Subject to Section 7.5, the limited partnership agreement of Partnership Merger Sub (the “Surviving Partnership Agreement”), as in effect immediately prior to the Partnership Merger Effective Time, except for such changes as may be necessary to reflect any change of name of the Partnership Surviving Entity, shall be the principal governing document of the Partnership Surviving Entity immediately following the Partnership Merger Effective Time, until thereafter amended in accordance with the provisions thereof and in accordance with applicable Law. Prior to the Closing Date, to the extent any Outside Limited Partner has made and not revoked a timely Unit Election, Parent and Partnership Merger Sub shall adopt or cause to be adopted Amendment No. 1 to the Surviving Partnership Agreement in the form attached hereto as Exhibit A (the “Surviving Partnership Amendment”), as an amendment to the Surviving Partnership Agreement, to create and establish the New Partnership Preferred Units and enable their issuance to the Roll-Over Limited Partners at the Closing.

(b)    Subject to Section 7.5, at the REIT Merger Effective Time, the declaration of trust and bylaws of REIT Merger Sub, as in effect immediately prior to the REIT Merger Effective Time, except for such changes as may be necessary to reflect any change of name of the REIT Surviving Entity, shall be the declaration of trust and bylaws of the REIT Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such declaration of trust and bylaws.

Section 2.5    Trustees and Officers of the REIT Surviving Entity. The trustees and officers of REIT Merger Sub immediately prior to the REIT Merger Effective Time shall be the trustees and officers of the REIT Surviving Entity immediately after the REIT Merger Effective Time, each to serve until such time as his or her resignation or removal or such time as his or her successor shall be duly elected and qualified, in each case in accordance with the declaration of trust and bylaws of the REIT Surviving Entity.

Section 2.6     Tax Consequences. The Parties intend that for U.S. federal income Tax purposes (and, where applicable, state and local income Tax purposes) (a) the REIT Merger will be treated as a taxable sale by the Company of all of the Company’s assets (including all of the Company’s interests in Company LP, as determined under the applicable U.S. federal income Tax regulations) to Parent in exchange for the REIT Merger Consideration and the Share Award Payments provided for herein to be provided to the holders of equity interests in the Company and the assumption of all of the Company’s liabilities (including the Company’s share of Company LP’s liabilities, as determined under the applicable U.S. federal income Tax regulations), immediately followed by a distribution of such consideration (other than assumed liabilities) by the Company to the holders of equity interests in the Company in liquidation of the Company pursuant to Section 331 and Section 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for U.S. federal income Tax purposes, and (b) the Partnership Merger shall be treated as (i) the sale of the Company Partnership Units by the Cash-Out Limited Partners to the REIT Surviving Entity, and (ii) the contribution of Company Partnership Units by the Roll-Over Limited Partners in Company LP in exchange for New Partnership Preferred Units of the Partnership Surviving Entity in a tax-deferred transaction under Section 721 of the Code to the extent applicable to the exchange by each Roll-Over Limited Partner.

ARTICLE 3

EFFECTS OF THE MERGERS

Section 3.1    Effects on Company Common Shares.

(a)    At the REIT Merger Effective Time, by virtue of the REIT Merger and without any further action on the part of the Company, Parent, REIT Merger Sub or the holders of any securities of the Company, Parent or REIT Merger Sub:

(i)    each Company Common Share then held by any wholly owned Company Subsidiary shall automatically be cancelled and retired and shall cease to exist, and no REIT Merger Consideration shall be paid, nor shall any other payment or right inure or be made, with respect thereto in connection with or as a consequence of the REIT Merger;

(ii)    except as provided in Section 3.1(a)(i), each Company Common Share then outstanding shall no longer be outstanding and shall be automatically cancelled and retired and converted into the right to receive, subject to Section 3.3(e) and Section 3.6, an amount in cash equal to $11.15, without interest (the “REIT Per Share Merger Consideration”); and

(iii)    each common share of beneficial interest of REIT Merger Sub issued and outstanding immediately prior to the REIT Merger Effective Time shall remain as an issued and outstanding common share of beneficial interest of the REIT Surviving Entity and each such share shall continue to be owned by Parent.

(b)    From and after the REIT Merger Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares. From and after the REIT Merger Effective Time, Persons who held the Company Common Shares immediately prior to the REIT Merger Effective Time shall cease to have rights with respect to such Company Common Shares, except as otherwise provided for in this Agreement.

Section 3.2    Effect on Partnership Interest and Other Securities.

(a)    At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Company LP, Parent, REIT Merger Sub, Partnership Merger Sub or the holders of the Company Partnership Units or units of partnership interest in Partnership Merger Sub:

(i)    each unit of general partnership interest held by REIT Merger Sub in Partnership Merger Sub immediately prior to the Partnership Merger Effective Time shall automatically be converted into one (1) unit of general partnership interest of the Partnership Surviving Entity and shall continue to be held by REIT Merger Sub, and REIT Merger Sub shall be admitted as general partner of the Partnership Surviving Entity; and

(ii)    each unit of limited partnership interest held by each of REIT Merger Sub and GOV NEW OPPTY LP REIT, a Maryland real estate investment trust (“Partnership Merger Sub Minority Limited Partner”), in Partnership Merger Sub immediately prior to the Partnership Merger Effective Time shall automatically be converted into one (1) unit of limited partnership interest of the Partnership Surviving Entity and shall continue to be held by REIT Merger Sub and Partnership Merger Sub Minority Limited Partner, and REIT Merger Sub and Partnership Merger Sub Minority Limited Partner shall be admitted as limited partners of the Partnership Surviving Entity.

(b)    At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Parent, REIT Merger Sub, Partnership Merger Sub, Company LP or the holders of the Company Partnership Units or units of partnership interest in Partnership Merger Sub:

(i)    each unit of general partnership interest held by the Company in Company LP shall automatically be converted into one (1) unit of general partnership interest of the Partnership Surviving Entity and, upon the REIT Merger Effective Time, shall be held by the REIT Surviving Entity;

(ii)    each Company Partnership Unit held by the Company in Company LP shall automatically be converted into (1) one unit of limited partnership interest of the Partnership Surviving Entity and, upon the REIT Merger Effective Time, shall be held by the REIT Surviving Entity; and

(iii)    subject to Sections 3.2(d) and 3.6, each Company Partnership Unit held by an Outside Limited Partner issued and outstanding immediately prior to the Partnership Merger Effective Time, subject to the terms and conditions set forth herein, shall be converted into, and shall be cancelled in exchange for, the right to receive an amount in cash equal to the REIT Per Share Merger Consideration, without interest (the “Partnership Per Unit Merger Consideration”); provided, however, that, if and only if (A) the Outside Limited Partner has effectively made and not revoked a valid Unit Election pursuant to Section 3.2(d) to receive New Partnership Preferred Units in respect thereof, and (B) the issuance of such New Partnership Preferred Units would be exempt from registration under the Securities Act and applicable state securities Laws, then, in lieu of the Partnership Per Unit Merger Consideration, each of such Outside Limited Partner’s Company Partnership Units shall be converted automatically into one fully paid New Partnership Preferred Unit, without interest.

(c)    From and after the Partnership Merger Effective Time, the unit transfer books of Company LP shall be closed and thereafter there shall be no further registration of transfers of the Company Partnership Units. From and after the Partnership Merger Effective Time, Persons who held the Company Partnership Units immediately prior to the Partnership Merger Effective Time shall cease to have rights with respect to such units, except as otherwise provided for in this Agreement.

(d)    Subject to Section 3.2(d)(iv) and in accordance with Section 3.2(b), each Outside Limited Partner shall be entitled, with respect to all, but not less than all, of such holder’s Company Partnership Units, to make an unconditional election, on or prior to the Election Date, to receive in the Partnership Merger in lieu of the Partnership Per Unit Merger Consideration to which such holder is otherwise entitled, New Partnership Preferred Units (a “Unit Election”), as follows:

(i)    Partnership Merger Sub shall prepare and deliver to Company LP, as promptly as practicable following the date of this Agreement, and Company LP shall mail to any Outside Limited Partner that is an Outside Limited Partner, a form of election, which form shall be subject to the reasonable approval of the Company, as sole general partner of Company LP (the “Form of Election”). The Form of Election may be used by each Outside Limited Partner to designate its election to exchange all, but not less than all, of the Company Partnership Units held by such Outside Limited Partner into New Partnership Preferred Units. Any Outside Limited Partner’s election to receive New Partnership Preferred Units shall be deemed to have been properly made only if Parent shall have received at its principal executive office, not later than 5:00 p.m. Eastern Time on that date that is five (5) Business Days before the scheduled date of the Company Shareholder Meeting (the “Election Date”), a Form of Election specifying that such Outside Limited Partner elects to receive the New Partnership Preferred Units and otherwise properly completed and signed. The Form of Election shall state therein the date that constitutes the Election Date.

(ii)    A Form of Election may be revoked by any Outside Limited Partner only by written notice received by Parent at its principal executive office prior to 5:00 p.m. Eastern Time on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Partnership Merger has been abandoned.

(iii)    The reasonable determination of Parent shall be binding as to whether or not elections to receive New Partnership Preferred Units have been properly made or revoked. If Parent determines that any election to receive New Partnership Preferred Units was not properly made, the Company Partnership Units with respect to which such election was not properly made shall be converted into the right to receive the Partnership Per Unit Merger Consideration in accordance with Section 3.2(b). Parent may, with the agreement of the Company, as sole general partner of Company LP, make such rules as are consistent with this Section 3.2(d) for the implementation of elections provided for herein as shall be necessary or desirable to fully effect such elections.

(iv)    Each Outside Limited Partner, as a condition to making a Unit Election with respect to such Outside Limited Partner’s Company Partnership Units, shall (i) represent to Parent that it (A) is an Accredited Investor (as such term is defined under Rule 501 promulgated under the Securities Act) and is acquiring the New Partnership Preferred Units for investment purposes and not with a view to distribution, and (B) is not a “benefit plan investor” within the meaning of Section 3(42) of ERISA or other plan, account or arrangement (or entity whose assets constitute the assets of a plan, account or arrangement) that is subject to any Laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, and (ii) agree to be bound by the terms of the Surviving Partnership Agreement as it will be in effect immediately following the Partnership Merger Effective Time (which agreement shall have been amended by the Surviving Partnership Amendment incorporating the terms of the New Partnership Preferred Units).

(v)    The Company and Company LP shall reasonably cooperate with Parent in preparing any disclosure statement or other disclosure information to accompany the Form of Election, including, to the extent necessary, information applicable to an offering of securities exempt from registration under the Securities Act pursuant to Rule 506 thereunder.

(vi)    Promptly after the Partnership Merger Effective Time, the Surviving Partnership shall deliver to each Outside Limited Partner entitled to receive New Partnership Preferred Units pursuant to the terms of Section 3.2(b) and this Section 3.2(d) a notice confirming such Outside Limited Partner’s record ownership of the New Partnership Preferred Units issuable pursuant hereto in respect of such Outside Limited Partner’s Company Partnership Units.

(vii)    Each Person that receives New Partnership Preferred Units pursuant to the terms of Section 3.2(b) and this Section 3.2(d) shall automatically be admitted as a limited partner of the Surviving Partnership at the Partnership Merger Effective Time.

Section 3.3    Effect on Company Equity Awards and Company Look-Back LTI Awards. All of the provisions of this Section 3.3 other than the first sentence of Section 3.3(b) shall be effectuated without any action on the part of the holder of any Company Equity Award or Company Look-Back LTI Award (and for the avoidance of doubt, the actions below shall result in the appropriate issuances of additional Company Partnership Units to the Company in the manner contemplated by Section 4.02 of the Company Partnership Agreement):

(a)    Immediately prior to the REIT Merger Effective Time, each Company Option outstanding immediately prior to the REIT Merger Effective Time (whether or not then vested or exercisable) shall become fully vested and exercisable (regardless of the exercise price thereof). At the REIT Merger Effective Time, each Company Option not theretofore exercised shall be cancelled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of Company Common Shares subject to such Company Option immediately prior to the REIT Merger Effective Time, whether or not vested or exercisable, and (ii) the excess, if any, of the REIT Per Share Merger Consideration over the exercise price per share of such Company Option (“REIT Option Merger Consideration”). If the exercise price per share of any such Company Option is equal to or greater than the REIT Per Share Merger Consideration, such Company Option shall be cancelled without any cash payment being made in respect thereof. As of the REIT Merger Effective Time, each holder of the Company Options shall cease to have any rights with respect thereto, except the right to receive the REIT Option Merger Consideration related to the applicable Company Option. No portion of the REIT Option Merger Consideration shall be paid with respect to a Company Option later than the fifth (5th) anniversary of the Closing Date, with any amount not paid by the fifth (5th) anniversary of the Closing Date being forfeited to the extent required under Section 409A of the Code.

(b)    Prior to the REIT Merger Effective Time, the holders of any certificates evidencing Company Restricted Shares shall have delivered, or shall have caused to be delivered, to the Company such certificates (or affidavit of loss in lieu thereof and, if required by Parent, the posting by such holder of a bond in such reasonable amount as Parent may reasonably direct, as indemnity against any claim that may be made against it with respect to such certificate evidencing Company Restricted Shares), each duly endorsed in blank or accompanied by stock powers or other instruments of transfer, in form and substance reasonably satisfactory to Parent, duly executed in blank. Immediately prior to the REIT Merger Effective Time, all Company Restricted Shares that are outstanding immediately prior to the REIT Merger Effective Time (whether or not then vested or subject to any performance condition that has not been satisfied or performance period that has not lapsed) shall automatically become fully vested (which, for Company Restricted Shares subject to performance conditions, shall mean fully vested in accordance with, and shall include any additional Company Restricted Shares issued upon performance in excess of “target” level in accordance with, the terms of the applicable award agreement or Company Equity Incentive Plan governing such awards) and all restrictions with respect thereto shall lapse. At the REIT Merger Effective Time, each Company Restricted Share that will vest, or become issued and vest, in accordance with the terms of the applicable award agreement, Company Equity Incentive Plan or the terms hereof (which includes for the avoidance of doubt and without limitation (i) any Company Restricted Shares issued upon performance in excess of “target” level in accordance with the terms of the applicable award agreement or Company Equity Incentive Plan governing such awards, and (ii) Company Restricted Shares issued upon conversion of a Company Look-Back LTI Award in accordance with Section 3.3(c)) shall be considered (to the extent that such Company Restricted Share is not otherwise considered to be outstanding) an outstanding Company Common Share for all purposes of this Agreement, including the right to receive the REIT Per Share Merger Consideration (the aggregate REIT Per Share Merger Consideration payable in respect of the Company Restricted Shares, the “REIT Restricted Share Merger Consideration”). As of the REIT Merger Effective Time, each holder of Company Restricted Shares shall cease to have any rights with respect thereto, except the right to receive the REIT Per Share Merger Consideration for each Company Restricted Share, subject to Section 3.3(e), and the certificates evidencing Company Restricted Shares so surrendered shall be forthwith cancelled and have no further force or effect.

(c)    Immediately prior to the REIT Merger Effective Time, each Company Look-Back LTI Award that is outstanding immediately prior to the REIT Merger Effective Time shall automatically become earned (with the portion thereof that is subject to the achievement of performance-based metrics becoming earned at the greater of the target award or actual performance, measured as of immediately prior to the REIT Merger Effective Time) and shall be converted into a number of fully vested Company Restricted Shares, equal to the dollar amount of such earned Company Look-Back LTI Award divided by the REIT Per Share Merger Consideration. At the REIT Merger Effective Time, each such fully vested Company Restricted Share shall be considered an outstanding Company Restricted Share for all purposes of this Agreement, including the right to receive the REIT Per Share Merger Consideration. As of the REIT Merger Effective Time, each holder of a Company Look-Back LTI Award shall cease to have any rights with respect thereto, except the right to receive the REIT Per Share Merger Consideration, subject to Section 3.3(e), for each such fully vested Company Restricted Share into which such Company Look-Back LTI Award was converted.

(d)    As of the REIT Merger Effective Time, each holder of Company Restricted Shares that become fully vested, or issued and vested, in accordance with this Section 3.3 shall be entitled to receive a cash lump sum payment equal to the sum of any cash dividends and other distributions paid from the applicable date of grant of such Company Restricted Shares (which, for the avoidance of doubt, for any shares issued immediately prior to the REIT Merger Effective Time, shall mean the date of the applicable award) to immediately prior to the REIT Merger Effective Time with respect to the total number of Company Restricted Shares that become fully vested or issued and vested as of immediately prior to the REIT Merger Effective Time (but including only those dividends and other distributions which have not previously been distributed to the holder), which dividends or other distributions shall, to the extent not vested, automatically become fully vested in accordance with the terms of the applicable award agreement governing such Company Restricted Shares (“Restricted Share Accrued Dividends”).

(e)    At or immediately after the REIT Merger Effective Time, Parent shall cause to be deposited with the Partnership Surviving Entity the Share Award Payments for the benefit of the former holders of the Company

Equity Awards and the Company Look-Back LTI Awards. Promptly after the REIT Merger Effective Time (but in any event within three (3) Business Days after the REIT Merger Effective Time), the Partnership Surviving Entity shall pay to each of the former holders of the Company Equity Awards or the Company Look-Back LTI Awards, as applicable, the applicable amount of the Share Award Payments payable to such holder pursuant to this Section 3.3.

Section 3.4    Company ESPP. The Company shall, prior to the REIT Merger Effective Time, take all actions necessary to terminate the Company ESPP and all outstanding rights thereunder as of immediately prior to the REIT Merger Effective Time; provided, that from and after the date of this Agreement, the Company shall take all actions necessary: (a) to ensure that participants in the Company ESPP (“ESPP Participants”) may not increase their payroll deductions under the Company ESPP from those in effect on the date of this Agreement; (b) to ensure that no new ESPP Participants may commence participation in the Company ESPP following the date of this Agreement; (c) not to commence a new offering period, such that the offering period in effect as of the date of this Agreement will be the final offering period under the Company ESPP; and (d) to provide notice to participants describing the treatment of the Company ESPP pursuant to this Section 3.4. Immediately prior to the REIT Merger Effective Time, any then outstanding offering period rights under the Company ESPP shall terminate and the Company shall distribute to each participant in the Company ESPP all of his or her accumulated payroll deductions with respect to the offering period then in effect (if any).

Section 3.5    Adjustment to the Merger Consideration. If at any time during the period between the date of this Agreement and the Partnership Merger Effective Time, any change in the issued and outstanding shares of beneficial interest of the Company or Company Partnership Units, or securities convertible or exchangeable into or exercisable for shares of beneficial interest of the Company or Company Partnership Units, occurs as a result of any merger, business combination, reclassification, recapitalization, share split (including a reverse share split) or subdivision or combination, exchange or readjustment of shares, or any share dividend or other share distribution with a record date during such period, the REIT Per Share Merger Consideration, the Share Award Payments and the Partnership Per Share Merger Consideration will be equitably adjusted, without duplication, to reflect such change, except that nothing in this Section 3.5 will be construed to permit the Company or Company LP to take any action with respect to shares of beneficial interest of the Company or Company Partnership Units, as applicable, that is prohibited by the terms of this Agreement.

Section 3.6    Payment Fund; Paying Agent.

(a)    Prior to the mailing of the Proxy Statement, Parent will designate a bank or trust company reasonably acceptable to the Company to act as a paying agent in the Mergers (the “Paying Agent”), and the Paying Agent will administer the payments of REIT Merger Consideration and Partnership Merger Consideration described in Section 3.1 and Section 3.2, respectively, with the REIT Surviving Entity administering the payments of Share Award Payments pursuant to Section 3.3.

(b)    Prior to the REIT Merger Effective Time, Parent will enter into an exchange and paying agent and nominee agreement with the Paying Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 3.6.

(c)    At or before the REIT Merger Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient to pay the REIT Merger Consideration and the Partnership Merger Consideration (such total cash amount deposited with the Paying Agent, the “Payment Fund”), in each case, for the sole benefit of the holders of the Company Common Shares and the Cash-Out Limited Partners. Parent, the REIT Surviving Entity and the Partnership Surviving Entity shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the REIT Merger Consideration and the Partnership Merger Consideration out of the Payment Fund in accordance with this Agreement. For the avoidance of doubt, the Share Award Payments are not part of the Payment Fund and shall be deposited by Parent with the Partnership Surviving Entity and paid by the Partnership Surviving Entity in accordance with Section 3.3(e). The Payment Fund shall not be used for any other purpose.

(d)    The Payment Fund shall be invested by the Paying Agent as directed by Parent, on behalf of the REIT Surviving Entity and the Partnership Surviving Entity, provided that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America in investment-grade commercial paper obligations, and that no such investment or loss thereon will affect the amounts payable to holders of the Company Common Shares and the Cash-Out Limited Partners pursuant to this Article 3. Interest and other income on the Payment Fund shall be the sole and exclusive property of the REIT Surviving Entity and the Partnership Surviving Entity and shall be paid to the REIT Surviving Entity and the Partnership Surviving Entity. No investment of the Payment Fund shall relieve Parent, the REIT Surviving Entity, the Partnership Surviving Entity or the Paying Agent from making the payments required by this Article 3, and following any losses from any such investment, Parent, the REIT Surviving Entity and the Partnership Surviving Entity shall promptly provide additional funds to the Paying Agent to the extent necessary to satisfy the REIT Surviving Entity’s and the Partnership Surviving Entity’s obligations hereunder for the benefit of the holders of the Company Common Shares and the Cash-Out Limited Partners, which additional funds will be deemed to be part of the Payment Fund.

(e)    Promptly after the REIT Merger Effective Time (but in any event within three (3) Business Days after the REIT Merger Effective Time), Parent and the REIT Surviving Entity shall cause the Paying Agent to mail to each holder of record of a Company Share Certificate or Book-Entry Share immediately prior to the REIT Merger Effective Time (other than holders of Company Restricted Shares) a letter of transmittal (a “Company Letter of Transmittal”) in customary form as prepared by Parent and the REIT Surviving Entity and reasonably acceptable to the Company (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Company Share Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Company Share Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.8) or transfer of any Book-Entry Shares to the Paying Agent) and instructions for use in effecting the surrender of such Company Share Certificates or the transfer of such Book-Entry Shares in exchange for the REIT Per Share Merger Consideration.

(f)    Upon surrender of a Company Share Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.8) or transfer of any Book-Entry Share for exchange and cancellation to the Paying Agent, together with a Company Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Company Share Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the REIT Per Share Merger Consideration, by mail or by wire transfer, for each Company Common Share formerly represented by such Company Share Certificate or Book-Entry Share pursuant to the provisions of this Article 3. After the Paying Agent’s receipt of such Company Share Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.8) or Book-Entry Share, the Company Share Certificate or Book-Entry Share so surrendered shall be forthwith cancelled, and promptly after such surrender or transfer, Parent and the REIT Surviving Entity shall cause the Paying Agent to pay to such former holder the REIT Per Share Merger Consideration, and such surrendered Company Share Certificate or Book-Entry Share shall have no further force or effect. Until surrendered or transferred as contemplated by this Section 3.6, each Company Share Certificate or Book-Entry Share shall be deemed, at any time after the REIT Merger Effective Time, to represent only the right to receive, upon such surrender, the REIT Per Share Merger Consideration as contemplated by this Article 3. No interest will be paid or accrued for the benefit of holders of the Company Share Certificates or Book-Entry Shares on any of the REIT Merger Consideration payable upon the surrender of such Company Share Certificates or transfer of such Book-Entry Shares.

(g)    Promptly after the Partnership Merger Effective Time (but in any event within three (3) Business Days after the Partnership Merger Effective Time), Parent and the Partnership Surviving Entity shall cause the Paying Agent to mail to each Cash-Out Limited Partner immediately prior to the Partnership Merger Effective Time a letter of transmittal (a “Partnership Letter of Transmittal”) in customary form as prepared by Parent and the Partnership Surviving Entity and reasonably acceptable to Company LP (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Partnership Unit Certificates and Book-

Entry Units shall pass, only upon proper delivery of the Partnership Unit Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.8) or transfer of any Book-Entry Units to the Paying Agent) and instructions for use in effecting the surrender of such Partnership Unit Certificates or the transfer of such Book-Entry Units in exchange for the Partnership Per Unit Merger Consideration.

(h)    Upon surrender of a Partnership Unit Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.8) or transfer of any Book-Entry Unit for exchange and cancellation to the Paying Agent, together with a Partnership Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Partnership Unit Certificate or Book-Entry Unit shall be entitled to receive in exchange therefor the Partnership Per Unit Merger Consideration, by mail or by wire transfer, for each Company Partnership Unit formerly represented by such Partnership Unit Certificate or Book-Entry Unit pursuant to the provisions of this Article 3. After the Paying Agent’s receipt of such Partnership Unit Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.8) or Book-Entry Unit, the Partnership Unit Certificate or Book-Entry Unit so surrendered shall be forthwith cancelled, and promptly after such surrender or transfer, Parent and the Partnership Surviving Entity shall cause the Paying Agent to pay to such former holder the Partnership Per Share Unit Consideration, and such surrendered Partnership Unit Certificate or Book-Entry Unit shall have no further force or effect. Until surrendered or transferred as contemplated by this Section 3.6, each Partnership Unit Certificate or Book-Entry Unit shall be deemed, at any time after the Partnership Merger Effective Time, to represent only the right to receive, upon such surrender, the Partnership Per Unit Merger Consideration as contemplated by this Article 3. No interest will be paid or accrued for the benefit of holders of the Partnership Unit Certificates or Book-Entry Units on any of the Partnership Merger Consideration payable upon the surrender of such Partnership Unit Certificates or transfer of such Book-Entry Units.

(i)    In the event of a transfer of ownership of the Company Common Shares or the Company Partnership Units that is not registered in the transfer records of the Company or Company LP, as applicable, it shall be a condition of payment that any Company Share Certificate or Partnership Unit Certificate surrendered or transferred in accordance with the procedures set forth in this Section 3.6 shall be properly endorsed or shall be otherwise in proper form for transfer, or any Book-Entry Share or Book-Entry Unit shall be properly transferred, and that the Person requesting such payment shall have paid any Transfer Taxes and other Taxes required by reason of the payment of the REIT Per Share Merger Consideration or the Partnership Per Unit Merger Consideration, as applicable, to a Person other than the registered holder of the Company Share Certificate or Book-Entry Share surrendered or the Partnership Unit Certificate or Book-Entry Unit surrendered, or shall have established to the reasonable satisfaction of the Parent Surviving Entity that such Tax either has been paid or is not applicable.

(j)    Any portion of the Payment Fund that remains undistributed to the former holders of the Company Common Shares or the Company Partnership Units for twelve (12) months after the Closing Date shall be delivered to the REIT Surviving Entity or the Partnership Surviving Entity, as applicable, upon demand, and any former holders of the Company Common Shares or former holders of the Company Partnership Units who have not theretofore complied with this Article 3 shall thereafter look only to the REIT Surviving Entity (and only as general creditors thereof) for payment of the REIT Merger Consideration or the Partnership Surviving Entity (and only as general creditors thereof) for payment of the Partnership Merger Consideration, as applicable.

(k)    None of Parent, the Company, the REIT Surviving Entity, the Partnership Surviving Entity, the Paying Agent, or any employee, officer, trustee, director, agent or Affiliate thereof, shall be liable to any Person in respect of the REIT Merger Consideration or the Partnership Merger Consideration, as applicable, if the Payment Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any Company Share Certificates or Partnership Unit Certificates immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the REIT Surviving Entity free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.7    Withholding Rights. The REIT Surviving Entity, the Partnership Surviving Entity, Parent or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the REIT Merger Consideration, the Share Award Payments, the Partnership Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Partnership Units, Company Equity Awards or Company Look-Back LTI Awards, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. No earlier than two (2) Business Days prior to the Closing Date and unless the Company on such date no longer believes the same, the Company shall deliver to Parent a notice confirming that the Company believes, without diligence or inquiry, that on the date of such notice that the Company is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code and a “domestically-controlled REIT” within the meaning of Treasury Regulation Section 1.897-1(c)(2)(i).

Section 3.8    Lost Certificates. If any Company Share Certificate or Partnership Unit Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of such fact by the Person claiming such Company Share Certificate or Partnership Unit Certificate to be lost, stolen or destroyed, and, if required by Parent or Paying Agent, the posting by such Person of a bond in such reasonable amount as Parent or Paying Agent may reasonably direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate or Partnership Unit Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Company Share Certificate or Partnership Unit Certificate the portion of the REIT Merger Consideration or Partnership Merger Consideration, as applicable, to which the holder thereof is entitled pursuant to this Article 3.

Section 3.9    Dissenters Rights. No dissenters’ or appraisal rights, or rights of objecting shareholders, shall be available with respect to the Mergers or the other transactions contemplated by this Agreement, including any remedy under Section 8-501.1(j) of the MD REIT Law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND COMPANY LP

Except (a) as set forth in the disclosure letter prepared by the Company and Company LP, with numbering corresponding to the numbering of this Article 4, delivered by the Company and Company LP to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent from the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced)); provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company or Company LP made herein and no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to in the Company Disclosure Letter or (iii) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which the Company, Company LP or any of the Company Subsidiaries is a party exists or has actually occurred, or (b) as disclosed in the Company SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2014 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of, any representation or warranty set forth in this Article 4), each of the Company and Company LP hereby, jointly and severally, represents and warrants to Parent, REIT Merger Sub and Partnership Merger Sub that:

Section 4.1    Organization and Qualification; Subsidiaries.

(a)    The Company is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland, and Company LP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company and Company LP has the requisite real estate investment trust and partnership power and authority, respectively, to own, lease and, to the extent applicable, operate any Company Properties or other assets owned by it and to conduct its business as it is now being conducted. Each of the Company and Company LP is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Company Properties or other assets owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no current dissolution, revocation or forfeiture proceedings regarding the Company or Company LP.

(b)    Section 4.1(b) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by the Company, Company LP or Company Subsidiary in each Company Subsidiary, (iii) the names of and the type of and percentage of interest held by any Person other than the Company, Company LP or a Company Subsidiary in each Company Subsidiary, and (iv) the classification for U.S. federal income Tax purposes of each Company Subsidiary. Except as set forth on Section 4.1(b) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate or other legal entity power and authority to own, lease and, to the extent applicable, operate any Company Properties or other assets owned by it and to conduct its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Company Properties or other assets owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There are no current dissolution, revocation or forfeiture proceedings regarding any of the Company Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)    Except as set forth in Section 4.1(c) of the Company Disclosure Letter, neither the Company, Company LP nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities).

Section 4.2    Organizational Documents. The Company has made available to Parent true and complete copies of (i) the Company Declaration and the Company Bylaws, (ii) the Company Partnership Certificate and the Company Partnership Agreement, and (iii) the charter, bylaws, certificate of formation or limited partnership, operating or partnership agreement or equivalent organizational documents of each Company Subsidiary, other than inactive entities or those pending dissolution, in each case as in effect on the date of this Agreement (the documents referenced in subclauses (i)-(iii), the “Organizational Documents”). To the Knowledge of the Company, except as set forth in Section 4.2 of the Company Disclosure Letter, the Company, Company LP and each Company Subsidiary is in compliance with the terms of its respective Organizational Documents in all material respects.

Section 4.3    Capital Structure.

(a)    The authorized capital stock of the Company consists of 150,000,000 Company Common Shares and 50,000,000 preferred shares of beneficial interest, $0.001 par value per share (“Company Preferred Shares”). At the close of business on June 27, 2017, (i) 58,740,684 Company Common Shares were issued and outstanding, (ii) no Company Preferred Shares were issued and outstanding, and (iii) 4,139,512 Company Common Shares were reserved for issuance pursuant to the Company Equity Incentive Plans (which includes shares issuable upon exercise of outstanding options).

(b)    The Company is the sole general partner of Company LP and the Company owns all of the general partner interests in Company LP. Section 4.3(b) of the Company Disclosure Letter sets forth, as of the date hereof, a list of all of the names of, and the number and class of limited partnership interests held by, each partner in Company LP. As of the date hereof, the “Conversion Factor” as set forth in the Company Partnership Agreement remains at 1.0.

(c)    (i) All issued and outstanding shares of the beneficial interest of the Company are duly authorized, validly issued, fully paid and nonassessable and no class or series of shares of beneficial interest of the Company is entitled to preemptive rights; (ii) all Company Common Shares reserved for issuance as noted above, shall be, when issued in accordance with the terms and conditions of the applicable Company Equity Incentive Plan and instruments, if any, pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights; and (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company, Company LP or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of the Company Common Shares or holders of the Company Partnership Units may vote.

(d)    All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. Except as set forth in Section 4.3(d) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock or other equity interests of each of the Company Subsidiaries, free and clear of all Liens other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals and reserves are being maintained on the Company’s financial statements (if such reserves are required pursuant to GAAP).

(e)    The Company Common Shares are, and will continue, through and including the Closing Date, to be, listed on the New York Stock Exchange (the “NYSE”).

(f)    Other than as set forth on Section 4.3(f) of the Company Disclosure Letter or pursuant to a Company Equity Incentive Plan (including in connection with the satisfaction of withholding Tax obligations pursuant to certain awards outstanding under a Company Equity Incentive Plan in the event that the grantees fail to satisfy withholding Tax obligations) and the Organizational Documents of the Company and Company LP, there are no outstanding subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company, Company LP or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company, Company LP or any of the Company Subsidiaries to (i) issue, deliver, transfer, sell or create, or cause to be issued, delivered, transferred, sold or created, additional shares of beneficial interest or capital stock or other equity interests, or phantom shares or other contractual rights, the value of which is determined in whole or in part by the value of any equity security of the Company, Company LP or any Company Subsidiary. or securities convertible into or exchangeable for such shares of beneficial interest or capital stock or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments, or (iii) redeem, repurchase or otherwise acquire any such shares of beneficial interest or capital stock or other equity interests.

(g)    Other than pursuant to the Organizational Documents, none of the Company, Company LP or any Company Subsidiary is a party to or bound by, any agreements or understandings concerning the voting (including voting trusts and proxies) of any shares of beneficial interest or capital stock or other equity interests of the Company, Company LP or any Company Subsidiary.

(h)    Neither the Company nor Company LP has a “poison pill” or similar equityholder rights plan.

(i)    Except as set forth on Section 4.1(i) of the Company Disclosure Letter, none of the Company, Company LP or any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act. Except as set forth on Section 4.1(i) of the Company Disclosure Letter or in the Company Partnership Agreement, there are no outstanding contractual obligations of the Company, Company LP or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Common Shares or equity interests of any Company Subsidiary.

(j)    All Company Equity Awards were (i) in the case of the Company Options, granted with an exercise price per share no lower than the “fair market value,” determined in accordance with Section 409A of the Code, of one Company Common Share on the date of grant, and (ii) validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with applicable Law and recorded on the Company’s financial statements in accordance with GAAP. Without limiting the generality of the preceding sentence, the Company has not engaged in any back dating or similar activities with respect to the Company Equity Awards, and has not been the subject of any investigation by the SEC, whether current, pending or closed (in the case of any such pending investigation, to the Knowledge of the Company), with respect to any such activities.

Section 4.4    Authority.

(a)    Each of the Company and Company LP has the requisite real estate investment trust and partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the Mergers and the other transactions contemplated by this Agreement to which the Company or Company LP is a party. The execution and delivery of this Agreement by the Company and Company LP and the consummation by the Company and Company LP of the Mergers and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary real estate investment trust and partnership action, and no other real estate investment trust or partnership proceedings on the part of the Company or Company LP are necessary to authorize this Agreement or the Mergers or to consummate the Mergers or the other transactions contemplated by this Agreement, subject to (i) with respect to the REIT Merger, the receipt of the Company Shareholder Approval, (ii) with respect to the REIT Merger, the filing of the REIT Merger Articles of Merger with, and the acceptance for record of the REIT Merger Articles of Merger by, the Maryland SDAT, and (iii) with respect to the Partnership Merger, the filing of the Partnership Merger Certificate of Merger with, and the acceptance for record of the Partnership Merger Certificate of Merger by, the Delaware SOS. This Agreement has been duly executed and delivered by the Company and Company LP, and assuming due authorization, execution and delivery by Parent, REIT Merger Sub and Partnership Merger Sub, constitutes a legally valid and binding obligation of the Company and Company LP enforceable against the Company and Company LP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b)    The Company Board at a duly held meeting has, by unanimous vote, (i) determined that the terms and conditions of this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the holders of the Company Common Shares, (ii) approved and adopted this Agreement, the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the REIT Merger and the other transactions contemplated by this Agreement be submitted to a vote of the holders of the Company Common Shares, and (iv) resolved to recommend that the holders of the Company Common Shares vote in favor of approval of the REIT Merger and the other transactions contemplated by this Agreement (such recommendation, the “Company Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

Section 4.5    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of the Company and Company LP does not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) assuming receipt of the Company Shareholder Approval, the Company Declaration or the Company Bylaws, (B) the Company Partnership Certificate or Company Partnership Agreement, or (C) except as set forth in Section 4.5(a) of the Company Disclosure Letter, any Organizational Document of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company, Company LP or any Company Subsidiary or by which any property or asset of the Company, Company LP or any Company Subsidiary is bound, or (iii) require any notice, consent or approval (except as contemplated by Section 4.5(b) or as set forth in Section 4.5(a) of the Company Disclosure Letter) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of the Company, Company LP or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration, notification or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company, Company LP or any Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company, Company LP or any Company Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)    The execution and delivery of this Agreement by each of the Company and Company LP does not, and the performance of this Agreement by each of the Company and Company LP will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Mergers and the other transactions contemplated hereby, (ii) any filings required by any state securities or “blue sky” Laws, (iii) any filings required under the rules and regulations of the NYSE, (iv) the filing of the REIT Merger Articles of Merger with, and the acceptance for record of the REIT Merger Articles of Merger by, the Maryland SDAT pursuant to the MD REIT Law, (v) the filing of the Partnership Merger Certificate of Merger with, and the acceptance for record of the Partnership Merger Certificate of Merger by, the Delaware SOS pursuant to the DRULPA, (vi) such filings as may be required in connection with state and local Transfer Taxes, (vii) such filings as may be required by applicable antitrust, merger control, competition, national security or trade regulation Laws, and (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6    Permits; Compliance with Law.

(a)    Except as set forth in Section 4.6(a) of the Company Disclosure Letter, the Company, Company LP and each Company Subsidiary holds all authorizations, permits, licenses, certificates, grants, consents, variances, exemptions, orders, approvals, franchises, certifications and clearances of all Governmental Authorities, including building permits and certificates of occupancy and property management and brokerage licenses, necessary for the Company, Company LP and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to conduct their respective businesses substantially as they are being conducted as of the date hereof, other than the Environmental Permits (such permits, excluding Environmental Permits, the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to hold or be in possession of, or the failure to be valid or in full force and effect of, any of such Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All applications required to have been filed for the renewal of Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company, Company LP nor any Company Subsidiary or any of the respective Representatives has received any written notice indicating, nor, to the Knowledge of the Company, is the Company, Company LP or any Company Subsidiary currently not in compliance in any material respect with the terms of any material Company Permit. Neither the Company, Company LP nor any Company Subsidiary has taken any action that would reasonably be expected to result in the revocation of any Company Permit and, to the Knowledge of the Company, no suspension or cancellation of any Company Permit is pending, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    Neither the Company, Company LP nor any Company Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to the Company, Company LP or any Company Subsidiary or by which any property or asset of the Company, Company LP or any Company Subsidiary is bound (except with respect to Laws addressed in Section 4.12, Section 4.16, Section 4.17, or Section 4.18 which are solely addressed in such Sections), or (ii) any Company Permits, except, in the case of clauses (i) and (ii), for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, none of the Company, Company LP or any of the Company Subsidiaries make any representation or warranty (pursuant to this Section 4.6 or elsewhere in the Agreement) regarding the effect of the applicable antitrust, merger control, competition, national security or trade regulation Laws on their respective ability to execute, deliver, or perform their respective obligations under the Agreement or to consummate the Mergers and the other transactions contemplated by this Agreement as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust, merger control, competition, national security or trade regulation Law with respect to the consummation of the Mergers and the other transactions contemplated by this Agreement.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company, Company LP nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any director, trustee, officer or employee of the Company, Company LP or any of the Company Subsidiaries, has (i) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, or (iii) taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“Patriot Act”), Public Law 107-56, as amended, or any directives or requirements of the Office of Foreign Assets Control of the United States Department of Treasury.

(d)    Notwithstanding this Section 4.6 or any other provision of this Agreement, Section 4.17 contains the exclusive representations and warranties of the Company and Company LP with respect to environmental matters, including Environmental Permits.

Section 4.7    SEC Documents; Financial Statements.

(a)    The Company has timely filed with or furnished (as applicable) to the SEC all forms, documents, statements, schedules, reports, registration statements, prospectuses and other documents required to be filed or furnished (as applicable) by the Company, Company LP or any Company Subsidiary since and including January 1, 2014 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) (such documents, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). No Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. As of their respective filing dates, the Company SEC Documents did not (or with respect to the Company SEC Documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except to the extent such statements have been modified or superseded by later Company SEC Documents filed or furnished prior to the date of this Agreement) and complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the applicable rules and regulations of the SEC thereunder. Since January 1, 2014, except as set forth in Section 4.7(a) of the Company Disclosure Letter, there are no (i) outstanding or unresolved comments from the SEC with respect to any Company SEC Document, and to the Knowledge of the Company, no Company SEC Document is the subject of ongoing SEC review, or (ii) internal investigations, SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of the Company, threatened.

(b)    The Company has made available to Parent true and complete copies of all written correspondence between the SEC, on one hand, and the Company, on the other hand, since January 1, 2014. At all applicable times, the Company has complied in all material respects with the applicable provisions of the SOX Act and the rules and regulations thereunder, as amended from time to time, and the applicable listing and corporate governance rules of the NYSE.

(c)    The consolidated financial statements of the Company, Company LP and the Company Subsidiaries included, or incorporated by reference, in the Company SEC Documents filed prior to the date of this Agreement, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of the Company, Company LP and the Company Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of the Company, Company LP and the Company Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement.

(d)    Except as set forth in Section 4.7(d) of the Company Disclosure Letter, none of the Company, Company LP or any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among the Company, Company LP or any Company Subsidiary, on the one hand, and any unconsolidated Affiliate (including any Unconsolidated Subsidiary) of the Company, Company LP or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act) where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, the Company, Company LP or any Company Subsidiary in the Company’s, Company LP’s or such Company Subsidiary’s audited financial statements or other Company SEC Documents.

(e)    None of the Company, Company LP or any Company Subsidiary has outstanding (nor has arranged or modified since the enactment of the SOX Act) any “extensions of credit” (within the meaning of Section 402 of the SOX Act) to trustees, directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company, Company LP or any Company Subsidiary. The Company is otherwise in compliance with all applicable provisions of the SOX Act, except for any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)    The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company, Company LP and the Company Subsidiaries are being made only in accordance with authorizations of Company management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s, Company LP’s and each of the Company Subsidiaries’ assets that could have a material effect on the Company’s consolidated financial statements. The Company has disclosed, based on its most recent evaluation of such internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and in Section 4.7(f) of the Company Disclosure Letter (x) any significant deficiency and material weakness in the design or operation of the Company’s internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize or report financial information, and (y) any fraud, whether or not material, that involves Company management or other employees of the Company, Company LP or any Company Subsidiary who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in the auditing standards of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(g)    The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

Section 4.8    Absence of Certain Changes or Events. From the date of the Company’s most recent balance sheet included in the Company SEC Documents through the date of this Agreement and except as set forth in

Section 4.8 of the Company Disclosure Letter, (a) each of the Company and Company LP and each Company Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been any Company Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.9    No Undisclosed Liabilities. Except as set forth in Section 4.9 of the Company Disclosure Letter, there are no liabilities of the Company, Company LP or any of the Company Subsidiaries of any nature (whether accrued, absolute, contingent or otherwise) required under GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto, other than: (a) liabilities reflected or reserved against as required by GAAP on the Company’s most recent consolidated balance sheet (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement, (b) liabilities incurred in connection with the transactions contemplated by this Agreement, or (c) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2016, except for any such liabilities that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.10    No Default. None of the Company, Company LP or any of the Company Subsidiaries is in default or violation of any term, condition or provision of (i) the Company Declaration or the Company Bylaws, (ii) the Company Partnership Certificate or the Company Partnership Agreement, or (iii) to the Knowledge of the Company, except as set forth in Section 4.2 of the Company Disclosure Letter, the Organizational Documents of any of the Company Subsidiaries in any material respect.

Section 4.11    Litigation. Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 4.11 of the Company Disclosure Letter, as of the date of this Agreement (a) there is no Action pending or, to the Knowledge of the Company, threatened against the Company, Company LP or any Company Subsidiary or any director, trustee or officer thereof or any Company Properties or other assets owned thereby, and (b) none of the Company, Company LP or any Company Subsidiary, nor any of Company Property, is subject to any outstanding Order of any Governmental Authority.

Section 4.12    Taxes.

(a)    Each of the Company, Company LP and each Company Subsidiary has timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true and complete, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company, Company LP and each Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. With respect to all taxable periods ending on or after December 31, 2013, the Company has made available to Parent complete and correct copies of all U.S. federal and state income Tax Returns and all other material Tax Returns of the Company, Company LP or the Company Subsidiaries.

(b)    Each of the Company and VEF 500 First REIT LP (the “REIT Subsidiary”) (i) for all taxable periods commencing with the taxable year ended, with respect to the Company, December 31, 2009, and with respect to the REIT Subsidiary, December 31, 2010, and through its taxable year ended December 31, 2016, has been subject to taxation as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a “REIT”) and has satisfied all requirements to qualify, and has qualified, as a REIT for such years; (ii) has operated since January 1, 2017 and will operate to the day of the REIT Merger in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end on the day of the REIT Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and to the Knowledge of the Company, no such challenge is pending or threatened; provided, however, the qualification of each of the Company and the REIT Subsidiary as a REIT for its taxable year that will end on, in the case of the Company, the day of the REIT Merger, and in the case of the REIT Subsidiary, through December 31, 2017 (or applicable earlier date), assumes that the Parent will continue to operate the REIT Subsidiary after the Closing Date in a manner to qualify as a REIT for its taxable year that will end on December 31, 2017 (or such earlier date on which the REIT Subsidiary is terminated for U.S. federal income tax purposes by liquidation or by merger with another entity after the Closing Date). No Company Subsidiary (including any subsidiary of the REIT Subsidiary) is a corporation for U.S. federal income Tax purposes, other than (i) a corporation that qualifies as a REIT, (ii) a corporation that qualifies as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or (iii) a corporation that qualifies as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “Taxable REIT Subsidiary”).

(c)    (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the Knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of the Company, Company LP or any Company Subsidiary; (ii) no material deficiency for Taxes of the Company, Company LP or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company, Company LP nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) no Governmental Authority in any jurisdiction in which any of the Company, Company LP or any Company Subsidiary does not file Tax Returns has claimed in writing that the Company, Company LP or such Company Subsidiary is or may be subject to taxation by such jurisdiction; and (v) neither the Company, Company LP nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)    Each Company Subsidiary other than the REIT Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for U.S. federal income Tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for U.S. federal income Tax purposes.

(e)    Neither the Company, Company LP nor any Company Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Sections 337(d) or 1374 of the Code (including through application of Treasury Regulation Section 1.337(d)-7) as applied to either the Company or the REIT Subsidiary, nor has any of them disposed of any such asset during its current taxable year.

(f)    Each of the Company, Company LP and each Company Subsidiary has complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any state and foreign Laws) and has duly and timely withheld and, in each case, has paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g)    Except as set forth in Section 4.12(g) of the Company Disclosure Letter, there are no Company Tax Protection Agreements in force on the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the Knowledge of the Company threatened to raise, a material claim against the Company, Company LP or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreements” means any written agreement to which one or more of the Company, Company LP or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a holder of interests in a Company Subsidiary Partnership, the Company or any Company Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt, or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) retain or not dispose of assets or engage in transactions of comparable tax effect, (C) make or refrain from making Tax elections, (D) only dispose of assets in a particular manner, (E) operate (or refrain from operating) in a particular manner on account of the Tax impact thereof, (F) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more properties, and/or (G) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code; (iii) any Person has guaranteed, indemnified or assumed debt of a Company Subsidiary Partnership; and/or (iv) the general partner or manager of a Company Subsidiary Partnership would be required to consider separately the interests of any limited partner, member or other beneficial owner of such Company Subsidiary Partnership in connection with any transaction or other action. As used herein, “Company Subsidiary Partnership” means each of Company LP and any Company Subsidiary that is a partnership for U.S. federal income Tax purposes.

(h)    There are no Tax Liens upon any property or assets of the Company, Company LP or any Company Subsidiary, except (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or (ii) the Company Permitted Liens.

(i)    There are no Tax allocation, indemnity or sharing agreements or similar arrangements with respect to which one or more of the Company, Company LP or any Company Subsidiary is a party or otherwise has any liability.

(j)    Neither the Company, Company LP nor any Company Subsidiary has requested, received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(k)    Neither the Company, Company LP nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company, Company LP or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(l)    Neither the Company, Company LP nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), other than a “loss transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(5).

(m)    None of the Company, Company LP or any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code), a “successor” to a “distributing corporation” or a “controlled corporation” (within the meaning of Treasury Regulation Section 1.337(d)-7T(f)(2)) or a member of a “separate affiliated group” of a “distributing corporation” or a “controlled corporation” (all within the meaning of Section 355 of the Code), in a distribution of shares qualifying for tax-free treatment under Sections 355 or 356 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(n)    Except as set forth in Section 4.12(n) of the Company Disclosure Letter, no written power of attorney that has been granted by the Company, Company LP or any Company Subsidiary (other than to the

Company, Company LP or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

(o)    Since their respective dates of formation, neither the Company nor the REIT Subsidiary has incurred any liability for Taxes under Sections 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid. Neither the Company nor the REIT Subsidiary has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to “redetermined rents”, “redetermined deductions” or “excess interest” as each is described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company, Company LP or any Company Subsidiary.

(p)    With respect to the Company’s taxable year ending with the REIT Merger, taking into account, without limitation, all distributions to be made by the Company prior to the day of the REIT Merger, the U.S. federal income Tax effects of the REIT Merger described in Section 2.6, and the non-deductibility of certain change in control payments, (i) the Company will have distributed amounts to its respective shareholders equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code, and (ii) the Company will not be subject to Tax under Sections 857(b) or 4981 of the Code.

(q)    Section 4.12(q) of the Company Disclosure Letter lists each waiver or exemption (including any amendments thereto) by the Company of any transfer restrictions or ownership limitations contained in the Company’s Organizational Documents. The Company has made available to Parent complete and correct copies of each such waiver or exemption and all representations, analyses, opinions and Company Board resolutions generated or received by the Company in connection with each such waiver or exemption. To the Knowledge of the Company, except to the extent disclosed in Section 4.12(q) of the Company Disclosure Letter, no Person has owned, does own or will own 10% or more of the Company, within the meaning of Sections 856(d)(2)(B) and 856(d)(5) of the Code, as a result of such waivers or exemptions.

Section 4.13    Benefit Plans.

(a)    Section 4.13(a) of the Company Disclosure Letter lists, as of the date hereof, all material employee benefit plans (as defined in Section 3(3) of ERISA (whether or not subject to ERISA)) and all material bonus, stock option, share purchase, restricted share, other equity or equity-based plans, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, employment, retention, transaction bonus, termination, change in control, severance, health, life, or disability insurance, dependent care or other material benefit plans, programs, policies, arrangements, contracts or agreements (including the Company Employment Agreements), in each case, to which the Company, Company LP or any Company Subsidiary is a party, with respect to which the Company, Company LP or any Company Subsidiary has or could have any current or future obligation or liability (contingent or otherwise), or under which any of the current or former employees, officers, trustees, directors or independent contractors of the Company, Company LP or any Company Subsidiary (or any of their dependents) has any present or future right to compensation or benefits (all such plans, programs, arrangements, contracts or agreements, collectively, the “Company Benefit Plans”). The Company has made available to Parent, to the extent applicable, and, to the Knowledge of the Company, true and complete copies of the following with respect to each material Company Benefit Plan: (i) the Company Benefit Plans to the extent in written form (or to the extent not in written form, a written description of all of the material terms of such Company Benefit Plan), (ii) the annual reports (Form 5500s) filed for the most recent plan year, if any, relating to a Company Benefit Plan, (iii) the most recently received IRS determination letter or opinion letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) any related trust agreement or other funding instrument, (vi) the most recent prospectus, if any, for each Company Equity Incentive Plan and the Company ESPP, and (vii) all material correspondence with the Department of Labor, the IRS or any other Governmental Authority with respect to any Company Benefit Plan for the last three (3) plan years.

(b)    Each Company Benefit Plan has been established and operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.

(c)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion letter issued by the IRS, and, except as would not reasonably be expected to have a Company Material Adverse Effect, no fact or event has occurred since the date of such determination letter or opinion letter from the IRS that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. None of the assets of any such Company Benefit Plan are invested in securities of the Company, Company LP or any Company Subsidiary, or in employer real property.

(d)    None of the Company, Company LP or any Company Subsidiary or any of their ERISA Affiliates have within the last six (6) years (i) sponsored, maintained or had any obligation with respect to an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to the provisions of Section 302 or Title IV of ERISA or Section 412 of the Code or a “multiemployer plan” within the meaning of Section 3(37) of ERISA or (ii) incurred or reasonably expects to incur any material liability pursuant to Title IV of ERISA, whether contingent or otherwise. Neither the Company, Company LP, any Company Subsidiary nor any of their ERISA affiliates has any obligation with respect to any Company Benefit Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for former or current employees of the Company, Company LP, any Company Subsidiary or any of their ERISA Affiliates except as required by Section 4980B of the Code or similar state Law. No ERISA Affiliate of the Company, Company LP, any Company Subsidiary (other than the Company, Company LP or any Company Subsidiary) in existence on or prior to the Closing shall, after the Closing, maintain any “group health plan” as defined in Section 5000(b)(1) of the Code.

(e)    Except as provided in any Company Benefit Plan or Company Employment Agreement, as set forth in Section 4.13(e) of the Company Disclosure Letter or as otherwise specifically contemplated by this Agreement with respect to the Company Equity Awards and Company Look-Back LTI Awards, neither the execution and delivery of this Agreement nor the consummation of the Mergers and the other transactions contemplated hereby will (either alone or in conjunction with any other event (whether contingent or otherwise)) (i) increase the amount or value of, any payment, right or other benefit otherwise due to any current or former employee, officer, trustee, director or other service provider of the Company, Company LP or any Company Subsidiary, (ii) entitle any current or former employee, officer, trustee, director or other service provider of the Company, Company LP or any Company Subsidiary to severance pay or any other similar termination payment or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code. No Person is entitled to any gross-up, make-whole or other additional payment in respect of any Taxes imposed under Section 409A or Section 4999 of the Code or any interest or penalty related thereto.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) have occurred with respect to any Company Benefit Plan; and (ii) each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code and related Treasury guidance thereunder.

(g)    Section 4.13(g) of the Company Disclosure Letter lists: (i) each outstanding award of Company Restricted Shares, and with respect to each award of Company Restricted Shares, the name of the holder thereof, the additional Company Restricted Shares issuable upon performance in excess of target levels in accordance with the terms of the applicable award agreement or Company Equity Incentive Plan governing such award and such target level and the aggregate cash dividends and other distributions payable with respect to the award pursuant to Section 3.3(d) if the REIT Merger Effective Time were on the date of this Agreement; (ii) each outstanding Company Option, and with respect to each Company Option, the name of the holder thereof (except to the extent that such Company Option is “underwater” relative to the REIT Per Share Merger Consideration), the grant date, exercise price, expiration date, current vesting status and vesting conditions and whether or not the Option was intended to be an “incentive stock option;” (iii) each outstanding Company Look-Back LTI Award, and with respect to each Company Look-Back LTI Award, the name of the grantee thereof, and for the outstanding performance period, the target amount of the performance portion of the award and the stretch amount of the performance portion of the award; and (iv) each Person that is entitled to receive any annual cash incentive under the Company’s applicable annual incentive bonus program and the amount payable thereunder as described in Section 7.15(e). The Company shall, no later than five (5) Business Days prior to the REIT Merger Effective Time, update the information set forth in Section 4.13(g) of the Company Disclosure Letter.

Section 4.14    Labor Matters.

(a)    None of the Company, Company LP or any Company Subsidiary is a party to any collective bargaining agreement, trade union or other labor union contract applicable to Persons employed by the Company, Company LP or any Company Subsidiary. To the Knowledge of the Company, (i) no union organizing efforts have been conducted within the last three (3) years or are now being conducted, and (ii) there is no pending, nor to the Knowledge of the Company, threatened, strike, slowdown, work stoppage, lockout or other material labor dispute by or with respect to any employees of the Company, Company LP or any Company Subsidiary.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company, Company LP and each Company Subsidiary is in compliance with all applicable Laws relating to labor and employment, including all applicable Laws relating to wages, hours, collective bargaining, unemployment compensation, employment discrimination, civil rights, immigration control, employee classification, safety and health, workers’ compensation, pay equity, information privacy and security, and the collection and payment of withholding and/or social security taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company, Company LP or any Company Subsidiary is delinquent in paying, or has otherwise failed to pay, any wages due to any employee or group of employees. None of the Company, Company LP or any Company Subsidiary has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the last twelve (12)  months that remains unsatisfied.

Section 4.15    Information Supplied. None of the information relating to the Company, Company LP or the Company Subsidiaries contained in the Proxy Statement or supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any other document to be filed with the SEC or any other Governmental Authority in connection with the transactions contemplated by this Agreement ( “Other Filings”) will (a) in the case of the Proxy Statement, at the time of the mailing thereof or at the time the Company Shareholder Meeting is to be held or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) with respect to the Other Filings, at the time of the filing thereof with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with this Agreement, the Mergers or the other transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation or warranty is made hereunder with respect to statements made or incorporated by reference in the Proxy Statement by, or with respect to, Parent.

Section 4.16    Intellectual Property. Except as set forth in Section 4.16 of the Company Disclosure Letter, as of the date of this Agreement, none of the Company, Company LP or any Company Subsidiary: (i) owns any material registered trademarks, service marks, Internet domain names, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, service marks, Internet domain names, patents or copyrights that are material to the operation of the Company, Company LP or any Company Subsidiary, as

applicable, or (iii) is a party to any licenses, contracts or agreements with respect to use by the Company, Company LP or any Company Subsidiary of any material trademarks, service marks, Internet domain names, patents or copyrights (other than any license of commercially available software in the ordinary course of business). To the Knowledge of the Company, no Intellectual Property used by the Company, Company LP or any of the Company Subsidiaries infringes or is alleged to infringe any Intellectual Property rights of any third party. No claims are pending, or to the Knowledge of the Company, threatened, contesting the validity, enforceability, ownership or use of any material Intellectual Property owned by the Company or alleging that the Company, Company LP or any of the Company Subsidiaries infringes or otherwise violates any Intellectual Property Rights of any third Person in any material respect. To the Knowledge of the Company, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of the Company, Company LP or any Company Subsidiary. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company, Company LP and the Company Subsidiaries own the entire right, title and interest in and to, or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Company, Company LP and the Company Subsidiaries as it is currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, none of the Company, Company LP or any Company Subsidiary has experienced any interruption to, or any breach of the security of, its information technology systems, or any personal or other sensitive information in its possession or under its control.

Section 4.17    Environmental Matters. Except (i) as set forth in any Phase I or Phase II or other environmental report or any Company Title Insurance Policy provided or otherwise made available to Parent prior to the date hereof, (ii) as set forth in Section 4.17 of the Company Disclosure Letter or (iii) with respect to clauses (a)-(f) below, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)    The Company, Company LP and each Company Subsidiary are and since January 1, 2013 have been in compliance with all Environmental Laws.

(b)    The Company, Company LP and each Company Subsidiary have all Environmental Permits necessary to own their properties and conduct their current operations and are in compliance with such Environmental Permits. All such Environmental Permits are valid and in full force and effect. All applications required to have been filed for the renewal of such Environmental Permits have been duly filed on a timely basis with the appropriate Governmental Authority. To the Knowledge of the Company, no suspension or cancellation of any such Environmental Permit is pending.

(c)    Neither the Company, Company LP nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company, Company LP or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or that any Order has been issued against the Company, Company LP or any Company Subsidiary, in each case, which remains unresolved. There is no Action pending, or, to the Knowledge of the Company, threatened against the Company, Company LP or any Company Subsidiary under any Environmental Law.

(d)    Neither the Company, Company LP nor any Company Subsidiary has entered into or agreed to any Order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances.

(e)    Neither the Company, Company LP nor any Company Subsidiary, nor, to the Knowledge of the Company, any third Person, has caused any release of a Hazardous Substance that is in violation of any Environmental Law or would reasonably be expected to require investigation or remediation by the Company, Company LP or any Company Subsidiary under any Environmental Law.

(f)    Neither the Company, Company LP nor any Company Subsidiary has assumed by contract any liability under any Environmental Law or is an indemnitor in connection with any asserted claim by any third party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(g)    To the Knowledge of the Company, the Company has made available to Parent all material environmental audits, reports and other material environmental documents relating to the Company, Company LP, and the Company Subsidiaries or their Affiliates’ or predecessors’ past or current properties, facilities or operations that are in its possession, custody or control.

(h)    Notwithstanding any other provision of this Agreement, this Section 4.17 contains the exclusive representations and warranties of the Company, Company LP and any Company Subsidiary with respect to environmental matters, Environmental Laws or Hazardous Substances.

Section 4.18    Properties.

(a)    Section 4.18(a)(i) of the Company Disclosure Letter sets forth a list of the address of each Company Property, whether such Company Property is owned, leased or subleased, and of which the Company, Company LP or Company Subsidiary is the owner, lessee or sublessee. Section 4.18(a)(ii) of the Company Disclosure Letter sets forth a list of each real property which, as of the date of this Agreement, is under contract by the Company, Company LP or a Company Subsidiary for purchase, lease or sublease by the Company, Company LP or such Company Subsidiary. Section 4.18(a)(iii) of the Company Disclosure Letter sets forth a list of the mortgage notes receivables and commercial mortgage backed and similar securities owned by the Company, Company LP or any Company Subsidiary.

(b)    Either the Company, Company LP or a Company Subsidiary owns good and marketable fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens.

(c)    To the Knowledge of the Company, (i) no certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect as of the date of this Agreement (and there is no pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (ii) there exists no uncured violation of any Laws affecting any of the Company Properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)    No condemnation, eminent domain or similar proceeding is pending with respect to any owned Company Property, and neither the Company, Company LP nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Company Properties or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property, except with respect to each of clauses (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(e)    The information set forth in the rent rolls for each of the Company Properties, as of June 27, 2017, which rent rolls have previously been made available by or on behalf of the Company, Company LP or any Company Subsidiary to Parent (including an indication of whether any Company Property is subject to net leases), are true and correct in all material respects. Section 4.18(e) of the Company Disclosure Letter sets forth all ground leases and other leases for the Company Properties to which the Company, Company LP or any Company Subsidiary is the lessee or sublessee (“Ground Leases”).

(f)    To the Knowledge of the Company, true and complete (in all material respects) copies of (i) all Ground Leases and (ii) all Company Leases (other than Company Leases for space at the Company Properties for telecommunications equipment pursuant to which the annual rental does not exceed $50,000 (the “Antenna Leases”) and all month-to-month Company Leases), in each case in effect as of the date hereof, have been made available to Parent; and in the case of the Company Property known as the NOVA Build-to-Suit Property, the lease summary made available to Parent accurately summarizes all material terms of the Company Lease at such Company Property (other than the fee owner thereof) and does not fail to disclose any material term and there is no other Company Lease at such Company Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect in the case of clauses (i), (iii) and (iv) below or as set forth in Section 4.18(f) of the Company Disclosure Letter, (i) neither the Company, Company LP nor any Company Subsidiary has given written notice of breach or violation of, or default under, any Company Lease, nor, to the Knowledge of the Company, is any counterparty in breach or violation of, or default under, any Ground Lease or Company Lease (other than any Antenna Lease), in each case, which violation or breach remains outstanding and uncured, (ii) other than monetary defaults which, in the aggregate, are not material to the Company, no tenant under a Company Lease is in monetary default under such Company Lease (other than any Antenna Lease), which default remains outstanding and uncured, (iii) each Ground Lease and Company Lease (other than any Antenna Lease) is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company, Company LP or a Company Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law), and (iv) neither the Company, Company LP nor any Company Subsidiary is responsible for any outstanding Tenant Improvements, Tenant Improvement allowances or leasing commissions required in connection with any Ground Lease or Company Lease (other than any Antenna Lease).

(g)    Except as set forth in Section 4.18(g) of the Company Disclosure Letter or as set forth in the Company Title Insurance Policies, there are no pending Tax abatements or exemptions specifically affecting any Company Properties, and the Company, Company LP and the Company Subsidiaries have not received any written notice of any proposed increase in the assessed valuation of any Company Property, except in each case for any such Taxes or assessment that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(h)    Except for the Company Permitted Liens, as set forth in the Company Leases and the Company Title Insurance Policies made available to Parent, as set forth in the Organizational Documents of the Unconsolidated Subsidiaries or as would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company, Company LP or any Company Subsidiary, which, in each case, is in favor of any party other than the Company, Company LP or any Company Subsidiary (a “Company Third Party”).

(i)    Except as set forth in Section 4.18(i) of the Company Disclosure Letter and except pursuant to a Company Lease or any Ground Lease, neither the Company nor Company LP or any Company Subsidiary is a party to any agreement pursuant to which the Company, Company LP or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.

(j)    For each Company Property, policies of (i) title insurance have been issued insuring, as of the effective date of each such insurance policy, fee simple title interest held by the Company, Company LP or the applicable Company Subsidiary with respect to the Company Properties that are not subject to the Ground Leases, and (ii) leasehold insurance have been issued insuring, as of the effective date of each such insurance policy, the leasehold interest that the Company, Company LP, or the applicable Company Subsidiary holds with respect to each Company Property that is subject to a Ground Lease (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). A copy of each Company Title Insurance Policy in the Company’s possession has been made available to Parent. No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would be material to any Company Property.

(k)    To the Knowledge of the Company, Section 4.18(k) of the Company Disclosure Letter lists each Company Property that is (i) under development as of the date hereof (other than normal repair and maintenance), and describes the status of such development as of the date hereof or (ii) subject to a binding agreement for development or commencement of construction by the Company, Company LP or a Company Subsidiary, in each case other than those pertaining to customary capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.

(l)    Section 4.18(l) of the Company Disclosure Letter lists the parties (other than the Company, Company LP, or a Company Subsidiary) currently providing leasing brokerage services or third party property management services to the Company, Company LP or a Company Subsidiary and identifies the Company Properties to which such leasing brokerage services or third party management services apply. To the Knowledge of the Company, (i) true and complete (in all material respects) copies of all agreements governing third party management services have been made available to Parent, (ii) all agreements and arrangements for leasing brokerage services are terminable by the Company, Company LP or a Company Subsidiary upon not more than ninety (90) days’ notice without penalty, and (iii) none of the Company, Company LP or any Company Subsidiary or any counterparty is in breach or violation of, or default under, any leasing brokerage or third party management services agreement or arrangement, which breach or violation would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(m)    The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company’s or any of the Company’s Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for the Company Permitted Liens and Liens that would not reasonably be expected to have a Company Material Adverse Effect.

(n)    Except as set forth in Section 4.18(n) of the Company Disclosure Letter, to the Knowledge of the Company (i) there are no structural defects, or violation of Law, relating to any Company Property that would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) no physical damage has occurred at any Company Property that would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue, subject to reasonable deductibles and retention limits.

Section 4.19    Material Contracts.

(a)    Except (i) for contracts filed as exhibits to the Company SEC Documents filed prior to the date hereof and (ii) for contracts that (x) will be fully performed and satisfied as of or prior to Closing, or (y) are by and among only the Company and any wholly owned Company Subsidiary or among wholly owned Company Subsidiaries, Section 4.19(a) of the Company Disclosure Letter sets forth a list of each contract, oral or written, to which the Company, Company LP or any Company Subsidiary is a party or by which any of them or any of their properties or assets are bound (other than Company Leases and Ground Leases) which, as of the date hereof:

(i)    is required to be filed with the SEC pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act;

(ii)    is required to be described pursuant to Item 404 of Regulation S-K under the Securities Act;

(iii)    obligates the Company, Company LP or any Company Subsidiary to make any expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations), except for (A) any contract which provides for routine property-level maintenance or service and is terminable upon not more than sixty (60) days’ notice without a penalty or premium, and (B) any contracts which obligate the Company, Company LP or such Company Subsidiary to make aggregate annual expenditures of not more than $300,000, provided that the unexpired term of such contract is not more than five (5) years;

(iv)    contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, Company LP or any Company Subsidiary, or, upon consummation of the Mergers and the other transactions contemplated by this Agreement, Parent or Parent Subsidiaries, or which restricts the conduct of any business conducted by the Company, Company LP or any Company Subsidiary or any geographic area in which the Company, Company LP or any Company Subsidiary may conduct business;

(v)    obligates the Company, Company LP or any Company Subsidiary to indemnify any past or present trustees, directors, officers, employees and agents of the Company, Company LP or any Company Subsidiary pursuant to which the Company, Company LP or such Company Subsidiary is the indemnitor, other than the Company Declaration, the Company Bylaws, the Company Partnership Certificate, the Company Partnership Agreement or the Organizational Documents of any Company Subsidiary;

(vi)    is a settlement, conciliation, or similar contract that imposes any material monetary or non-monetary obligations upon the Company, Company LP or any Company Subsidiary after the date of this Agreement;

(vii)    (A) requires the Company, Company LP or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease or Ground Lease pursuant to the terms thereof), (B) gives any Person the right to buy any Company Property or obligates the Company, Company LP or any Company Subsidiary to acquire, sell or enter into any lease for any real property, or (C) involves any pending or contemplated merger, consolidation or similar business combination transaction;

(viii)    relates to a joint venture, partnership, strategic alliance or similar arrangement or relates to or involves a sharing of revenues, profits, losses, costs or liabilities by the Company, Company LP or any Company Subsidiary with any Person;

(ix)    contains restrictions on the ability of the Company, Company LP or any Company Subsidiary to pay dividends or other distributions (other than pursuant to the Organizational Documents and the Existing Loan Documents);

(x)    contains a standstill or similar provision pursuant to which the Company, Company LP or any Company Subsidiary has agreed not to acquire assets of the other party or any of its Affiliates;

(xi)    is with a Governmental Authority, except for any contract that is disclosed on the Company Title Insurance Policies; or

(xii)    constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company, Company LP or any Company Subsidiary (other than advances or rent relief made under the Company Leases or grants of relief as to the timing for the payment of rent in the ordinary course of business in connection with or pursuant to the Company Leases or pursuant to any disbursement agreement, development agreement or development addendum entered into in connection with a Company Lease with respect to the development, construction or equipping of the Company Properties or the funding of improvements to the Company Properties).

(b)    Each contract in any of the categories set forth in Section 4.19(a)(i) through (xii) to which the Company, Company LP or any Company Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Company Material Contract.” For the avoidance of doubt, the term “Company Material Contract” does not include any Company Leases or Ground Leases.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on the Company, Company LP and each Company Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company, Company LP and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company, Company LP or any Company Subsidiary, nor, to the Knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Company Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company, Company LP or any Company Subsidiary has received written notice of any violation or default under any Company Material Contract, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company, Company LP or any Company Subsidiary has received written notice of termination under any Company Material Contract, and, to the Knowledge of the Company, no party to any Company Material Contract has threatened to cancel any Company Material Contract, except as would not, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, the Company has made available to Parent copies of all Company Material Contracts (including any amendments or other modifications thereto), which copies are true and complete in all material respects.

Section 4.20    Insurance. The Company has made available to Parent copies of the binders of all material insurance policies and all material fidelity bonds or other material insurance contracts providing coverage for the Company’s, Company LP’s and the Company Subsidiaries’ businesses and for all Company Properties (the “Company Insurance Policies” which shall not be deemed to include any title insurance policies). The Company Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Ground Lease. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, all premiums due and payable under all Company Insurance Policies have been paid, and the Company, Company LP and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Company Insurance Policies. To the Knowledge of the Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by the Company, Company LP or any Company Subsidiary with respect to any Company Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

The Company Insurance Policies include such insurance in such amounts and with respect to risks and losses, which the Company believes are adequate for the operation of its, Company LP’s and the Company Subsidiaries’ businesses.

Section 4.21    Opinion of Financial Advisor. The Company Board has received the written opinion of Wells Fargo Securities, LLC (or an oral opinion to be confirmed in writing), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the REIT Per Share Merger Consideration to be received by the holders of the Company Common Shares (excluding Parent, REIT Merger Sub, Partnership Merger Sub and their respective Affiliates) is fair, from a financial point of view, to such holders.

Section 4.22    Approval Required. With respect to the Company, the affirmative vote of the holders of a majority of the Company Common Shares then outstanding and entitled to vote (the “Company Shareholder Approval”) is the only vote of holders of securities of the Company required to approve the REIT Merger and the other transactions contemplated by this Agreement. With respect to Company LP, the affirmative vote of the Company, in its capacities as the sole general partner and a limited partner of Company LP, is the only vote required to approve the Partnership Merger and the other transactions contemplated by this Agreement.

Section 4.23    Brokers. Except for the fees and expenses payable to Wells Fargo Securities, LLC, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, Company LP or any Company Subsidiary. The Company has made available to Parent true and complete copies of all agreements between the Company and Wells Fargo Securities, LLC relating to the Mergers and the other transactions contemplated by this Agreement, which agreements disclose all fees payable thereunder.

Section 4.24    Investment Company Act. Neither the Company or Company LP, nor any Company Subsidiary, is, or at the REIT Merger Effective Time will be, or be required to be, registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.25    Takeover Statutes. The Company Parties have taken all action required to be taken by them in order to exempt this Agreement, the Mergers and the other transactions contemplated by this Agreement from (and this Agreement, the Mergers and the other transactions contemplated by this Agreement are exempt from) the requirements of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover Laws (collectively, the “Takeover Statutes”). No dissenters’, appraisal or similar rights are available to the holders of the Company Common Shares or Company Partnership Units with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 4.26    Existing Indebtedness.

(a)    There are no material agreements, documents or other instruments evidencing or securing Indebtedness of the types described in clauses (i), (v), (vi) or (vii) of the definition of Indebtedness (or of the types described in clauses (viii) or (ix) of the definition of Indebtedness with respect to such clauses), including outstanding commitments under any lines of credit, to which the Company, Company LP or any of the Company Subsidiaries is a borrower or obligor or by which Company, Company LP or any of the Company Subsidiaries or any of their respective properties or assets are bound as security for Indebtedness, including all loans encumbering the Company Properties or any other Indebtedness (excluding Indebtedness represented by equipment leases) with an aggregate principal amount of $1,000,000 or more (the “Existing Loans”), other than those agreements, documents or other instruments evidencing and/or securing the Existing Loans set forth in Section 4.26 of the Company Disclosure Letter (the “Existing Loan Documents”). To the Knowledge of the Company, the Company has made available to Parent true, correct and complete copies of all Existing Loan Documents together with all material amendments and other modifications thereto.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Existing Loan Documents are in full force and effect with respect to the Company, Company LP or the applicable Company Subsidiaries, as applicable, and, to the Knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). None of the Company, Company LP or any Company Subsidiary is in default in any material respect, nor has it received written notice that it is in default in any material respect, under the Existing Loan Documents that remains uncured or which will not be cured prior to the Closing Date, and, to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Existing Loan Document in any material respect.

Section 4.27    Related Party Transactions. Except for this Agreement or as set forth in the Company SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2014 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company, Company LP or any Company Subsidiary, on the one hand, and any Affiliates (other than the Company Subsidiaries) of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.28    No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 4, neither the Company, Company LP nor any other Person has made to Parent, REIT Merger Sub or Partnership Merger Sub any representation or warranty, expressed or implied, with respect to the Company, Company LP or the Company Subsidiaries, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company, Company LP or the Company Subsidiaries. In particular, without limiting the foregoing disclaimer, neither the Company, Company LP nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by the Company and Company LP in this Article 4, any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence of the Company and Company LP, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT, REIT MERGER SUB AND

PARTNERSHIP MERGER SUB

Except as set forth in the disclosure letter prepared by Parent, REIT Merger Sub and Partnership Merger Sub with numbering corresponding to the numbering of this Article 5 delivered by Parent, REIT Merger Sub and Partnership Merger Sub to the Company and Company LP prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent from the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced)); provided, that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent, REIT Merger Sub and Partnership Merger Sub, and no reference to or disclosure of any item or other matter in the Parent Disclosure Letter shall be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to in the Parent Disclosure Letter or (iii) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Parent, REIT Merger Sub or Partnership Merger Sub is a party exists or has actually occurred, each of Parent, REIT Merger Sub and Partnership Merger Sub hereby, jointly and severally, represents and warrants to the Company and Company LP that:

Section 5.1    Organization and Qualification. Each of Parent and REIT Merger Sub is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland. Partnership Merger Sub is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent, REIT Merger Sub and Partnership Merger Sub has the requisite real estate investment trust or partnership, as applicable, power and authority to own and lease its properties and assets and to conduct its business as it is now being conducted. Each of Parent, REIT Merger Sub and Partnership Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. REIT Merger Sub is a wholly owned Parent Subsidiary, and Partnership Merger Sub is a majority owned subsidiary of REIT Merger Sub and a wholly owned Parent Subsidiary. REIT Merger Sub and Partnership Merger Sub were each formed solely for the purpose of engaging in the Mergers and the other transactions contemplated by this Agreement, and none of REIT Merger Sub or Partnership Merger Sub has conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby.

Section 5.2    Authority.

(a)    Each of Parent, REIT Merger Sub and Partnership Merger Sub has the requisite real estate investment trust or partnership, as the case may be, power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of Parent, REIT Merger Sub and Partnership Merger Sub and the consummation by each of Parent, REIT Merger Sub and Partnership Merger Sub of the Mergers and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary real estate investment trust or partnership, as applicable, action, and no other real estate investment trust or partnership, as applicable, proceedings on the part of each of Parent, REIT Merger Sub and Partnership Merger Sub are necessary to authorize this Agreement or the Mergers or to consummate the Mergers or the other transactions contemplated by this Agreement, subject, with respect to the Mergers, to the filing of the REIT Merger Articles of Merger with, and the acceptance for record of the REIT Merger Articles of Merger by, the Maryland SDAT, and the filing of the Partnership Merger Certificate of Merger with, and the acceptance for record of the Partnership Merger Certificate of Merger by, the Delaware SOS. This Agreement has been duly executed and delivered by each of Parent, REIT Merger Sub and Partnership Merger Sub and assuming due authorization, execution and delivery by the Company and Company LP, constitutes a legally valid and binding obligation of each of Parent, REIT Merger Sub and Partnership Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b)    The Parent Board at a duly held meeting has, by unanimous vote, (i) determined that the terms and conditions of this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent, and (ii) approved and adopted this Agreement, the Mergers and the other transactions contemplated thereby, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way. In addition, Parent, in its capacity as the sole shareholder of REIT Merger Sub, and REIT Merger Sub, in its capacity as the sole general partner of Partnership Merger Sub, have each taken all actions required for the execution of this Agreement by REIT Merger Sub and Partnership Merger Sub, as applicable, and to adopt and approve this Agreement and to approve the consummation by REIT Merger Sub and Partnership Merger Sub, as applicable, of the Mergers and the other transactions contemplated by this Agreement.

Section 5.3    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of Parent, REIT Merger Sub and Partnership Merger Sub does not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of any organizational or governing document of Parent, REIT Merger Sub or Partnership Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to each of Parent, REIT Merger Sub and Partnership Merger Sub or by which any property or asset of each of Parent, REIT Merger Sub and Partnership Merger Sub is bound, or (iii) require any consent or approval (except as contemplated by Section 5.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Parent, REIT Merger Sub or Partnership Merger Sub under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent, REIT Merger Sub or Partnership Merger Sub pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent, REIT Merger Sub or Partnership Merger Sub is a party except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)    The execution and delivery of this Agreement by each of Parent, REIT Merger Sub and Partnership Merger Sub does not, and the performance of this Agreement by each of Parent, REIT Merger Sub and Partnership Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Mergers and the other transactions contemplated by this Agreement, (ii) for any filings required by any state securities or “blue sky” Laws, (iii) any filings required under the rules and regulations of The NASDAQ Stock Market LLC, (iv) the filing of the REIT Merger Articles of Merger with, and the acceptance of the REIT Merger Articles of Merger for record by, the Maryland SDAT, (v) the filing of the Partnership Merger Certificate of Merger with, and the acceptance of the Partnership Merger Certificate of Merger by, the Delaware SOS, (vi) such filings as may be required in connection with state and local Transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4    Litigation. Except as individually or in the aggregate, would not be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary, and (b) none of Parent or REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary, is subject to any outstanding Order of any Governmental Authority.

Section 5.5    Information Supplied. None of the information relating to Parent, REIT Merger Sub or Partnership Merger Sub supplied in writing by Parent for inclusion or incorporation by reference in the Proxy Statement or any Other Filings (will (a) in the case of the Proxy Statement, at the time of the mailing thereof or at the time the Company Shareholder Meeting is to be held or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) with respect to any Other Filings, at the time of the filing thereof with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6    Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers or the other transactions contemplated by this

Agreement based upon arrangements made by or on behalf of any of Parent, REIT Merger Sub or Partnership Merger Sub for which the Company, Company LP or any Company Subsidiary would be responsible prior to the REIT Merger Effective Time.

Section 5.7    Available Funds.

(a)    Parent (i) has, and will have on the Closing Date, sufficient cash on hand to pay the REIT Merger Consideration, the Share Award Payments, the Partnership Merger Consideration and all fees and related expenses required to be paid by Parent and the REIT Surviving Entity, and there is not, and there will not be on the Closing Date, any restriction on the use of such cash for such purpose and (ii) has, and will have on the Closing Date, the resources and capabilities (financial or otherwise) to perform and satisfy the obligations of Parent, REIT Merger Sub and Partnership Merger Sub set forth in this Agreement, including in connection with the Mergers and the other transactions contemplated by this Agreement, in the case of each of clauses (i) and (ii), on the terms and conditions contained in this Agreement. Each of Parent, REIT Merger Sub and Partnership Merger Sub acknowledges that the obligations of each of Parent, REIT Merger Sub and Partnership Merger Sub hereunder are not subject to any conditions regarding the ability of Parent, REIT Merger Sub or Partnership Merger Sub to obtain financing for the consummation of the transactions contemplated by this Agreement or otherwise.

(b)    Parent has previously provided the Company with a true, correct and complete copy of an executed commitment letter dated June 27, 2017 (including joinders, exhibits, schedules and annexes thereto) and the Redacted Fee Letter (the “Debt Commitment Letter”) from the Financing Source named therein pursuant to which, and subject to (and only to) the terms and conditions expressly set forth therein, such Financing Source has committed to provide Parent with financing in an aggregate amount of $750,000,000 (the “Debt Financing”). The Debt Commitment Letter is legal, valid and binding obligations of Parent and, to the Knowledge of Parent, each of the other parties thereto. The Debt Commitment Letter has not been amended or modified prior to the date of this Agreement, and as of the date hereof (x) no such amendment or modification is contemplated and (y) the commitments and obligations contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing (including any flex provisions), other than as set forth in or contemplated by the Debt Commitment Letter. As of the date hereof, Parent reasonably believes (both before and after giving effect to any “flex” provisions contained in the Redacted Fee Letter) that it will be able to satisfy the conditions to the Debt Financing contemplated by the Debt Commitment Letter and that the Debt Financing will be made available to Parent on the Closing Date. In no event shall the receipt or availability of any funds or Financing by Parent or any of its Affiliates or any other financing transactions be a condition to any of the obligations of Parent, REIT Merger Sub and Partnership Merger Sub hereunder.

Section 5.8    Solvency. Assuming (i) the satisfaction of the conditions to the obligations of Parent, REIT Merger Sub and Partnership Merger Sub to consummate the Mergers and the other transactions contemplated by this Agreement and (ii) that any estimates, projections or forecasts prepared by or on behalf of the Company Parties that have been provided to Parent have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after the consummation of the Mergers and giving effect to the other transactions contemplated by this Agreement, the REIT Surviving Entity, the Partnership Surviving Entity, and each of their respective subsidiaries will be able to pay their respective indebtedness as it becomes due in the usual course of business and will own total assets whose value exceeds the sum of its total liabilities.

Section 5.9    No Agreements with Company Related Parties. As of the date of this Agreement, none of Parent, REIT Merger Sub or Partnership Merger Sub nor any of their respective Affiliates has entered into any agreement (written or oral) with any Affiliate of the Company or Company LP or any of the employees, officers, directors or trustees of the Company or Company LP or their Affiliates that is currently in effect or that would become effective in the future (upon consummation of the Mergers or otherwise) that has not been disclosed.

Section 5.10    No Vote of Parent Equityholders. Except for the adoption of the Agreement by Parent as the sole shareholder of REIT Merger Sub and by REIT Merger Sub as the sole general partner of Partnership Merger Sub, no vote of any equityholders of Parent, REIT Merger Sub or Partnership Merger Sub is required by any applicable Law, the organizational documents of Parent, REIT Merger Sub or Partnership Merger Sub or the applicable rules of the Nasdaq in order for Parent, REIT Merger Sub or Partnership Merger Sub to consummate the Mergers and other transactions contemplated by this Agreement.

Section 5.11    Ownership of Company Common Shares. None of Parent, REIT Merger Sub or Partnership Merger Sub or any Parent Subsidiary owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Company Common Shares or other securities of the Company or Company LP (other than as contemplated by this Agreement).

Section 5.12    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 5, none of Parent, REIT Merger Sub or Partnership Merger Sub or any other Person has made to the Company or Company LP any representation or warranty, expressed or implied, with respect to Parent, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.1    Conduct of Business by the Company and Company LP.

(a)    Each of the Company and Company LP covenants and agrees that, between the date of this Agreement and the earlier to occur of the REIT Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (i) to the extent required by Law, (ii) as may be consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or permitted pursuant to this Agreement, or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall, and shall cause each of the Company Subsidiaries to, (A) conduct its business in the ordinary course and in a manner consistent with past practice in all material respects, subject to compliance with Parent’s consent rights set forth in Section 6.1(b), and (B) use its commercially reasonable efforts to (I) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Company, Company LP or any Company Subsidiary’s control excepted), (II) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (III) keep available the services of its then-current officers and key employees, (IV) maintain all Company Insurance Policies or substitutes therefor which are comparable with such Company Insurance Policies in all material respects, and (V) maintain the status of the Company and the REIT Subsidiary as a REIT.

(b)    Without limiting the foregoing, the Company covenants and agrees that, during the Interim Period, except (i) to the extent required by Law, (ii) as may be consented to in writing by Parent (which consent shall not in any case be unreasonably withheld, delayed or conditioned) (it being understood that if, within five (5) Business Days after the Company provides notice to Parent in accordance with Section 10.2 requesting Parent’s consent pursuant to this Section 6.1(b), Parent has not either affirmatively provided or withheld consent or reasonably requested additional information from the Company with respect to such request (and following delivery of such information to Parent, Parent’s response to such request shall not be unreasonably delayed), the

Company may provide a second notice requesting such consent, which notice shall specifically state that it is a second notice under this Section 6.1(b), and if no response is received from Parent within two (2) Business Days after the Company delivers such second notice in accordance with Section 10.2, Parent’s consent shall be deemed given (provided, however, with respect to a consent request regarding a response to a buy/sell notice under any joint venture agreement, a non-response from Parent following such two (2) Business Day period shall be deemed a consent to sell)), (iii) as may be expressly contemplated, required or permitted by this Agreement, or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:

(i)    amend the Company Declaration, the Company Bylaws, the Company Partnership Certificate, the Company Partnership Agreement or the Organizational Documents of any of the Company Subsidiaries or waive or exempt any Person from the “Share Ownership Limit”, as such term is defined in the Company Declaration;

(ii)    split, combine, reclassify or subdivide any shares of beneficial interest or capital stock or other equity interests of the Company, Company LP or any Company Subsidiary;

(iii)    declare, set aside for payment or pay any dividend or other distribution on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of beneficial interest or capital stock or other equity interests of the Company, Company LP or any Company Subsidiary, except for (A) the declaration and payment of dividends or other distributions by any directly or indirectly wholly owned Company Subsidiary to its parent entity, (B) distributions by any Company Subsidiary or any other entity in which the Company owns an interest that is not wholly owned, directly or indirectly, by the Company, to the extent required by the Organizational Documents of such Company Subsidiary or other entity in which the Company owns an interest, (C) the payment of accrued dividends upon the vesting of Company Restricted Shares, (D) the payment of dividends in accordance with Section 7.10, and (E) the payment of dividends and other distributions to the extent such dividends and other distributions on the Company Common Shares, Company Partnership Units and equity interests in the REIT Subsidiary are necessary for each of the Company and the REIT Subsidiary to maintain its status as a REIT, including under Sections 858 or 860 of the Code, and to avoid or reduce the imposition of any entity level income or excise Tax under the Code; provided, however, the authorization, declaration and payment of any such dividends or other distributions other than pursuant to clauses (A), (B), (C) and (D) shall reduce the REIT Per Share Merger Consideration and the Partnership Per Unit Merger Consideration by the amount of such per Company Common Share or per Company Partnership Unit dividend or distribution, as applicable.

(iv)    redeem, repurchase or otherwise acquire, directly or indirectly, any shares of beneficial interest or capital stock or other equity interests of the Company, Company LP or a Company Subsidiary, other than (A) the redemption or exchange of the Company Partnership Units pursuant to and in accordance with the provisions of the Company Partnership Agreement, (B) the acquisition by the Company of the Company Common Shares in connection with the surrender of the Company Common Shares by holders of the Company Options in order to pay the exercise price of such Company Option and Taxes withheld in connection with the exercise of Company Options, (C) the withholding of the Company Common Shares to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Equity Incentive Plans, and (D) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with the forfeiture of awards pursuant to the terms of a Company Equity Incentive Plan upon termination of employment or service of an award holder;

(v)    except for transactions among the Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, or as otherwise contemplated in Section 6.1(b)(iv)(A) or (xiii), issue, deliver, sell, pledge, dispose, encumber or grant any shares of beneficial interest or capital stock or other equity interests of the Company, Company LP or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of beneficial interest or capital stock or other equity interests of the Company, Company LP or any Company Subsidiary; provided, however, that the Company may issue Company Common Shares (A) upon the vesting or exercise of any Company Equity Award outstanding as of the date of this Agreement or as may be granted after the date of this Agreement under Section 6.1(b)(xiii), (B) pursuant to a Company Look-Back LTI Award or Company Equity Award outstanding as of the date of this Agreement, to the extent required pursuant to this Agreement or the terms of the applicable award agreement, (C) upon the redemption or exchange of Company Partnership Units pursuant to and in accordance with the provisions of the Company Partnership Agreement, and (D) pursuant to the Company ESPP;

(vi)    acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any material personal property, real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except any pending acquisitions set forth in Section 6.1(b)(vi) of the Company Disclosure Letter (the “Company Pending Acquisitions”);

(vii)    sell, mortgage, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) dispositions of immaterial personal property in the ordinary course of business consistent with past practice, (B) pledges or encumbrances of direct or indirect equity interests in entities from time to time under the Company’s existing revolving credit facility (including with respect to the addition or substitution of Company Subsidiaries as guarantors under the Company’s existing revolving credit facilities) that (I) acquire properties that are the subject of the Company Pending Acquisitions, or (II) are not currently included in the Company’s borrowing base under the Company’s existing revolving credit facility, (C) any pending sales or other dispositions set forth in Section 6.1(b)(vii) of the Company Disclosure Letter, and (D) pursuant to existing contractual obligations of the Company, Company LP or any Company Subsidiary set forth in Section 6.1(b)(vii) of the Company Disclosure Letter;

(viii)    incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of the Company, Company LP or any of the Company Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except (A) Indebtedness incurred under the Company’s existing revolving credit facilities (including the line of credit in connection with the development of the Company Property known as the NOVA Build-to-Suit Property) in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends or other distributions permitted by Section 6.1(b)(iii) and including the addition or substitution of the Company Subsidiaries as guarantors under the Company’s existing revolving credit facilities and provided that there shall be no increase in the aggregate principal commitments of such facilities), or (B) repayment of existing Indebtedness set forth in Section 6.1(b)(viii) of the Company Disclosure Letter by means of a draw on the Company’s existing credit facilities;

(ix)    make any loans, advances, investments or capital contributions to, or investments in, any other Person, make any change in its existing borrowing or lending arrangements for or on behalf of such Persons or enter into any “keepwell” or similar agreements to maintain the financial condition of any other Person, other than (A) by the Company, Company LP or a Company Subsidiary to the Company, Company LP or a Company Subsidiary, (B) loans, advances, investments or capital contributions required to be made under the Company Leases (it being understood that grants of relief as to the timing for the payment of rent in the ordinary course of business are not loans, advances, investments or capital contributions for these purposes), (C) in connection with any required Tenant Improvements at any of the Company Properties set forth in Section 6.1(b)(xx)(B) of the Company Disclosure Letter, and (D) investments permitted pursuant to Section 6.1(b)(vi);

(x)    enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action (other than notice of renewal) by the Company, Company LP or any Company Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company, Company LP or any Company Subsidiary is a party as required or necessitated by this Agreement, the Mergers or the other transactions contemplated by this Agreement; provided, that any such modification, amendment, waiver or consent does not materially increase the principal amount or interest payable thereunder or otherwise materially adversely affect the Company, Company LP any Company Subsidiary or Parent, (C) in connection with any Tenant Improvements required under the Company Leases at any of the Company Properties set forth in Section 6.1(b)(xx)(B) of the Company Disclosure Letter, (D) as permitted pursuant to Section 6.1(b)(viii) or (xiii), or (E) as may be reasonably necessary to comply with the terms of this Agreement;

(xi)    enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Ground Lease or Company Lease (or any lease for Real Property that, if existing as of the date hereof, would be a Ground Lease or Company Lease) except, (A) month-to-month leases, (B) Antenna Leases, (C) leases on market terms for premises of no more than 20,000 square feet (other than at the Company Property located at 500 First Street NW, Washington, DC), (D) any entry into, renewal, modification, amendment or termination in accordance with the terms of any such lease that occurs automatically without any action (other than notice of renewal) by the Company, Company LP or any Company Subsidiary and (E) as set forth in Section 6.1(b)(xi) of the Company Disclosure Letter;

(xii)    except as set forth in Section 6.1(b)(xii) of the Company Disclosure Letter, waive, release, assign, settle or compromise any claim or Action made or pending against the Company, Company LP or any of the Company Subsidiaries;

(xiii)    except (x) as required by Law, the terms of any Company Equity Incentive Plan, the Company Look-Back LTI Program, other Company Benefit Plan or award agreement with respect to any Company Equity Award, in each case in effect as of the date of this Agreement, (y) as set forth in Section 6.1(b)(xiii) of the Company Disclosure Letter or (z) as expressly otherwise contemplated by this Agreement, (A) enter into, adopt or materially amend any Company Equity Incentive Plan, the Company Look-Back LTI Program, other Company Benefit Plan or award agreement with respect to any Company Equity Award or Company Look-Back LTI Award, (B) increase in any respect the compensation or benefits of any officer, trustee or employee, other than base wage rate increases with respect to employees who are not officers made after January 1, 2018 that, in the aggregate for all such employees, do not exceed $275,000 on an annualized basis, (C) grant, confer, award or modify the terms of any options, convertible securities, restricted shares, phantom shares, equity-based compensation or other rights to acquire, or denominated in, any shares of beneficial interest or capital stock or other equity interests of the Company, Company LP or any Company Subsidiary, (D) enter into any new or amend any existing employment, retention, indemnification, termination or similar agreement, (E) grant to any officer, trustee or employee the right to receive any new severance, change of control or termination pay or termination benefits or any increase in the right to receive any severance, change of control or termination pay or termination benefits, (F) hire any officer of the Company or promote or appoint any Person to a position of officer of the Company, (G) hire any employee other than employees reasonably required for the operation and management of the business of the Company and the Company Properties as contemplated by this Agreement (including Section 6.1(a)) and whose annual base salary does not exceed $175,000, or (H) terminate any employees if such termination would implicate the Worker Adjustment and Retraining Notification Act or any similar state or local Law, other than in connection with the covenants set forth in Section 7.15;

(xiv)    fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at January 1, 2017, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv)    (A) enter into any contract, agreement, arrangement or commitment that limits or otherwise restricts the Company, Company LP or any Company Subsidiary from engaging or competing in any line of business in which it is currently engaged or currently contemplates to be engaged or in any geographic area, or (B) enter into any new line of business;

(xvi)    fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xvii)    enter into or modify in a manner materially adverse to the Company or Company LP any Company Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any material right to claim any Tax refund, except, in each case, (A) to the extent required by Law, or (B) to the extent necessary (x) to preserve the Company’s or the REIT Subsidiary’s qualification as a REIT under the Code, or (y) to qualify or preserve the status of any Company Subsidiary (including any subsidiary of the REIT Subsidiary) as a disregarded entity or partnership for U.S. federal income Tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xviii)    subject to Section 6.1(b)(iii), take any action, or fail to take any action, which action or failure would reasonably be expected to (A) cause the Company or the REIT Subsidiary to fail to qualify for taxation as a REIT, (B) cause any Company Subsidiary (including any subsidiary of the REIT Subsidiary) to cease to be treated as a Taxable REIT Subsidiary with respect to the Company or the REIT Subsidiary or, in the case of any Company Subsidiary other than the REIT Subsidiary (including any subsidiary of the REIT Subsidiary), cause it to cease to be treated for U.S. federal income Tax purposes as a disregarded entity, partnership or Qualified REIT Subsidiary, as the case may be, or (C) cause the Company or the REIT Subsidiary to become liable for U.S. federal income or excise Tax under Section 856, 857, 860 or 4981 of the Code (or similar provisions of state or local Tax Law), provided, however, if any action described in clauses (A), (B) or (C) is required by Law or is necessary to preserve the status and taxation of either the Company or the REIT Subsidiary as a REIT under the Code, then the Company shall promptly notify Parent and make reasonable effort to permit Parent to review and comment on such action;

(xix)    adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except with respect to a Company Subsidiary in connection with any transaction permitted by Section 6.1(b)(vi) or (vii) or as permitted by Section 7.3, in a manner that would not reasonably be expected to be materially adverse to the Company or Company LP or to prevent, delay or impair the ability of the Company or Company LP to consummate the Mergers;

(xx)    except (A) pursuant to the operating expenditure budget set forth in Section 6.1(b)(xx)(A) of the Company Disclosure Letter, (B) in connection with any Tenant Improvements required under the Company Leases for any of the Company Properties set forth in Section 6.1(b)(xx)(B) of the Company Disclosure Letter, (C) capital expenditures set forth in Section 6.1(b)(xx)(C) of the Company Disclosure Letter, and (D) capital expenditures for routine maintenance items or as are necessary in the event of an emergency situation to repair and / or prevent damage to any Company Property (after notice to Parent of such necessary emergency expense), authorize, make or commit to make any capital expenditures;

(xxi)    form any new Company Subsidiaries, other than wholly owned Company Subsidiaries, or any new joint ventures, or exercise any major decision, buy / sell, deadlock or other similar rights under any existing joint venture, including with respect to the Unconsolidated Subsidiaries;

(xxii)    amend or modify the compensation terms or any other obligations of the Company contained in the engagement letter with Wells Fargo Securities, LLC in a manner adverse to the Company, Company LP or any Company Subsidiary, Parent, the REIT Surviving Entity or Partnership Surviving Entity or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxiii)    fail to use reasonable best efforts to maintain in full force and effect the Company Insurance Policies or to replace such Company Insurance Policies with reasonably comparable insurance policies, to the extent available on commercially reasonable terms, covering the Company, Company LP, Company Properties, Company Subsidiaries and their respective properties, assets and businesses;

(xxiv)    initiate or consent to any material zoning reclassification of any owned or material leased Company Properties or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any owned or material leased Company Properties, except as may be required under applicable Law;

(xxv)    enter into any contract, agreement, commitment or arrangement with respect to the voting or registration or any capital stock or equity interest of the Company, Company LP or any Company Subsidiary;

(xxvi)    enter into any contract, agreement, commitment or arrangement between the Company, Company LP or any Company Subsidiary, on the one hand, and any Affiliates (other than the Company Subsidiaries) of the Company, on the other hand; and

(xxvii)     authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c)    Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.1(b)(iii), (xvii) and (xviii), nothing in this Agreement shall prohibit (i) the Company, Company LP or the REIT Subsidiary from taking any action after giving prior written notice to Parent (to the extent practicable), at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for either of the Company or the REIT Subsidiary to avoid or to continue to avoid incurring entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) or to maintain its qualification for taxation as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time, including making dividend or other distribution payments to shareholders of the Company or holders of interests in the REIT Subsidiary, in each case in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii), or to qualify or preserve the status for U.S. federal income Tax purposes of any Company Subsidiary (including any subsidiary of the REIT Subsidiary) as a disregarded entity, partnership, Qualified REIT Subsidiary, or Taxable REIT Subsidiary, as the case may be, or (ii) the Company from taking any action after giving prior written notice to Parent (to the extent practicable), at any time or from time to time, as the Company determines to be necessary to (A) be in compliance at all times with all of its obligations under any Company Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Company Tax Protection Agreement.

Section 6.2    Other Actions. Each Party agrees that, during the Interim Period, except as contemplated by this Agreement, such Party shall not, directly or indirectly, without the prior written consent of the other Parties, take or cause to be taken any action that would reasonably be expected to materially prevent or delay consummation of the transactions contemplated by this Agreement, or enter into any agreement to or otherwise make a commitment, to take any such action.

Section 6.3    No Control of Business. Nothing contained in this Agreement shall give Parent, REIT Merger Sub or Partnership Merger Sub, directly or indirectly, the right to control or direct the Company, Company LP or any of the Company’s or Company LP’s operations prior to the Partnership Merger Effective Time and the REIT Merger Effective Time. Prior to the Partnership Merger Effective Time and the REIT Merger Effective Time, each of the Company and Company LP shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent and no consent of the Company shall be required with respect to any matter set forth in Section 6.1 or Section 6.2 or elsewhere in the Agreement to the extent that the requirement of such consent would violate any applicable Law.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1    Preparation of the Proxy Statement; Shareholders Meeting.

(a)    As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form. The Company shall use commercially reasonable efforts to mail or deliver the definitive Proxy Statement to its shareholders entitled to vote at the Company Shareholder Meeting as promptly as reasonably practicable following clearance from SEC. Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the Company and provide such other assistance as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Parent with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC. The Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or filing any other document to be filed by the Company with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement or responding to any comments of the SEC with respect thereto, the Company shall cooperate and provide Parent a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), which comments the Company shall consider in good faith.

(b)    If, at any time prior to the receipt of the Company Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.15, Section 5.5 and this Section 7.1, any information concerning or related to the Company, its Affiliates or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(c)    As promptly as reasonably practicable following the date that the Proxy Statement is cleared by the SEC, the Company shall, in accordance with applicable Law, the rules of the NYSE and the Company Declaration and the Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting; provided, that such record date shall not be more than ninety (90) days prior to the established date of the Company Shareholder Meeting. The Company shall, through the Company Board, recommend to its shareholders that they provide the Company Shareholder Approval, include such recommendation in the Proxy Statement and solicit and use its commercially reasonable efforts to obtain the Company Shareholder Approval, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 7.3. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Company Shareholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Shareholder Meeting (solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Mergers and the other transactions contemplated hereby); provided, that the Company Shareholder Meeting is not postponed or adjourned to a date that is less than three (3) Business Days prior to the Outside Date.

Section 7.2    Access to Information; Confidentiality.

(a)    During the Interim Period, to the extent permitted by applicable Law, the Company and Company LP shall, and shall cause each of the Company Subsidiaries to, afford Parent and its Representatives reasonable access (including for the purpose of transition) during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records, and their respective counsel and other Representatives, and, during such period, the Company and Company LP shall, and shall cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent and its Representatives (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as Parent may reasonably request, subject to any privacy protections with respect to information concerning personnel as may be required by applicable Law. No representation or warranty as to the accuracy of information provided pursuant to this Section 7.2(a) is made, and Parent may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article 4, and no investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Company or Company LP contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, neither the Company nor Company LP shall be required by this Section 7.2(a) to provide Parent or its Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement in favor of a third party entered into prior to the date of this Agreement, (B) the disclosure of which would violate any Law or legal duty applicable to the Company, Company LP or any of their Representatives (provided that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of Law or legal duty), or (C) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of loss of privilege to the Company, Company LP or the Company Subsidiaries (provided that the Company will use commercially reasonable efforts to allow for access or disclosure to the extent that does not result in a loss of attorney-client privilege or other legal privilege). Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the Company, Company LP and the Company Subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Partnership Merger Effective Time, Parent shall not, and shall cause its respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which the Company, Company LP or any Company Subsidiary has a business relationship (including tenants/subtenants) regarding the business of the Company and the Company Subsidiaries or this Agreement, the Mergers and the other transactions contemplated hereby without the prior written consent of the Company which consent shall not be unreasonably withheld, delayed or conditioned (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict Parent and its Representatives and Affiliates from contacting such parties in the ordinary course of Parent’s business).

(b)    Unless and until the Closing occurs, Parent will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Nondisclosure Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

(c)    Notwithstanding the foregoing in this Section 7.2, Parent and its Affiliates and Representatives may disclose to Financing Sources and their Representatives, and Parent and its Affiliates and Representatives and Financing Sources and their Representatives may use, any such information regarding the Company, Company LP and the Company Subsidiaries and their business, this Agreement, the Mergers, the other transactions contemplated by this Agreement and documents related thereto, and the Company shall, and shall cause each of Company LP and the Company Subsidiaries to, afford any Financing Sources and their Representatives access to the Company’s, Company LP’s and Company Subsidiaries’ properties, offices, books, contracts, commitments, personnel and records and officers, accountants, manager’s employees, counsel and other Representatives as described in Section 7.2(a), in each case, in connection with any Financing, including as part of the due diligence investigation by Financing Sources and their Representatives, for preparation of Offering Materials, and during syndication or marketing of any Financing; provided, however, in each case, that (x) such disclosure and use shall be subject to and shall not violate of the terms of the Nondisclosure Agreement (as may be amended to accommodate such disclosure and use, or as such disclosure and use maybe expressly consented to by the Company in accordance with the terms of the Nondisclosure Agreement) and Parent shall be liable for any breach of the Nondisclosure Agreement by Parent or any of its Representatives to the same extent as if the breach had been committed directly by Parent (unless such Financing Sources shall have entered into a separate nondisclosure agreement with the Company or any of its Affiliates), and (y) such Financing Sources shall first have entered into customary confidentiality undertakings with respect to such information regarding the Company, Company LP and the Company Subsidiaries and their business, this Agreement, the Mergers, the other transactions contemplated by this Agreement and documents related thereto (which may include through a notice and deemed undertaking in a form customarily used in Offering Materials).

Section 7.3    No Solicitation; Company Acquisition Proposals.

(a)    Except as otherwise provided in this Section 7.3, during the Interim Period, the Company and Company LP shall not, and shall cause the Company Subsidiaries not to, and shall not authorize or permit any Representatives of the Company, Company LP or any of the Company Subsidiaries to, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to any Company Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding, or furnish to any Person other than Parent or its Representatives any non-public information or data with respect to, any Company Acquisition Proposal, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement) in each case related to a Company Acquisition Proposal (each, a “Company Alternative Acquisition Agreement”), or (iv) agree to or propose publicly to do any of the foregoing. Each of the Company and Company LP shall, and shall cause each of the Company Subsidiaries to, and shall use their reasonable best efforts to cause their respective Representatives to, (A) immediately cease and cause to be terminated all existing negotiations with any Person and its Representatives (other than Parent or any of its Representatives) conducted heretofore with respect to any Company Acquisition Proposal, and (B) request the prompt return or destruction, to the extent required by any confidentiality agreement, of all confidential information previously furnished to any such Person and its Representatives. Notwithstanding anything in this Agreement to the contrary, the Company and Company LP may terminate, waive, amend, release or modify any provision of any standstill agreement (including any standstill provisions contained in any confidentiality or other agreement) to which it or any of its Affiliates or Representatives is a party, if the Company Board determines in good faith (after consultation with the Company’s legal advisors) that a failure to take such action with respect to such standstill agreement would be inconsistent with its duties under applicable Law, and it is understood and agreed that each of the Company and Company LP by execution of this Agreement shall be deemed to have waived immediately prior to the date of this Agreement any provision in any such agreement to the extent necessary (and only to such extent) to enable such counterparty to convey confidentially a Company Acquisition Proposal to the Company Board.

(b)    Notwithstanding anything to the contrary in Section 7.3(a), if, at any time following the date of this Agreement and prior to obtaining the Company Shareholder Approval, (i) the Company or Company LP receives a written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide, (ii) such Company Acquisition Proposal was not the result of a violation of this Section 7.3, and (iii) the

Company Board determines in good faith (after consultation with the Company’s legal and financial advisors) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal, and (after consultation with the Company’s legal advisors) that a failure to take action with respect to such Company Acquisition Proposal would be inconsistent with its duties under applicable Law, then the Company and Company LP may (and may authorize the Company Subsidiaries and its and their Representatives to) (x) furnish, make available or provide access to non-public information with respect to the Company, Company LP and the Company Subsidiaries to the Person making such Company Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have previously been provided to Parent or shall be provided (to the extent permitted by applicable Law) to Parent prior to or substantially concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal (and such Person’s Representatives) regarding such Company Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company, Company LP and its Representatives may contact any Person submitting a Company Acquisition Proposal (that was not the result of a violation of this Section 7.3) to clarify and understand the terms of a Company Acquisition Proposal and to determine whether such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal.

(c)    From and after the date of this Agreement, in the event the Company, Company LP or any Company Subsidiary or any of their respective Representatives receives from a Person or group of related Persons (i) a Company Acquisition Proposal, (ii) any request for non-public information relating to the Company, Company LP or the Company Subsidiaries from a Person who informs the Company, Company LP or any Company Subsidiary that it is considering making or has made a Company Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Company Acquisition Proposal, the Company shall promptly notify Parent of (but in no event more than two (2) Business Days following) such receipt, which shall identify the Person making the Company Acquisition Proposal, request or inquiry, and shall include a copy of such Company Acquisition Proposal, inquiry or request or, if not made in writing, a written description of the material terms thereof. The Company shall not provide any information to or engage in discussions or negotiations with the Person making the Company Acquisition Proposal until such notice has been given and shall keep Parent apprised in all material respects on a timely basis as to the status (including, within two (2) Business Days after the occurrence of any material amendment or modification) of, any such Company Acquisition Proposal, inquiry or request, including by furnishing copies of any documentation that supplements or amends any such Company Acquisition Proposal, inquiry or request in any material respect. Copies of documents provided to Parent pursuant to this paragraph may be redacted as necessary to protect the confidential information of the proposing Person.

(d)    Except as provided in Sections 7.3(e) and 7.3(f), the Company Board (i)(A) shall not fail to make and shall not withdraw (or modify or qualify in any manner adverse to Parent or publicly propose to withdraw, modify or qualify in any manner adverse to Parent) the approval, recommendation or declaration of advisability by the Company Board of this Agreement, the Mergers or the other transactions contemplated hereby, and (B) shall not adopt, approve or publicly recommend the adoption of any Company Acquisition Proposal (each such action set forth in this Section 7.3(d)(i) being referred to herein as a “Company Adverse Recommendation Change”), and (ii) shall not cause or permit the Company, Company LP or any of the Company Subsidiaries to enter into any Company Alternative Acquisition Agreement relating to any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

(e)    Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Shareholder Approval,

(i)    the Company Board may make a Company Adverse Recommendation Change or authorize, cause or permit the Company, Company LP or any of the Company Subsidiaries to, and the Company, Company LP or any of the Company Subsidiaries may, terminate this Agreement pursuant to Section 9.1(d)(ii) and promptly thereafter enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal, if (i) the Company or Company LP receives a written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide, (ii) such Company Acquisition Proposal was not the result of a violation of Section 7.3(a), (iii) the Company Board determines in good faith (after consultation with the Company’s legal and financial advisors) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal, and (D) the Company Board determines in good faith (after consultation with the Company’s legal advisors), that the failure to terminate this Agreement or make a Company Adverse Recommendation Change would be inconsistent with its duties under applicable Law; and

(ii)    in circumstances not involving a Company Acquisition Proposal, the Company Board may make a Company Adverse Recommendation Change if, and only if, after the date of this Agreement, the Company Board determines in good faith (after consultation with the Company’s legal advisors) that (A) a Company Intervening Event has occurred or arisen, and (B) the failure to do so would be inconsistent with its duties under applicable Law.

(f)    The Company Board shall not be entitled to terminate this Agreement or effect a Company Adverse Recommendation Change as permitted under Section 7.3(e) unless, prior to taking such action, (i) the Company has notified Parent in writing that it intends to so terminate this Agreement and enter into a Company Alternative Acquisition Agreement, attaching the most current version of such agreement (including any amendments, supplements or notifications), or effect a Company Adverse Recommendation Change specifying in reasonable detail the reasons therefor (such notice, a “Change Notice”); and (ii) during the four (4) Business Day period following Parent’s receipt of a Change Notice, the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and if accepted, negotiated in good faith with), Parent in making adjustments to the terms and conditions of this Agreement such that, (x) in circumstances involving or relating to a Company Acquisition Proposal, the related Company Superior Proposal ceases to be a Company Superior Proposal, or (y) in circumstances not involving or relating to a Company Acquisition Proposal, such terms are as Parent proposes; and provided, further, that any amendment, supplement or modification to the financial or any other material terms of any Company Acquisition Proposal shall be deemed a new Company Acquisition Proposal and the Company may not terminate this Agreement pursuant to Section 9.1(d)(ii) or make a Company Adverse Recommendation Change pursuant to this Section 7.3 unless the Company has complied with the requirements of this Section 7.3(f) with respect to each such new Company Acquisition Proposal, including sending a Change Notice with respect to such Company Acquisition Proposal, provided that the Company shall be obligated to negotiate for a period of only three (3) Business Days from such new Change Notice, and (iii) following the end of the four (4) Business Day period or three (3) Business Day period (as applicable) contemplated by the immediately preceding subclause (ii), the Company Board determines, in good faith that (x) following consultation with the Company’s legal and financial advisors in circumstances involving or relating to a Company Acquisition Proposal, the Company Superior Proposal giving rise to the Change Notice continues to constitute a Company Superior Proposal (taking into account modifications or amendments to this Agreement proposed by Parent in response to such Change Notice) and (y) in any case, following consultation with the Company’s legal advisors, the failure to make such Company Adverse Recommendation Change would be inconsistent with its duties under applicable Law.

(g)    Nothing contained in this Section 7.3 or elsewhere in this Agreement shall prohibit the Company or the Company Board through its Representatives, directly or indirectly, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Company Board (after consultation with its legal advisors), failure to so disclose would be inconsistent with its duties under applicable Law; provided, that in no event shall this Section 7.3(g) affect the obligations of the Company specified in Section 7.3(b); and provided, further, that a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Company Adverse Recommendation Change.

(h)    For purposes of this Agreement:

(i)    “Company Acquisition Proposal” means any proposal, offer, or inquiry from any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, (A) of any assets or businesses of the Company, Company LP and the Company Subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on fair market value) of the Company, Company LP and the Company Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) of 20% or more of any class of (including any Company Property) any shares of beneficial interest or capital stock or other equity interests of the Company, Company LP or any Company Subsidiary, or any resulting parent company of the Company, including any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of any of the outstanding shares of any class of voting securities of the Company or Company LP, in each case other than the transactions contemplated by this Agreement.

(ii)    “Company Superior Proposal” means any Company Acquisition Proposal made after the date hereof (with all percentages included in the definition of “Company Acquisition Proposal” increased to 67%), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, that the Company Board determines in its good faith judgment that (A) if consummated, would be more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Company Acquisition Proposal), and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

(iii)    References in this Section 7.3 to the Company Board shall mean the board of trustees of the Company or a duly authorized committee thereof.

(iv)    The Company shall not submit to the vote of its shareholders any Company Acquisition Proposal other than the REIT Merger prior to the termination of this Agreement in accordance with its terms.

Section 7.4    Public Announcements. Except with respect to any Company Adverse Recommendation Change or any action taken pursuant to, and in accordance with Section 7.3 or in connection with any Financing, so long as this Agreement is in effect, the Parties hereto shall, to the extent reasonable under the circumstances, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement and provide such Party with an opportunity to review and comment upon such press release or other public announcement or filing, which comments the other Party shall consider in good faith; provided, that a Party may, without consulting with or pursuing the other Parties’ review, issue such press release or make such public statement or filing with respect to this Agreement or any of the other transactions contemplated by this Agreement as may be required by Law, Order or the applicable rules of any stock exchange.

Section 7.5    Indemnification; Trustees’, Directors’ and Officers’ Insurance.

(a)    From the REIT Merger Effective Time and ending on the sixth (6th) anniversary of the REIT Merger Effective Time, without limiting any additional rights that any director, officer, trustee, or agent may have under any indemnification agreement or under the Organizational Documents of the Company, Company LP or any Company Subsidiary in effect as of the date hereof, each of the REIT Surviving Entity and the Partnership Surviving Entity, shall jointly and severally: (i) indemnify and hold harmless each Person who is at the date hereof, was previously, or during the period from the date hereof through the Closing Date, serving as a director, officer, trustee or agent of the Company, Company LP, any of the Company Subsidiaries and acting in such capacity (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) promptly pay on behalf of, or, after any request for advancement, advance, to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to the Partnership Surviving Entity’s and the REIT Surviving Entity’s receipt of a written undertaking by or on behalf of such Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified; provided, that the Partnership Surviving Entity and the REIT Surviving Entity shall not be liable for any amounts paid in settlement effected without its prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed) and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim (except to the extent the Indemnified Party is advised by counsel that such Indemnified Party has conflicting interests with one or more other Indemnified Parties in the outcome of such action (in which event such Indemnified Party shall be entitled to engage separate counsel, the fees and expenses for which the Surviving Entity shall be liable). The indemnification and advancement obligations of the Partnership Surviving Entity and the REIT Surviving Entity pursuant to this Section 7.5(a) shall extend to acts or omissions occurring at or before the Partnership Merger Effective Time and the REIT Merger Effective Time, as applicable, and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director, officer, trustee, or agent of the Company or Company LP or any of the Company Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, executors and personal and legal representatives. As used in this Section 7.5(a), (A) the term “Claim” means any threatened, asserted, pending or completed Action, whether instituted by any Party hereto, any Governmental Authority or any other Person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to, or that any Indemnified Party in good faith believes might lead to the institution of any Action arising out of or pertaining to (x) matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee or agent of the Company, Company LP, any of the Company Subsidiaries or, to the extent such Person is or was serving at the request or for the benefit of the Company, Company LP or any of the Company Subsidiaries, any other entity or any Company Benefit Plan maintained by any of the foregoing at or prior to the Closing, and (y) this Agreement, the Mergers or any of the other transactions contemplated by this Agreement; and (B) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.5(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. The Partnership Surviving Entity and the REIT Surviving Entity, as applicable, shall not settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been sought by an Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, or such Indemnified Party otherwise consents thereto in writing (which consent shall not be unreasonably withheld, delayed or conditioned).

(b)    Without limiting the foregoing, each of Parent, the Partnership Surviving Entity and the REIT Surviving Entity agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of the Indemnified Parties as provided in the Organizational Documents and indemnification agreements of the Company, Company LP and the Company Subsidiaries shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of six (6) years following the Closing, the organizational documents of the Partnership Surviving Entity, the REIT Surviving Entity and any applicable Company Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of trustees, directors, officers or agents than as set forth in the Organizational Documents of each of the Company, Company LP and the Company Subsidiaries.

(c)    For a period of six (6) years after the Closing, as applicable, Parent, the Partnership Surviving Entity or the REIT Surviving Entity shall maintain in effect the Company’s current trustees’ and officers’ liability insurance covering each Person currently covered by the Company’s trustees’, directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Closing; provided, that in lieu of such obligation, (i) Parent, the REIT Surviving Entity or the Partnership Surviving Entity, as applicable, may substitute therefor policies of an insurance company with the same or better rating as the Company’s and Company LP’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such trustees, directors and officers than the Company’s, Company LP’s or the applicable Company Subsidiary’s existing policies as of the date hereof, or (ii) in consultation with Parent, the Company may obtain extended reporting period coverage under the Company’s, Company LP’s or the applicable Company Subsidiary’s existing insurance programs (to be effective as of the Closing) or purchase a “tail” policy for a period of six (6) years after the Closing, as applicable, for a cost not in excess of three (3) times the current annual premiums for such insurance; and provided, further, that in no event shall the REIT Surviving Entity or the Partnership Surviving Entity be required to pay annual premiums for insurance under this Section 7.5(c) in excess of 300% of the most recent annual premiums paid by the Company, Company LP or the applicable Company Subsidiary, as applicable, prior to the date of this Agreement for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the REIT Surviving Entity or the Partnership Surviving Entity, as applicable, shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(d)    If the REIT Surviving Entity, the Partnership Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the REIT Surviving Entity or the Partnership Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 7.5.

(e)    Parent, the REIT Surviving Entity and the Partnership Surviving Entity shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.5; provided, that such Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(f)    The provisions of this Section 7.5 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third party beneficiaries of this Section 7.5), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Parent, the Company, Company LP, the REIT Surviving Entity and the Partnership Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.5 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise.

Section 7.6    Appropriate Action; Consents; Filings.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, Company LP and Parent shall, and shall cause the Company Subsidiaries, REIT Merger Sub, Partnership Merger Sub and the Parent Subsidiaries, respectively, and their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers, waiting period expirations or terminations, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an Action by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, including complying expeditiously with any and all information and document requests by any Governmental Authority in connection with any investigation of the Mergers or the other transactions contemplated hereby, (iii) subject to Section 7.7(c), the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or restraining order entered by any court or other Governmental Authority vacated or reversed, and the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b)    In connection with and without limiting the foregoing Section 7.6(a), each of Parent, the Company and Company LP shall use its commercially reasonable efforts (or shall cause REIT Merger Sub, Partnership Merger Sub, the Parent Subsidiaries or the Company Subsidiaries, respectively), to give any notices to third parties, and each of Parent and the Company shall use, and cause each of their respective Affiliates to use, its commercially reasonable efforts to obtain any third party consents not covered by Section 7.6(a) that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the Parties hereto shall and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between any Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable and legally permitted, the Parties or their Representatives shall have the right to review in advance, and each of the Parties will consult the others on, all the information relating to such parties and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential, competitively sensitive business information may be redacted from such exchanges. The Parties may, as they deem advisable and necessary, designate any sensitive materials provided to the other under this Section 7.6 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or trustees of the recipient without the advance written consent of the Party providing such materials. To the extent reasonably practicable, neither the Company, Company LP, Parent, REIT Merger Sub nor Partnership Merger Sub shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in Person) in any such meeting with such Governmental Authority.

(c)    In connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers, none of the Parties or any of their Subsidiaries, or any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person prior to the Partnership Merger Effective Time and the REIT Merger Effective Time. The Parties shall cooperate with respect to accommodations that may be requested to obtain such consents.

Section 7.7    Notification of Certain Matters; Transaction Litigation.

(a)    The Company, Company LP and their respective Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to the Company and Company LP, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b)    The Company, Company LP and their respective Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to the Company and Company LP, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date, or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Company, Company LP and their respective Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to the Company and Company LP, if, to the Knowledge of the Company or the Knowledge of Parent, as applicable, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Company, Company LP, Parent or their respective Representatives to provide such prompt notice under this Section 7.7(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b) or Section 9.3(b)(i).

(c)    The Company, Company LP and their respective Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to the Company and Company LP, of any Action commenced relating to or involving such Party or any Company Subsidiary, Parent Subsidiary or any Affiliate thereof, respectively, that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Company, Company LP and their respective Representatives shall give Parent the opportunity to reasonably participate in the defense and settlement of any shareholder litigation against the Company or Company LP and/or its trustees relating to this Agreement, the Mergers and the other transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent and its Representatives shall give the Company and Company LP the opportunity to reasonably participate in the defense and settlement of any litigation against Parent and/or its directors relating to this Agreement, the Mergers and the other transactions contemplated hereby.

Section 7.8    Section 16 Matters. Prior to the Closing, the Company shall take all such steps to cause any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) resulting from the transactions contemplated by this Agreement by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9    Delisting and Deregistering of Company Securities. Parent and the REIT Surviving Entity shall use their reasonable best efforts to cause the Company Common Shares to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the REIT Merger Effective Time.

Section 7.10    Dividends. In the event that a distribution with respect to the Company Common Shares or the Company Partnership Units permitted under the terms of this Agreement has a record date prior to the REIT Merger Effective Time or Partnership Merger Effective Time, as applicable, and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such Company Common Shares or Company Partnership Units on the Closing Date immediately prior to the REIT Merger Effective Time or the Partnership Merger Effective Time, as applicable.

Section 7.11    Voting of Shares. Parent shall vote all Company Common Shares beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Shareholder Meeting, if any, in favor of approval of the REIT Merger and the other transactions contemplated by this Agreement.

Section 7.12    Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other transactions contemplated by this Agreement.

Section 7.13    Tax Representation Letter. The Company shall deliver to Arnold & Porter Kaye Scholer LLP (or other counsel to the Company) a tax representation letter, dated as of the Closing Date and signed by an officer of the Company, in form and substance reasonably acceptable to such counsel, containing representations of the Company for purposes of rendering the opinion described in Section 8.2(e).

Section 7.14    Merger Subs; Subsidiaries. Parent shall cause each of Partnership Merger Sub, REIT Merger Sub and any other applicable Parent Subsidiary to comply with and perform all of its obligations under or relating to this Agreement on the terms and conditions set forth in this Agreement. The Company and Company LP shall cause each of the Company Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.

Section 7.15    Employee Benefit Matters.

(a)    The Company, Company LP and each Company Subsidiary (as applicable) shall terminate the employment of each employee of the Company, Company LP or any Company Subsidiary, excluding any such employee with a Company Employment Agreement with respect to the Company Employment Agreements set forth on Section 7.15(b) of the Company Disclosure Letter (which shall be governed by Section 7.15(b)), effective immediately prior to the Closing. With respect to any such employee of the Company, Company LP or any Company Subsidiary as to whom The RMR Group LLC, a Maryland limited liability company (“RMR LLC”), prior to the Closing, does not offer comparable employment with comparable compensation for a position with comparable responsibilities at or within fifty (50) miles of such employee’s primary location of work as of immediately prior to the Closing, Parent will cause the Partnership Surviving Entity to pay each such employee the severance benefits that such employee is eligible to receive, calculated pursuant to the formula set forth in the Company Severance Guidelines, effective June 13, 2016 (the “Severance Guidelines”) in accordance with such Severance Guidelines (regardless of any discretionary right on the part of the Company to pay or not pay such amounts under the Severance Guidelines).

(b)    Effective as of the Closing, the employment of each employee of the Company, Company LP or any Company Subsidiary who is a party to a Company Employment Agreement set forth in Section 7.15(b) of the Company Disclosure Letter shall be terminated pursuant to the terms thereof. From and after the Closing Date, Parent shall, and shall cause the REIT Surviving Entity, the Partnership Surviving Entity or their respective Affiliates to, honor the terms of such Company Employment Agreements, including the payment of amounts or other benefits to which such employees are entitled in connection with such termination (which payment, for the avoidance of doubt, will be calculated with such termination being deemed to have occurred within the “Change in Control Protection Period” under each of the Company Employment Agreement), subject in each case to such employee’s compliance with the provisions of the Company Employment Agreements applicable to such employee.

(c)    Prior to the Closing, Parent may request RMR LLC to offer “at will” employment to some or all of the property level employees of the Company, Company LP or any Company Subsidiary. The Company and Company LP shall, and shall cause the Company Subsidiaries to, provide RMR LLC with reasonable access to any and all of their employees to permit RMR LLC, at its discretion, to discuss offers of employment with any such employees and the terms of any associated employment related documents, and to cooperate with RMR LLC in the transitioning of any such employees to be employees of RMR LLC as of the Closing Date.

(d)    Parent shall cause RMR LLC to credit each employee of the Company, Company LP or any Company Subsidiary hired by RMR LLC with his or her years of service with the Company, Company LP and any of the Company Subsidiaries and their respective Affiliates (and any additional service with any predecessor employer) before the Closing for purposes of eligibility, severance, waiting periods, vesting and determination of level of benefits under the compensation and benefit plans, programs, agreements and arrangements of RMR LLC and any of its subsidiaries or Affiliates providing benefits to any employees hired by RMR LLC after the Closing (collectively, the “New Plans”), including for purposes of accrual of vacation and other paid time off and severance benefits under New Plans (but excluding any New Plan that is a defined benefit pension plan or that is established after the Closing or that does not recognize service prior to its adoption), to the same extent as such employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan, except where such credit would result in a duplication of benefits. In addition, to the extent permitted under the New Plans, Parent shall cause RMR LLC to use commercially reasonable efforts, but without cost to RMR LLC and without a potential for a resulting increase in the cost of or rates under the New Plans, to cause any eligible expenses incurred by any employee of the Company, Company LP or any Company Subsidiary hired by RMR LLC and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the REIT Merger Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year of the New Plan as if such amounts had been paid in accordance with such New Plan.

(e)    At or immediately after the REIT Merger Effective Time, Parent shall pay, or shall cause the REIT Surviving Entity, the Partnership Surviving Entity or their respective Affiliates to pay, to each individual who, prior to the Closing Date, was an employee of the Company, Company LP or any Company Subsidiary, as applicable, (i) if the Closing Date occurs before December 31, 2017, a pro-rata portion of any annual cash incentive in respect of the Company’s 2017 fiscal year in an amount equal to the product of (x) the amount that such employee would have been entitled to receive under the Company’s applicable annual incentive bonus program, based on the target level of achievement under such program and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Closing Date, and the denominator of which is 365; or (ii) if the Closing Date occurs on or after December 31, 2017, an amount equal to any unpaid annual cash incentive in respect of the Company’s 2017 fiscal year that such employee earned (i.e., is entitled to receive) under the Company’s applicable annual incentive bonus program (based on actual achievement for such fiscal year as determined by the Company Board).

(f)    The Company or Company LP, as applicable, shall, no later than ten (10) days prior to the Closing Date, adopt resolutions of the Company or Company LP, as applicable, Board (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval will not be unreasonably withheld, delayed or conditioned) to authorize the termination of the First Potomac Realty Investment, LP 401(k) Plan effective at least one (1) day prior to the Closing Date.

(g)    Parent shall take all action necessary to cause RMR LLC to provide to (i) each employee of Company, Company LP or any Company Subsidiary who has elected continuation coverage under COBRA prior to or as of immediately prior to the Closing, and (ii) each employee of the Company, Company LP or any Company Subsidiary who does not accept an offer of employment with RMR LLC, and all eligible dependents of each Person set forth in clause (i) and (ii), an ability to elect (or continue) COBRA continuation coverage for the maximum period available (or remaining with respect to a prior election) under COBRA.

(h)    Nothing contained herein shall be construed as requiring Parent, the REIT Surviving Entity, the Partnership Surviving Entity or their Affiliates to continue any specific employee benefit plans or to continue the employment of any specific Person. Nothing contained herein shall be construed as an amendment to any Company Benefit Plan or any other compensation or benefit plan or arrangement for any purpose.

Section 7.16    Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, share transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Closing, each of the REIT Surviving Entity and the Partnership Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares or holders of the Company Partnership Units, all Transfer Taxes.

Section 7.17    Financing Cooperation.

(a)    Parent, REIT Merger Sub and Partnership Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to consummate and obtain at or prior to the Closing the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter or, if Parent determines that such Debt Financing will not be so obtained, Financing from alternative sources in an amount sufficient, together with funds otherwise available to Parent, to fund the REIT Merger Consideration, Partnership Merger Consideration and Share Awards required at the Closing on terms not materially less favorable to Parent than set forth in the Debt Commitment Letter (the “Alternate Financing”), including using reasonable best efforts to (i) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions contained in the Debt Commitment Letter (including, to the extent required, the full exercise of any “flex” provisions contained in the Redacted Fee Letter) or the Alternate Financing (the “Financing Agreements”), (ii) satisfy on a timely basis all conditions applicable to Parent, REIT Merger Sub or Partnership Merger set forth in the Debt Commitment Letter (or any replacement commitment letter for an Alternate Financing) and the Financing Agreements and comply with their obligation thereunder, and (iii) prepare the necessary offering circulars, private placement memoranda, or other offering documents or marketing materials with respect to the Debt Financing or any Alternate Financing. Parent shall promptly deliver to the Company true and complete copies of any commitment letter (including Redacted Fee Letters) and similar documents relating to any Alternate Financing.

(b)    Without limiting Section 7.6, subject to and in accordance with applicable Law, the Company agrees to, and to cause Company LP and the Company Subsidiaries to, and to use commercially reasonable efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent and any Financing Sources in connection with any Financing, including: (i) furnishing to Parent and such Financing Sources as promptly as practicable the Required Information and periodically updating the Required Information so that it is complete and correct in all material respects and does not include an untrue statement of a material fact or omit to state a fact necessary to make the statements, in the light of the circumstances under which they were made, not misleading; (ii) using commercially reasonable efforts to provide information within its control that is reasonably requested by Parent or any Financing Sources for the preparation of private or public customary confidential information memoranda, private placement memoranda, registration statements, prospectuses and supplements thereto and offering documents otherwise customary for such Financing (collectively, the “Offering Materials”) and roadshows and other customary marketing materials to be used in connection with such Financing reasonably deemed necessary by such Financing Sources to complete a successful syndication or offering of such Financing or otherwise in connection with such Financing, including customary authorization letters that confirm that the public version of any bank confidential information memorandum does not include any material non-public information with respect to the Company, Company LP and the Company Subsidiaries, and participating (including the participation of Company Representatives) in reasonable due diligence sessions and informational meetings with Parent, any Financing Sources (including potential Financing Sources) and their respective Representatives related to any Financing; (iii) causing the Company’s, Company LP’s and Company Subsidiaries’ (as applicable) independent auditors to reasonably cooperate with respect to any Financing consistent with customary practice, including by providing customary “comfort letters” (including customary “negative assurances” and pro forma financial statement comfort) and customary assistance with the due diligence activities of Parent and any Financing Sources, and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings, and causing the Company’s, Company LP’s and Company Subsidiaries’ legal counsel to provide customary assistance with the due diligence activities of Parent and any Financing Sources; (iv) taking all reasonable actions and providing all information related to the Company that is reasonably available to it to assist Parent in the consummation of any Financing, including the preparation of definitive agreements for such Financing, as may be reasonably requested by Parent; (v) delivering to Parent and any Financing Sources as promptly as reasonably practicable all documentation and other information requested by Parent and any Financing Sources and required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; (vi) reasonably cooperating with Parent and the Financing Sources to facilitate the consummation of any Financing to the extent within the control of the Company, Company LP and the Company Subsidiaries, including reasonably cooperating with Parent, REIT Merger Sub and Partnership Merger Sub to satisfy any conditions precedent to any Financing; and (vii) using commercially reasonable efforts to obtain a rating for any debt securities offered in connection with any Financing. Subject to the prior review by, and consent of, the Company (such consent not to be unreasonably withheld or delayed), the Company’s, Company LP’s and the Company Subsidiaries’ logos may be used in connection with any Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company, Company LP or the Company Subsidiaries or the reputation or goodwill of the Company, Company LP or the Company Subsidiaries. Notwithstanding anything to the contrary in this Section 7.17(b) or any other provisions of this Agreement, (A) prior to the Closing, none of the Company, Company LP or any of the Company Subsidiaries shall have any responsibility for, or incur any liability to, any Person under or in connection with the transactions contemplated by any Financing, definitive Financing Agreement or any certificate, document or instrument relating to any Financing, (B) none of the

Company, Company LP or any of the Company Subsidiaries shall be required to take any action (i) under or in connection with the transactions contemplated by any agreement, certificate, document or instrument relating to any Financing that is not contingent upon the Closing Date (including the entry into any agreement that is effective before the Closing Date), (ii) that would reasonably be expected to cause any trustee, director, officer or employee of the Company, Company LP or any of the Company Subsidiaries to incur any personal liability relating to any Financing, (iii) that will conflict with or violate its Organizational Documents or any applicable Laws, or (iv) that would cause any condition to the Closing to fail to be satisfied or otherwise cause any material breach of this Agreement, (C) the pre-Closing board of trustees (or similar governing body) of the Company, Company LP and any of the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which any Financing is obtained, (D) none of the Company, Company LP or any of the Company Subsidiaries shall be required to execute any definitive Financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with any Financing Agreements that are effective prior to the Closing, and (E) none of the Company, Company LP or any of the Company Subsidiaries shall be required to take any trust, limited partnership or limited liability company actions that are effective prior to the Closing to permit the consummation of any Financing. None of the Company, Company LP or any of the Company Subsidiaries, or any of their respective Representatives, shall have any liability to Parent or any of its Affiliates in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 7.17(b). Notwithstanding anything to the contrary, the condition set forth in Section 8.2(b), as it applies to the Company’s obligations under this Section 7.17(b) shall be deemed satisfied unless any Financing has not been obtained primarily as a result of the Company’s, Company LP’s or the Company Subsidiaries’ willful and material breach of its obligations under this Section 7.17(b).

(c)    Parent shall, promptly upon demand by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses incurred by the Company, Company LP, the Company Subsidiaries and their respective Representatives in connection with the cooperation required by or requested pursuant to this Section 7.17. Parent, REIT Merger Sub and Partnership Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, Company LP, the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of any Financing and any information utilized in connection therewith (other than historical information related to the Company, Company LP and the Company Subsidiaries) except to the extent finally determined by a court of competent jurisdiction to have arisen from the Company’s, Company LP’s or any Company Subsidiary’s fraud, gross negligence or willful misconduct.

(d)    All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to this Section 7.17 shall be kept confidential in accordance with the Nondisclosure Agreement, and Parent shall be liable for any breach of this provision or the Nondisclosure Agreement by Parent or any of its Representatives to the same extent as if the breach had been committed directly by Parent.

(e)    For purposes of clarity, the parties acknowledge and agree that in no event shall the consummation of all or any portion of any Financing constitute a condition to the Closing hereunder (pursuant to Article 8 or otherwise).

Section 7.18    Existing Loans; Other Cooperation. Without limiting Section 7.6 or Section 7.17,

(a)    the Parties shall use reasonable best efforts to (i) cause any Existing Loans for which prepayment is permitted that Parent requests be repaid at Closing be so repaid, and any commitments thereunder be terminated, and any Liens or guarantees in connection therewith released (provided, any Existing Loan secured by a Company Property that is not wholly-owned by a Company Subsidiary may be prepaid only with the consent of the Company’s joint venture partner, if required), and (ii) obtain any consents required in connection with any prepayment of any Existing Loan secured by a Company Property that is not wholly-owned if requested by Parent and any consents required in connection with the Closing under any other Existing Loans. The Company or Company LP shall, as promptly as practicable following execution of this Agreement, request, and use their respective commercially reasonable efforts to obtain at least five (5) Business Days prior to the Closing Date, customary payoff letters in form and substance reasonably acceptable to Parent and the Financing Sources (the “Payoff Letters”) for the Existing Loans that Parent has requested be repaid in connection with the Closing from the applicable financial institutions;

(b)    the Company and Company LP shall, and shall cause each Company Subsidiary to, each use its and their reasonable best efforts to cooperate with Parent in (i) seeking and negotiating waivers, consents or amendments to existing contracts, agreements and other arrangements pursuant to which the Company, Company LP or a Company Subsidiary has incurred any Indebtedness or which govern or relate to the Unconsolidated Subsidiaries; and (ii) negotiating with or otherwise dealing with the Outside Limited Partners and the holders of the minority interests in the Unconsolidated Subsidiaries; and

(c)    in connection with obtaining any waivers, consents or amendments under this Section 7.18, if requested by Parent in writing, the Parties will cooperate and work in good faith to restructure the acquisition of the Company as a reverse merger and to make such reasonable amendments to this Agreement as the Parties mutually agree are necessary to reflect such structure (the “Reverse Merger Structure”); provided, however, that (i) the Reverse Merger Structure shall not delay the Closing, (ii) the Reverse Merger Structure (or the inability to complete the Reverse Merger Structure) shall not relieve Parent, REIT Merger Sub or Partnership Merger Sub of their obligations to pay the REIT Merger Consideration, Partnership Merger Consideration and Share Awards at the Closing as required under this Agreement, (iii) neither the Company nor any Company Subsidiary shall be required to engage in the Reverse Merger Structure if it could adversely affect the classification of the Company as, or its qualification for taxation as, a REIT, and (iv) neither the Company nor any Company Subsidiary shall be required to engage in the Reverse Merger Structure if it would reasonably be expected to result in adverse consequences to the shareholders or other equity interest holders of the Company or the Company LP as a whole, that are incrementally greater or more adverse, as the case may be, than the consequences to such parties in connection with the consummation of this Agreement in the absence of engaging in the Reverse Merger Structure pursuant to this Section 7.18(c) unless such holders (as a whole) are indemnified by the Parent for such incremental consequences; and

(d)    for the avoidance of doubt, the Parties hereby acknowledge and agree that in no event shall the termination of any Existing Loans or the assumption of any Existing Loan constitute a condition to the Closing under this Agreement (pursuant to Article 8 or otherwise).

Section 7.19    Asset Sales. At any time prior to the Closing, Parent may request that the Company and Company LP prepare to market any assets (including any Company Property) for sale, and the Company and Company LP shall, and shall cause the applicable Company Subsidiaries to, cooperate in good faith with Parent in preparing to market such assets for sale and developing a strategy and process for marketing such assets, including with respect to identifying any notifications, authorizations, approvals or consents required in connection therewith; provided, that (i) nothing in this Agreement shall require the Company, Company LP or a Company Subsidiary to enter into an agreement with respect to, execute or consummate any asset sale prior to the Closing, and (ii) none of Company, Company LP or any Company Subsidiary shall be required to take any action in contravention of any Laws or any of their respective Organizational Documents or any other contract or agreement to which the Company, Company LP, the Company Subsidiaries or any of their respective assets are bound. Upon any termination of this Agreement, Parent shall upon request by Company reimburse the Company or Company LP all reasonable out-of-pocket costs incurred by the Company, Company LP or the applicable Company Subsidiaries in connection with any actions taken by Company or Company LP at the request of Parent in accordance with this Section 7.19 (including reasonable fees and expenses of their Representatives). For the avoidance of doubt, the Parties acknowledge and agree that in no event shall the Company be required to sell any of its assets, and no asset sale shall constitute a condition to the Closing hereunder (pursuant to Article 8 or otherwise).

Section 7.20    Operation of REIT Subsidiary After Closing. After the Closing Date and through the taxable year of the REIT Subsidiary that will end on December 31, 2017 (or such earlier date on which the REIT Subsidiary is terminated for U.S. federal income tax purposes by liquidation or by merger with another entity after the Closing Date), the Parent will operate the REIT Subsidiary in a manner to qualify as a REIT.

Section 7.21    Personal Holding Company Status. The Parties acknowledge that the acquisition structure described in this Agreement is based on the assumption that the Company is not, and will not be for its taxable year ending with the REIT Merger, a “personal holding company” within the meaning of Section 542(a) of the Code. If either Parent or the Company reasonably believes that, based on the Company’s income and activities from January 1, 2017 through the REIT Merger Effective Time (including the U.S. federal income Tax effects described in Section 2.6), the Company may be or become a personal holding company, then if Parent so requests, the Parties will negotiate in good faith to resolve the issue, including, as may be requested by Parent, restructuring the acquisition of the Company as the Reverse Merger Structure subject to the conditions in Section 7.18(c) . For the avoidance of doubt, the Parties acknowledge and agree that the determination whether the Company is or could become a personal holding company shall not constitute a condition to the Closing hereunder (pursuant to Article 8 or otherwise).

Section 7.22    Accounting Functions. During the Interim Period, the Company and Company LP shall use commercially reasonable efforts, and shall direct each of its employees to use commercially reasonable efforts, to reasonably cooperate with the accounting group of RMR LLC in connection with the transition of accounting functions with respect to the Company, Company LP and the Company Subsidiaries to RMR LLC.

ARTICLE 8

CONDITIONS

Section 8.1    Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to this Agreement to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Closing of the following conditions:

(a)    Company Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the Company Declaration.

(b)    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers or any other transactions contemplated hereby shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, makes illegal the consummation of the Mergers.

Section 8.2    Conditions to Obligations of Parent, REIT Merger Sub and Partnership Merger Sub. The obligations of Parent, REIT Merger Sub and Partnership Merger Sub to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Closing, of the following additional conditions:

(a)    Representations and Warranties. (i) The representations and warranties set forth in Sections 4.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 4.3 (Capital Structure) (other than Sections 4.3(a) and (b) (Capital Structure)), Section 4.4 (Authority), Section 4.8 (Absence of Certain Changes or Events), Section 4.21 (Opinion of Financial Advisor), Section 4.22 (Approval Required), Section 4.23 (Brokers), Section 4.24 (Investment Company Act) and Section 4.25 (Takeover Statutes), shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or

Company Material Adverse Effect) as of the date of this Agreement and as of the Closing, as though made as of the Closing, (ii) the representations and warranties set forth in Sections 4.3(a) and (b) and Section 4.13(g) shall be true and correct in all but de minimus respects as of the date of this Agreement and as of the Closing, as though made as of the Closing, and (iii) each of the other representations and warranties of the Company and Company LP contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made as of the Closing, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Performance of Covenants and Obligations of the Company and Company LP. Each of the Company and Company LP shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.

(c)    Material Adverse Effect. On the Closing Date, there shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually or in the aggregate, constitutes a Company Material Adverse Effect.

(d)    Delivery of Certificates. The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its chief executive officer and chief financial officer on behalf of the Company and Company LP, certifying to the effect that the conditions set forth in Sections 8.2(a), 8.2(b) and Section 8.2(c) have been satisfied.

(e)    Opinion Relating to REIT Qualification. The Company shall have received the written opinion of Arnold & Porter Kaye Scholer LLP, on which Parent shall be entitled to rely, dated as of the Closing Date, in substantially the form attached hereto as Exhibit B, to the effect that (i) for all taxable periods of the Company commencing with its taxable year ended December 31, 2009, (A) the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (B) the Company’s actual method of operation has enabled it to continue to meet the requirements for qualification and taxation as a REIT under the Code for all such taxable periods through its most recently completed taxable year and from the end of its most recently completed taxable year through the Closing Date, and (ii) for all taxable periods of the REIT Subsidiary, commencing with its taxable year ended December 31, 2010, (A) the REIT Subsidiary has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (B) the REIT Subsidiary’s actual method of operation has enabled it to continue to meet the requirements for qualification and taxation as a REIT under the Code for all such taxable periods through its most recently completed taxable year and from the end of its most recently completed taxable year through the Closing Date (which opinion shall be based upon the representation letter described in Section 7.13 and shall be subject to customary assumptions, exceptions, limitations and qualifications, including an assumption that Parent will continue to operate the REIT Subsidiary after the Closing Date in a manner to qualify as a REIT for its taxable year that will end on December 31, 2017 (or such earlier date on which the REIT Subsidiary is terminated for U.S. federal income tax purposes by liquidation or by merger with another entity after the Closing Date)).

Section 8.3    Conditions to Obligations of the Company and Company LP. The obligations of the Company and Company LP to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Company LP at or prior to the Closing, of the following additional conditions:

(a)    Representations and Warranties. (i) The representations and warranties set forth in Sections 5.1 (Organization and Qualification), Section 5.2 (Authority), Section 5.6 (Brokers), Section 5.7 (Available Funds),

Section 5.10 (No Vote of Parent Equityholders) and Section 5.11 (Ownership of Company Common Shares) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Parent Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Parent Material Adverse Effect) as of the date of this Agreement and as of the Closing, as though made as of the Closing, and (ii) each of the other representations and warranties of Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made as of the Closing, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Performance of Covenants or Obligations of Parent. Parent shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.

(c)    Delivery of Certificates. Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its chief executive officer and chief financial officer (or equivalent officers) on behalf of Parent, REIT Merger Sub and Partnership Merger Sub, certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE 9

TERMINATION AND FEES

Section 9.1    Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Closing, notwithstanding the receipt of the Company Shareholder Approval (except as otherwise specified in this Section 9.1):

(a)    by mutual written consent of each of Parent and the Company;

(b)    by either Parent or the Company:

(i)    if the Mergers shall not have been consummated on or before December 31, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to comply with any provision of this Agreement shall have been the cause of, or resulted in, the failure of the Mergers to be consummated by the Outside Date;

(ii)    if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining or otherwise prohibiting the Mergers, and such Order or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any Party if the failure of such Party to comply with any provision of this Agreement shall have been the cause of, or resulted in the issuance of such final, non-appealable Order or taking of such other action by such Governmental Authority; or

(iii)    if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the REIT Merger and the other transactions contemplated by this Agreement was taken.

(c)    by Parent:

(i)    if the Company or Company LP shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement which breach, violation or failure to perform, either individually or in the aggregate, if continuing at the Closing (A) would result in the failure of any of the conditions set forth in Sections 8.2(a) or (b) (a “Company Terminating Breach”), and (B) cannot be cured, or, if curable, is not cured by the Company or Company LP, or waived by Parent by the earlier of (x) the Outside Date and (y) forty five (45) days after the receipt by the Company of written notice of such breach, violation or failure from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii)    if, prior to obtaining the Company Shareholder Approval, the Company Board or any committee thereof (A) shall have effected a Company Adverse Recommendation Change (provided, that Parent’s right to terminate this Agreement pursuant to this Section 9.1(c)(ii)(A) in respect of a Company Adverse Recommendation Change will expire twenty (20) Business Days after the last date upon which the Company Board or a committee thereof has made such Company Adverse Recommendation Change), (B) fails to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of being requested to do so by Parent following the public announcement by any Person of a Company Acquisition Proposal or an intention (whether or not conditional) to make a Company Acquisition Proposal, (C) fails to include the Company Board Recommendation in the Proxy Statement, (D) approves, adopts, publicly recommends, or enters into or allows the Company, Company LP or any of the Company Subsidiaries to enter into, a Company Alternative Acquisition Agreement relating to any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or (E) the Company or the Company Board publicly announces its intention to do any of the foregoing.

(d)    by the Company:

(i)    if Parent, REIT Merger Sub or Partnership Merger Sub shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if continuing at the Closing (A) would result in the failure of any of the conditions set forth in Sections 8.3(a) or (b) (a “Parent Terminating Breach”), and (B) cannot be cured, or, if curable, is not cured by Parent, or waived by Company by the earlier of (x) the Outside Date and (y) forty five (45) days after the receipt by Parent of written notice of such breach, violation or failure from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at the time the Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii)    prior to obtaining the Company Shareholder Approval, if the Company Board determines to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 7.3(e), and the Company pays the Company Termination Fee due under Section 9.3 in accordance with Section 9.3.

Section 9.2    Notice of Termination; Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other Party, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, except that the Nondisclosure Agreement and the provisions of Section 7.2(b) (Confidentiality), Section 7.4 (Public Announcements), this Section 9.2 (Notice of Termination; Effect of Termination), Section 9.3 (Fees and Expenses) and Article 10 (General Provisions) and the definitions of all defined terms appearing in such sections, shall survive such termination of this Agreement; provided, that subject to Section 10.11, no such termination shall relieve any Party from any liability or damages resulting from any fraud in connection with this Agreement or any willful and intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination of this Agreement, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity including, in the case of a willful and intentional breach by Parent, REIT Merger Sub or Partnership Merger Sub, liability to the Company for damages, determined taking into account all relevant factors, including damages to the Company’s shareholders to the extent awarded by the applicable court. For purposes of this Agreement, “willful and intentional breach” means a material breach that is a consequence of an act knowingly undertaken by the breaching Party with the intent of causing a breach of this Agreement (it being understood that the failure of the Company or Company LP, on the one hand, or Parent, REIT Merger Sub or Partnership Merger Sub, on the other hand, to consummate the Mergers when required under the terms of this Agreement (and in the case of Parent, REIT Merger Sub or Partnership Merger Sub, regardless of whether any of such entities has obtained or received the proceeds of any Financing) will constitute a willful and intentional breach.

Section 9.3    Fees and Expenses.

(a)    Except as otherwise provided in this Section 9.3, all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Mergers are consummated.

(b)    In the event that:

(i)    (A)(x) this Agreement is terminated by Parent pursuant to Section 9.1(c)(i), and after the date hereof and prior to the breach giving rise to such right of termination, a Company Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Company Acquisition Proposal” increased to 67%) has been publicly announced, disclosed or otherwise communicated to the Company Board, or (y) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(iii), and prior to the Company Shareholder Meeting, a Company Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to the Company’s shareholders, and (B) within twelve (12) months after the date of such termination, a transaction in respect of a Company Acquisition Proposal is consummated or the Company enters into a Company Alternative Acquisition Agreement in respect of a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement) that is later consummated;

(ii)    this Agreement is terminated by Parent pursuant to Section 9.1(c)(ii); or

(iii)    this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii);

then, in any such event, the Company shall pay to Parent a termination fee of $25,000,000 (the “Company Termination Fee”), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Payment of the Company Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (x) at the earlier of execution of a definitive agreement with respect to, submission to the shareholders of the Company of, or the consummation of any transaction contemplated by a Company Acquisition Proposal, in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(i), (y) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(ii), and (z) at the time of termination, in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(iii). Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or intentional and willful misconduct as expressly provided below, in the event that the Company Termination Fee becomes payable, then payment to Parent of the Company Termination Fee, together with any amounts due under Section 9.3(f), shall be Parent’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Company, Company LP, the Company Subsidiaries and each of their respective former, current and future trustees, directors, officers, employees, agents, general and limited partners, managers, members, shareholders, Affiliates and assignees and each former, current or future trustee, director, officer, employee, agent, general or limited partner, manager, member, shareholder, Affiliate or assignee of any of the foregoing (collectively, the “Company Parties”) in respect of this Agreement, any agreement executed in connection herewith, the Mergers and the other transactions contemplated hereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Company Termination Fee no Company Party shall have any further liability or obligation relating to or arising out of this Agreement, the Mergers or the other transactions contemplated hereby; provided, that neither the Company nor Company LP shall be relieved from any liability or damages resulting from any fraud in connection with this Agreement or any willful and intentional breach (as defined in Section 9.2 above) of any of its covenants or agreements set forth in this Agreement prior to such termination of this Agreement.

(c)    If this Agreement shall be terminated by either Parent or the Company pursuant to Section 9.1(b)(iii) or by Parent pursuant to Section 9.1(c)(i) under circumstances in which the Company Termination Fee is not payable pursuant to Section 9.3(b)(i), then the Company shall pay, within three (3) Business Days of the Outside Date, to Parent the Parent Expenses in immediately available funds to an account directed by Parent; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 9.3(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 9.3(b) (but in the event such Company Termination Fee is or becomes payable, it shall be reduced on a dollar for dollar basis for the Parent Expenses actually paid to Parent pursuant to this Section 9.3(c)) and neither the Company nor Company LP shall be relieved from any liability or damages resulting from any fraud in connection with this Agreement or any willful and intentional breach of any of its covenants or agreements set forth in this Agreement prior to such termination of this Agreement.

(d)    If the Company is required to pay Parent the Company Termination Fee (a “Termination Payment”), such Termination Payment shall be paid into escrow on the date such payment is required to be paid by such party (“Payor”) pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 9.3(d). In the event that a Payor is required to pay a Termination Fee, the amount payable to the other party (such party, “Payee”) in any tax year of Payee shall not exceed the lesser of (i) the Termination Payment, and (ii) the sum of (A) the maximum amount that can be paid to Payee without causing such party to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”), and Payee has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case as determined by Payee’s independent accountants, plus (B) in the event Payee receives either (x) a letter from Payee’s counsel indicating that Payee has received a ruling from the IRS as described in Section 9.3(e) or (y) an opinion from its outside counsel as described in Section 9.3(e), an amount equal to the excess of the Termination Payment less the amount payable under clause (A) above.

(e)    To secure the Company’s obligation to pay any amounts payable pursuant to Section 9.3(c), the Company shall deposit into escrow an amount in cash equal to the Termination Payment owed by it with an escrow agent selected by the Company on such terms (subject to this Section 9.3) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Termination Payment pursuant to this Section 9.3(e) shall be made at the time the Company is obligated to pay Parent such amount pursuant to this Section 9.3 by wire transfer of immediately available funds. The escrow agreement shall provide that the Termination Payment held in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or combination of the following: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Parent has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the receiving party, or (ii) a letter from Parent’s counsel indicating that (A) Parent received a ruling from the IRS holding that the receipt by such Parent of the Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Termination Payment should either constitute Qualifying Income should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Payment to Parent. The Company agrees to amend this Section 9.3 at the reasonable request of Parent in order to (i) maximize the portion of the Termination Payment that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve Parent’s chances of securing a favorable ruling described in this Section 9.3 or (iii) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.3. Any amount of the Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 9.3, provided, however, that the obligation of the Company to pay the unpaid portion of the Termination Payment shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement. Any payment due to Parent described in this Section 9.3 shall be subject to the same limitations on payment as set forth in this Section 9.3.

(f)    Each of the Company and Parent acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement. If the Company fails promptly to pay any amounts due pursuant to Section 9.3(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in Section 9.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 9.3(b) from the date of termination of this Agreement at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 1%.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1    Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall survive the Closing. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Closing.

Section 10.2    Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery, if delivered personally, or on the date of receipt, if sent by overnight courier (providing proof of delivery) to the Parties or if sent by facsimile or e-mail of a .pdf attachment (providing confirmation of transmission) at the following street addresses, email addresses or facsimile numbers, as applicable (or at such other United States street address, email address or facsimile number for a Party as shall be specified by like notice):

(a)	if to the Company to:

First Potomac Realty Trust

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

Attn:    Samantha Sacks Gallagher

Email:  sgallagher@first-potomac.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

555 13th Street NW

Washington, DC 20004

Attn:       David W. Bonser

               Matt N. Thomson

Email:    david.bonser@hoganlovells.com

               matt.thomson@hoganlovells.com

Fax:        (202) 637-5910

(b)	if to Parent or REIT Merger Subsidiary to:

Government Properties Income Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458-1634

Attn:       David M. Blackman

               Jennifer B. Clark

Email:    dblackman@govreit.com

               jclark@rmrgroup.com

Fax:        (617) 796-8267

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP

One Post Office Square

Boston, Massachusetts 02109

Attn: Nicole Rives

Email: nrives@sandw.com

Fax: (617) 338-2880

Section 10.3    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party, and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in .pdf format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5    Entire Agreement; No Third Party Beneficiaries. This Agreement (including any Exhibit, the Company Disclosure Letter and the Parent Disclosure Letter) and the Nondisclosure Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except for the provisions of Article 3 (which, from and after the Partnership Merger Effective Time and REIT Merger Effective Time, as applicable, shall be for the benefit of holders of the Company Partnership Units immediately prior to the Partnership Merger Effective Time or the holders of the Company Common Shares immediately prior to the REIT Merger Effective Time, as applicable), and Section 7.5 (which, from and after the Partnership Merger Effective Time and the REIT Merger Effective Time shall be for the benefit of the Indemnified Parties); provided, however, that any Financing Sources and any of their respective Representatives shall be intended third party beneficiaries with respect to Sections 10.9(b), 10.12(b) and 10.13 (and no amendment or modification to such provisions in respect of any Financing Sources may be made without the prior consent of such Financing Sources). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties other than as described in this Section 10.5. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.8 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.6    Tender Offer. The Company and Company LP agree, upon written request by Parent, to cooperate and work in good faith with Parent to effectuate the transactions contemplated by this Agreement by means of a tender offer for all of the outstanding Company Common Shares for the REIT Per Share Merger Consideration and to make such reasonable and customary amendments to this Agreement as the Parties mutually agree are necessary to reflect such structure; provided that (i) such tender offer structure shall not delay the Closing and (ii) the inability to make or complete such a tender offer shall not relieve the obligations of Parent, REIT Merger Sub or Partnership Merger Sub to consummate the Mergers as required under this Agreement. The Parties agree that the obligation of the Company and Company LP to cooperate and work in good faith with Parent pursuant to this Section 10.6 shall not require the Company Board to approve any action that it believes is inconsistent with its duties under applicable Law.

Section 10.7    Amendment. Subject to any consent rights of Financing Sources pursuant to Section 10.5 and compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by the Company Board and the Parent Board, respectively, at any time before or after receipt of the Company Shareholder Approval and prior to the Closing; provided, that after the Company Shareholder Approval has been obtained, there shall not be any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of the Company Common Shares or the Company Partnership Units, or which by applicable Law requires the further approval of the shareholders of the Company without such further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 10.8    Extension; Waiver. At any time prior to the Partnership Merger Effective Time and the REIT Merger Effective Time, a Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.9    Governing Law.

(a)    This Agreement, and all Actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to any choice or conflict of Law principles (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

(b)    Notwithstanding anything herein to the contrary, the Parties hereto and any Company Affiliates acknowledge and irrevocably agree (i) that any Action involving a Financing Source that is in any way related to this Agreement, the Mergers or any of the other transactions contemplated by this Agreement or the performance of services hereunder or related hereto, including, without limitation, any dispute arising out of or relating in any way to the Financing, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of the State of New York that would result in the application of the laws of any other State, (ii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 10.2 shall be effective service of process against them for any such Action, and (iii) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding anything herein to the contrary, each of the Parties hereby agrees that it will not, nor permit any of its respective Affiliates to, bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Sources in any way relating to this Agreement, the Mergers or any the other transactions contemplated hereby, including, without limitation, any dispute arising out of or relating in any way to any Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, located in the Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 10.13 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third party claim.

Section 10.10    Consent to Jurisdiction. Each Party irrevocably agrees and consents (a) to submit itself to the exclusive jurisdiction of any federal court located in the State of Maryland or any Maryland State court (the “Maryland Courts”) for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement, and further that any proceeding in Maryland State court shall be assigned to the Business and Technology Case Management Program, (b) that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (c) that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Maryland Courts, and (d) that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 10.11    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.12    Specific Performance.

(a)    The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including the obligation of Parent, REIT Merger Sub or the Partnership Merger Sub to consummate, as applicable, the REIT Merger and the Partnership Merger in accordance with the terms and conditions of this Agreement), and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages or otherwise (including the Parties’ obligations to consummate the Mergers and the obligation of the Parent, REIT Merger Sub or Partnership Merger Sub to pay, and the right of the holders of Company Common Stock and the holders of Company Partnership Units to receive, the REIT Merger Consideration, aggregate Share Award Payments and Partnership Merger Consideration, as applicable, pursuant to the Mergers, subject in each case to the terms and conditions of this Agreement), in addition to any other remedy to which such Party is entitled at Law or in equity. Each of the Parties hereby waives (i) any defense in an Action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post a security as prerequisite to obtaining equitable relief. Each Party agrees that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right neither the Company nor Company LP, on the one hand, nor Parent, REIT Merger Sub or Partnership Merger Sub, on the other hand, would have entered into this Agreement. For the avoidance of doubt, the Parties may pursue both a grant of specific performance or other equitable remedies to the extent permitted by this Section 10.11 and the payment of damages, but shall not be entitled or permitted to receive an award of damages if specific performance or other equitable remedies are awarded and consummation of the Mergers occurs and shall not be entitled or permitted to receive an award of specific performance or other equitable remedies if damages are awarded.

(b)    Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and any of its Affiliates, trustees, directors, officers, employees, agents and representatives) hereby waives any rights or claims against any Financing Source in connection with this Agreement, any Financing or definitive Financing agreements or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, and the Company (on behalf of itself and any of its Affiliates, trustees, directors, officers, employees, agents and representatives) agrees not to commence any action or proceeding against any Financing Source in connection with this Agreement, any Financing or definitive Financing agreements or in respect of any related document or theory of law or equity and agrees to cause any such action or proceeding asserted by the Company (on behalf of itself and any of its Affiliates, trustees, directors, officers, employees, agents and representatives) in connection with this Agreement, any Financing or definitive Financing agreements or in respect of any other document or theory of law or equity against any Financing Source to be dismissed or otherwise terminated, provided that any Financing Sources and any of their respective Representatives shall be intended third parties beneficiaries with respect to Sections 10.9(b), 10.12(b) and 10.13. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company in connection with this Agreement, any Financing or definitive Financing agreements or the transactions contemplated hereby or thereby.

Section 10.13    Waiver of Jury Trial. EACH PARTY IRREVOCABLY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT, THE MERGERS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, ANY TRANSACTION OR PROPOSED TRANSACTION WITH ANY FINANCING SOURCE). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.13.

Section 10.14    Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 10.15     Non-liability of Trustees of Parent. The Amended and Restated Declaration of Trust of Parent, as filed with the Maryland SDAT, provides that no trustee, officer, shareholder, employee or agent of Parent shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, Parent. All Persons dealing with Parent in any way shall look only to the assets of Parent for the payment of any sum or the performance of any obligation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, all as of the date first written above.

GOVERNMENT PROPERTIES INCOME TRUST

By:	/s/ David M. Blackman
Name:	David M. Blackman
Title:	President and Chief Operating Officer

GOV NEW OPPTY REIT

By:	/s/ David M. Blackman
Name:	David M. Blackman
Title:	President and Chief Operating Officer

GOV NEW OPPTY LP

By:	GOV NEW OPPTY REIT,
Its General Partner

By:	/s/ David M. Blackman
Name:	David M. Blackman
Title:	President and Chief Operating Officer

FIRST POTOMAC REALTY TRUST

By:	/s/ Robert M. Milkovich
Name:	Robert M. Milkovich
Title:	Chief Executive Officer

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By:	First Potomac Realty Trust,
Its General Partner

By:	/s/ Robert M. Milkovich
Name:	Robert M. Milkovich
Title:	Chief Executive Officer

Exhibit A

Preferred Unit Article in Surviving Partnership Agreement

***

ARTICLE VII

SERIES A PREFERRED UNITS

7.1 Designation and Number. A series of Partnership Units in the Partnership designated as the “5.5% Series A Cumulative Preferred Units” (the “Series A Preferred Units”) is hereby established. The number of Series A Preferred Units shall be [•]. The Series A Preferred Units shall be uncertificated.

7.2 Distributions.

(a) Holders of Series A Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner in its sole discretion, cumulative preferential distributions at 5.5% per annum on the $11.15 liquidation preference of each Series A Preferred Unit (the “Distribution Rate”). Such distributions shall accrue and be cumulative from the Closing Date (as defined in the Agreement and Plan of Merger, dated as of June 27, 2017, by and among the Partnership and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”)) and shall be payable quarterly in arrears on the last calendar day (or, if such day is not a Business Day, the next Business Day thereafter) of each March, June, September and December (each a “Distribution Payment Date”), commencing on the first such date after the Closing Date. The period from and including the Closing Date to but excluding the first Distribution Payment Date, and each subsequent period from and including a Distribution Payment Date to but excluding the next succeeding Distribution Payment Date, is hereinafter called a “Distribution Period”. Distributions shall be payable to holders of Series A Preferred Units of record as they appear in the transfer books of the Partnership at the close of business on the applicable record date (each, a “Record Date”), which shall be the 15th day of the calendar month in which the applicable Distribution Payment Date falls (without regard to the rule for next succeeding Business Day) or such other date designated by the General Partner for the payment of distributions that is not more than thirty (30) nor less than ten (10) days prior to such Distribution Payment Date. The amount of any distribution payable for any Distribution Period, or portion thereof, shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b) Distributions on the Series A Preferred Units which are due but unpaid will accumulate quarterly, whether or not such distributions are authorized. Accrued but unpaid distributions on the Series A Preferred Units will accumulate as of the Distribution Payment Date on which they first become payable.

(c) If any Series A Preferred Units are outstanding, if and so long as the Partnership is in arrears with regard to the payment of any distributions upon the Series A Preferred Units in respect of any completed Distribution Period, (i) no distributions (other than distributions made in Junior Units (as defined below) or options, warrants or rights to subscribe for or purchase Junior Units) shall be authorized or paid or set apart for payment nor shall any other distribution be authorized or made upon any Junior Units unless distributions sufficient to make up all such arrearages shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment, and (ii) no Junior Units shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Partnership Units) by the Partnership (except by conversion into or exchange for Junior Units or options, warrants or rights to subscribe for or purchase Junior Units).

(d) If any Series A Preferred Units are outstanding, if and so long as distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Units, all distributions authorized upon the Series A Preferred Units shall be authorized and paid pro rata so that the amount of distributions authorized and paid per Series A Preferred Unit shall in all cases bear to each other the same ratio that accumulated distributions per Series A Preferred Unit bear to each other. No interest shall be payable in respect of any distribution payment or payments on Series A Preferred Units which may be in arrears.

(e) No distributions on the Series A Preferred Units shall be authorized by the General Partner or paid or set apart for payment by the Partnership at such times as any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

(f) Holders of Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Units, in excess of full cumulative distributions on the Series A Preferred Units as described above. Any distribution authorized on the Series A Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Series A Preferred Units which remains payable.

(g) Notwithstanding anything herein to the contrary, so long as (i) the Partnership is not in arrears with regard to the payment of any distributions upon the Series A Preferred Units in respect of any completed Distribution Period and (ii) the Partnership shall have made all redemption payments then due to be paid to holders of the Series A Preferred Units under Section 7.4 hereof, the Partnership shall be permitted at any time to make distributions in cash or in-kind of assets, properties or securities to holders of Partnership Units other than Series A Preferred Units, and the holders of Series A Preferred Units shall not be entitled to participate in any such distributions.

7.3 Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, before any distribution or payment shall be made to holders of Junior Units, notwithstanding anything in this Agreement to the contrary, each holder of Series A Preferred Units shall be entitled to receive and be paid out of the assets of the Partnership legally available for distribution to the Partners pursuant to this Agreement a liquidation preference per Series A Preferred Unit equal to $11.15, plus an amount equal to any accrued and unpaid distributions to but excluding the date of payment on the Series A Preferred Units held by such holder.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Partnership are insufficient to pay the full amount of the liquidating distributions on all outstanding Series A Preferred Units, then such assets shall be allocated among the holders of Series A Preferred Units in proportion to the full liquidating distributions to which they would otherwise respectively be entitled.

(c) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Units, as such, will have no right or claim to any of the remaining assets of the Partnership, shall cease to be Partners in respect of such Series A Preferred Units and the Series A Preferred Units shall be deemed cancelled.

(d) The consolidation or merger of the Partnership with or into any other partnership, corporation, trust or entity or of any other partnership, corporation, trust or other entity with or into the Partnership or the sale, lease or conveyance of all or substantially all of, the property or business of the Partnership, shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership for purposes of this Section 7.3.

7.4 Redemption at Holder’s Option for Cash.

(a) At any time during the Preferred Exercise Period (as defined below) or at an earlier time that the amount of “Total Capital” as reflected in the Partnership’s unaudited consolidated balance sheets for a calendar quarter is less than $200 million, each holder of Series A Preferred Units (or such deceased holder’s estate only, as applicable) shall have the right (the “Preferred Redemption Right”) to require the Partnership to redeem on the

Preferred Redemption Date (as defined below) all or any portion of the Series A Preferred Units held by such holder at a redemption price per Series A Preferred Unit equal to $11.15 plus an amount equal to any accrued but unpaid distributions to, but excluding, the Preferred Redemption Date (the “Redemption Price”) in cash to be paid by the Partnership. The Preferred Redemption Right shall be exercised pursuant to a Notice of Redemption (as defined below) delivered to the General Partner by the holder of Series A Preferred Units who is exercising the redemption right. “Preferred Exercise Period” means the period beginning on October 1 of each year and ending on January 15 of the following year, with the first Preferred Exercise Period beginning October 1, 2019. “Preferred Redemption Date” means (i) for the purposes of this Section 7.4, the second to last Business Day of the calendar month following the month in which the General Partner receives the applicable Notice of Redemption pursuant to this Section 7.4 and (ii) for the purposes of Section 7.5, the date set forth in the notice provided by the Partnership pursuant to Section 7.5(a).

(b) On the applicable Preferred Redemption Date so long as the Redemption Price has been paid or funds necessary to pay such Redemption Price have been set aside by the Partnership for the benefit of the holders of the Series A Preferred Units required to be redeemed on such Preferred Redemption Date, (i) the holders of Series A Preferred Units to be redeemed pursuant to this Section 7.4, (1) shall have no further rights in respect of such redeemed Series A Preferred Units (including without limitation any right to receive any distributions paid after the applicable Preferred Redemption Date), other than the right to receive the Redemption Price, and (2) shall no longer be Partners in respect of such redeemed Series A Preferred Units and (ii) any such Series A Preferred Units shall no longer be deemed to be outstanding, whether or not any certificates (if any) representing such Series A Preferred Units shall have been received by the Partnership.

(c) The General Partner shall have the right to amend this Section 7.4 and any provision of this Agreement as necessary to provide the GOV the option, in lieu of paying the Redemption Price in cash, to issue an amount of publicly traded stock in GOV with a fair market value at the time of redemption, as determined by the General Partner in good faith, equal to the Redemption Price to any redeeming holders of Series A Preferred Units; provided that this right of substitution shall be available only if the shares of stock to be issued to such holder of Series A Preferred Units pursuant hereto are registered with the Securities and Exchange Commission for immediate resale by the redeeming holder of Series A Preferred Units.

(d) For purposes of this Article VII, “Notice of Redemption” means a notice substantially in the following form:

“The undersigned hereby irrevocably (i) elects to redeem [number] of the undersigned’s Series A Preferred Units in GOV NEW OPPTY LP in accordance with the terms of Article VII of the Amended and Restated Agreement of Limited Partnership of GOV NEW OPPTY LP, as amended, restated, supplemented or otherwise modified from time to time, and, the redemption right referred to in Section 7.4 thereof, (ii) surrenders such Series A Preferred Units and all right, title and interest therein, for redemption pursuant to such provisions, and (iii) directs that the Redemption Price deliverable upon exercise of such redemption right pursuant to Section 7.4 thereof be delivered to the undersigned at the address specified below.

Dated:

Name of Limited Partner:

(Signature of Limited Partner)

(Street Address)

(City) (State) (Zip Code)

(Social security or tax identification number)

7.5 Redemption at Partnership’s Option.

(a) At any time during the Partnership Exercise Period (as defined below) (including pursuant to notice given prior to such period), the Partnership shall have the right, in its sole discretion and from time to time (the “Partnership Redemption Right”), to redeem all or any portion of the Series A Preferred Units then outstanding, for a cash redemption price per Series A Preferred Unit equal to the Redemption Price. The Partnership shall exercise the Partnership Redemption Right by providing each record holder of Series A Preferred Units not less than ten (10) nor more than sixty (60) days’ prior written notice of such redemption. Such notice shall include (i) the number of Series A Preferred Units to be redeemed from each such holder, (ii) the applicable Redemption Price, (iii) the Preferred Redemption Date and (iv) that distributions on the Series A Preferred Units to be redeemed shall cease to accrue on such Preferred Redemption Date. No failure to give or defect in such notice or defect in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Units except as to the holder of Series A Preferred Units to whom notice was defective or not given. “Partnership Exercise Period” means the period beginning on April 1 of each year and ending on June 30 of that year, with the first Partnership Exercise Period beginning April 1, 2018. For the avoidance of doubt, notice may be given prior to April 1 of any year in respect of a redemption during the following redemption period.

(b) If the Partnership redeems less than all of the outstanding Series A Preferred Units pursuant to any exercise of the Partnership Redemption Right under this Section 7.5, the Series A Preferred Units to be redeemed may be determined by the General Partner pro rata from the record holders of Series A Preferred Units (with any appropriate adjustments in the General Partner’s sole discretion to avoid redemption of fractions of Partnership Units), or by any other equitable manner determined by the General Partner in its reasonable discretion.

(c) On the applicable Preferred Redemption Date, so long as the Redemption Price has been paid or funds necessary for to pay such Redemption Price have been set aside by the Partnership for the benefit of the holders of any Series A Preferred Units so called for redemption, (i) the holders of Series A Preferred Units redeemed pursuant to this Section 7.5, (1) shall have no further rights in respect of such redeemed Series A Preferred Units (including without limitation any right to receive any distributions paid after the applicable date of redemption), other than the right to receive the applicable Redemption Price, and (2) shall no longer be Partners in respect of such redeemed Series A Preferred Units and (ii) any redeemed Series A Preferred Units shall no longer be deemed to be outstanding, whether or not any certificates (if any) representing such Series A Preferred Units shall have been received by the Partnership.

7.6 Ranking. Notwithstanding any provision of this Agreement, including any amendments made hereto after the Closing Date, the Series A Preferred Units shall, with respect to rights to the payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, rank senior to all other series or classes of Partnership Units (all of which are referred to collectively as “Junior Units”).

7.7 Voting Rights.

(a) The holders of Series A Preferred Units shall have no voting rights whatsoever on any matter relating to the Partnership, whether under this Agreement, the Act, at law, in equity or otherwise, except as expressly set forth in this Section 7.7.

(b) So long as Series A Preferred Units with at least $3.5 million in aggregate liquidation preference remain outstanding, the affirmative vote or consent of the holders of at least a majority of the Series A Preferred Units, outstanding at the time, given in person or by proxy, either in writing (without prior notice and without a vote) or at a meeting (voting as a single class) will be required to amend, alter or repeal the provisions of this Article VII, whether by merger or consolidation or otherwise (an “Event”), so as to permit the Partnership to either (i) authorize, create or issue any class or series of Partnership Units ranking senior to or on a parity with the Series A Preferred Units with respect to rights to the payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership (“Senior/Parity Units”), (ii) reclassify any authorized Partnership Units into Senior/Parity Units, (iii) authorize, create or issue any obligation or security convertible into or exchangeable for or evidencing the right to purchase any Senior/Parity Units or (iv) materially and adversely affect any other right, preference, privilege or voting power of the Series A Preferred Units or the holders thereof with respect to this Article VII; provided however, that so long as the Series A Preferred Units remain outstanding with the terms of this Article VII materially unchanged, (with the fact that, upon the occurrence of an Event, the Partnership is not the surviving entity not constituting a material change), the occurrence of such Event shall not be deemed for purposes of clause (iv) to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Units, and in such case such holders shall not have any voting rights with respect to the occurrence of such Event so long as no such vote would be required under any of clauses (i), (ii) or (iii) of this Section 7.7(b). Except as set forth in this Section 7.7(b), holders of Series A Preferred Units, whether in their capacities as Partners or otherwise, shall not have any voting rights whatsoever, including any voting right that may otherwise arise under this Agreement, the Act, at law, in equity or otherwise, and the consent of the holders of Series A Preferred Units shall not be required for (1) any amendment, supplement or modification of any term or provision of this Agreement, other than as expressly provided in the immediately preceding sentence, (2) the creation or issuance of any Junior Units or (3) any action, including, the taking of any partnership action, including an Event, regardless of the effect that such partnership action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series A Preferred Units.

(c) The foregoing voting provisions of this Section 7.7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Units shall have been redeemed or called for redemption upon proper notice pursuant to Section 7.4 or Section 7.5 and sufficient funds, in cash or securities, as applicable, shall have been set aside by the Partnership for the benefit of the holders of Series A Preferred Units to effect such redemption.

(d) In any matter in which the holders of Series A Preferred Units may vote or act by written consent (as expressly provided herein), each Series A Preferred Unit shall be entitled to one vote.

7.8 No Conversion Right. The Series A Preferred Units shall not be convertible into any other Partnership Interests or shares, stock or other equity interests of any Affiliate of the Partnership.

7.9 No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series A Preferred Units.

7.10 Tax Matters. The General Partner may, in its sole and absolute discretion, make any tax elections or tax allocations intended to comply with or otherwise reduce or avoid liability to the Partnership under the Tax Protection Agreement by and among First Potomac Realty Investment Limited Partnership and 840 First Street LLC dated March 25, 2011 (the “TPA”) or any other contractual obligation of the Partnership, which elections and allocations will be binding on all the Partners, including without limitation:

(a) To elect the method or methods to be used by the Partnership for allocating items of income, gain, expense and deductions as required by Section 704(c) of the Code including the election of a method that may result in one or more Partners receiving or being allocated a disproportionately larger share of items of Partnership income, gain, expense or deduction; and

(b) To allocate nonrecourse liabilities under Section 752 of the Code in a manner consistent with the requirements of Section 3(c) of the TPA.

(c) Allocations of Profit and Loss to the holders of Series A Preferred Units shall be made in accordance with Article V of this Agreement.

7.11 Miscellaneous.

(a) The holders of Series A Preferred Units shall not have any preferences or other rights, voting powers, restrictions, rights as to distributions, qualifications or terms or conditions of redemption other than as expressly set forth in this Article VII.

(b) Notwithstanding any other provision of this Agreement or this Article VII or otherwise applicable provision of law or equity, whenever in this Article VII the General Partner is permitted or required to make a decision in its (i) “sole discretion”, the General Partner shall be entitled to consider only such interests and factors as it desires, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the holders of Series A Preferred Units, or (ii) in its “good faith” or under another expressed standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards.

Exhibit B

[●], 2017

Board of Trustees

First Potomac Realty Trust

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

Ladies and Gentlemen:

We are acting as special tax counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the Agreement and Plan of Merger by and among Government Properties Income Trust, a Maryland real estate investment trust (“Parent”), GOV NEW OPPTY REIT, a Maryland real estate investment trust and a wholly owned subsidiary of Parent (“REIT Merger Sub”), GOV NEW OPPTY LP, a Delaware limited partnership and a majority owned subsidiary of REIT Merger Sub and a wholly owned subsidiary of Parent (“Partnership Merger Sub”), the Company and First Potomac Realty Investment Limited Partnership, a Delaware limited partnership and a majority owned subsidiary of the Company (“Company LP”) dated June 27, 2017 (the “Merger Agreement”). You have requested our opinion regarding certain U.S. federal income tax matters.

In connection with our opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Reviewed Documents”):

(1)	the Proxy Statement (the “Proxy Statement”) filed by the Company on [●], 2017 with the U.S. Securities and Exchange Commission pursuant to Section 14(a) of the Securities Act of 1934, as amended;

(2)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2016;

(3)	the Company’s [2015] federal income tax return;

(4)	VEF 500 First REIT L.P.’s, a Delaware limited partnership (the “REIT Subsidiary”), [2016] federal income tax return;

(5)	the Company’s First Amended and Restated Declaration of Trust (as amended through the date hereof);

(6)	the REIT Subsidiary’s Certificate of Limited Partnership (as amended through the date hereof);

(7)	the Amended and Restated Limited Partnership Agreement (as amended through the date hereof) of the Company LP, of which the Company is the sole general partner;

(8)	the Agreement of Limited Partnership (as amended through the date hereof) of the REIT Subsidiary;

(9)	a certificate from each of the Company and REIT Subsidiary dated as of the date hereof, setting forth certain factual representations relating to the organization, operations and proposed operations of the Company, the REIT Subsidiary, the Company LP and their respective subsidiaries; and

(10)	such other documents, certificates and records provided to us by the Company which we have deemed necessary or appropriate as a basis for the opinions set forth herein.

First Potomac Realty Trust

[●], 2017

For the purposes of our opinions, we have not made an independent investigation of the facts set forth in the Reviewed Documents. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions.

In our review, we have assumed, with the Company’s consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have assumed, based upon Parent’s covenant in Section 7.20 of the Merger Agreement, that Parent will continue to operate the REIT Subsidiary after the Closing Date, as defined in the Merger Agreement (the “Closing Date”), in a manner to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”) (a “REIT”) for its taxable year that will end on December 31, 2017 (or such earlier date on which the REIT Subsidiary is terminated for U.S. federal income tax purposes by liquidation or by merger with another entity after the Closing Date). We have also, with respect to documents we did not prepare ourselves (or did not supervise the execution of), assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinions set forth in this letter are based on relevant provisions of the Code, the regulations promulgated thereunder by the United States Department of Treasury (the “Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history and existing administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling, all as of the date hereof.

In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents have been consummated or will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, these opinions are based on the assumption that the Company, the REIT Subsidiary, the Company LP and their respective subsidiaries will each be operating in the manner described in the organizational documents of each such entity and their subsidiaries, and that all terms and provisions of such agreements and documents will be complied with by all parties thereto.

It should be noted that all statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including if any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable. Moreover, the qualification and taxation of the Company as a REIT depends upon both the Company’s and the REIT Subsidiary’s ability to satisfy the various qualification tests imposed under the Code,

First Potomac Realty Trust

[●], 2017

including tests based upon actual annual operating results, distribution levels and diversity of share ownership. We do not undertake to monitor whether the Company or the REIT Subsidiary actually will satisfy such qualification tests. Accordingly, no assurance can be given that the actual results of the operations of the Company or the REIT Subsidiary for any given taxable year will satisfy such requirements.

Based upon and subject to the foregoing, we are of the opinion that:

(i)	the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 2009 through December 31, 2016;

(ii)	the Company’s actual method of operation has enabled it to continue to meet the requirements for qualification and taxation as a REIT under the Code from the end of its most recently completed taxable year through the Closing Date;

(iii)	the REIT Subsidiary has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 2010 through December 31, 2016; and

(iv)	the REIT Subsidiary’s actual method of operation has enabled it to continue to meet the requirements for qualification and taxation as a REIT under the Code from the end of its most recently completed taxable year through the Closing Date.

The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters to which the Company has requested our opinion. Other than as expressly stated above, we express no opinion on any issue relating to the Company, the REIT Subsidiary, the Company LP, or to any investment therein. You must judge for yourselves whether the matters addressed in this opinion letter are sufficient for your purposes.

For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the discussion in the Proxy Statement under the heading “Material U.S. Federal Income Tax Considerations.” We assume no obligation to advise the Company of any changes in the foregoing subsequent to the date of this opinion letter. This letter speaks only of this date, and we undertake no obligation to update the opinions expressed herein after the date of this letter.

This letter is being furnished only to the Company solely for the purpose set out above and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, and may not be relied upon by any other person for any purpose, without our prior written consent. We hereby consent to the reliance on this letter by Parent pursuant to Section 8.2(e) of the Merger Agreement. Additionally, this letter may be furnished or quoted to or reviewed by the other Parties to the Merger Agreement.

Sincerely,

[/s/]

ARNOLD & PORTER KAYE SCHOLER LLP

Exhibit B

Opinion of Wells Fargo Securities, LLC

June 27, 2017

The Board of Trustees

First Potomac Realty Trust

7600 Wisconsin Avenue

Bethesda, Maryland 20814

The Board of Trustees:

The Board of Trustees (the “Board”) of First Potomac Realty Trust, a Maryland real estate investment trust (“First Potomac”), has asked Wells Fargo Securities, LLC (“Wells Fargo Securities”) to advise it with respect to the fairness, from a financial point of view, to holders (other than as specified below) of the common shares of beneficial interest, par value $0.001 per share, of First Potomac (“First Potomac Common Shares”) of the REIT Per Share Merger Consideration (defined below) provided for pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Government Properties Income Trust, a Maryland real estate investment trust (“GOV”), GOV NEW OPPTY REIT, a Maryland real estate investment trust and wholly owned subsidiary of GOV (“REIT Merger Sub”), GOV NEW OPPTY LP, a Delaware limited partnership and a majority owned subsidiary of REIT Merger Sub and wholly owned subsidiary of GOV (“Partnership Merger Sub”), First Potomac and First Potomac Realty Investment Limited Partnership, a Delaware limited partnership and majority owned subsidiary of First Potomac (“First Potomac LP”). The Merger Agreement provides for, among other things, the merger of First Potomac with and into REIT Merger Sub (the “REIT Merger”), with REIT Merger Sub as the surviving entity (the “REIT Surviving Entity”), pursuant to which each outstanding First Potomac Common Share will be converted into the right to receive $11.15 in cash (the “REIT Per Share Merger Consideration”). The Merger Agreement also provides that, prior to the REIT Merger, Partnership Merger Sub will be merged with and into First Potomac LP (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with First Potomac LP as the surviving entity which, following the REIT Merger, will be a subsidiary of the REIT Surviving Entity. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

In arriving at our opinion, we have, among other things:

•	Reviewed draft, dated June 27, 2017, of the Merger Agreement, including the financial terms thereof;

•	Reviewed certain publicly available business, financial and other information regarding First Potomac, including information set forth in its annual reports on Form 10-K for the fiscal years ended December 31, 2015 and December 31, 2016 and quarterly report on Form 10-Q for the period ended March 31, 2017;

•	Reviewed certain other business and financial information regarding First Potomac furnished to us by and discussed with the management of First Potomac, including financial forecasts and estimates relating to First Potomac prepared by the management of First Potomac;

•	Discussed with the management of First Potomac the operations and prospects of First Potomac, including the historical financial performance and trends in the results of operations of First Potomac;

•	Participated in discussions and negotiations among representatives of First Potomac, GOV and their respective advisors regarding the Mergers and considered the results of the efforts on behalf of First Potomac to solicit, at the direction of First Potomac, indications of interest and definitive proposals from third parties regarding a possible acquisition of First Potomac;

•	Reviewed reported prices and trading activity for First Potomac Common Shares;

The Board of Trustees

First Potomac Realty Trust

June 27, 2017

•	Analyzed the estimated net asset value of First Potomac’s real estate portfolio and other assets based upon the financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the management of First Potomac;

•	Compared certain financial data of First Potomac with similar data of certain publicly traded companies that we deemed relevant in evaluating First Potomac;

•	Analyzed the estimated present value of the future cash flows and dividends per share of First Potomac based upon the financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the management of First Potomac; and

•	Considered such other information, such as financial studies and analyses, as well as financial, economic and market criteria, and made such other inquiries, as we deemed relevant.

In connection with our review, we have assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to us, including all accounting, tax, regulatory and legal information, and we have not made (and have not assumed any responsibility for) any independent verification of such information. We have relied upon assurances of the management and other representatives of First Potomac that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts, estimates and other information relating to First Potomac that we have been directed to utilize in our analyses, we have been advised by the management of First Potomac and we have assumed that they have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions of the management of First Potomac as to the future financial performance of First Potomac and the other matters covered thereby. We assume no responsibility for, and express no view as to, any forecasts, estimates or other information utilized in our analyses or the judgments or assumptions upon which they are based. We also have assumed that there have been no meaningful changes in the condition (financial or otherwise), results of operations, businesses or prospects of First Potomac since the date of the most recent financial statements and other information provided to us. We have relied, at the direction of First Potomac, upon the assessments of the management of First Potomac as to, among other things, (i) the potential impact on First Potomac of certain market, competitive and other trends in and prospects for the real estate industry and related credit and financial markets, including in the greater Washington D.C. and southern Virginia markets, and governmental, regulatory and legislative matters relating to or otherwise affecting First Potomac, and (ii) existing and future relationships, agreements and arrangements with, and the ability to attract and retain, key employees, property managers, leasing agents, tenants and other commercial relationships of First Potomac. We have assumed, with First Potomac’s consent, that there will be no developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion and that any alternative transaction structure to the Mergers as permitted under the Merger Agreement would not impact such analyses or opinion.

In arriving at our opinion, we have not conducted physical inspections of the properties or assets of First Potomac or any other entity, nor have we made or been provided with any evaluations or appraisals of the properties, assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of First Potomac or any other entity. We also have not evaluated the solvency or fair value of First Potomac or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

In rendering our opinion, we have assumed, at the direction of First Potomac, that the final form of the Merger Agreement, when signed by the parties thereto, will not differ from the draft Merger Agreement reviewed by us in any respect meaningful to our analyses or opinion, that the Mergers will be consummated in accordance with the terms described in the Merger Agreement and related documents and in compliance with all applicable laws,

The Board of Trustees

First Potomac Realty Trust

June 27, 2017

documents and other requirements without amendment or waiver of any material terms or conditions and that, in the course of obtaining any necessary governmental, regulatory or third party consents, approvals or agreements for the Mergers, no delay, limitation or restriction, including any divestiture or other requirements, will be imposed or occur or action will be taken that will be meaningful in any respect to our analyses or opinion. We have been advised by First Potomac, and we have assumed, that First Potomac has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its election to be taxed as a REIT.

Our opinion is necessarily based on economic, market, financial and other conditions existing, and information made available to us, as of the date hereof. Although subsequent developments may affect the matters set forth in this opinion, we do not have any obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment on or consider any such events occurring or coming to our attention after the date hereof.

Our opinion only addresses the fairness, from a financial point of view and as of the date hereof, of the REIT Per Share Merger Consideration to be received by holders of First Potomac Common Shares (other than as specified below) to the extent expressly specified herein, without regard to individual circumstances of specific holders that may distinguish such holders or the securities of First Potomac held by such holders, and no opinion or view is expressed as to the relative fairness or otherwise of any consideration or other amounts payable in respect of any other securities of First Potomac, including, without limitation, in respect of units of partnership interest in First Potomac LP or any other entity. Our opinion does not address any other terms, aspects or implications of the Mergers, including, without limitation, the form or structure (or any alternative structure) of the Mergers or any terms, aspects or implications of any arrangements, agreements or understandings entered into in connection with or contemplated by the Mergers or otherwise. In addition, our opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Mergers or any related entities, or class of such persons, relative to the REIT Per Share Merger Consideration or otherwise. Our opinion also does not address the merits of the underlying decision by First Potomac to enter into the Merger Agreement or the relative merits of the Mergers compared with other business strategies or transactions available or that have been or might be considered by First Potomac or the Board or in which First Potomac might engage. We also are not expressing any opinion or view with respect to, and at the direction of First Potomac have relied upon the assessments of representatives of First Potomac regarding, accounting, tax, regulatory, legal or similar matters as to which we understand that First Potomac obtained such advice as it deemed necessary from qualified professionals.

The issuance of this opinion was approved by an authorized committee of Wells Fargo Securities. Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities has been engaged to act as financial advisor to First Potomac in connection with the Mergers and will receive a fee for such services, a portion of which will be payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Mergers. First Potomac also has agreed to reimburse certain of Wells Fargo Securities’ expenses and to indemnify us and certain related parties against certain liabilities that may arise out of our engagement.

Wells Fargo Securities and our affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business, for which we and such affiliates receive customary fees and, given certain policies and procedures designed to preserve the independence of our research and credit analysts, the views of such analysts may differ from those reflected in our analyses and opinion. In connection with unrelated matters, Wells Fargo Securities and our affiliates in the

The Board of Trustees

First Potomac Realty Trust

June 27, 2017

past have provided, currently are providing and in the future may provide investment banking and certain other financial services to First Potomac, GOV and certain of their respective affiliates for which Wells Fargo Securities and our affiliates have received and would expect to receive fees including, during the past two years, having acted or acting as (i) in the case of First Potomac, (a) agent in connection with the repurchase of certain securities of First Potomac, and (b) joint lead arranger and joint lead bookrunning manager for, and as a lender under, certain credit facilities of an affiliate of First Potomac, and (ii) in the case of GOV and certain other entities managed by GOV’s external manager, The RMR Group, LLC (“RMR”), (a) joint bookrunning manager for certain debt offerings of GOV and certain other entities managed by RMR, (b) joint lead arranger, joint lead bookrunner or joint bookrunner and/or administrative agent for, and as a lender under, certain credit facilities of GOV and certain other entities managed by RMR, (c) broker for certain real estate sales and in identifying potential financing sources for the purchase of properties of an entity managed by RMR, and (d) registrar, transfer agent and/or exchange agent for certain securities of GOV and certain other entities managed by RMR. In the ordinary course of business, Wells Fargo Securities and our affiliates may actively trade, hold or otherwise effect transactions in the securities or financial instruments (including bank loans or other obligations) of First Potomac, GOV, The RMR Group Inc. and certain of their respective affiliates for our and our affiliates’ own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

It is understood that this opinion is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Mergers. Our opinion does not constitute a recommendation to the Board or any other person or entity in respect of the Mergers, including as to how any shareholder should vote or act in connection with the Mergers or any other matters.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, it is our opinion that, as of the date hereof, the REIT Per Share Merger Consideration to be received by holders of First Potomac Common Shares (other than GOV, REIT Merger Sub, Partnership Merger Sub or their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

WELLS FARGO SECURITIES, LLC

FIRST POTOMAC REALTY TRUST 7600 WISCONSIN AVE 11th FLOOR BETHESDA, MD 20814
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
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NAME
THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K
CONTROL # 0000000000000000
SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
The Board of Trustees recommends you vote FOR proposals 1, 2 and 3.
1. To approve the merger of First Potomac Realty Trust with and into GOV NEW OPPTY REIT, a wholly-owned subsidiary of Government Properties Income Trust (the "REIT Merger"), pursuant to the definitive Agreement and Plan of Merger, dated as of June 27, 2017, among First Potomac Realty Trust, First Potomac Realty Investment Limited Partnership, Government Properties Income Trust, GOV NEW OPPTY REIT and GOV NEW OPPTY LP (the "Merger Agreement"), and the other transactions contemplated by the Merger Agreement.
2. To approve on a non-binding, advisory basis the compensation that may become payable to First Potomac Realty Trust's named executive officers in connection with the REIT Merger.
3. To approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the REIT Merger and the other transactions contemplated by the Merger Agreement.
NOTE: The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
For Against Abstain
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
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0000342437_1 R1.0.1.15
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Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement are available at www.proxyvote.com
FIRST POTOMAC REALTY TRUST
7600 Wisconsin Avenue, 11th Floor Bethesda, Maryland 20814
The undersigned hereby appoints Andrew P. Blocher and Samantha S. Gallagher, and each of them, as proxies, each with the power to appoint such person’s substitute, and hereby authorizes each of them to vote, as designated on the reverse side and at the discretion of the proxy on any other matters that may properly come before the meeting, all the shares of beneficial interest of First Potomac Realty Trust held of record by the undersigned on ____, 2017, at the special meeting of shareholders to be held on ____, 2017 at ____ [a.m.][p.m.] and any adjournment thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS.
To vote your proxy, please date and sign on the reverse side, and mail your proxy card in the envelope provided as soon as possible. You may also vote on the Internet or by telephone by following the instructions included on this proxy card.
This proxy is solicited on behalf of the Board of Trustees.
Continued and to be signed on reverse side
0000342437_2 R1.0.1.15